================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-6

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [ ]
                       Pre-Effective Amendment No. 1 [x]
                              (File No. 333-182361)
                                     and/or
       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [ ]
                              Amendment No. 89 [X]
                              (File No. 811-04298)
                        (Check appropriate box or boxes.)

                            Exact Name of Registrant:
                   RiverSource Variable Life Separate Account

                               Name of Depositor:
                       RIVERSOURCE LIFE INSURANCE COMPANY

             Address of Depositor's Principal Executive Offices, Zip Code Depositor's Telephone Number, including Area Code:

                        70100 Ameriprise Financial Center
                              Minneapolis, MN 55474
                                 (800) 862-7919

                     Name and Address of Agent for Service:

                               Dixie Carroll, Esq.
                        5229 Ameriprise Financial Center
                              Minneapolis, MN 55474

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PART A:

PROSPECTUS

SEPTEMBER 10, 2012

RIVERSOURCE(R)

VARIABLE UNIVERSAL LIFE 5
VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES

ISSUED BY:  RIVERSOURCE LIFE INSURANCE COMPANY (RIVERSOURCE LIFE)

            70100 Ameriprise Financial Center
            Minneapolis, MN 55474
            Telephone: 1-800-862-7919
            (Home Office)
            Website address: riversource.com/lifeinsurance
            RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

This prospectus contains information that you should know before investing in RiverSource Variable Universal Life 5 (VUL 5) or RiverSource Variable Universal Life 5 - Estate Series (VUL 5 - ES). VUL 5 - ES is a life insurance policy with an initial specified amount of $1,000,000.00 or more. We reserve the right to offer the Estate Series at a lower specified amount on a promotional basis and/or to certain groups of individuals such as current or retired employees and financial advisors of Ameriprise Financial, Inc. or its subsidiaries, and their spouses or domestic partners, where such promotion or group offering is expected to result in overall cost reductions to RiverSource Life.

All other policies are VUL 5 policies. The information in this prospectus applies to both VUL 5 - ES and VUL 5 unless stated otherwise.

The purpose of each policy is to provide life insurance protection on the life of the insured and to potentially build policy value. Each policy is a long-term investment that provides a death benefit that we pay to the beneficiary upon the insured's death. You may direct your net premiums or transfers to:

- A fixed account to which we credit interest.

- Subaccounts that invest in underlying funds.

Prospectuses are available for the funds that are investment options under these policies. Please read all prospectuses carefully and keep them for future reference.

This prospectus provides a general description of the policy. Your actual policy and any riders or endorsements are the controlling documents.


RiverSource Life has not authorized any person to give any information or to make any representations regarding the policy other than those contained in this prospectus or the fund prospectuses. Do not rely on any such information or representations.


PLEASE NOTE THAT YOUR INVESTMENTS IN A POLICY AND ITS UNDERLYING FUNDS:

- Are NOT deposits or obligations of a bank or financial institution;

- Are NOT insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency; and

- Are subject to risks including loss of the amount you invested and the policy ending without value.

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                              5 - ESTATE SERIES -- PROSPECTUS  1

TABLE OF CONTENTS


FEE TABLES..................................    3
   Transaction Fees.........................    3
   Charges Other than Fund Operating
     Expenses...............................    4
   Annual Operating Expenses of the Funds...    8
POLICY BENEFITS AND RISKS...................   11
   Policy Benefits..........................   11
   Policy Risks.............................   16
   Fund Risks...............................   18
LOADS, FEES AND CHARGES.....................   19
   Premium Expense Charge...................   19
   Monthly Deduction........................   19
   Surrender Charge.........................   20
   Partial Surrender Charge.................   21
   Mortality and Expense Risk Charge........   21
   Annual Operating Expenses of the Funds...   21
   Effect of Loads, Fees and Charges........   21
   Other Information on Charges.............   22
RIVERSOURCE LIFE............................   22
THE VARIABLE ACCOUNT AND THE FUNDS..........   22
   Relationship Between Funds and
     Subaccounts............................   30
   Substitution of Investments..............   30
   Voting Rights............................   31
THE FIXED ACCOUNT...........................   31
PURCHASING YOUR POLICY......................   31
   Application..............................   31
   Premiums.................................   32
   Limitations on Use of the Policy.........   32
POLICY VALUE................................   33
   Fixed Account............................   33
   Subaccounts..............................   33
KEEPING THE POLICY IN FORCE.................   34
   Minimum Initial Premium Period...........   34
   No Lapse Guarantee.......................   34
   Grace Period.............................   34
   Reinstatement............................   35
PROCEEDS PAYABLE UPON DEATH.................   35
   Change in Death Benefit Option...........   36
   Changes in Specified Amount..............   36
   Charitable Giving Benefit................   37
   Misstatement of Age or Sex...............   38
   Suicide..................................   38
   Beneficiary..............................   38
TRANSFERS BETWEEN THE FIXED ACCOUNT AND
  SUBACCOUNTS...............................   38
   Restrictions on Transfers................   38
   Fixed Account Transfer Policies..........   40
   Minimum Transfer Amounts.................   40
   Maximum Transfer Amounts.................   40
   Maximum Number of Transfers Per Year.....   40
   Automated Transfers......................   40
   Automated Dollar-Cost Averaging..........   41
   Asset Rebalancing........................   41
POLICY LOANS................................   42
   Minimum Loan Amounts.....................   42
   Maximum Loan Amounts.....................   42
   Allocation of Loans to Accounts..........   42
   Repayments...............................   42
   Overdue Interest.........................   42
   Effect of Policy Loans...................   42
POLICY SURRENDERS...........................   42
   Total Surrenders.........................   43
   Partial Surrenders.......................   43
TWO WAYS TO REQUEST A TRANSFER, LOAN OR
  SURRENDER.................................   43
PAYMENT OF POLICY PROCEEDS..................   44
   Payment Options..........................   44
   Deferral of Payments.....................   44
FEDERAL TAXES...............................   45
   RiverSource Life's Tax Status............   45
   Taxation of Policy Proceeds..............   45
   Modified Endowment Contracts.............   47
   Other Tax Considerations.................   47
   Split Dollar Arrangements................   48
DISTRIBUTION OF THE POLICY..................   50
LEGAL PROCEEDINGS...........................   51
POLICY ILLUSTRATIONS........................   51
KEY TERMS...................................   57
FINANCIAL STATEMENTS........................   60
APPENDIX A: POLICY AVAILABILITY BY
  JURISDICTION..............................   61
APPENDIX B: ALTERNATE NAMES FOR THE
  ADVANCESOURCE ACCELERATED BENEFIT RIDER
  FOR CHRONIC ILLNESS.......................   62





2 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

FEE TABLES

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE POLICY OR SURRENDER THE POLICY.

TRANSACTION FEES



                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED             VUL 5                    VUL 5 - ES
PREMIUM EXPENSE CHARGE     When you pay premium.      4% of each premium         4% of each premium
                                                      payment.                   payment.
----------------------------------------------------------------------------------------------------------

SURRENDER CHARGE(A)        When you surrender your    Rate per $1,000 of         Rate per $1,000 of
                           policy for its full cash   initial specified amount:  initial specified amount:
                           surrender value, or the
                           policy lapses, during the  MINIMUM:                   MINIMUM:
                           first ten years and for    $11.92 -- Female,          $11.92 -- Female,
                           ten years after            Standard Nontobacco, Age   Standard Nontobacco, Age
                           requesting an increase in  0.                         0.
                           the specified amount.
                                                      MAXIMUM: $57.00 -- Male,   MAXIMUM: $57.00 -- Male,
                                                      Standard Tobacco, Age 60.  Standard Tobacco, Age 60.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $20.95 -- Male, Preferred  $23.82 -- Male, Preferred
                                                      Nontobacco, Age 35.        Nontobacco, Age 40.

----------------------------------------------------------------------------------------------------------

PARTIAL SURRENDER FEE      When you surrender part    The lesser of:             The lesser of:
                           of the value of your       - $25; or                  - $25; or
                           policy.                    - 2% of the amount         - 2% of the amount
                                                        surrendered.               surrendered.

----------------------------------------------------------------------------------------------------------

ACCELERATED BENEFIT RIDER  Upon payment of            In AZ, AR, CT, DC, DE,     In AZ, AR, CT, DC, DE,
FOR TERMINAL ILLNESS       Accelerated Benefit.       FL, MT, ND and SD, the     FL, MT, ND and SD, the
CHARGE (ABRTI)                                        greater of $300 or 1% of   greater of $300 or 1% of
                                                      the Initial Accelerated    the Initial Accelerated
                                                      Benefit per payment.  For  Benefit per payment.  For
                                                      all other states, 0.25%    all other states, 0.25%
                                                      (.0025) of the             (.0025) of the
                                                      Accelerated Benefit        Accelerated Benefit
                                                      payment; however the       payment; however the
                                                      charge for the first       charge for the first
                                                      Accelerated Benefit        Accelerated Benefit
                                                      payment will not be less   payment will not be less
                                                      than $250 and the maximum  than $250 and the maximum
                                                      aggregate charge for all   aggregate charge for all
                                                      Accelerated Benefits       Accelerated Benefits
                                                      advanced is $500.          advanced is $500.

----------------------------------------------------------------------------------------------------------

FEES FOR EXPRESS MAIL AND  When you take a loan or    - $15 -- United States.    $15 -- United States.
ELECTRONIC FUND TRANSFERS  surrender and proceeds     - $30 -- International.    $30 -- International.
OF LOAN OR SURRENDER       are sent by express mail
PROCEEDS                   or electronic fund
                           transfer.

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                              5 - ESTATE SERIES -- PROSPECTUS  3

THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING FUND FEES AND EXPENSES.

CHARGES OTHER THAN FUND OPERATING EXPENSES




                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED             VUL 5                    VUL 5 - ES
COST OF INSURANCE          Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
CHARGE(A)                                             of net amount at risk:     of net amount at risk:

                                                      MINIMUM: $.015 -- Female,  MINIMUM: $.015 -- Female,
                                                      Standard Nontobacco, Age   Standard Nontobacco, Age
                                                      3: Duration 1.             3: Duration 1.

                                                      MAXIMUM: $83.333 -- Male,  MAXIMUM: $83.333 -- Male,
                                                      Standard Tobacco, Age      Standard Tobacco, Age
                                                      112. Duration 10.          112. Duration 10.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $1.08 -- Male, Preferred   $1.44 -- Male, Preferred
                                                      Nontobacco, Age 35:        Nontobacco, Age 40:
                                                      Duration 1.                Duration 1.

----------------------------------------------------------------------------------------------------------

POLICY FEE                 Monthly.                   GUARANTEED:                GUARANTEED:
                                                      $15.00 per month.          $15.00 per month.

                                                      CURRENT: $10.00 per month  CURRENT: $7.50 per month.
                                                      for initial specified
                                                      amounts below $100,000;
                                                      and $7.50 per month for
                                                      initial specified amounts
                                                      of $100,000 and above.

----------------------------------------------------------------------------------------------------------

ADMINISTRATIVE CHARGE      Monthly.                   MINIMUM: $.063 -- Female,  MINIMUM: $.063 -- Female,
                                                      Standard Nontobacco, Age   Standard Nontobacco, Age
                                                      0.                         0.

                                                      MAXIMUM: $4.827 -- Male,   MAXIMUM: $4.827 -- Male,
                                                      Standard Nontobacco, Age   Standard Nontobacco, Age
                                                      96.                        96.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      Male, Preferred            Male, Preferred
                                                      Nontobacco, Age 35:        Nontobacco, Age 40:

                                                      CURRENT: $0.11 per month,  CURRENT: $0.161 per
                                                      years 1-10; $0 per month,  month, years 1-10; $0 per
                                                      years 11+.                 month, years 11+.

                                                      GUARANTEED: $0.137 per     GUARANTEED: $0.202 per
                                                      month, all durations.      month, years 1-20; $0.171
                                                                                 per month, years 21+.

----------------------------------------------------------------------------------------------------------

MORTALITY AND EXPENSE      Monthly.                   GUARANTEED: .60% of the    GUARANTEED: .60% of the
RISK CHARGE                                           average daily net asset    average daily net asset
                                                      value of the subaccounts   value of the subaccounts
                                                      for all policy years.      for all policy years.

                                                      CURRENT: 0%                CURRENT: 0%

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.


4 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED             VUL 5                    VUL 5 - ES
INTEREST RATE ON LOANS     Charged daily and due at   GUARANTEED:                GUARANTEED:
                           the end of the policy      4% per year.               4% per year.
                           year.
                                                      CURRENT:                   CURRENT:
                                                      - 4% for policy years 1-   - 4% for policy years 1-
                                                        10;                        10;
                                                      - 2% for policy years      - 2% for policy years
                                                        11+.                       11+.

----------------------------------------------------------------------------------------------------------
INTEREST RATE ON PAYMENTS  Annually, payable at the   GUARANTEED:
UNDER ACCELERATED BENEFIT  end of each policy year.   - As set forth in the "Interest Rate on Loans"
RIDER FOR TERMINAL                                      section of the policy, for that part of the
ILLNESS (ABRTI)                                         accelerated benefit which does not exceed the
                                                        policy value available for loan when an
                                                        accelerated benefit is requested.
                                                      - For that part of an accelerated benefit which
                                                        exceeds the policy value available for loan when
                                                        the accelerated benefit is requested, the greater
                                                        of the current yield on 90 day Treasury bills, the
                                                        current maximum statutory adjustable policy loan
                                                        interest rate expressed as an annual effective
                                                        rate or the policy loan rate, if the policy has a
                                                        loan provision.

----------------------------------------------------------------------------------------------------------

ACCIDENTAL DEATH BENEFIT   Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
RIDER (ADB)(A)                                        of accidental death        of accidental death
                                                      benefit amount:            benefit amount:

                                                      MINIMUM:                   MINIMUM:
                                                      $.04 -- Female,            $.04 -- Female,
                                                      Age 5.                     Age 5.

                                                      MAXIMUM:                   MAXIMUM:
                                                      $.16 -- Male,              $.16 -- Male,
                                                      Age 69.                    Age 69.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $0.08 -- Male, Preferred   $0.08 -- Male, Preferred
                                                      Nontobacco, Age 35.        Nontobacco, Age 35.

----------------------------------------------------------------------------------------------------------

AUTOMATIC INCREASE         No charge.                 No charge for this rider,  No charge for this rider,
BENEFIT RIDER (AIBR)                                  however, the additional    however, the additional
                                                      insurance added by the     insurance added by the
                                                      rider is subject to        rider is subject to
                                                      monthly cost of insurance  monthly cost of insurance
                                                      charges.                   charges.

----------------------------------------------------------------------------------------------------------




(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                              5 - ESTATE SERIES -- PROSPECTUS  5

                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED             VUL 5                    VUL 5 - ES
CHILDREN'S INSURANCE       Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
RIDER (CIR)                                           of CIR specified amount:   of CIR specified amount:

                                                      $.58.                      $.58.

----------------------------------------------------------------------------------------------------------
OVERLOAN PROTECTION        Upon exercise of the       Current charge is 3% of    Current charge is 3% of
BENEFIT (OPB)              Benefit.                   the policy value.          the policy value.

----------------------------------------------------------------------------------------------------------
WAIVER OF MONTHLY          Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
DEDUCTION RIDER (WMD)(A)                              of net amount risk:        of net amount of risk:

                                                      MINIMUM:                   MINIMUM:
                                                      $.00692 -- Female,         $.00692 -- Female,
                                                      Nontobacco, Age 20.        Nontobacco, Age 20.

                                                      MAXIMUM:                   MAXIMUM:
                                                      $.34212 -- Male, Standard  $.34212 -- Male, Standard
                                                      Tobacco, Age 59.           Tobacco, Age 59.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $0.04009 -- Male,          $0.01899 -- Male,
                                                      Preferred Nontobacco, Age  Preferred Nontobacco, Age
                                                      35.                        40.

----------------------------------------------------------------------------------------------------------
WAIVER OF PREMIUM RIDER    Monthly.                   Monthly rate multiplied    Monthly rate multiplied
(WP)(A)                                               by the greater of the      by the greater of the
                                                      monthly-specified premium  monthly-specified premium
                                                      selected for the rider or  selected for the rider or
                                                      the monthly deduction for  the monthly deduction for
                                                      the policy and any other   the policy and any other
                                                      riders attached to the     riders attached to the
                                                      policy.                    policy.

                                                      MINIMUM: $.03206 -- Male,  MINIMUM: $.03206 -- Male,
                                                      Nontobacco, Age 20.        Nontobacco, Age 20.

                                                      MAXIMUM:                   MAXIMUM:
                                                      $.40219 -- Female,         $.40219 -- Female,
                                                      Standard Tobacco, Age 59.  Standard Tobacco, Age 59.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $0.04009 -- Male,          $0.04649 -- Male,
                                                      Preferred Nontobacco, Age  Preferred Nontobacco, Age
                                                      35.                        40.

----------------------------------------------------------------------------------------------------------




(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.


6 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED             VUL 5                    VUL 5 - ES

ADVANCESOURCE(R)           Monthly (while the         Monthly rate per $1,000    Monthly rate per $1,000
ACCELERATED BENEFIT RIDER  rider is in effect)        of the rider specified     of the rider specified
FOR CHRONIC ILLNESS                                   amount:                    amount:
(ASR)(A)(B)(C)(D)
                                                      MINIMUM:                   MINIMUM:
                                                      0.0025, Male,              0.0025, Male, Age 20,
                                                      Age 20, Super Preferred    Super Preferred Non-
                                                      Non-Tobacco: Duration 1,   Tobacco: Duration 1, 1%
                                                      1% Monthly Benefit         Monthly Benefit Percent.
                                                      Percent.
                                                                                 MAXIMUM:
                                                      MAXIMUM:                   24.41, Female,
                                                      24.41, Female,             Age 20, Standard Tobacco:
                                                      Age 20, Standard Tobacco:  Duration 80, 3% Monthly
                                                      Duration 80, 3% Monthly    Benefit Percent.
                                                      Benefit Percent.
                                                                                 REPRESENTATIVE INSURED:
                                                      REPRESENTATIVE INSURED:    $0.0025 -- Male,
                                                      $0.0025 -- Male,           Preferred Nontobacco, Age
                                                      Preferred Nontobacco, Age  40: Duration 1, 2%
                                                      35: Duration 1, 2%         Monthly Benefit Percent.
                                                      Monthly Benefit Percent.

----------------------------------------------------------------------------------------------------------




(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.
(b) The monthly cost of insurance rate is based on the accelerated benefit insured's sex (except in Montana), risk class, issue age, duration and the monthly benefit percent shown in the "Policy Data" section of the policy. The cost of insurance rates for this rider will not exceed the guaranteed maximum monthly cost of insurance rates for this rider shown in the "Policy Data" section of the policy.
(c) This rider is only available for policies purchased under the Option 1 death benefit. This rider has a different name in some jurisdictions. (See Appendix B.)

(d) In Colorado, Florida, Hawaii, North Carolina, Ohio, Tennessee and Vermont, the minimum, maximum and representative insured rates for the rider are
    0.025 for Male, Age 25, Super Preferred Non-Tobacco, 1% Monthly Benefit; 4.3575, Female, Age 79, Standard Tobacco, 3% Monthly Benefit Percent; and 0.0575, Male, Age 35, Preferred Non-Tobacco, 2% Monthly Benefit for VUL 5, respectively and 0.025 for Male, Age 25, Super Preferred Non-Tobacco, 1% Monthly Benefit; 4.3575, Female, Age 79, Standard Tobacco, 3% Monthly Benefit Percent; and 0.0725, Male, Age 40, Preferred Non-Tobacco, 2% Monthly Benefit for VUL 5 - ES.



RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                              5 - ESTATE SERIES -- PROSPECTUS  7

ANNUAL OPERATING EXPENSES OF THE FUNDS
THE NEXT TWO TABLES DESCRIBE THE OPERATING EXPENSES OF THE FUNDS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. THESE OPERATING EXPENSES ARE FOR THE FISCAL YEAR ENDED DEC. 31, 2011, UNLESS OTHERWISE NOTED. THE FIRST TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE FUNDS. THE SECOND TABLE SHOWS THE TOTAL ANNUAL OPERATING EXPENSES CHARGED BY EACH FUND. MORE DETAIL CONCERNING EACH FUND'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH FUND.


MINIMUM AND MAXIMUM TOTAL ANNUAL OPERATING EXPENSES FOR THE FUNDS(A)

(Including management fee, distribution and/or service (12b-1) fees and other expenses)


                                                             MINIMUM              MAXIMUM

Total expenses before fee waivers and/or expense
reimbursements                                                 0.50%                2.16%



(a) Each fund deducts management fees and other expenses from fund assets. Fund assets include amounts you allocate to a particular fund. Funds may also charge 12b-1 fees that are used to finance any activity that is primarily intended to result in the sale of fund shares. Because 12b-1 fees are paid out of fund assets on an on-going basis, you may pay more if you select subaccounts investing in funds that have adopted 12b-1 plans than if you select subaccounts investing in funds that have not adopted 12b-1 plans. The fund or the fund's affiliates may pay us and/or our affiliates for promoting and supporting the offer, sale and servicing of fund shares. In addition, the fund's distributor and/or investment adviser, transfer agent or their affiliates may pay us and/or our affiliates for various services we or our affiliates provide. The amount of these payments will vary by fund and may be significant. See "The Variable Account and the Funds" for additional information, including potential conflicts of interest these payments may create. For a more complete description of each fund's fees and expenses and important disclosure regarding payments the fund and/or its affiliates make, please review the fund's prospectus and Statement of Additional Information
    (SAI).

TOTAL ANNUAL OPERATING EXPENSES FOR EACH FUND*


(Before fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets)




                                                                                              ACQUIRED FUND   GROSS TOTAL
                                                              MANAGEMENT   12b-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                              FEES       FEES   EXPENSES     EXPENSES**      EXPENSES

AllianceBernstein VPS Large Cap Growth Portfolio (Class B)       0.75%      0.25%    0.09%           --%          1.09%


American Century VP Value, Class II                              0.88       0.25       --            --          1.13


BlackRock Global Allocation V.I. Fund (Class III)                0.64       0.25     0.26          0.02           1.17(1)


Columbia Variable Portfolio - Balanced Fund (Class 3)            0.64       0.13     0.16            --           0.93(2)


Columbia Variable Portfolio - Cash Management Fund (Class        0.33       0.25     0.14            --           0.72(2)
2)


Columbia Variable Portfolio - Diversified Bond Fund (Class       0.41       0.25     0.13            --          0.79
2)


Columbia Variable Portfolio - Dividend Opportunity Fund          0.66       0.25     0.16          0.01          1.08
(Class 2)


Columbia Variable Portfolio - Emerging Markets Fund (Class       1.07       0.25     0.25            --           1.57(2)
2)


Columbia Variable Portfolio - Global Bond Fund (Class 2)         0.55       0.25     0.16            --          0.96


Columbia Variable Portfolio - Global Inflation Protected         0.42       0.25     0.14            --          0.81
Securities Fund (Class 2)


Columbia Variable Portfolio - High Income Fund (Class 2)         0.63       0.25     0.15            --           1.03(2),(3)


Columbia Variable Portfolio - High Yield Bond Fund (Class        0.58       0.25     0.17            --           1.00(2)
2)


Columbia Variable Portfolio - Income Opportunities Fund          0.57       0.25     0.14            --          0.96
(Class 2)


Columbia Variable Portfolio - International Opportunity          0.79       0.25     0.21            --          1.25
Fund (Class 2)


Columbia Variable Portfolio - Large Cap Growth Fund (Class       0.71       0.25     0.17            --           1.13(2)
2)


Columbia Variable Portfolio - Large Core Quantitative Fund       0.66       0.25     0.16          0.01          1.08
(Class 2)


Columbia Variable Portfolio - Limited Duration Credit Fund       0.46       0.25     0.13            --           0.84(2)
(Class 2)


Columbia Variable Portfolio - Marsico International              1.02       0.25     0.20            --           1.47(2),(3)
Opportunities Fund (Class 2)


Columbia Variable Portfolio - Mid Cap Growth Opportunity         0.76       0.25     0.17            --           1.18(2)
Fund (Class 2)


Columbia Variable Portfolio - Mid Cap Value Opportunity          0.74       0.25     0.14            --          1.13
Fund (Class 2)


Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)       0.10       0.13     0.27            --          0.50


Columbia Variable Portfolio - Select Large-Cap Value Fund        0.71       0.25     0.26            --           1.22(2)
(Class 2)


Columbia Variable Portfolio - Select Smaller-Cap Value Fund      0.79       0.25     0.19            --           1.23(2)
(Class 2)


Columbia Variable Portfolio - Short Duration U.S.                0.36       0.25     0.15            --          0.76
Government Fund (Class 2)


Columbia Variable Portfolio - Strategic Income Fund (Class       0.60       0.25     0.07            --           0.92(4)
2)


DWS Alternative Asset Allocation VIP, Class B                    0.27       0.25     0.34          1.30           2.16(5)


Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2          0.56       0.25     0.09            --          0.90


Fidelity(R) VIP Mid Cap Portfolio Service Class 2                0.56       0.25     0.10            --          0.91


FTVIPT Franklin Small Cap Value Securities Fund - Class 2        0.50       0.25     0.16          0.01          0.92




8 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

(Before fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets)


                                                                                              ACQUIRED FUND   GROSS TOTAL
                                                              MANAGEMENT   12b-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                              FEES       FEES   EXPENSES     EXPENSES**      EXPENSES

FTVIPT Mutual Shares Securities Fund - Class 2                   0.60%      0.25%    0.13%           --%          0.98%


Janus Aspen Series Janus Portfolio: Service Shares               0.56       0.25     0.07            --          0.88


Janus Aspen Series Moderate Allocation Portfolio: Service        0.05       0.25     0.47          0.73           1.50(6)
Shares


MFS(R) Utilities Series - Service Class                          0.73       0.25     0.08            --          1.06


Morgan Stanley UIF Mid Cap Growth Portfolio, Class II            0.75       0.35     0.30            --           1.40(7)
Shares


Neuberger Berman Advisers Management Trust Socially              0.85       0.25     0.21            --           1.31(8)
Responsive Portfolio (Class S)


Oppenheimer Global Securities Fund/VA, Service Shares            0.63       0.25     0.13            --          1.01


Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA,             0.69       0.25     0.14            --           1.08(9)
Service Shares


PIMCO VIT All Asset Portfolio, Advisor Share Class               0.43       0.25       --          0.74           1.42(10)


PIMCO VIT Global Multi-Asset Portfolio, Advisor Class            0.95       0.25       --          0.51           1.71(11)


Variable Portfolio - Aggressive Portfolio (Class 2)                --       0.25     0.02          0.79          1.06


Variable Portfolio - American Century Diversified Bond Fund      0.46       0.25     0.13            --          0.84
(Class 2)


Variable Portfolio - American Century Growth Fund (Class 2)      0.63       0.25     0.12            --          1.00


Variable Portfolio - Columbia Wanger International Equities      0.92       0.25     0.21            --           1.38(12)
Fund (Class 2)


Variable Portfolio - Columbia Wanger U.S. Equities Fund          0.86       0.25     0.14            --           1.25(12)
(Class 2)


Variable Portfolio - Conservative Portfolio (Class 2)              --       0.25     0.02          0.61          0.88


Variable Portfolio - Davis New York Venture Fund (Class 2)       0.71       0.25     0.13            --           1.09(12)


Variable Portfolio - DFA International Value Fund (Class 2)      0.84       0.25     0.17            --           1.26(12)


Variable Portfolio - Eaton Vance Floating-Rate Income Fund       0.63       0.25     0.16            --           1.04(12)
(Class 2)


Variable Portfolio - Goldman Sachs Mid Cap Value Fund            0.77       0.25     0.13            --           1.15(12)
(Class 2)


Variable Portfolio - Invesco International Growth Fund           0.83       0.25     0.16            --          1.24
(Class 2)


Variable Portfolio - J.P. Morgan Core Bond Fund (Class 2)        0.47       0.25     0.13            --          0.85


Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2)      0.75       0.25     0.13            --           1.13(12)


Variable Portfolio - Marsico Growth Fund (Class 2)               0.63       0.25     0.13            --           1.01(12)


Variable Portfolio - MFS Value Fund (Class 2)                    0.63       0.25     0.12            --          1.00


Variable Portfolio - Moderate Portfolio (Class 2)                  --       0.25     0.02          0.71          0.98


Variable Portfolio - Moderately Aggressive Portfolio (Class        --       0.25     0.02          0.75          1.02
2)


Variable Portfolio - Moderately Conservative Portfolio             --       0.25     0.02          0.66          0.93
(Class 2)


Variable Portfolio - Morgan Stanley Global Real Estate Fund      0.85       0.25     0.16            --           1.26(12)
(Class 2)


Variable Portfolio - NFJ Dividend Value Fund (Class 2)           0.63       0.25     0.12            --          1.00


Variable Portfolio - Nuveen Winslow Large Cap Growth Fund        0.63       0.25     0.12            --          1.00
(Class 2)


Variable Portfolio - Partners Small Cap Growth Fund (Class       0.87       0.25     0.16            --           1.28(12)
2)


Variable Portfolio - Partners Small Cap Value Fund (Class        0.91       0.25     0.15          0.02           1.33(12)
2)


Variable Portfolio - PIMCO Mortgage-Backed Securities Fund       0.48       0.25     0.15            --          0.88
(Class 2)


Variable Portfolio - Pyramis(R) International Equity Fund        0.85       0.25     0.17            --           1.27(12)
(Class 2)


Variable Portfolio - Wells Fargo Short Duration Government       0.47       0.25     0.13            --          0.85
Fund (Class 2)


Wells Fargo Advantage VT Opportunity Fund - Class 2              0.65       0.25     0.17            --           1.07(13)


Wells Fargo Advantage VT Small Cap Growth Fund - Class 2         0.75       0.25     0.20          0.01           1.21





    *The Funds provided the information on their expenses and we have not independently verified the information.


   **Includes fees and expenses incurred indirectly by the Fund as a result of its investment in other investment companies (also referred to as acquired funds).


 (1) Other expenses have been restated to reflect current fees. The sub-adviser has voluntarily agreed to waive 0.14% of the sub-advisory fee and such voluntary waiver can be reduced or discontinued at any time at the sole and exclusive discretion of the sub-adviser. After fee waivers, net expenses would be 1.03%.


 (2) Columbia Management Investment Advisers, LLC and certain of its affiliates have contractually agreed to waive and/or to reimburse expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) until April 30, 2013, unless sooner terminated at the sole discretion of the Fund's Board of Trustees. Under this agreement, the Fund's net operating expenses, subject to applicable exclusions, will not exceed the annual rate of 0.79% for Columbia Variable Portfolio - Balanced Fund (Class 3), 0.71% for Columbia Variable
     Portfolio - Cash


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                              5 - ESTATE SERIES -- PROSPECTUS  9

     Management Fund (Class 2), 1.51% for Columbia Variable Portfolio - Emerging Markets Fund (Class 2), 0.97% for Columbia Variable Portfolio - High Income Fund (Class 2), 0.97% for Columbia Variable Portfolio - High Yield Bond Fund (Class 2), 1.04% for Columbia Variable Portfolio - Large Cap Growth Fund (Class 2), 0.78% for Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2), 1.45% for Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2), 1.13% for Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 2), 1.05% for Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2) and 1.18% for Columbia Variable Portfolio - Select Smaller-Cap Value Fund (Class 2).


 (3) Other expenses have been restated to reflect contractual changes to certain other fees.


 (4) Management fees have been restated to reflect contractual changes to the investment advisory and/or administration fee rates. Other expenses have been restated to reflect contractual changes to certain fees paid by the Fund.


 (5) Through September 30, 2012, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at 0.57%, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.30%). Effective October 1, 2012 through April 30, 2013, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at ratios no higher than 0.62%, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.30%). These agreements may only be terminated with the consent of the fund's Board.


 (6) Janus Capital has contractually agreed to waive the Portfolio's total annual fund operating expenses (excluding any applicable performance adjustments to management fees, the distribution and shareholder servicing fees, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses and extraordinary expenses) to a certain limit until at least May 1, 2013. The contractual waiver may be terminated or modified at any time prior to this date only at the discretion of the Board of Trustee. After fee waivers, net expenses would be 1.37%.


 (7) The Portfolios' Adviser, Morgan Stanley Investment Management Inc., has agreed to reduce its advisory fee and/or reimburse each Portfolio so that total annual portfolio operating expenses, excluding certain investment related expenses (such as foreign country tax expense and interest expense on amounts borrowed) (but including any 12b-1 fee paid to each Portfolios Distributor, Morgan Stanley Distribution, Inc.), will not exceed 1.15%. The fee waivers and/or expense reimbursements will continue for at least one year or until such time as the Fund's Board of Directors acts to discontinue all or a portion of such waivers and/or reimbursements when it deems that such action is appropriate.


 (8) Neuberger Berman Management LLC ("NBM") has undertaken through Dec. 31, 2014, to waive fees and/or reimburse certain operating expenses, including the compensation of NBM and excluding taxes, interest, extraordinary expenses, brokerage commissions and transaction costs, that exceed, in the aggregate, 1.17% of the average daily net asset value. The expense limitation arrangement for the Portfolio's are contractual and any excess expenses can be repaid to NBM within three years of the year incurred, provided such recoupment would not cause the Portfolio to exceed its respective limitation.


 (9) The Manager has voluntarily agreed to limit the Fund's total annual operating expenses so that those expenses, as percentages of daily net assets, will not exceed the annual rate of 1.05%.


(10) PIMCO has contractually agreed, through May 1, 2013, to reduce its advisory fee to the extent that the Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees exceed 0.64% of the total assets invested in Underlying PIMCO Funds. PIMCO may recoup these waivers in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. The fee reduction is implemented based on a calculation of Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees that is different from the calculation of Acquired fund fees and expenses listed in the table above. After fee waivers, net expenses would be 1.345%.


(11) PIMCO has contractually agreed, through May 1, 2013, to waive, first, the advisory fee and, second, the supervisory and administrative fee it receives from the Portfolio in an amount equal to the expenses attributable to the Management Fees of Underlying PIMCO Funds indirectly incurred by the Portfolio in connection with its investments in Underlying PIMCO Funds, to the extent the Portfolio's Management Fees are greater than or equal to the Management Fees of the Underlying PIMCO Funds. This waiver renews annually for a full year unless terminated by PIMCO upon at least 30 days' notice prior to the end of the contract term. In addition, PIMCO has contractually agreed to waive the Portfolio's advisory fee and the supervisory and administrative fee in an amount equal to the management fee and administrative services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio II Ltd. (the "GMA Subsidiary") to PIMCO. The GMA Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect for as long as PIMCO's contract with the GMA Subsidiary is in place. After fee waivers, net expenses would be 1.25%.


(12) Columbia Management Investment Advisers, LLC and certain of its affiliates have contractually agreed to waive and/or to reimburse expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) until April 30, 2013, unless sooner terminated at the sole discretion of the Fund's Board of Trustees. Under this agreement, the Fund's net operating expenses, subject to applicable exclusions, will not exceed the annual rate of 1.25% for Variable
     Portfolio - Columbia Wanger International Equities Fund (Class 2), 1.21% for Variable Portfolio - Columbia Wanger U.S. Equities Fund (Class 2), 1.03% for Variable Portfolio - Davis New York Venture Fund (Class 2), 1.16% for Variable Portfolio - DFA International Value Fund (Class 2), 0.97% for Variable Portfolio - Eaton Vance Floating-Rate Income Fund (Class 2), 1.11% for Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 2), 1.07% for Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2), 0.97% for Variable Portfolio - Marsico Growth Fund (Class 2), 1.14% for Variable Portfolio - Morgan Stanley Global Real Estate Fund (Class 2), 1.22% for Variable Portfolio - Partners Small Cap Growth Fund (Class 2), 1.16% for Variable Portfolio - Partners Small Cap Value Fund (Class 2) and 1.25% for Variable Portfolio - Pyramis(R) International Equity Fund (Class 2).


(13) Expenses have been adjusted from amounts incurred during the Fund's most recent fiscal year to reflect current fees and expenses. The Adviser has committed through July 18, 2013 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's total annual fund operating expenses after fee waiver, excluding certain expenses, at 1.00%. After this time, such cap may be changed or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.



10 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

POLICY BENEFITS AND RISKS

This summary describes the policy's important benefits and risks. The sections in the prospectus following this summary discuss the policy's benefits, risks and other provisions in more detail. For your convenience, we have defined certain words and phrases used in this prospectus in the "Key Terms" section.

POLICY BENEFITS



      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
DEATH BENEFIT              We will pay a benefit to   The amount payable is the death benefit amount
                           the beneficiary of the     minus any indebtedness as of the death benefit
                           policy when the insured    valuation date. You may choose either of the
                           dies. Before the           following death benefit options:
                           insured's attained
                           insurance age 120, your    OPTION 1 (LEVEL AMOUNT): If death is prior to the
                           policy's death benefit     insured's attained insurance age 120, the death
                           can never be less than     benefit amount is the greater of the following as
                           the specified amount       determined on the death benefit valuation date:
                           unless you change that     - the specified amount; or
                           amount or your policy has  - a percentage of the policy value.
                           outstanding indebtedness.
                                                      OPTION 2 (VARIABLE AMOUNT): If death is prior to
                                                      the insured's attained insurance age 120, the
                                                      death benefit amount is the greater of the
                                                      following as determined on the death benefit
                                                      valuation date:
                                                      - the policy value plus the specified amount; or
                                                      - the percentage of the policy value.

                                                      You may change the death benefit option or
                                                      specified amount within certain limits, but doing
                                                      so generally will affect policy charges. We
                                                      reserve the right to limit any decrease to the
                                                      extent necessary to qualify the policy as life
                                                      insurance under the Internal Revenue Code of 1986,
                                                      as amended (Code).

                                                      UNDER BOTH OPTION 1 AND OPTION 2, IF DEATH IS ON
                                                      OR AFTER THE INSURED'S ATTAINED INSURANCE AGE 120,
                                                      THE DEATH BENEFIT AMOUNT WILL BE THE GREATER OF:
                                                      - the policy value on the death benefit valuation
                                                        date; or
                                                      - the policy value at the insured's attained
                                                        insurance age 120 minus any indebtedness.

--------------------------------------------------------------------------------------------------------

CHARITABLE GIVING BENEFIT  For VUL 5 - ES only, you   You may designate the charitable beneficiary at
                           may name an organization   any time and change the charitable beneficiary
                           described in Section       once each policy year by written request. There is
                           170(c) of the Code to      no additional charge for the charitable giving
                           receive an amount equal    benefit. RiverSource Life pays the charitable
                           to 1% of the policy's      giving benefit from its assets; it is not deducted
                           proceeds payable upon      from the policy proceeds and it is not paid by the
                           death up to a maximum of   insured. The payment of premiums into a life
                           $100,000. Proceeds         insurance policy is generally not income tax
                           payable upon death do not  deductible. In addition, you will not receive a
                           include amounts paid       tax deduction for the charitable giving benefit we
                           under any optional         pay. As with all tax matters, you should consult a
                           insurance benefits         tax advisor.
                           described below. This
                           benefit is not available
                           in all states.


--------------------------------------------------------------------------------------------------------


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  11

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
MINIMUM INITIAL            Your policy will not       MINIMUM INITIAL PREMIUM PERIOD: A period of the
PREMIUM PERIOD             lapse (end without value)  first five policy years during which you may
AND NO LAPSE               if the minimum initial     choose to pay the minimum initial premium as long
GUARANTEE (NLG)            premium period or the NLG  as the policy value minus indebtedness equals or option is in effect, even  exceeds the monthly deduction.
                           if the cash surrender
                           value is less than the     NO LAPSE GUARANTEE: Each policy has the following
                           amount needed to pay the   NLG option which remains in effect if you meet
                           monthly deduction.         certain premium requirements and indebtedness does
                                                      not exceed the policy value minus surrender
                                                      charges:
                                                      - NO LAPSE GUARANTEE TO AGE 75 (NLG-75) guarantees
                                                        the policy will not lapse before the insured's
                                                        attained insurance age 75 (or 10 years, if
                                                        later).

--------------------------------------------------------------------------------------------------------

FLEXIBLE PREMIUMS          You choose when to pay     When you apply for your policy, you state how much
                           premiums and how much      you intend to pay and whether you will pay
                           premium to pay.            quarterly, semiannually or annually. You may also
                                                      make additional, unscheduled premium payments
                                                      subject to certain limits. You cannot make premium
                                                      payments on or after the insured's attained
                                                      insurance age 120. We reserve the right to refuse
                                                      premiums to the extent necessary to qualify the
                                                      policy as life insurance under the Code. Although
                                                      you have flexibility in paying premiums, the
                                                      amount and frequency of your payments will affect
                                                      the policy value, cash surrender value and the
                                                      length of time your policy will remain in force as
                                                      well as affect whether the NLG option remains in
                                                      effect.

--------------------------------------------------------------------------------------------------------

RIGHT TO EXAMINE YOUR      You may return your        You may mail or deliver the policy to our home
POLICY ("FREE LOOK")       policy for any reason and  office or to your sales representative with a
                           receive a full refund of   written request for cancellation by the 10th day
                           all premiums paid.         after you receive it (20th day in North Dakota).
                                                      On the date your request is postmarked or
                                                      received, the policy will immediately be
                                                      considered void from the start. Under our current
                                                      administrative practice, your request to cancel
                                                      the policy under the "Free Look" provision will be
                                                      honored if received at our home office within 30
                                                      days from the latest of the following dates:
                                                      - The date we mail the policy from our office.
                                                      - The policy date (only if the policy is issued in
                                                        force).
                                                      - The date your sales representative delivers the
                                                        policy to you as evidenced by our policy
                                                        delivery receipt, which you must sign and date.
                                                        We reserve the right to change or discontinue
                                                        this administrative practice at any time.

--------------------------------------------------------------------------------------------------------

INVESTMENT CHOICES         You may direct your net
                           premiums or transfer your  - UNDER THE VARIABLE ACCOUNT your policy's value
                           policy's value to:           may increase or decrease daily, depending on the
                           - THE VARIABLE ACCOUNT       investment return. No minimum amount is
                             which consists of          guaranteed.
                             subaccounts, each of
                             which invests in a fund  - THE FIXED ACCOUNT earns interest rates that we
                             with a particular          adjust periodically. This rate will never be
                             investment objective;      lower than 2%.
                             or
                           - THE FIXED ACCOUNT which
                             is our general
                             investment account.

--------------------------------------------------------------------------------------------------------



12 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
SURRENDERS                 You may cancel the policy  The cash surrender value is the policy value minus
                           while it is in force and   indebtedness minus any applicable surrender
                           receive its cash           charges. Partial surrenders are available within
                           surrender value or take a  certain limits for a fee.
                           partial surrender out of
                           your policy.
--------------------------------------------------------------------------------------------------------

LOANS                      You may borrow against     Your policy secures the loan.
                           your policy's cash
                           surrender value.
--------------------------------------------------------------------------------------------------------

TRANSFERS                  You may transfer your      You may transfer policy value from one subaccount
                           policy's value.            to another or between subaccounts and the fixed
                                                      account. You can also arrange for automated
                                                      transfers among the fixed account and subaccounts.
                                                      Certain restrictions may apply.

--------------------------------------------------------------------------------------------------------


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  13

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
OPTIONAL INSURANCE         You may add optional       AVAILABLE RIDERS YOU MAY ADD:
BENEFITS                   benefits to your policy
                           at an additional cost, in  - ACCELERATED BENEFIT RIDER FOR TERMINAL ILLNESS
                           the form of riders (if       (ABRTI): If the insured is terminally ill and
                           you meet certain             death is expected to occur within six months (in
                           requirements). The           AZ, AR, CT, DC, DE, MT, ND and SD; twelve months
                           amounts of these benefits    in all other states), the rider provides that
                           do not vary with             you can withdraw a portion of the death benefit
                           investment experience of     prior to death.
                           the variable account.      - ACCIDENTAL DEATH BENEFIT RIDER (ADB): ADB
                           Certain restrictions and     provides an additional death benefit if the
                           conditions apply and are     insured's death is caused by accidental injury.
                           clearly described in the   - AUTOMATIC INCREASE BENEFIT RIDER (AIBR): AIBR
                           applicable rider.            provides an increase in the specified amount at
                                                        a designated percentage on each policy
                                                        anniversary until the earliest of the insured's
                                                        attained insurance age 65 or the occurrence of
                                                        certain other events, as described in the rider.
                                                      - CHILDREN'S INSURANCE RIDER (CIR): CIR provides
                                                        level term coverage on each eligible child.
                                                      - OVERLOAN PROTECTION BENEFIT  (OPB):. Protects
                                                        the policy from lapsing as a result of the loan
                                                        balance exceeding the policy value.
                                                      - WAIVER OF MONTHLY DEDUCTION RIDER (WMD): Under
                                                        WMD, we will waive the monthly deduction if the
                                                        insured becomes totally disabled before attained
                                                        insurance age 60.

                                                      In addition:
                                                        - If total disability begins on or after
                                                          attained insurance age 60 but before attained
                                                          insurance age 65, the monthly deduction will
                                                          be waived only for a limited period of time;
                                                          and
                                                        - WMD also includes a waiver for involuntary
                                                          unemployment benefit where monthly deductions
                                                          may be waived up to 12 months. Ask your sales
                                                          representative about the terms of the WMD.
                                                      - WAIVER OF PREMIUM RIDER (WP): If the insured
                                                        becomes totally disabled before attained
                                                        insurance age 60, prior to attained insurance
                                                        age 65 we will add the monthly-specified premium
                                                        shown in the policy to the policy value, or
                                                        waive the monthly deduction if higher. On and
                                                        after attained insurance age 65, the monthly
                                                        deduction will be waived. If total disability
                                                        begins on or after attained insurance age 60 but
                                                        before attained insurance age 65, the addition
                                                        of the monthly deduction will be for a limited
                                                        period of time. WP also includes a waiver for
                                                        involuntary unemployment benefit where monthly
                                                        deductions may be waived up to 12 months.



14 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
OPTIONAL INSURANCE BENEFITS (CONTINUED)               - ADVANCESOURCE ACCELERATED BENEFIT RIDER FOR
                                                        CHRONIC ILLNESS (ASR): ASR provides a rider
                                                        payment to the accelerated benefit insured, as
                                                        an acceleration of the policy's death benefit,
                                                        if the accelerated benefit insured becomes a
                                                        chronically ill individual who receives
                                                        qualified long-term care services. Please note
                                                        the following about the ASR:
                                                        - This rider is only available for policies
                                                          purchased under the Option 1 death benefit.

                                                        - This rider has a different name in some
                                                          jurisdictions. (See Appendix B.)

                                                        - At the request of you or the accelerated
                                                          benefit insured the accelerated benefit under
                                                          this rider will be paid each month, limited by
                                                          the maximum monthly benefit to the accelerated
                                                          benefit insured or to any individual
                                                          authorized to act on behalf of the accelerated
                                                          benefit insured.

                                                        - These payments are subject to certain
                                                          limitations and satisfaction of eligibility
                                                          requirements which include the following: 1) A
                                                          current written eligibility certification from
                                                          a licensed health care practitioner that
                                                          certifies the accelerated benefit insured is a
                                                          chronically ill individual; and 2) Proof that
                                                          the accelerated benefit insured received or is
                                                          receiving qualified long-term care services
                                                          pursuant to a plan of care; and 3) Proof that
                                                          the elimination period has been satisfied; and
                                                          4) Written notice of claim and proof of loss,
                                                          as described in the "Claim Provisions" section
                                                          of the policy, in a form satisfactory to us.

                                                        - We will begin monthly benefit payments under
                                                          this rider when the eligibility for the
                                                          payment of benefits conditions is met and a
                                                          claim for benefits has been approved by us.
                                                          The ASR does not include inflation protection
                                                          coverage and therefore the benefit level will
                                                          not increase over time. Because the costs of
                                                          long-term care services will likely increase
                                                          over time, you should consider whether and how
                                                          the benefits of the ASR may be adjusted.

                                                        - Monthly benefit payments paid will also change
                                                          other values of the life insurance policy as
                                                          provided in the rider such as policy value
                                                          less indebtedness, surrender charges and
                                                          monthly no-lapse guarantee premiums.

--------------------------------------------------------------------------------------------------------





RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  15

POLICY RISKS


       POLICY RISK               WHAT IT MEANS                          WHAT CAN HAPPEN
INVESTMENT RISK            You direct your net        - You can lose cash values due to adverse
                           premiums or transfer your    investment experience. No minimum amount is
                           policy's value to a          guaranteed under the subaccounts of the variable
                           subaccount that drops in     account.
                           value.                     - Your death benefit under Option 2 may be lower
                                                        due to adverse investment experience.
                                                      - Your policy could lapse due to adverse
                                                        investment experience if neither the minimum
                                                        initial premium period nor the NLG is in effect
                                                        and you do not pay the premiums needed to
                                                        maintain coverage.
                           -----------------------------------------------------------------------------

                           You transfer your          - The value of the subaccount from which you
                           policy's value between       transferred could increase.
                           subaccounts.               - The value of the subaccount to which you
                                                        transferred could decrease.
--------------------------------------------------------------------------------------------------------

RISK OF LIMITED POLICY     The policy is not          - If you are unable to afford the premiums needed
VALUES IN EARLY YEARS      suitable as a short-term     to keep the policy in force, your policy could
                           investment.                  lapse with no value.
                           -----------------------------------------------------------------------------

                           Your policy has little or  - Surrender charges apply to this policy for the
                           no cash surrender value      first ten years. Surrender charges can
                           in the early policy          significantly reduce policy values. Poor
                           years.                       investment performance can also significantly
                                                        reduce policy values. During early policy years
                                                        the cash surrender value may be less than the
                                                        premiums you pay for the policy.
                           -----------------------------------------------------------------------------

                           Your ability to take       - You cannot take partial surrenders during the
                           partial surrenders is        first policy year.
                           limited.
--------------------------------------------------------------------------------------------------------

LAPSE RISK                 You do not pay the         - We will not pay a death benefit if your policy
                           premiums needed to           lapses.
                           maintain coverage.         - Also, the lapse may have adverse tax
                                                        consequences. (See "Tax Risk.")
                           -----------------------------------------------------------------------------

                           Your policy may lapse due  - Surrender charges affect the surrender value,
                           to surrender charges.        which is a measure we use to determine whether
                                                        your policy will enter a grace period (and
                                                        possibly lapse, which may have adverse tax
                                                        consequences). A partial surrender will reduce
                                                        the policy value, will reduce the death benefit
                                                        and may terminate the NLG.
                           -----------------------------------------------------------------------------

                           You take a loan against    - Taking a loan increases the risk of:
                           your policy.                -- policy lapse (which may have adverse tax
                                                          consequences);
                                                       -- a permanent reduction of policy value;
                                                       -- reducing the death benefit.
                                                      - Taking a loan may also terminate the NLG.
                           -----------------------------------------------------------------------------

                           Your policy can lapse due  - Your policy could lapse due to adverse
                           to poor investment           investment experience if neither the minimum
                           performance.                 initial premium period nor the NLG is in effect
                                                        and you do not pay the premiums needed to
                                                        maintain coverage.
                                                      - The lapse may have adverse tax consequences.

--------------------------------------------------------------------------------------------------------


16 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

       POLICY RISK               WHAT IT MEANS                          WHAT CAN HAPPEN
EXCHANGE/REPLACEMENT RISK  You exchange or replace    - You may pay surrender charges on the old policy.
                           another policy to buy
                           this one.                  - The new policy has surrender charges, which may
                                                        extend beyond those in the old policy.

                                                      - You may be subject to new incontestability and
                                                        suicide periods on the new policy.

                                                      - You may be in a higher insurance risk rating
                                                        category in the new policy which may require
                                                        higher premiums.

                                                      - If you drop the old policy and it is not part of
                                                        an exchange under Section 1035 of the Code,
                                                        there may be adverse tax consequences if the
                                                        total policy value (before reductions for
                                                        outstanding loans, if any) exceeds your
                                                        investment in the old policy. (See "Tax Risk.")

                                                      - If you drop the old policy as part of an
                                                        exchange under Section 1035 of the Code and
                                                        there is a loan on the policy, there may be
                                                        adverse tax consequences if the total policy
                                                        value (before reductions for the outstanding
                                                        loan) exceeds your investment in the old policy.
                                                        (See "Tax Risk.")

                           -----------------------------------------------------------------------------

                           You use cash values or     - If you borrow from another policy to buy this
                           dividends from another       one, the loan reduces the death benefit on the
                           policy to buy this one,      other policy. If you fail to repay the loan and
                           without fully                accrued interest, you could lose the other
                           surrendering the other       coverage and you may be subject to income tax if
                           policy.                      the policy lapses or is surrendered with a loan
                                                        against it. You may have adverse tax
                                                        consequences. (See "Tax Risk.")

                                                      - If you surrender cash value from another policy
                                                        to buy this one, you could lose coverage on the
                                                        other policy. Also, the surrender may be subject
                                                        to federal and state income tax. You may have
                                                        adverse tax consequences. (See "Tax Risk.")

--------------------------------------------------------------------------------------------------------

TAX RISK                   A policy may be            - Taxable earnings come out first on surrenders or
                           classified as a "modified    loans from a MEC policy or an assignment or
                           endowment contract" (MEC)    pledge of a MEC policy. Federal income tax on
                           for federal income tax       these earnings will apply. State income taxes
                           purposes when issued. If     may also apply. If you are under age 59 1/2, a
                           a policy is not a MEC        10% penalty tax may also apply to these
                           when issued, certain         earnings. After the earnings are withdrawn, then
                           changes you make to the      the after-tax investment in the policy is paid
                           policy may cause it to       out.
                           become a MEC.


                           -----------------------------------------------------------------------------


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  17

       POLICY RISK               WHAT IT MEANS                          WHAT CAN HAPPEN
TAX RISK (CONTINUED)       If your policy lapses or   - You will be taxed on any earnings in the policy.
                           is fully surrendered with    For non-MEC policies, this includes earnings
                           an outstanding policy        included in the policy's cash surrender value
                           loan, you may experience     and earnings previously taken via existing
                           a significant tax risk,      loans. It could be the case that a policy with a
                           especially if your policy    relatively small existing cash value could have
                           is not a MEC.                significant as yet untaxed earnings that will be
                                                        taxed upon lapse or surrender of the policy.

                                                      - For MEC policies, earnings are the remaining
                                                        earnings in the policy, which could be a
                                                        significant amount depending on the policy.

                                                      - If you drop the old policy as part of an
                                                        exchange under Section 1035 of the Code and
                                                        there is a loan on the policy, there may be
                                                        adverse tax consequences if the total policy
                                                        value (before reductions for the outstanding
                                                        loan) exceeds your investment in the old policy.
                                                        (See "Tax Risk.")

                           -----------------------------------------------------------------------------

                           You may buy this policy    - The tax-deferred accrual of cash values provided
                           to fund a tax-deferred       by the policy is unnecessary because tax
                           retirement plan.             deferral is provided by the tax-deferred
                                                        retirement plan.

                           -----------------------------------------------------------------------------
                           The investments in the     - If a policy fails to qualify as a life insurance
                           subaccount are not           policy because it is not adequately diversified,
                           adequately diversified.      the policyholder must include in gross income
                                                        the "income on the contract" (as defined in
                                                        Section 7702(g) of the Code).

                           -----------------------------------------------------------------------------
                           Congress may change how    - You could lose any or all of the specific
                           life insurance is taxed      federal income tax attributes and benefits of a
                           at any time.                 life insurance policy including tax-deferred
                                                        accrual of cash values and income tax free death
                           The interpretation of        benefits. For non-MEC policies you could lose
                           current tax law is           your ability to take non-taxable distributions
                           subject to change by the     from the policy.
                           Internal Revenue Service
                           (IRS) or the courts at     - Typically, changes of this type are prospective
                           any time.                    only, but some or all of the attributes could be
                                                        affected.

                           -----------------------------------------------------------------------------

                           The IRS may determine      - You may be taxed on the income of each
                           that you are the owner of    subaccount to the extent of your interest in the
                           the fund shares held by      subaccount.
                           our Variable Account.

--------------------------------------------------------------------------------------------------------


Variable life insurance is a complex vehicle that is subject to market risk, including the potential loss of principal invested. Before you invest, be sure to ask your sales representative about the policy's features, benefits, risks and fees, and whether it is appropriate for you based upon your financial situation and objectives. Your sales representative may or may not be authorized to offer you several different variable life insurance policies in addition to the policy described in this prospectus. Each policy has different features or benefits that may be appropriate for you based on your financial situation and needs, your age and how you intend to use the policy. The different features and benefits may include investment and fund manager options, variations in interest rate amounts and guarantees and surrender charge schedules. The fees and charges may also be different among the policies. Be sure to ask your sales representative about all the options that are available to you.

FUND RISKS
A comprehensive discussion of the risks of each portfolio in which the subaccounts invest may be found in each fund's prospectus. Please refer to the prospectuses for the funds for more information. THE INVESTMENT ADVISERS CANNOT GUARANTEE THAT THE FUNDS WILL MEET THEIR INVESTMENT OBJECTIVES.


18 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

LOADS, FEES AND CHARGES

Policy charges primarily compensate us for:

- providing the insurance benefits of the policy;

- issuing the policy;

- administering the policy;

- assuming certain risks in connection with the policy; and

- distributing the policy.

We deduct some of these charges from your premium payments. We deduct others periodically from your policy value in the fixed account and/or subaccounts. We may also assess a charge if you surrender your policy or the policy lapses. We may profit from one or more of the charges we collect under the policy. We may use these profits for any corporate purpose.

PREMIUM EXPENSE CHARGE
We deduct this charge from each premium payment. We credit the amount remaining after the deduction, called the net premium, to the accounts you have selected. The premium expense charge is 4% of each premium payment. The premium expense charge, in part, compensates us for expenses associated with administering and distributing the policy, including agents' commissions, advertising and printing of prospectuses and sales literature. (The surrender charge, discussed under "Surrender Charge" below, also may partially compensate us for these expenses.) The premium expense charge also may compensate us for paying taxes imposed by certain states and governmental subdivisions on premiums received by insurance companies. All policies in all states are charged the same premium expense charge even though state premium taxes vary.

MONTHLY DEDUCTION
On each monthly date we deduct from the value of your policy in the fixed account and/or subaccounts an amount equal to the sum of:

1. the cost of insurance for the policy month;

2. the policy fee shown in your policy;

3. the monthly administrative charge;

4. the monthly mortality and expense risk charge; and

5. charges for any optional insurance benefits provided by rider for the policy month.


We explain each of the five components below.


You specify, in your policy application, what percentage of the monthly deduction from 0% to 100% you want us to take from the fixed account and from each of the subaccounts. You may change these percentages for future monthly deductions by writing to us.

We will take monthly deductions from the fixed account and the subaccounts on a pro rata basis if:

- you do not specify the accounts from which you want us to take the monthly deduction; or

- the value in the fixed account or any subaccount is insufficient to pay the portion of the monthly deduction you have specified.

If the cash surrender value of your policy is not enough to cover the monthly deduction on a monthly anniversary, the policy may lapse. However, the policy will not lapse if the NLG is in effect or the Minimum Initial Premium Period is in effect and the premium payment requirements have been met. (See "No Lapse Guarantee," "Minimum Initial Premium Period," "Grace Period" and "Reinstatement" at the end of this section on policy costs.)

COMPONENTS OF THE MONTHLY DEDUCTION:
1. COST OF INSURANCE: primarily, this is the cost of providing the death benefit under your policy. It depends on:

   - the amount of the death benefit;

   - the policy value; and

   - the statistical risk that the insured will die in a given period.

The cost of insurance for a policy month is calculated as: [A X (B - C)] + D where:

   "A" IS THE MONTHLY COST OF INSURANCE RATE based on the insured's insurance age, duration, sex (unless unisex rates are required by law), risk classification and election of WMD. Generally, the cost of insurance rate will increase as the insured's attained insurance age increases.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  19

       We set the rates based on our expectations as to future mortality experience. Our current monthly cost of insurance rates are less than the maximum monthly cost of insurance rates guaranteed in the policy. We reserve the right to change rates from time to time; any change will apply to all individuals of the same rate classification. However, rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in your policy. All rates are based on the 2001 Commissioners Standard Ordinary (CSO) Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.


   "B" IS THE DEATH BENEFIT on the monthly date divided by 1.0016515813 (which reduces our net amount at risk, solely for computing the cost of insurance, by taking into account assumed monthly earnings at an annual rate of 2%).


   "C" IS THE POLICY VALUE on the monthly date. At this point, the policy value has been reduced by the policy fee and any charges for optional riders with the exception of the WMD as it applies to the base policy.

   "D" IS ANY FLAT EXTRA INSURANCE CHARGES we assess as a result of special underwriting considerations.


2. POLICY FEE: $10.00 per month for initial specified amounts below $100,000 and $7.50 per month for initial specified amounts of $100,000 and above. This charge primarily reimburses us for expenses associated with issuing the policy, such as processing the application (mostly underwriting) and setting up computer records; and associated with administering and distributing the policy, such as processing claims, maintaining records, making policy changes and communicating with owners. We reserve the right to change the charge in the future, but guarantee that it will never exceed $15.00 per month.


3. ADMINISTRATIVE CHARGE: charged each month prior to the insured's attained insurance age 120 anniversary. We reserve the right to change the administrative charge based on our expectations of future investment earnings, persistency, expenses and/or federal and state tax assumptions. However, it will never exceed the guaranteed administrative charge shown in the "Policy Data" section of the policy.

4. MORTALITY AND EXPENSE RISK CHARGE: compensates us for assuming the mortality and expense risks under the policy. (See "Mortality and Expense Risk Charge" for complete discussion.)

5. OPTIONAL INSURANCE BENEFIT CHARGES: charges for any optional benefits you add to the policy by rider. (See "Fee Tables -- Charges Other than Fund Operating Expenses.")

NOTE FOR MONTANA RESIDENTS: Please disregard all policy provisions in this prospectus that are based on the sex of the insured. The policy will be issued on a unisex basis. Also disregard references to mortality tables; the tables will be replaced with a 70% male, 30% female blend of the 2001 CSO Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.

SURRENDER CHARGE

If you surrender your policy or the policy lapses during the first 10 policy years or in the 10 years following an increase in specified amount, we will reduce your policy value, minus indebtedness, by the applicable surrender charge.


The surrender charge primarily reimburses us for costs of issuing the policy, such as processing the application (mostly underwriting) and setting up computer records. It also partially pays for commissions, advertising and printing the prospectus and sales literature.

The maximum surrender charge for the initial specified amount is shown in your policy. It is based on the insured's insurance age, sex, risk classification and initial specified amount. The maximum surrender charge for the initial specified amount will decrease monthly until it is zero at the end of ten policy years. If you increase the specified amount, an additional maximum surrender charge will apply. The additional maximum surrender charge in a revised policy will be based on the insured's attained insurance age, sex (unless unisex rates are required by law), risk classification and the amount of the increase. It will decrease monthly until it is zero at the end of the tenth year following the increase.


20 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

The following table illustrates the maximum surrender charge for VUL 5 and VUL 5 - ES. For VUL 5, we assume a male, insurance age 35 qualifying for preferred nontobacco rates and the specified amount to be $300,000. For VUL 5 - ES, we assume a male, insurance age 40 qualifying for preferred nontobacco rates and the specified amount to be $2,000,000.




LAPSE OR
SURRENDER
AT
BEGINNING                            MAXIMUM SURRENDER CHARGE FOR:
OF YEAR                         VUL 5                          VUL 5 - ES

      1                       $6,279.95                        $47,593.33

      2                        6,219.35                         47,033.33

      3                        6,158.75                         46,473.33

      4                        6,098.15                         45,913.33

      5                        6,037.55                         45,353.33

      6                        5,882.30                         44,092.67

      7                        4,685.90                         35,124.67

      8                        3,489.50                         26,156.67

      9                        2,293.10                         17,188.67

     10                        1,096.70                          8,220.67

     11                            0.00                              0.00





PARTIAL SURRENDER CHARGE
If you surrender part of the value of your policy, we will charge you $25 (or 2% of the amount surrendered, if less). We guarantee that this charge will not increase for the duration of your policy.

If the AdvanceSource rider(1) is on your policy, once notice of claim is received partial surrenders are no longer allowed.

MORTALITY AND EXPENSE RISK CHARGE
The mortality and expense risk charge is deducted monthly as part of the monthly deduction. It compensates us for assuming the mortality and expense risks under the policy. It is equal to:


     (a) x (b)
     ---------  where:
         12



   "a" is the variable account value; and

   "b" is the guaranteed mortality and expense risk rate shown in the "Policy
      Data" section of the policy.

The charge primarily compensates us for:

- MORTALITY RISK -- the risk that the cost of insurance charge will be insufficient to meet actual claims.

- EXPENSE RISK -- the risk that the policy fee and the surrender charge (described above) may be insufficient to cover the cost of administering the policy.

Any profit from the mortality and expense risk charge would be available to us for any proper corporate purpose including, among others, payment of sales and distribution expenses, which we do not expect to be covered by the premium expense charge and surrender charges discussed earlier. We will make up any further deficit from our general assets. We reserve the right to change the mortality and expense risk rate based on our expectations of mortality, reinsurance costs, future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed mortality and expense risk rate shown in the "Policy Data" section of the policy.

ANNUAL OPERATING EXPENSES OF THE FUNDS
Any applicable management fees, 12b-1 fees and other expenses of the funds are deducted from, and paid out of, the assets of the funds as described in each fund's prospectus.

EFFECT OF LOADS, FEES AND CHARGES
Your death benefits, policy values and cash surrender values may fluctuate due to an increase or decrease in the following charges:

- cost of insurance charges;

- surrender charges;

- cost of optional insurance benefits;

- policy fees;


(1) This rider has a different name in some jurisdictions. (See Appendix B.)


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  21

- administrative charges;


- mortality and expense risk charges; and

- annual operating expenses of the funds, including management fees, 12b-1 fees and other expenses.

In addition, your death benefits, policy values and cash surrender values may change daily as a result of the investment experience of the subaccounts.

OTHER INFORMATION ON CHARGES
We may reduce or eliminate various fees and charges on a basis that is fair and reasonable and applies to all policy owners in the same class. We may do this for example when we incur lower sales costs and/or perform fewer administrative services than usual.

RIVERSOURCE LIFE

We are a stock life insurance company organized under the laws of the State of Minnesota in 1957. Our address is 70100 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.

We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts and life insurance policies.

THE VARIABLE ACCOUNT AND THE FUNDS

THE VARIABLE ACCOUNT: The variable account consists of a number of subaccounts, each of which invests in shares of a particular fund. Income, gains and losses of each subaccount are credited to or charged against the assets of that subaccount alone. Therefore, the investment performance of each subaccount is independent of the investment performance of our company assets. We will not charge a subaccount with the liabilities of any other subaccount or with the liabilities of any other business we conduct. We are obligated to pay all amounts promised to you under the policies.

THE FUNDS: The policy currently offers subaccounts investing in shares of the funds listed in the table below.

- INVESTMENT OBJECTIVES: The investment managers and advisers cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.

- FUND NAME AND MANAGEMENT: A fund underlying your policy in which a subaccount invests may have a name, portfolio manager, objectives, strategies and characteristics that are the same or substantially similar to those of a publicly-traded retail mutual fund. Despite these similarities, an underlying fund is not the same as any publicly-traded retail mutual fund. Each underlying fund will have its own unique portfolio holdings, fees, operating expenses and operating results. The results of each underlying fund may differ significantly from any publicly-traded retail mutual fund.

- ELIGIBLE PURCHASERS: All funds are available to serve as the underlying investments for variable annuities and variable life insurance policies. The funds are not available to the public (see "Fund name and management" above). Some funds also are available to serve as investment options for tax-deferred retirement plans. It is possible that in the future for tax, regulatory or other reasons, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or tax-deferred retirement plans to invest in the available funds simultaneously. Although we and the fund providers do not currently foresee any such disadvantages, the boards of directors or trustees of each fund will monitor events in order to identify any material conflicts between annuity owners, policy owners and tax-deferred retirement plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and tax-deferred retirement plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the funds' prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and tax-deferred retirement plan accounts. Each fund intends to comply with the diversification requirements under Section 817(h) of the Code.

- ASSET ALLOCATION PROGRAMS MAY IMPACT FUND PERFORMANCE: Asset allocation programs in general may negatively impact the performance of the underlying fund. Even if you do not participate in an asset allocation program, a fund in which your subaccount invests may be impacted if it is included in an asset allocation program. Rebalancing or reallocation under the terms of the asset allocation program may cause a fund to lose money if it must sell large amounts of securities to meet a redemption request. These losses can be greater if the fund holds securities that are not as liquid as others, for example, various types of bonds, shares of smaller companies, and securities of foreign issuers. A fund may also experience higher expenses because it must sell or buy securities more frequently than it otherwise might in the absence of asset allocation program rebalancing or reallocations. Because asset allocation programs include periodic rebalancing and may also include

22 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS
  reallocation, these effects may occur under the asset allocation program we offer or under asset allocation programs used in conjunction with the policies, contracts and plans of other eligible purchasers of the funds.


- FUNDS AVAILABLE UNDER THE POLICY: We seek to provide a broad array of underlying funds taking into account the fees and charges imposed by each fund and the policy charges we impose. We select the underlying funds in which the subaccounts initially invest and when there is a substitution (see "Substitution of Investments"). We also make all decisions regarding which funds to retain in a policy, which funds to add to a policy and which funds will no longer be offered in a policy. In making these decisions, we may consider various objective and subjective factors. Objective factors include, but are not limited to, fund performance, fund expenses, classes of fund shares available, size of the fund, and investment objectives and investing style of the fund. Subjective factors include, but are not limited to, investment sub-styles and process, management skill and history at other funds, and portfolio concentration and sector weightings. We also consider the levels and types of revenue, including but not limited to expense payments and non-cash compensation a fund, its distributor, investment adviser, subadviser, transfer agent or their affiliates pay us and our affiliates. This revenue includes, but is not limited to compensation for administrative services provided with respect to the fund and support of marketing and distribution expenses incurred with respect to the fund.

- REVENUE WE RECEIVE FROM THE FUNDS MAY CREATE POTENTIAL CONFLICTS OF INTEREST:
  We or our affiliates receive from each of the funds, or the funds' affiliates, varying levels and types of revenue, including but not limited to expense payments and non-cash compensation. The amount of this revenue and how it is computed varies by fund, may be significant and may create potential conflicts of interest. The greatest amount and percentage of revenue we and our affiliates receive comes from assets allocated to subaccounts investing in the funds that are managed by our affiliates Columbia Management Investment Advisers, LLC (Columbia Management Investment Advisers) and Columbia Wanger Asset Management, LLC (Columbia Wanger Asset Management) (affiliated funds).

  Employee compensation and operating goals at all levels are tied to the success of Ameriprise Financial, Inc. and its affiliates, including us. Certain employees may receive higher compensation and other benefits based, in part, on policy values that are invested in the affiliated funds. We or our affiliates receive revenue which ranges up to 0.64% of the average daily net assets invested in the underlying funds through this policy and other policies and contracts that we and our affiliate life insurance company issue. We or our affiliates may also receive revenue which ranges up to 0.04% of aggregate, net or anticipated sales of underlying funds through this policy and other policies and contracts that we and our affiliates issue. Please see the Statement of Additional Information (SAI) for a table that ranks the underlying funds according to total dollar amounts that their affiliates paid us or our affiliates in the prior calendar year.

  Expense payments, non-cash compensation and other forms of revenue may influence recommendations your sales representative makes regarding whether you should invest in the policy and whether you should allocate premiums or policy value to a subaccount that invests in a particular fund (see "Distribution of the Policy").

  The revenue we and/or our affiliates receive from a fund or its affiliates is in addition to revenue we receive from the charges you pay when buying, owning and surrendering the policy (see "Fee Tables"). However, the revenue we and/or affiliates receive from a fund or its affiliates may come, at least in part, from the fund's fees and expenses you pay indirectly when you allocate policy value to the subaccount that invests in that fund.

- WHY REVENUES ARE PAID TO US: In accordance with applicable laws, regulations and the terms of the agreements under which such revenue is paid, we or our affiliates may receive these revenues, including, but not limited to expense payments and non-cash compensation for various purposes including:

  - Compensating, training and educating sales representatives who sell the policies.

  - Granting access to our employees whose job it is to promote sales of the policies by authorized selling firms and their sales representatives, and granting access to sales representatives of our affiliated selling firms.

  - Activities or services we or our affiliates provide that assist in the promotion and distribution of the policies including promoting the funds available under the policies to prospective and existing policy owners, authorized selling firms and sales representatives.

  - Providing sub-transfer agency and shareholder servicing to policy owners.

  - Promoting, including and/or retaining the fund's investment portfolios as underlying investment options in the policies.

  - Advertising, printing and mailing sales literature, and printing and distributing prospectuses and reports.

  - Furnishing personal services to policy owners, including education of policy owners, answering routine inquiries regarding a fund, maintaining accounts or providing such other services eligible for service fees as defined under the rules of the Financial Industry Regulatory Authority (FINRA).

  - Subaccounting, transaction processing, recordkeeping and administration.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  23

- SOURCES OF REVENUE RECEIVED FROM AFFILIATED FUNDS: The affiliated funds are managed by Columbia Management Investment Advisers. The sources of revenue we receive from these affiliated funds, or from affiliates of these funds, may include, but are not necessarily limited to, the following:

  - Assets of the fund's adviser and transfer agent or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We may receive this revenue either in the form of a cash payment or it may be allocated to us.

  - Compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "12b-1 fees" column of the "Annual Operating Expenses of the Funds" table.

- SOURCES OF REVENUE RECEIVED FROM UNAFFILIATED FUNDS: The unaffiliated funds are not managed by an affiliate of ours. The sources of revenue we receive from these unaffiliated funds, or the funds' affiliates, may include, but are not necessarily limited to, the following:

  - Assets of the fund's adviser, subadviser, transfer agent or an affiliate of these and assets of the fund's distributor or an affiliate. The revenue resulting from these sources usually is based on a percentage of average daily net assets of the fund but there may be other types of payment arrangements.

  - Compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "12b-1 fees" column of the "Annual Operating Expenses of the Funds" table.


24 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

YOU CAN DIRECT YOUR NET PREMIUMS AND TRANSFERS TO ANY OR ALL OF THE SUBACCOUNTS OF THE VARIABLE ACCOUNT THAT INVEST IN SHARES OF THE FOLLOWING FUNDS:






----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
AllianceBernstein  Seeks long-term growth of capital.           AllianceBernstein L.P.
VPS Large Cap
Growth Portfolio
(Class B)
----------------------------------------------------------------------------------------

American Century   Seeks long-term capital growth. Income is a  American Century
VP Value, Class    secondary objective.                         Investment Management,
II                                                              Inc.
----------------------------------------------------------------------------------------

BlackRock Global   Seeks high total investment return.          BlackRock Advisors, LLC,
Allocation V.I.                                                 adviser; BlackRock
Fund (Class III)                                                Investment Management,
                                                                LLC and BlackRock
                                                                International Limited,
                                                                sub-advisers.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks maximum total investment return        Columbia Management
Portfolio - Bala-  through a combination of capital growth and  Investment Advisers, LLC
nced Fund (Class   current income.
3)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks maximum current income consistent      Columbia Management
Portfolio - Cash   with liquidity and stability of principal.   Investment Advisers, LLC
Management Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income while     Columbia Management
Portfolio - Dive-  attempting to conserve the value of the      Investment Advisers, LLC
rsified Bond Fund  investment for the longest period of time.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and, as   Columbia Management
Portfolio - Divi-  a secondary goal, steady growth of capital.  Investment Advisers, LLC dend Opportunity
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks capital appreciation.                  Columbia Management
Portfolio - Large                                               Investment Advisers, LLC
Core Quantitative
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Emer-                                               Investment Advisers, LLC
ging Markets Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Non-diversified fund that seeks high total   Columbia Management
Portfolio - Glob-  return through income and growth of          Investment Advisers, LLC
al Bond Fund       capital.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Non-diversified fund that seeks total        Columbia Management
Portfolio - Glob-  return that exceeds the rate of inflation    Investment Advisers, LLC
al Inflation       over the long term.
Protected
Securities Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks total return, consisting of a high     Columbia Management
Portfolio - High   level of income and capital appreciation.    Investment Advisers, LLC
Income Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high current income, with capital      Columbia Management
Portfolio - High   growth as a secondary objective.             Investment Advisers, LLC
Yield Bond Fund
(Class 2)
----------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  25

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Columbia Variable  Seeks high total return through current      Columbia Management
Portfolio - Inco-  income and capital appreciation.             Investment Advisers, LLC
me Opportunities
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks capital appreciation.                  Columbia Management
Portfolio - In-                                                 Investment Advisers,
ternational                                                     LLC, adviser;
Opportunity Fund                                                Threadneedle
(Class 2)                                                       International Limited,
                                                                an indirect wholly-owned
                                                                subsidiary of Ameriprise
                                                                Financial, sub-adviser.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Large                                               Investment Advisers, LLC
Cap Growth Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks level of current income consistent     Columbia Management
Portfolio - Limi-  with preservation of capital.                Investment Advisers, LLC
ted Duration
Credit Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Mars-                                               Investment Advisers,
ico International                                               LLC, adviser; Marsico
Opportunities                                                   Capital Management, LLC,
Fund (Class 2)                                                  subadviser.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks growth of capital.                     Columbia Management
Portfolio - Mid                                                 Investment Advisers, LLC
Cap Growth
Opportunity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Mid                                                 Investment Advisers, LLC
Cap Value
Opportunity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital appreciation.        Columbia Management
Portfolio - S&P                                                 Investment Advisers, LLC
500 Index Fund
(Class 3)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Sele-                                               Investment Advisers, LLC
ct Large-Cap
Value Fund (Class
2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Sele-                                               Investment Advisers, LLC
ct Smaller-Cap
Value Fund (Class
2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and       Columbia Management
Portfolio - Short  safety of principal consistent with          Investment Advisers, LLC
Duration U.S.      investment in U.S. government and
Government Fund    government agency securities.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and       Columbia Management
Portfolio - Stra-  capital growth as a secondary objective.     Investment Advisers, LLC
tegic Income Fund
(Class 2)
----------------------------------------------------------------------------------------

DWS Alternative    Seeks capital appreciation                   Deutsche Investment
Asset Allocation                                                Management Americas
VIP, Class B                                                    Inc., adviser; QS
                                                                Investors, LLC and RREEF
                                                                America L.L.C., sub-
                                                                advisers.
----------------------------------------------------------------------------------------




26 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Fidelity(R) VIP    Seeks long-term capital appreciation.        Fidelity Management &
Contrafund(R)      Normally invests primarily in common         Research Company (FMR)
Portfolio Service  stocks. Invests in securities of companies   is the fund's manager.
Class 2            whose value it believes is not fully         FMR Co., Inc. (FMRC) and
                   recognized by the public. Invests in either  other investment
                   "growth" stocks or "value" stocks or both.   advisers serve as sub-
                   The fund invests in domestic and foreign     advisers for the fund.
                   issuers.
----------------------------------------------------------------------------------------

Fidelity(R) VIP    Seeks long-term growth of capital. Normally  Fidelity Management &
Mid Cap Portfolio  invests primarily in common stocks.          Research Company (FMR)
Service Class 2    Normally invests at least 80% of assets in   is the fund's manager.
                   securities of companies with medium market   FMR Co., Inc. (FMRC) and
                   capitalizations. May invest in companies     other investment
                   with smaller or larger market                advisers serve as sub-
                   capitalizations. Invests in domestic and     advisers for the fund.
                   foreign issuers. The Fund invests in either
                   "growth" or "value" common stocks or both.
----------------------------------------------------------------------------------------

FTVIPT Franklin    Seeks long-term total return. The fund       Franklin Advisory
Small Cap Value    normally invests at least 80% of its net     Services, LLC
Securities         assets in investments of small
Fund - Class 2     capitalization companies.
----------------------------------------------------------------------------------------

FTVIPT Mutual      Seeks capital appreciation, with income as   Franklin Mutual
Shares Securities  a secondary goal. The fund normally invests  Advisers, LLC
Fund - Class 2     primarily in U.S. and foreign equity
                   securities that the manager believes are
                   undervalued.
----------------------------------------------------------------------------------------

Janus Aspen        Seeks long-term growth of capital.           Janus Capital Management
Series Janus                                                    LLC
Portfolio:
Service Shares
----------------------------------------------------------------------------------------

Janus Aspen        Seeks the highest return over time           Janus Capital Management
Series Moderate    consistent with an emphasis on growth of     LLC
Allocation         capital and income.
Portfolio:
Service Shares
----------------------------------------------------------------------------------------

MFS(R) Utilities   Seeks total return.                          MFS(R) Investment
Series - Service                                                Management
Class
----------------------------------------------------------------------------------------

Morgan Stanley     Seeks long-term capital growth by investing  Morgan Stanley
UIF Mid Cap        primarily in common stocks and other equity  Investment Management
Growth Portfolio,  securities.                                  Inc.
Class II Shares
----------------------------------------------------------------------------------------

Neuberger Berman   Seeks long-term growth of capital by         Neuberger Berman
Advisers           investing primarily in securities of         Management LLC
Management Trust   companies that meet the Fund's financial
Socially           criteria and social policy.
Responsive
Portfolio (Class
S)
----------------------------------------------------------------------------------------

Oppenheimer        Seeks long-term capital appreciation by      OppenheimerFunds, Inc.
Global Securities  investing a substantial portion of its
Fund/VA, Service   assets in securities of foreign issuers,
Shares             "growth-type" companies, cyclical
                   industries and special situations that are
                   considered to have appreciation
                   possibilities.
----------------------------------------------------------------------------------------

Oppenheimer Main   Seeks capital appreciation.                  OppenheimerFunds, Inc.
Street Small- &
Mid-Cap
Fund(R)/VA,
Service Shares
----------------------------------------------------------------------------------------

PIMCO VIT All      Seeks maximum real return consistent with    Pacific Investment
Asset Portfolio,   preservation of real capital and prudent     Management Company LLC
Advisor Share      investment management.                       (PIMCO)
Class
----------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  27

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
PIMCO VIT Global   Seeks total return which exceeds that of a   Pacific Investment
Multi-Asset        blend of 60% MSCI World Index/40% Barclays   Management Company LLC
Portfolio,         Capital U.S. Aggregate Index.                (PIMCO)
Advisor Class
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Aggr-  consistent with an aggressive level of       Investment Advisers, LLC
essive Portfolio   risk. This is a "fund of funds" and seeks
(Class 2)          to achieve its objective by investing in a
                   combination of underlying funds. The fund
                   invests primarily in underlying funds that
                   invest in equity securities and also
                   invests a small amount in underlying funds
                   that invest in fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income.          Columbia Management
Portfolio - Amer-                                               Investment Advisers,
ican Century                                                    LLC, adviser; American
Diversified Bond                                                Century Investment
Fund (Class 2)                                                  Management, Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Amer-                                               Investment Advisers,
ican Century                                                    LLC, adviser; American
Growth Fund                                                     Century Investment
(Class 2)                                                       Management, Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Colu-                                               Investment Advisers,
mbia Wanger                                                     LLC, adviser; Columbia
International                                                   Wanger Asset Management
Equities Fund                                                   LLC, subadviser.
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Colu-                                               Investment Advisers,
mbia Wanger U.S.                                                LLC, adviser; Columbia
Equities Fund                                                   Wanger Asset Management
(Class 2)                                                       LLC, subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Cons-  consistent with a conservative level of      Investment Advisers, LLC
ervative           risk. This is a "fund of funds" and seeks
Portfolio (Class   to achieve its objective by investing in a
2)                 combination of underlying funds. The fund
                   invests primarily in underlying funds that
                   invest in fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Davis                                               Investment Advisers,
New York Venture                                                LLC, adviser; Davis
Fund (Class 2)                                                  Selected Advisers, L.P.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital appreciation.        Columbia Management
Portfolio - DFA                                                 Investment Advisers,
International                                                   LLC, adviser;
Value Fund (Class                                               Dimensional Fund
2)                                                              Advisors, L.P.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income.          Columbia Management
Portfolio - Eaton                                               Investment Advisers,
Vance Floating-                                                 LLC, adviser; Eaton
Rate Income Fund                                                Vance Management,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Gold-                                               Investment Advisers,
man Sachs Mid Cap                                               LLC, adviser; Goldman
Value Fund (Class                                               Sachs Asset Management,
2)                                                              L.P., subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Inve-                                               Investment Advisers,
sco International                                               LLC, adviser; Invesco
Growth Fund                                                     Advisers, Inc.,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------




28 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks high level of current income while     Columbia Management
Portfolio - J.P.   conserving the value of the investment for   Investment Advisers,
Morgan Core Bond   the longest period of time.                  LLC, adviser; J.P.
Fund (Class 2)                                                  Morgan Investment
                                                                Management Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Jenn-                                               Investment Advisers,
ison Mid Cap                                                    LLC, adviser; Jennison
Growth Fund                                                     Associates LLC,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Mars-                                               Investment Advisers,
ico Growth Fund                                                 LLC, adviser; Marsico
(Class 2)                                                       Capital Management, LLC,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - MFS                                                 Investment Advisers,
Value Fund (Class                                               LLC, adviser;
2)                                                              Massachusetts Financial
                                                                Services Company,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderate level of risk.    Investment Advisers, LLC
rate Portfolio     This is a "fund of funds" and seeks to
(Class 2)          achieve its objective by investing in a
                   combination of underlying funds. The fund
                   invests primarily in a balance of
                   underlying funds that invest in fixed
                   income securities and underlying funds that
                   invest in equity securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderately aggressive      Investment Advisers, LLC
rately Aggressive  level of risk. This is a "fund of funds"
Portfolio (Class   and seeks to achieve its objective by
2)                 investing in a combination of underlying
                   funds. The fund invests primarily in
                   underlying funds that invest in equity
                   securities and also invests a moderate
                   amount in underlying funds that invest in
                   fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderately conservative    Investment Advisers, LLC
rately             level of risk. This is a "fund of funds"
Conservative       and seeks to achieve its objective by
Portfolio (Class   investing in a combination of underlying
2)                 funds. The fund invests primarily in
                   underlying funds that invest in fixed
                   income securities and also invests a
                   moderate amount in underlying funds that
                   invest in equity securities.
----------------------------------------------------------------------------------------

Variable           Seeks to provide current income and capital  Columbia Management
Portfolio - Morg-  appreciation.                                Investment Advisers,
an Stanley Global                                               LLC, adviser; Morgan
Real Estate Fund                                                Stanley Investment
(Class 2)                                                       Management Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks to provide long-term growth of         Columbia Management
Portfolio - NFJ    capital and income.                          Investment Advisers,
Dividend Value                                                  LLC, adviser; NFJ
Fund (Class 2)                                                  Investment Group LLC,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Nuve-                                               Investment Advisers,
en Winslow Large                                                LLC, adviser; Winslow
Cap Growth Fund                                                 Capital Management,
(Class 2)                                                       Inc., subadviser.
----------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  29

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Part-                                               Investment Advisers,
ners Small Cap                                                  LLC, adviser; TCW
Growth Fund                                                     Investment Management
(Class 2)                                                       Company, London Company
                                                                of Virginia, doing
                                                                business as The London
                                                                Company and Wells
                                                                Capital Management
                                                                Incorporated,
                                                                subadvisers.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Part-                                               Investment Advisers,
ners Small Cap                                                  LLC, adviser; Barrow,
Value Fund (Class                                               Hanley, Mewhinney &
2)                                                              Strauss, Inc., Denver
                                                                Investment Advisors LLC,
                                                                Donald Smith & Co.,
                                                                Inc., River Road Asset
                                                                Management, LLC and
                                                                Turner Investment
                                                                Partners, Inc.,
                                                                subadvisers.
----------------------------------------------------------------------------------------

Variable           Seeks to provide total return through        Columbia Management
Portfolio - PIMCO  current income and capital appreciation.     Investment Advisers,
Mortgage-Backed                                                 LLC, adviser; Pacific
Securities Fund                                                 Investment Management
(Class 2)                                                       Company LLC, subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Pyra-                                               Investment Advisers,
mis(R)                                                          LLC, adviser; Pyramis
International                                                   Global Advisers, LLC,
Equity Fund                                                     subadviser.
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks to provide current income consistent   Columbia Management
Portfolio - Wells  with capital preservation.                   Investment Advisers,
Fargo Short                                                     LLC, adviser; Wells
Duration                                                        Capital Management
Government Fund                                                 Incorporated,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Wells Fargo        Seeks long-term capital appreciation.        Wells Fargo Funds
Advantage VT                                                    Management, LLC,
Opportunity                                                     adviser; Wells Capital
Fund - Class 2                                                  Management Inc., sub-
                                                                adviser.
----------------------------------------------------------------------------------------

Wells Fargo        Seeks long-term capital appreciation.        Wells Fargo Funds
Advantage VT                                                    Management, LLC,
Small Cap Growth                                                adviser; Wells Capital
Fund - Class 2                                                  Management Inc., sub-
                                                                adviser.
----------------------------------------------------------------------------------------



PLEASE REFER TO THE PROSPECTUSES FOR THE FUNDS FOR MORE INFORMATION. THESE PROSPECTUSES ARE AVAILABLE BY CONTACTING US AT THE ADDRESS OR TELEPHONE NUMBER ON THE FIRST PAGE OF THIS PROSPECTUS.

RELATIONSHIP BETWEEN FUNDS AND SUBACCOUNTS
Each subaccount buys shares of the appropriate fund at net asset value without a sales charge. Dividends and capital gain distributions from a fund are reinvested at net asset value without a sales charge and held by the subaccount as an asset. Each subaccount redeems fund shares without a charge (unless the fund imposes a redemption fee) to the extent necessary to make death benefit or other payments under the policy.

SUBSTITUTION OF INVESTMENTS
We may substitute the funds in which the subaccounts invest if:

- laws or regulations change;

- the existing funds become unavailable; or

- in our judgment, the funds no longer are suitable (or are no longer the most suitable) for the subaccounts.

If any of these situations occur, and if we believe it is in the best interest of persons having voting rights under the policy, we have the right to substitute a fund currently listed in this prospectus (existing fund) for another fund (new fund). The new fund may have higher fees and/or operating expenses than the existing fund. Also, the new fund may have investment objectives and policies and/or investment advisers which differ from the existing fund.

We will notify you of any substitution or change. If we notify you that a subaccount will be eliminated or closed, you will have a certain period of time to tell us where to reallocate premiums or policy value currently allocated to that subaccount. If

30  RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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

we do not receive your reallocation instructions by the due date, we automatically will reallocate to the subaccount investing in the Columbia Variable Portfolio - Cash Management Fund. You may then transfer this reallocated amount in accordance with the transfer provisions of your policy. A reallocation and subsequent transfer for this purpose will not count against any maximum number of transfers per year we may impose under the policy. (See "Transfers Between the Fixed Account and Subaccounts.")

If the Columbia Variable Portfolio - Cash Management Fund liquidates, we will delay payments of any transfer, surrender, loan or death benefit from the fund until the fund is liquidated.

In the event of any such substitution or change, we may, without the consent or approval of owners, amend the policy and take whatever action is necessary and appropriate. However, we will not make any substitution or change without any necessary approval of the SEC or state insurance department.

VOTING RIGHTS
As a policy owner with investments in any subaccount, you may vote on important fund matters. We are the legal owner of all fund shares and therefore hold all voting rights. However, to the extent required by law, we will vote the shares of each fund according to instructions we receive from owners. If we do not receive timely instructions from you, we will vote your shares in the same proportion as the shares for which we do receive instructions. We also will vote fund shares for which we have voting rights in the same proportion as those shares in that subaccount for which we receive instructions. We will send you notice of each shareholder meeting, together with any proxy solicitation materials and a statement of the number of votes for which you are entitled to give instructions.

THE FIXED ACCOUNT

You can allocate net premiums to the fixed account or transfer policy value from the subaccounts to the fixed account (with certain restrictions, explained in "Transfers Between the Fixed Account and Subaccounts"). Amounts allocated to the fixed account become part of our general account. The general account includes all assets we own other than those in the variable account and other separate accounts. Subject to applicable law, we have sole discretion to decide how assets of the fixed account will be invested. The assets held in our general account support the guarantees under your policy, including the death benefits. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of insurance policies and financial products as well, and we also pay our obligations under these products from assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.

Placing policy value in the fixed account does not entitle you to share in the fixed account's investment experience, nor does it expose you to the account's investment risk. Instead, we guarantee that the policy value you place in the fixed account will accrue interest at an effective annual rate of at least 2%, independent of the actual investment experience of the account. Keep in mind that this guarantee is based on our continued claims-paying ability. We are not obligated to credit interest at any rate higher than 2%, although we may do so at our sole discretion. Rates higher than 2% may change from time to time, at our discretion, and will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these policies, the rates currently in effect for new and existing policies, product design, competition and our revenues and expenses. We will not credit interest in excess of 2% on any portion of policy value in the fixed account against which you have a policy loan outstanding.

Because of exemptive and exclusionary provisions, interests in the fixed account have not been registered under the Securities Act of 1933 and the fixed account has not been registered as an investment company under the Investment Company Act of 1940. Accordingly, neither the fixed account nor any interests in it are subject to the provisions of these Acts and the staff of the SEC has not reviewed the disclosures in this prospectus relating to the fixed account. Disclosures regarding the fixed account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

PURCHASING YOUR POLICY

APPLICATION
Your sales representative will help you complete an application and send it along with your initial premium payment to our home office. We are required by law to obtain personal information from you which we will use to verify your identity. If you do not provide this information, we reserve the right to refuse to issue your policy or take other steps we deem reasonable. When you apply, you:

- select a specified amount of insurance;


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

- select a death benefit option;

- designate a beneficiary; and


- state how premiums are to be allocated among the fixed account and/or the subaccounts.


INSURABILITY: Before issuing your policy, we require satisfactory evidence of the insurability of the person whose life you propose to insure (yourself or someone else). Our underwriting department will review your application and any medical information or other data required to determine whether the proposed individual is insurable under our underwriting rules. We may decline your application if we determine the individual is not insurable and we will return any premium you have paid.

AGE LIMIT: We generally will not issue a policy where the proposed insured is over the insurance age of 85. We may, however, do so at our sole discretion.

RISK CLASSIFICATION: The risk classification is based on the insured's health, occupation or other relevant underwriting standards. This classification will affect the monthly deduction and may affect the cost of certain optional insurance benefits. (See "Loads, Fees and Charges.")

OTHER CONDITIONS: In addition to proving insurability, you and the insured must also meet certain conditions, stated in the application form, before coverage will become effective and your policy will be delivered to you. The only way the policy may be modified is by a written agreement signed by our President, or one of our Vice Presidents, Secretaries or Assistant Secretaries.

INCONTESTABILITY: We will have two years from the effective date of your policy or from reinstatement of your policy (see "Keeping the Policy in Force -- Reinstatement") to contest the truth of statements or representations in your application. After the policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest the truth of statements or representations in your application.

PREMIUMS
PAYMENT OF PREMIUMS: In applying for your policy, you decide how much you intend to pay and how often you will make payments. DURING THE FIRST SEVERAL POLICY YEARS UNTIL THE POLICY VALUE IS SUFFICIENT TO COVER THE SURRENDER CHARGE, WE REQUIRE THAT YOU PAY THE MINIMUM INITIAL PREMIUM IN EFFECT IN ORDER TO KEEP THE POLICY IN FORCE.

You may schedule payments annually, semiannually or quarterly. (We must approve payment at any other interval.) We show this premium schedule in your policy. You may also pay premiums by bank authorization on a monthly or quarterly basis under our current company practice. We reserve the right to change this practice.

The scheduled premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip scheduled premium payments at any time if your cash surrender value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the NLG in effect.

You may also change the amount and frequency of scheduled premium payments by written request. We reserve the right to limit the amount of such changes. Any change in the premium amount is subject to applicable tax laws and regulations.

Although you have flexibility in paying premiums, the amount and frequency of your payments will affect the policy value, cash surrender value and length of time your policy will remain in force, as well as affect whether the NLG remains in effect.

PREMIUM LIMITATIONS: You may make unscheduled premium payments at any time and in any amount of at least $25. We reserve the right to limit the number and amount of unscheduled premium payments. No premium payments, scheduled or unscheduled, are allowed on or after the insured's attained insurance age 120.

ALLOCATION OF PREMIUMS: Until the policy date, we hold premiums, if any, in the fixed account and we credit interest on any net premiums (gross premiums minus premium expense charge) at the current fixed account rate. As of the policy date, we will allocate the net premiums plus accrued interest to the accounts you have selected in your application. At that time, we will begin to assess the monthly deduction and other charges.

ADDITIONAL PREMIUMS: We credit additional premiums you make to your accounts on the valuation date we receive them. If we receive an additional premium at our home office before the close of business, we will credit any portion of that premium allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the premium. If we receive an additional premium at our home office at or after the close of business, we will credit any portion of that premium allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the premium.

LIMITATIONS ON USE OF THE POLICY
If mandated by applicable law, including, but not limited to, federal anti-money laundering laws, we may be required to reject a premium payment. We may also be required to block an owner's access to policy values or to satisfy other statutory

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

obligations. Under these circumstances we may refuse to implement requests for transfers, surrenders or death benefits until instructions are received from the appropriate government authority or a court of competent jurisdiction.

POLICY VALUE

The value of your policy is the sum of values in the fixed account and each subaccount of the variable account. We value your accounts as follows:

FIXED ACCOUNT
We value the amounts you allocated to the fixed account directly in dollars. The fixed account value equals:

- the sum of your net premiums and transfer amounts (including loan transfers) allocated to the fixed account; plus

- interest credited; minus

- the sum of amounts surrendered (including any applicable surrender charges) and amounts transferred out (including loan transfers); minus

- any portion of the monthly deduction for the coming month that is allocated to the fixed account.

SUBACCOUNTS
We convert amounts you allocated to the subaccounts into accumulation units. Each time you allocate a net premium or transfer into one of the subaccounts, we credit a certain number of accumulation units to your policy for that subaccount. Conversely, each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a charge, we subtract a certain number of accumulation units from your policy value.

Accumulation units are the true measure of investment value in each subaccount. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests. The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

NUMBER OF UNITS: To calculate the number of accumulation units for a particular subaccount, we divide your investment by the current accumulation unit value.

ACCUMULATION UNIT VALUE: The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

WE DETERMINE THE NET INVESTMENT FACTOR BY:

- adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends, to obtain a current adjusted net asset value per share; then

- dividing that sum by the previous adjusted net asset value per share; and

- subtracting the percentage factor representing the mortality and expense risk fee from the result.

FACTORS THAT AFFECT SUBACCOUNT ACCUMULATION UNITS: Accumulation units may change in two ways -- in number and in value. Here are the factors that influence those changes:

     The number of accumulation units you own may fluctuate due to:

     - additional net premiums allocated to the subaccounts;

     - transfers into or out of the subaccounts;

     - partial surrenders and partial surrender fees;

     - surrender charges; and/or

     - monthly deductions.

     Accumulation unit values will fluctuate due to:

     - changes in underlying fund net asset value;

     - fund dividends distributed to the subaccounts;

     - fund capital gains or losses; and


     - fund operating expenses.


WHEN VALUATIONS OCCUR: We calculate all policy values allocated to subaccounts and all transactions in good order under the policy on any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the close of business. At the close of business, the next valuation date begins. Valuation dates do not occur when the NYSE is closed as, for example, on Saturdays, Sundays and national holidays.


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

TRANSACTIONS INCLUDE:

- premium payments;

- loan requests and repayments;

- surrender requests; and

- transfers.

We calculate the accumulation unit value of each subaccount on each valuation date. If we receive your transaction request at our home office before the close of business, we will process your transaction using the accumulation unit value we calculate on the valuation date we received your transaction request in good order. On the other hand, if we receive your transaction request in good order at our home office at or after the close of business, we will process your transaction using the accumulation unit value we calculate on the next valuation date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the close of business in order for us to process it using the accumulation unit value we calculate on that valuation date. If you were not able to complete your transaction before the close of business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the accumulation unit value we calculate on the next valuation date.

KEEPING THE POLICY IN FORCE

MINIMUM INITIAL PREMIUM PERIOD
To allow you to purchase the policy for the lowest premium possible, you may choose to pay only the minimum initial premium during the minimum initial premium period as long as the policy value minus indebtedness equals or exceeds the monthly deduction. The policy will not enter the grace period during the minimum initial premium period as shown in your policy under "Policy Data," if:

- on a monthly date, the policy value minus indebtedness equals or exceeds the monthly deduction for the policy month following such monthly date; and

- the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness, equals or exceeds the minimum initial premium, as shown in your policy under "Policy Data," times the number of months since the policy date, including the current month.

The minimum initial premium period is one year.

NO LAPSE GUARANTEE
A feature of the policy guaranteeing the policy will remain in force even if the cash surrender value is insufficient to pay the monthly deduction. This feature is sometimes referred to as a death benefit guarantee. Each policy has the following NLG option:

  NO LAPSE GUARANTEE TO AGE 75 (NLG-75): This option guarantees the policy will not lapse before the insured's attained insurance age 75 (or 10 years, if later).

  The NLG-75 will remain in effect as long as:

  - the sum of premiums paid; minus

  - partial surrenders; minus

  - outstanding indebtedness; equals or exceeds

  - the NLG-75 premiums due since the policy date.

  The NLG-75 premium is shown in the policy.

If, on a monthly date, you have not paid enough premiums to keep the NLG-75 in effect, the NLG-75 will terminate. Your policy will also lapse if the cash surrender value is less than the amount needed to pay the monthly deduction and the minimum initial premium period is not in effect. The NLG-75 may be reinstated within two years of its termination if the policy is in force.

GRACE PERIOD
If on a monthly date the cash surrender value of your policy is less than the amount needed to pay the next monthly deduction and neither the NLG nor the minimum initial premium period is in effect, you will have 61 days to pay the required premium amount. If you do not pay the required premium, the policy will lapse.

We will then mail a notice to your last known address, requesting payment of the premium needed so that we can make the next three monthly deductions. If we receive this premium before the end of the 61-day grace period, we will use the payment to cover all monthly deductions and any other charges then due. We will add any remaining balance to the policy value and

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allocate it in the same manner as other premium payments. If the insured dies during the grace period, we will deduct any overdue monthly deductions from the death benefit.

If you have the AdvanceSource rider(1) on your policy and the AdvanceSource rider terminates at the end of the grace period while the accelerated benefit insured is chronically ill, the rider may be reinstated provided the accelerated benefit insured submits a written request within five months after the date of termination and provided that certain other conditions are met. Certain conditions are listed in the rider. The reinstated rider will not provide monthly benefit payments during the period of lapse to the date of reinstatement. The effective date of the reinstated rider will be the beginning of the policy month that coincides with or next follows the date we approve the accelerated benefit insured's request.

REINSTATEMENT
Your policy may be reinstated within three years after it lapses, unless you surrendered it for cash. To reinstate, we will require:

- a written request;

- evidence satisfactory to us that the insured remains insurable;

- payment of the premium we specify; and

- payment or reinstatement of any indebtedness.

The effective date of a reinstated policy will be the monthly date on or next following the day we accept your application for reinstatement. The suicide period (see "Proceeds Payable Upon Death") will apply from the effective date of reinstatement. Surrender charges will also be reinstated.

We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.



PROCEEDS PAYABLE UPON DEATH

We will pay a benefit to the beneficiary of the policy when the insured dies. The amount payable is the death benefit amount minus any indebtedness as of the death benefit valuation date.

OPTION 1 (LEVEL AMOUNT): Under the Option 1 death benefit, if death is prior to the insured's attained insurance age 120, the death benefit amount is the greater of the following as determined on the death benefit valuation date:

- the specified amount; or

- a percentage of the policy value. The percentage is designed to ensure that the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to policy value for your policy to qualify as life insurance.

OPTION 2 (VARIABLE AMOUNT): Under the Option 2 death benefit, if death is prior to the insured's attained insurance age 120, the death benefit amount is the greater of the following as determined on the death benefit valuation date:

- the policy value plus the specified amount; or

- the percentage of policy value.


EXAMPLE                                                                OPTION 1     OPTION 2

Specified amount                                                       $100,000     $100,000

Policy value                                                           $  5,000     $  5,000

Death benefit                                                          $100,000     $105,000

Policy value increases to                                              $  8,000     $  8,000

Death benefit                                                          $100,000     $108,000

Policy value decreases to                                              $  3,000     $  3,000

Death benefit                                                          $100,000     $103,000


If you want to have premium payments and favorable investment performance reflected partly in the form of an increasing death benefit, you should consider Option 2. If you are satisfied with the specified amount of insurance protection and prefer to have premium payments and favorable investment performance reflected to the maximum extent in the policy value, you should consider Option
1. Under Option 1, the cost of insurance is lower because our net amount at risk is generally lower, for this reason the monthly deduction is less and a larger portion of your premiums and investment returns is retained in the policy value.


(1) This rider has a different name in some jurisdictions. (See Appendix B.)


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Under both Option 1 and Option 2, if death is on or after the insured's attained insurance age 120, the death benefit amount will be the greater of:

- the policy value on the death benefit valuation date; or

- the policy value at the insured's attained insurance age 120.


IF YOU HAVE THE ADVANCESOURCE RIDER(1) ON YOUR POLICY: The proceeds payable upon death of the accelerated benefit insured on or after the insured's attained insurance age 120 anniversary is reduced by each AdvanceSource rider benefit paid.


CHANGE IN DEATH BENEFIT OPTION
You may make a written request to change the death benefit option once per policy year. A change in the death benefit option also will change the specified amount. You do not need to provide additional evidence of insurability.

IF YOU CHANGE FROM OPTION 1 TO OPTION 2: The specified amount will decrease by an amount equal to the policy value on the effective date of the change. You cannot change from Option 1 to Option 2 if the resulting death benefit amount would fall below the minimum amount shown in the policy.

IF YOU CHANGE FROM OPTION 2 TO OPTION 1: The specified amount will increase by an amount equal to the policy value on the effective date of the change.

An increase or decrease in specified amount resulting from a change in the death benefit option will affect the following:

- Monthly deduction because the cost of insurance charges depends upon the specified amount.

- Minimum initial premium.

- Charges for certain optional insurance benefits.

The surrender charge will not be affected.

IF YOU HAVE THE ADVANCESOURCE RIDER(1) ON YOUR POLICY: Option 2 is not available.

CHANGES IN SPECIFIED AMOUNT
Subject to certain limitations, you may make a written request to increase or decrease the specified amount.

INCREASES: If you increase the specified amount, we may require additional evidence of insurability that is satisfactory to us. The effective date of the increase will be the monthly anniversary on or next following our approval of the increase. The increase may not be less than $10,000 and we will not permit an increase after the insured's attained insurance age 85. We will have two years from the effective date of an increase in specified amount to contest the truth of statements or representations in the application for the increase in specified amount.

An increase in the specified amount will have the following effect on policy costs:

- Your monthly deduction will increase because the cost of insurance charge depends upon the specified amount.

- Charges for certain optional insurance benefits may increase.

- The minimum initial premium and the NLG premiums will increase.

- The administrative charge will increase.

- The surrender charge will increase.

At the time of the increase in specified amount, the cash surrender value of your policy must be sufficient to pay the monthly deduction on the next monthly date. The increased surrender charge will reduce the cash surrender value. If the remaining cash surrender value is not sufficient to cover the monthly deduction, we will require you to pay additional premiums within the 61-day grace period. If you do not, the policy will lapse unless the NLG option or the minimum initial premium period is in effect.

DECREASES: After the first policy year, you may decrease the specified amount,(2) subject to all the following limitations:

- Only one decrease per policy year is allowed.

- We reserve the right to limit any decrease to the extent necessary to qualify the policy as life insurance under the Code.


- After the decrease, the specified amount may not be less than the minimum amount shown in the policy.


- The effective date of any decrease in specified amount is the monthly date on or next following the date we receive your request.


(1) This rider has a different name in some jurisdictions. (See Appendix B.)

(2) If you have the AdvanceSource rider on your policy and request a decrease in the policy specified amount, including decreases due to partial surrenders, you may impact the AdvanceSource rider specified amount and the remaining amount to be accelerated. After a decrease in the policy specified amount, if the remaining amount to be accelerated divided by the new policy specified amount is greater than the maximum rider specified amount percent shown in the "Policy Data" section of the policy, then the rider specified amount and the remaining amount to be accelerated will be decreased. Any resulting decrease could cause a change in the maximum monthly benefit.

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Each increase in specified amount is treated as a new policy for purposes of applying the limitations on decreases. Thus, the first policy year for an increase is measured from the effective date of the increase.

EXAMPLE

This example assumes an initial specified amount of $100,000. In policy year 6, you increase the initial specified amount by $100,000. The current specified amount after this increase is $200,000. In policy year 10 (and 4 policy years after the effective date of the increase), you request a $125,000 decrease in the current specified amount. The maximum decrease permitted under these assumptions is limited to $75,000, and the specified amount after this decrease is $125,000, computed as follows:




Maximum reduction in initial specified amount in
policy year 10:                                               $100,000 x .50    =  $ 50,000
Maximum reduction in increase in specified amount
during the fourth policy year of increase:                    $100,000 x .25    =   +25,000
                                                                                   --------
Maximum permitted reduction in current specified
amount:                                                                            $ 75,000
Current specified amount before reduction:                                         $200,000
Minus maximum permitted reduction in current
specified amount:                                                                   -75,000
                                                                                   --------
Specified amount after reduction                                                   $125,000



A decrease in specified amount will affect your costs as follows:

- Your monthly deduction will decrease because the cost of insurance charge depends upon the specified amount.

- Charges for certain optional insurance benefits may decrease.

- The minimum initial premium and the NLG premiums will decrease.

- The administrative charge will not change.

- The surrender charge will not change.

No surrender charge is imposed when you request a decrease in the specified amount.

We will deduct decreases in the specified amount from the current specified amount in this order:

- First from the initial specified amount when the policy was issued, and

- Then from the increases successively following the initial specified amount.

This procedure may affect the cost of insurance if we have applied different risk classifications to the current specified amount. We will eliminate the risk classification applicable to the most recent increase in the specified amount first, then the risk classification applicable to the next most recent increase, and so on.

CHARITABLE GIVING BENEFIT
Under VUL 5 - ES only, if the policy's proceeds become payable upon death while the policy and this benefit are in force, we will pay a charitable gift amount to a charitable beneficiary you select.

The charitable gift amount equals 1% of the amount of the proceeds payable upon death up to a maximum of $100,000. We determine the charitable gift amount as of the date of the insured's death. We pay the charitable gift amount from our assets; it is not deducted from your policy's proceeds payable upon death.

The charitable beneficiary may be any organization described under Section 170(c) of the Code as an authorized recipient of charitable contributions. Generally, these are organizations exempt from federal income tax under Section 501(c)(3) of the Code.

If the charitable beneficiary you have designated is not in existence or is no longer qualified at the time the charitable gift amount is payable, or if state or federal law prohibits us from paying the charitable giving benefit to the charitable beneficiary you have designated, you (or your estate representative if you are the insured) may name a new charitable beneficiary. If you have not designated a charitable beneficiary, or if you have withdrawn your charitable beneficiary and have not designated a new one, we will not pay the charitable giving benefit.

You may select the charitable beneficiary at any time and you may change the charitable beneficiary once each policy year by written request. The change will take effect on the monthly date following the date we approve the request. You may designate only one charitable beneficiary at a time.

You may not assign the charitable giving benefit. The charitable giving benefit will terminate on the earliest of:

- the monthly date on or next following receipt at our home office of your written request to terminate the benefit; or

- the date your policy terminates.

This benefit may not be available in all states.


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

MISSTATEMENT OF AGE OR SEX
If the insured's age or sex has been misstated, the proceeds payable upon death will be:

- the policy value on the date of death; plus

- the amount of insurance that would have been purchased by the cost of insurance deducted for the policy month during which death occurred, if that cost had been calculated using rates for the correct age and sex; minus

- the amount of any outstanding indebtedness on the date of death.

SUICIDE
Suicide by the insured, whether sane or insane, within two years from the policy date is not covered by the policy. If suicide occurs, the only amount payable to the beneficiary will be the premiums paid, minus any indebtedness and partial surrenders.

In North Dakota, the suicide period is shortened to one year. If the insured commits suicide while sane or insane within two years from the effective date of an increase in specified amount, the amount payable for the additional specified amount will be limited to the monthly deductions for the additional specified amount.

BENEFICIARY
Initially, the beneficiary will be the person you designate in your application for the policy. You may change the beneficiary by giving us written notice, subject to requirements and restrictions stated in the policy. If you do not designate a beneficiary, or if the designated beneficiary dies before the insured, the beneficiary will be you, if living. If you are not living, the beneficiary will be your estate.

TRANSFERS BETWEEN THE FIXED ACCOUNT AND SUBACCOUNTS

You may transfer policy values from one subaccount to another or between subaccounts and the fixed account. (Certain restrictions apply to transfers involving the fixed account.) We will process your transfer on the valuation date we receive your request. If we receive your transfer request at our home office in good order before the close of business, we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request. If we receive your transfer request at our home office at or after the close of business, we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request. Before making a transfer, you should consider the risks involved in changing investments. We may suspend or modify transfer privileges at any time.

If you have the AdvanceSource rider(1) on your policy, once benefit payments begin any value in your subaccounts will be transferred to the fixed account as well as all future premium payments. Transfers to the subaccounts will not be allowed. At the end of the period of coverage, the portion of the policy value in excess of indebtedness due to us will remain in the fixed account until written request is made to transfer to any subaccounts. The request must be made within 30 days after the end of the period of coverage.

RESTRICTIONS ON TRANSFERS
Market timing can reduce the value of your investment in the policy. If market timing causes the returns of an underlying fund to suffer, policy value you have allocated to a subaccount that invests in that underlying fund will be lower too. Market timing can cause you, any joint owner of the policy and your beneficiary(ies) under the policy a financial loss.

WE SEEK TO PREVENT MARKET TIMING. MARKET TIMING IS FREQUENT OR SHORT-TERM TRADING ACTIVITY. WE DO NOT ACCOMMODATE SHORT-TERM TRADING ACTIVITIES. DO NOT BUY A POLICY IF YOU WISH TO USE SHORT-TERM TRADING STRATEGIES TO MANAGE YOUR INVESTMENT. THE MARKET TIMING POLICIES AND PROCEDURES DESCRIBED BELOW APPLY TO TRANSFERS AMONG THE SUBACCOUNTS WITHIN THE POLICY. THE UNDERLYING FUNDS IN WHICH THE SUBACCOUNTS INVEST HAVE THEIR OWN MARKET TIMING POLICIES AND PROCEDURES. THE MARKET TIMING POLICIES OF THE UNDERLYING FUNDS MAY BE MORE RESTRICTIVE THAN THE MARKET TIMING POLICIES AND PROCEDURES WE APPLY TO TRANSFERS AMONG THE SUBACCOUNTS OF THE POLICY, AND MAY INCLUDE REDEMPTION FEES. WE RESERVE THE RIGHT TO MODIFY OUR MARKET TIMING POLICIES AND PROCEDURES AT ANY TIME WITHOUT PRIOR NOTICE TO YOU.

Market timing may hurt the performance of an underlying fund in which a subaccount invests in several ways, including but not necessarily limited to:

- diluting the value of an investment in an underlying fund in which a subaccount invests;

- increasing the transaction costs and expenses of an underlying fund in which a subaccount invests; and

- preventing the investment adviser(s) of an underlying fund in which a subaccount invests from fully investing the assets of the fund in accordance with the fund's investment objectives.


(1) This rider has a different name in some jurisdictions. (See Appendix B.)


38  RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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

Funds available as investment options under the policy that invest in securities that trade in overseas securities markets may be at greater risk of loss from market timing, as market timers may seek to take advantage of changes in the values of securities between the close of overseas markets and the close of U.S. markets. Also, the risks of market timing may be greater for underlying funds that invest in securities such as small cap stocks, high yield bonds, or municipal securities, that may be traded infrequently.

IN ORDER TO HELP PROTECT YOU AND THE UNDERLYING FUND FROM THE POTENTIALLY HARMFUL EFFECTS OF MARKET TIMING ACTIVITY, WE APPLY THE FOLLOWING MARKET TIMING POLICY TO DISCOURAGE FREQUENT TRANSFERS OF POLICY VALUE AMONG THE SUBACCOUNTS OF THE VARIABLE ACCOUNT:

WE TRY TO DISTINGUISH MARKET TIMING FROM TRANSFERS THAT WE BELIEVE ARE NOT HARMFUL, SUCH AS PERIODIC REBALANCING FOR PURPOSES OF AN ASSET ALLOCATION, DOLLAR-COST AVERAGING OR AN ASSET REBALANCING PROGRAM THAT MAY BE DESCRIBED IN THIS PROSPECTUS. THERE IS NO SET NUMBER OF TRANSFERS THAT CONSTITUTES MARKET TIMING. EVEN ONE TRANSFER IN RELATED ACCOUNTS MAY BE MARKET TIMING. WE SEEK TO RESTRICT THE TRANSFER PRIVILEGES OF A POLICY OWNER WHO MAKES MORE THAN THREE SUBACCOUNT TRANSFERS IN ANY 90 DAY PERIOD. WE ALSO RESERVE THE RIGHT TO REFUSE ANY TRANSFER REQUEST, IF, IN OUR SOLE JUDGMENT, THE DOLLAR AMOUNT OF THE TRANSFER REQUEST WOULD ADVERSELY AFFECT UNIT VALUES.

If we determine, in our sole judgment, that your transfer activity constitutes market timing, we may modify, restrict or suspend your transfer privileges to the extent permitted by applicable law, which may vary based on the state law that applies to your policy and the terms of your policy. These restrictions or modifications may include, but not be limited to:

- requiring transfer requests to be submitted only by first-class U.S. mail;

- not accepting hand-delivered transfer requests or requests made by overnight mail;

- not accepting telephone or electronic transfer requests;

- requiring a minimum time period between each transfer;

- not accepting transfer requests of an agent acting under power of attorney;

- limiting the dollar amount that you may transfer at any one time;

- suspending the transfer privilege; or

- modifying instructions under an automated transfer program to exclude a restricted fund if you do not provide new instructions.

Subject to applicable state law and the terms of each policy, we will apply the transfer policy described above to all policy owners uniformly in all cases. We will notify you in writing after we impose any modification, restriction or suspension of your transfer rights.

We cannot guarantee that we will be able to identify and restrict all market timing activity. Because we exercise discretion in applying the restrictions described above, we cannot guarantee that we will be able to restrict all market timing activity. In addition, state law and the terms of some policies may prevent us from stopping certain market timing activity. Market timing activity that we are unable to identify and/or restrict may impact the performance of the underlying funds and may result in lower policy values.

IN ADDITION TO THE MARKET TIMING POLICY DESCRIBED ABOVE, WHICH APPLIES TO TRANSFERS AMONG THE SUBACCOUNTS WITHIN YOUR POLICY, YOU SHOULD CAREFULLY REVIEW THE MARKET TIMING POLICIES AND PROCEDURES OF THE UNDERLYING FUNDS. THE MARKET TIMING POLICIES AND PROCEDURES OF THE UNDERLYING FUNDS MAY BE MATERIALLY DIFFERENT THAN THOSE WE IMPOSE ON TRANSFERS AMONG THE SUBACCOUNTS WITHIN YOUR POLICY AND MAY INCLUDE MANDATORY REDEMPTION FEES AS WELL AS OTHER MEASURES TO DISCOURAGE FREQUENT TRANSFERS. AS AN INTERMEDIARY FOR THE UNDERLYING FUNDS, WE ARE REQUIRED TO ASSIST THEM IN APPLYING THEIR MARKET TIMING POLICIES AND PROCEDURES TO TRANSACTIONS INVOLVING THE PURCHASE AND EXCHANGE OF FUND SHARES. THIS ASSISTANCE MAY INCLUDE, BUT NOT BE LIMITED TO, PROVIDING THE UNDERLYING FUND UPON REQUEST WITH YOUR SOCIAL SECURITY NUMBER, TAXPAYER IDENTIFICATION NUMBER OR OTHER UNITED STATES GOVERNMENT-ISSUED IDENTIFIER AND THE DETAILS OF YOUR POLICY TRANSACTIONS INVOLVING THE UNDERLYING FUND. AN UNDERLYING FUND, IN ITS SOLE DISCRETION, MAY INSTRUCT US AT ANY TIME TO PROHIBIT YOU FROM MAKING FURTHER TRANSFERS OF POLICY VALUE TO OR FROM THE UNDERLYING FUND, AND WE MUST FOLLOW THIS INSTRUCTION. WE RESERVE THE RIGHT TO ADMINISTER AND COLLECT ON BEHALF OF AN UNDERLYING FUND ANY REDEMPTION FEE IMPOSED BY AN UNDERLYING FUND. MARKET TIMING POLICIES AND PROCEDURES ADOPTED BY UNDERLYING FUNDS MAY AFFECT YOUR INVESTMENT IN THE POLICY IN SEVERAL WAYS, INCLUDING BUT NOT LIMITED TO:

- Each fund may restrict or refuse trading activity that the fund determines, in its sole discretion, represents market timing.

- Even if we determine that your transfer activity does not constitute market timing under the market timing policies described above which we apply to transfers you make under the policy, it is possible that the underlying fund's market timing policies and procedures, including instructions we receive from a fund, may require us to reject your transfer request. For example, while we disregard transfers permitted under any asset allocation, dollar-cost averaging or asset rebalancing

RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  39
  program that may be described in this prospectus, we cannot guarantee that an underlying fund's market timing policies and procedures will do so. Orders we place to purchase fund shares for the variable account are subject to acceptance by the fund. We reserve the right to reject without prior notice to you any transfer request if the fund does not accept our order.

- Each underlying fund is responsible for its own market timing policy, and we cannot guarantee that we will be able to implement specific market timing policies and procedures that a fund has adopted. As a result, a fund's returns might be adversely affected, and a fund might terminate our right to offer its shares through the variable account.

- Funds that are available as investment options under the policy may also be offered to other intermediaries who are eligible to purchase and hold shares of the fund, including without limitation, separate accounts of other insurance companies and certain retirement plans. Even if we are able to implement a fund's market timing policies, we cannot guarantee that other intermediaries purchasing that same fund's shares will do so, and the returns of that fund could be adversely affected as a result.

FOR MORE INFORMATION ABOUT THE MARKET TIMING POLICIES AND PROCEDURES OF AN UNDERLYING FUND, AND THE RISKS THAT MARKET TIMING POSE TO THAT FUND AND TO DETERMINE WHETHER AN UNDERLYING FUND HAS ADOPTED A REDEMPTION FEE, SEE THAT FUND'S PROSPECTUS.

FIXED ACCOUNT TRANSFER POLICIES
- You must make transfers from the fixed account during a 30-day period starting on a policy anniversary, except for automated transfers, which can be set up for monthly, quarterly or semiannual transfer periods.

- If we receive your request to transfer amounts from the fixed account within 30 days before the policy anniversary, the transfer will become effective on the anniversary.

- If we receive your request on or within 30 days after the policy anniversary, the transfer will be effective on the day we receive it.

- We will not accept requests for transfers from the fixed account at any other time.


- If you have made a transfer from the fixed account to one or more subaccounts, you may not make a transfer from any subaccount back to the fixed account until the next policy anniversary.


MINIMUM TRANSFER AMOUNTS
From a subaccount to another subaccount or the fixed account:

- For mail and telephone transfers -- $250 or the entire subaccount balance, whichever is less.

- For automated transfers -- $50.

From the fixed account to a subaccount:

- For mail and telephone transfers -- $250 or the entire fixed account balance minus any outstanding indebtedness, whichever is less.

- For automated transfers -- $50.

MAXIMUM TRANSFER AMOUNTS
None.

MAXIMUM NUMBER OF TRANSFERS PER YEAR
You may make transfers by mail or telephone. However, we reserve the right to limit transfers by mail or telephone to five per policy year. In addition to transfers by mail or telephone, you may make automated transfers subject to the restrictions described below.

AUTOMATED TRANSFERS

In addition to written and telephone requests, you can arrange to have policy value transferred from one account to another automatically. Your sales representative can help you set up an automated transfer.


AUTOMATED TRANSFER POLICIES
- Only one automated transfer arrangement can be in effect at any time. You can transfer policy values to one or more subaccounts and the fixed account, but you can transfer from only one account.

- You can start or stop this service by written request. You must allow seven days for us to change any instructions that are currently in place.

- You cannot make automated transfers from the fixed account in an amount that, if continued, would deplete the fixed account within 12 months.

- If you made a transfer from the fixed account to one or more subaccounts, you may not make a transfer from any subaccount back to the fixed account until the next policy anniversary.


40 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

- If you submit your automated transfer request with an application for a policy, automated transfers will not take effect until the policy is issued.

- If the value of the account from which you are transferring policy value is less than the $50 minimum, we will stop the transfer arrangement automatically.

- The balance in any account from which you make an automated transfer must be sufficient to satisfy your instructions. If not, we will suspend your entire automated arrangement until the balance is adequate.

- If we must suspend your automated transfer arrangement for six months, we reserve the right to discontinue the arrangement in its entirety.

- Automated transfers are subject to all other policy provisions and terms including provisions relating to the transfer of money between the fixed account and the subaccounts. (EXCEPTION: The maximum number of transfers per year provision does not apply to automated transfers.)

- You may make automated transfers by choosing a schedule we provide.

AUTOMATED DOLLAR-COST AVERAGING
You can use automated transfers to take advantage of dollar-cost averaging -- investing a fixed amount at regular intervals. For example, you might have a set amount transferred monthly from a relatively conservative subaccount to a more aggressive one, or to several others.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the underlying fund. Since you invest the same amount each period, you automatically acquire more units when the market value falls, fewer units when it rises. The potential effect is to lower your average cost per unit. There is no charge for dollar-cost averaging.


HOW DOLLAR-COST AVERAGING WORKS


                                                                                           NUMBER
By investing an equal number                                  AMOUNT     ACCUMULATION     OF UNITS
of dollars each month.                              MONTH    INVESTED     UNIT VALUE     PURCHASED

                                                     Jan       $100           $20           5.00

                                                     Feb        100            18           5.56

you automatically buy                                Mar        100            17           5.88

more units when the                    (ARROW)       Apr        100            15           6.67

per unit market price is low.                        May        100            16           6.25

                                                     June       100            18           5.56

                                                     July       100            17           5.88

and fewer units                                      Aug        100            19           5.26

when the per unit                      (ARROW)       Sept       100            21           4.76

market price is high.                                Oct        100            20           5.00


You have paid an average price of only $17.91 per unit over the ten months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value, nor will it protect against a decline in value if market prices fall. Because this strategy involves continuous investing, your success with dollar-cost averaging will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals.

You may make dollar-cost averaging transfers by choosing a schedule we provide.



ASSET REBALANCING
Subject to availability, you can ask us in writing to reallocate the variable subaccount portion of your policy value according to the percentages (in whole percentage amounts) that you choose. The policy value must be at least $2,000 at the time of the rebalance. Asset rebalancing does not apply to the fixed account. We automatically will rebalance the variable subaccount portion of your policy value either quarterly, semiannually or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your policy value so that the value in each subaccount matches your current subaccount percentage allocations. We rebalance by transferring policy value between subaccounts. Transfers for this purpose are not subject to the maximum number of transfers provisions above.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  41

You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your policy value. You must allow 30 days for us to change any instructions that currently are in place. There is no charge for asset rebalancing. For more information on asset rebalancing, contact your sales representative.


POLICY LOANS

You may borrow against your policy by written or telephone request. (See "Two Ways to Request a Transfer, Loan or Surrender" for the address and telephone numbers for your requests.) Generally, we will process your loan within seven days after we receive your request in good order at our home office (for exceptions -- see "Deferral of Payments," under "Payment of Policy Proceeds"). We will mail loan payments to you by regular mail. If you request express mail delivery or an electronic fund transfer to your bank, we will charge a fee. For instructions, please contact your sales representative.

MINIMUM LOAN AMOUNTS
$500 ($200 for Connecticut residents) or the remaining loan value, whichever is less.

MAXIMUM LOAN AMOUNTS


- 90% of the policy value minus surrender charges.

- For phone requests, the maximum loan amount is $100,000.

The amount available at any time for a new loan is the maximum loan value less any existing indebtedness. When we compute the amount available, we reserve the right to deduct from the loan value interest for the period until the next policy anniversary and monthly deductions that we will take until the next policy anniversary.

ALLOCATION OF LOANS TO ACCOUNTS
Unless you specify otherwise, we will make the loan from the fixed account and the subaccounts in proportion to their values at the end of the valuation period during which we receive your request. When we make a loan from a subaccount, we redeem accumulation units and transfer the proceeds into the fixed account. In determining these proportions, we first subtract the amount of any outstanding indebtedness from the fixed account value.

REPAYMENTS
We will allocate loan repayments to subaccounts and/or the fixed account using the premium allocation percentages in effect unless you tell us otherwise. Repayments must be in amounts of at least $25.

OVERDUE INTEREST
If you do not pay accrued interest when it is due, we will increase the amount of indebtedness in the fixed account to cover the amount due. Interest added to a policy loan will be charged the same interest rate as the loan itself. We will take that interest from the fixed account and the subaccounts with value on a pro-rata basis. If the value in the fixed account or any subaccount is not enough to pay the interest allocated, we will take all of the interest from all of the accounts in proportion to their value, minus indebtedness.

EFFECT OF POLICY LOANS
A policy loan, whether or not repaid, affects cash value over time because the loan amount is subtracted from the subaccounts and/or fixed account as collateral. The loan collateral does not participate in the investment performance of the subaccounts. The loan collateral earns interest at the minimum rate guaranteed in the fixed account at the applicable guaranteed interest rate. (See "The Fixed Account.") A loan reduces the policy surrender value. If the loan causes the cash surrender value to drop to zero, the policy will lapse. The death benefit is reduced by loan indebtedness. A loan may also cause the NLG or minimum initial premium period to terminate.

If you have the AdvanceSource rider(1) on your policy, upon notice of claim additional policy loans are not permitted. This does not include policy loans taken to pay for interest due on an existing policy loan. If there is an outstanding policy loan at the time of an AdvanceSource rider monthly benefit payment, that benefit payment will be reduced to repay a portion of the policy loan. This rule does not apply in Massachusetts.

POLICY SURRENDERS

You may take a full or a partial surrender by written request. We may, but are not required to, accept a full or partial surrender request from you by phone. (See "Two Ways to Request a Transfer, Loan or Surrender" for address and telephone numbers for

(1) This rider has a different name in some jurisdictions. (See Appendix B.)


42 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS your requests.) We will process your surrender request on the valuation date we receive it. If we receive your surrender request at our home office before the close of business, we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request. If we receive your surrender request at our home office in good order at or after the close of business, we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request. We may require you to return your policy. Generally, we will process your payment within seven days (for exceptions -- see "Deferral of Payments" under "Payment of Policy Proceeds"). We will mail surrender payments to you by regular mail. If you request express mail delivery, we will charge a fee. You may also request that payment be wired to your bank. We will charge a fee if you request an electronic fund transfer to your bank. For instructions, please contact your sales representative.

TOTAL SURRENDERS
If you surrender your policy, you receive its cash surrender value, which is the policy value minus outstanding indebtedness and applicable surrender charges. (See "Loads, Fees and Charges.")

PARTIAL SURRENDERS
After the first policy year, you may take a partial surrender of any amount from $500 up to 90% of the policy's cash surrender value. Partial surrenders by telephone are limited to $100,000. Unless you specify otherwise, we will make partial surrenders from the fixed account and subaccounts in proportion to their values at the end of the valuation period during which we receive your request. In determining these proportions, we first subtract the amount of any outstanding indebtedness from the fixed account value.

EFFECT OF PARTIAL SURRENDERS


- A partial surrender will reduce the policy value by the amount of the partial surrender and the partial surrender charge. (See "Fee Tables" and "Loads, Fees and Charges.")

- A partial surrender will reduce the death benefit by the amount of the partial surrender and charge, or, if the death benefit is based on the applicable percentage of policy value, by an amount equal to the applicable percentage times the amount of the partial surrender.

- A partial surrender may terminate the NLG option. We deduct the surrender amount from total premiums you paid, which may reduce the total below the level required to keep the NLG in effect.

- If Option 1 is in effect, a partial surrender will reduce the specified amount by the amount of the partial surrender and charge. We will deduct this decrease from the current specified amount in this order:


  First from the initial specified amount when the policy was issued;



  Then from the increases successively following the initial specified amount.


Because they reduce the specified amount, partial surrenders may affect the cost of insurance. We will not allow a partial surrender if it would reduce the specified amount below the required minimum. (See "Decreases" under "Proceeds Payable Upon Death.")

- If Option 2 is in effect, a partial surrender does not affect the specified amount.

TWO WAYS TO REQUEST A TRANSFER, LOAN OR SURRENDER

Provide your name, policy number, Social Security Number or Taxpayer Identification Number* when you request a transfer, loan or partial surrender.

 1  BY MAIL

Regular mail:

RIVERSOURCE LIFE INSURANCE COMPANY
70100 AMERIPRISE FINANCIAL CENTER
MINNEAPOLIS, MN 55474

Express mail:

RIVERSOURCE LIFE INSURANCE COMPANY
70200 AMERIPRISE FINANCIAL CENTER
MINNEAPOLIS, MN 55474

* Failure to provide a Social Security Number or Taxpayer Identification Number may result in mandatory income tax withholding on the taxable portion of the distribution.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  43

 2  BY PHONE

1-800-862-7919 (TOLL FREE)

- We answer telephone requests promptly, but you may experience delays when call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.

- We will honor any telephone transfer, loan or partial surrender requests believed to be authentic and will use reasonable procedures to confirm that they are. These include asking identifying questions and recording calls. As long as these procedures are followed, neither we nor our affiliates will be liable for any loss resulting from fraudulent requests.

- We make telephone transfers, loans and partial surrenders available automatically. If you do not want telephone transfers, loans and partial surrenders to be made from your account, please write and tell us.

PAYMENT OF POLICY PROCEEDS

We will pay proceeds when:

- you surrender the policy; or

- the insured dies.

We pay all proceeds by check (unless the beneficiary has chosen to have death benefit proceeds directly deposited into another Ameriprise Financial, Inc. account). If the beneficiary chooses the checking account option, the proceeds will be deposited into an interest bearing checking account issued by Ameriprise Bank, FSB, member FDIC unless the beneficiary fails to meet the requirements of using this option. Additional options available under the policy are described in "Payment Options." We will compute the amount of the death benefit and pay it in a lump sum unless you select one of the payment options below. We will pay interest at a rate not less than 1% per year on lump sum death proceeds, from the date of the insured's death to the settlement date (the date on which proceeds are paid in a lump sum or first placed under a payment option).

PAYMENT OPTIONS
During the insured's lifetime, you may request in writing that we pay policy proceeds under one or more of the three payment options below. The beneficiary may also select a payment option, unless you say that he or she cannot. You decide how much of the proceeds will be placed under each option (minimum:
$5,000). We will transfer any such amount to our general investment account. You may also make a written request to change a prior choice of payment option or, if we agree, to elect a payment option other than the three listed below. Unless we agree otherwise, payments under all options must be made to a natural person.

OPTION A -- INTEREST PAYMENTS: We will pay interest on any proceeds placed under this option at a rate of 1% per year compounded annually, at regular intervals and for a period that is agreeable to both you and us. At the end of any payment interval, you may withdraw proceeds in amounts of at least $100. At any time, you may withdraw all of the proceeds that remain or you may place them under a different payment option approved by us.

OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for the number of years you specify. We will furnish monthly amounts for payment periods at your request, without charge.

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. We will guarantee payment for 5, 10 or 15 years. We will furnish settlement rates for any year, age and sex, or any combination of year, age and sex at your request, without charge.

DEFERRAL OF PAYMENTS
We reserve the right to defer payments of cash surrender value, policy loans or variable death benefits in excess of the specified amount if:

- the payment includes a premium payment check that has not cleared;

- the NYSE is closed, except for normal holiday and weekend closings;

- trading on the NYSE is restricted, according to SEC rules;

- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or

- the SEC permits us to delay payments for the protection of security holders.

- the Columbia Variable Portfolio - Cash Management Fund suspends payments of redemption proceeds in connection with a liquidation of the fund. In that case we will delay payment of any transfer, surrender, loan or death benefit from the fund until the fund is liquidated.


44 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

We may delay payment of any loans or surrenders from the fixed account up to six months from the date we receive the request in good order. If we postpone the payment of the surrender proceeds by more than 30 days, we will pay you interest on the amount surrendered at an annual rate of 2% for the period of postponement.

FEDERAL TAXES

The following is a general discussion of the policy's federal income tax implications. It is not intended as tax advice. Because the effect of taxes on the value and benefits of your policy depends on your individual situation, YOU SHOULD CONSULT A TAX ADVISOR TO FIND OUT HOW THESE GENERAL CONSIDERATIONS APPLY TO YOU. The discussion is based on our understanding of current federal income tax laws and of how the IRS currently interprets them. Both the laws and their interpretation may change.

You should make the decision as to who the owner and the beneficiary will be after consultation with your tax and legal advisors. These decisions may significantly affect the amount due for income tax, gift tax and estate or inheritance tax and also your ownership rights to the policy.

The policy is intended to qualify as a life insurance policy for federal income tax purposes. To that end, the provisions of the policy are to be interpreted to ensure or maintain this tax qualification. We reserve the right to change the policy in order to ensure that it will continue to qualify as life insurance for tax purposes. We will send you a copy of any changes.

FEDERAL INCOME TAX REPORTING AND WITHHOLDING: If any amounts are (or are deemed to be) current taxable income to the policy owner, such amounts will generally be subject to federal income tax and possibly a tax penalty, and may be subject to withholding pursuant to the Code. (See "Taxation of Policy Proceeds.") Such amounts will also be subject to tax reporting. Reporting may also be required in the event of a policy exchange or other distributions from the policy even if no amounts are currently subject to tax. State income tax reporting and withholding may also apply.

DIVERSIFICATION AND INVESTOR CONTROL: A variable life insurance policy must meet a diversification test under Section 817(h) of the Code and is subject to an investor control rule. Failure to meet either of these tests means that a life insurance policy fails to qualify as a life insurance policy for federal income tax purposes. The diversification test requires the underlying funds to be invested in a diversified portfolio of assets based on IRS rules. The investor control rule has been established in a number of published rulings issued by the IRS. According to the IRS, determining whether the policy owner has sufficient incidents of ownership over assets invested in the subaccounts to be considered the owner of those assets depends on all of the relevant facts and circumstances. The IRS has provided guidance on several factors that, if present, would suggest investor control exists, or, alternatively, would indicate that investor control does not exist. The IRS has to date not yet ruled on several other issues. We reserve the right to modify the policy, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccounts' assets.

RIVERSOURCE LIFE'S TAX STATUS
We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which the subaccount invests and becomes part of the subaccount's value. This investment income, including realized capital gains, is not subject to any withholding for federal or state income taxes. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable life insurance policies or in our tax status as we then understand it.

TAXATION OF POLICY PROCEEDS
DEATH BENEFIT PROCEEDS: The death benefit paid to the beneficiary generally is not considered income to the beneficiary and is not subject to federal income taxes. When the proceeds are paid on or after the insured's attained insurance age 120, if the amount received plus any indebtedness exceeds your investment in the policy, the excess may be taxable as ordinary income.

DEATH BENEFIT PROCEEDS UNDER PAYMENT OPTION A: The death benefit proceeds are not subject to income tax, but payments of interest are and will be reported as taxable.

DEATH BENEFIT PROCEEDS UNDER PAYMENT OPTIONS B AND C: A portion of each payment will be taxed as ordinary income and a portion will be considered a return of the beneficiary's investment in the policy and will not be taxed. The beneficiary's investment in the policy is the death benefit proceeds applied to the payment options. Under Option C only, any payments made after the investment in the policy is fully recovered will be subject to tax. Any taxable earnings will be reported to you.

PRE-DEATH PROCEEDS (SEE THE FOLLOWING TABLE.): Generally, part or all of any pre-death proceeds received through full surrender, lapse, partial surrender, policy loan, assignment of policy value, or payment options may be subject to federal income tax as ordinary income to the extent of earnings that are distributed. It is possible that the amount of taxable income generated at the lapse or surrender of a policy with a loan may exceed the actual amount of cash received. In some cases, the

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

tax liability depends on whether the policy is a modified endowment contract (explained in the following table). The taxable amount may also be subject to an additional 10% penalty tax if the policy is a modified endowment contract and you are younger than age 59 1/2. (See "Penalty tax" under "Modified Endowment Contracts.")

              SOURCE OF PROCEEDS                        TAXABLE PORTION OF PRE-DEATH PROCEEDS

NON-MODIFIED ENDOWMENT CONTRACTS:              TAXABLE PORTION OF PRE-DEATH PROCEEDS:

Full surrender:                                You will be taxed on the amount received, plus any
                                               indebtedness, minus your investment in the policy.(1)
                                               You will be taxed on any earnings generated in the
                                               policy -- earnings in policy cash value and earnings
                                               previously taken via existing loans. It could be the
                                               case that a policy with a relatively small existing
                                               cash surrender value could have significant earnings
                                               that will be taxed upon surrender of the policy.

Lapse:                                         You will be taxed on any indebtedness minus your
                                               investment in the policy.(1) You will be taxed on any
                                               earnings generated in the policy -- earnings in policy
                                               cash value and earnings previously taken via existing
                                               loans. It could be the case that a policy with a
                                               relatively small existing cash surrender value could
                                               have significant earnings that will be taxed upon lapse
                                               of the policy.

Partial Surrenders:                            Generally, if the amount received is greater than your
                                               investment in the policy,(1) the amount in excess of
                                               your investment is taxable. However, during the first
                                               15 policy years, a different amount may be taxable if
                                               the partial surrender results in or is necessitated by
                                               a reduction in benefits.

Policy loans and assignments and pledges:      None.(2)
------------------------------------------------------------------------------------------------------

MODIFIED ENDOWMENT CONTRACTS:(3)               TAXABLE PORTION OF PRE-DEATH PROCEEDS:

Full surrender:                                You will be taxed on the amount received, plus any
                                               indebtedness, minus your investment in the policy.(1)
                                               You will be taxed on any earnings generated in the
                                               policy -- earnings in policy cash value and earnings
                                               previously taken via existing loans.

Lapse:                                         You will be taxed on any indebtedness minus your
                                               investment in the policy.(1)

Partial Surrenders:                            You will be taxed on the lesser of:
                                               - the amount received; or
                                               - policy value minus your investment in the policy.(1)

Policy loans and assignments and pledges:      You will be taxed on the lesser of:
                                               - the amount of the loan/assignment; or
                                               - policy value minus your investment in the policy.(1)
------------------------------------------------------------------------------------------------------

PAYMENT OPTIONS: PRE-DEATH PROCEEDS            OPTION A: Treated as a full surrender and earnings are
(APPLICABLE TO NON-MODIFIED ENDOWMENT          taxed and may be subject to an additional 10% penalty
CONTRACTS AND MODIFIED ENDOWMENT               tax for modified endowment contracts. Interest is taxed
CONTRACTS):                                    (but not subject to an additional 10% penalty tax).

                                               OPTIONS B AND C: A portion of each payment is taxed and
                                               a portion is considered a return on investment in the
                                               policy(1) and not taxed. Any indebtedness at the time
                                               the option is elected is treated as a partial surrender
                                               and earnings are taxed (and may be subject to an
                                               additional 10% penalty tax for modified endowment
                                               contracts). Payments made after the investment in the
                                               policy(1) is fully recovered are taxed (and may be
                                               subject to an additional 10% penalty tax for modified
                                               endowment contracts).
------------------------------------------------------------------------------------------------------




(1) Investment in the policy is equal to premiums paid, minus the nontaxable portion of any previous partial surrenders, plus taxable portion of any previous policy loans (for non-modified endowment contracts, it is unlikely that any previous policy loans were taxable).
(2) However, should the policy later be surrendered or lapse with outstanding indebtedness, see discussion related to "full surrender" or "lapse" under "Source of Proceeds" in the "Non-modified Endowment Contracts" section shown above for the explanation of tax treatment.
(3) Any taxable portion of pre-death proceeds may be subject to a 10% penalty tax (exceptions apply -- see "Penalty tax" under "Modified Endowment Contracts.")


46  RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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MODIFIED ENDOWMENT CONTRACTS
Your policy is a modified endowment contract if the premiums you pay in the first seven years of the policy, or the first seven years following a material change, exceed certain limits.

If you exchanged a policy that is a modified endowment contract, your new policy also will be a modified endowment contract. If you exchanged a policy that is a non-modified endowment contract, your new policy may become a modified endowment contract.

We have procedures for monitoring whether your policy becomes a modified endowment contract. We calculate modified endowment contract limits when we issue the policy. We base these limits on the benefits we provide under the policy and on the risk classification, sex and age of the insured. We recalculate these limits later if certain increases or reductions in benefits occur.

If you pay a premium that causes your policy to become a modified endowment contract under the Code, we will notify you in writing. If you do not want your policy to remain a modified endowment contract, you can choose one of the following options within the time period stated in the notice:

- ask us to refund the excess premium that caused the policy to become a modified endowment contract, plus interest; or

- ask us to apply the excess premium to your policy at a later date when it would not cause the policy to become a modified endowment contract.

You do not have to choose either of these options, but your policy will then remain a modified endowment contract for the life of the policy. (See "Modified Endowment Contracts" in the table under "Taxation of Policy Proceeds.")

INCREASES IN BENEFITS: We recalculate limits when an increase is a "material change." Almost any increase you request, such as an increase in specified amount, the addition of a rider benefit or an increase in an existing rider benefit,(1) is a material change. An automatic increase under the terms of your policy, such as an increase in death benefit due to operation of the applicable percentage table described in the "Proceeds Payable upon Death" section or an increase in policy value growth under Option 2, generally is not a material change. A policy becomes a modified endowment contract if premiums you pay in the first seven years following a material change exceed the recalculated limits.

REDUCTIONS IN BENEFITS: When you reduce benefits within seven years after we issue the policy or after the most recent material change, we recalculate the limits as if the reduced level of benefits had been in effect for the entire applicable seven-year period. In most cases, this recalculation will further restrict the amount of premiums that you can pay without exceeding modified endowment contract limits. If the premiums you have already paid exceed the recalculated limits, the policy will become a modified endowment contract with applicable tax implications even if you do not pay any further premiums.

DISTRIBUTIONS AFFECTED: Modified endowment contract rules apply to distributions in the year the policy becomes a modified endowment contract and in all subsequent years. In addition, the rules apply to distributions taken two years before the policy becomes a modified endowment contract because the IRS presumes that you took a distribution in anticipation of that event.

SERIAL PURCHASE OF MODIFIED ENDOWMENT CONTRACTS: The IRS treats all modified endowment contracts issued by the same insurer (or possibly affiliated companies of the insurer) to the same owner during any calendar year as one policy for purposes of determining the amount of any loan or distribution that is taxable.

PENALTY TAX: If a policy is a modified endowment contract, the taxable portion of pre-death proceeds from a full surrender, lapse, partial surrender, policy loan or assignment of policy value or certain payment options may be subject to a 10% penalty tax unless:

- the distribution occurs on or after the date that the owner attains age
  59 1/2;

- the distribution is attributable to the owner becoming disabled (within the meaning of Section 72(m)(7) of the Code); or

- the distribution is part of a series of substantially equal periodic payments made at least once a year over the life (or life expectancy) of the owner or over the joint lives (or life expectancies) of the owner and the owner's beneficiary.

(See "Taxation of Policy Proceeds" "Pre-death proceeds" and accompanying table.)

OTHER TAX CONSIDERATIONS

INTEREST PAID ON POLICY LOANS: Generally, no deduction is allowed for interest on any policy loan except as provided by Section 264(e) of the Code. Section 264(e) allows a deduction for interest paid or accrued after Oct. 13, 1995, on certain policy loans up to $50,000 only for key person insurance purchased by employers. Other significant limitations apply. In addition, no deduction is allowed for interest on any policy loan (even under Section 264(e)) if the loan interest is "personal interest".


POLICY CHANGES: Changing ownership, exchanging or assigning the policy may have income, gift and estate tax consequences, depending on the circumstances.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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

1035 EXCHANGES: See "Exchange/Replacement Risk" under "Policy Risk" for potential risks associated with 1035 exchanges. Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts, annuity contracts and qualified long-term care insurance contracts while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the cost basis from the old policy or contract to the new policy or contract. A 1035 exchange is a transfer from one policy or contract to another policy or contract. The following are nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract, and (4) the exchange of a qualified long-term care insurance contract for a qualified long-term care insurance contract. Additionally, other rules apply. Depending on the issue date of your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old policy or contract. If the life insurance policy has an outstanding loan, there may be tax consequences.

OTHER TAXES: Federal estate tax, state and local estate or inheritance tax, federal or state gift tax and other tax consequences of ownership or receipt of policy proceeds will also depend on the circumstances. Currently, partial exchanges of life insurance policies are not allowed under the Code. All of these laws are subject to change.

TAX-DEFERRED RETIREMENT PLANS: The policy may be used in conjunction with certain retirement plans that are already tax-deferred under the Code. The policy will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is tax-deferred. Since the rules governing such use are complex, a purchaser should consult a competent pension consultant, tax advisor and legal advisor prior to purchasing a policy in conjunction with a retirement plan, and consider, without limitation, (i) the deductibility to the employer and the inclusion in gross income to the employee of amounts used to purchase insurance in conjunction with a qualified retirement plan, (ii) the taxation of insurance proceeds upon death for insurance in conjunction with a qualified retirement plan, (iii) purchase of insurance in conjunction with the retirement plan, (iv) any limitation on the amount of life insurance that is allowed to be purchased by a qualified plan in order for a plan to maintain its qualified status, and (v) the tax treatment of the policy should the policy be distributed by a qualified plan to a participant in the qualified plan.

On July 6, 1983, the Supreme Court held in Norris v. Arizona Governing Committee that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of sex. Since the policy's cost of insurance rates and purchase rates for certain settlement options distinguish between men and women, employers and employee organizations should consult with their legal advisors before purchasing the policy for any employment-related insurance or benefit program.

EMPLOYER-OWNED LIFE INSURANCE: The Pension Protection Act (PPA) passed in August of 2006 and enacted Section 101(j) of the Code. This section adds new requirements that business owners/employers must meet regarding employer-owned life insurance (EOLI). An EOLI policy is any life insurance policy owned by a person engaged in a trade or business and under which such person or any related person is directly or indirectly a beneficiary under the policy; the policy covers the life of an employee of the employer (or a related person).

To be tax free, an EOLI policy must meet one of four enumerated conditions and must provide notice to, and receive consent from, covered employees. A Form 8925 must be filed with the IRS that requires the employer to provide the IRS with certain information regarding the EOLI policy. Finally, the regulations impose recordkeeping requirements on the employer (or certain other persons).

ADVANCESOURCE RIDER:(1) This rider is intended to be federally tax-qualified long-term care insurance under Section 7702B(b) of the Code, as adopted by the Health Insurance Portability and Accountability Act of 1996 -- Public Law 104-
191. Benefits received under the rider are intended to qualify for exclusion from federal income tax within the limits of the Code. Receipt of benefits in excess of those limits may be taxable. For this purpose, benefits under other contracts paying long-term care benefits are included in determining whether benefits exceed the limits imposed by the Code. Any charges for this rider that are deducted from the cash value of the life insurance contract will not be included in taxable income. The investment in the contract, however, is reduced (but not below zero) by the amount of the charge.

SPLIT DOLLAR ARRANGEMENTS
The following is a general discussion of the federal income tax implications of a split dollar arrangement entered into under the regulations issued on Sept. 11, 2003 and that apply to arrangements entered into or materially modified after Sept. 17, 2003. You should consult your legal and tax advisors before developing or entering into a split dollar arrangement.


(1) This rider has a different name in some jurisdictions. (See Appendix B.)


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

A life insurance policy purchased as part of a split dollar arrangement provides funding for individual cash value life insurance. The arrangement divides or "splits" between two parties the death benefit and the cash value of the policy or other economic benefits under the contract. The objective of a split dollar arrangement is to join together the life insurance needs of one party with the premium paying ability of another. Often this means cooperation between an employee and his or her employer, but the arrangement may be used in other relationships -- corporation-shareholder, parent-child, donor-donee.

The Treasury regulations define a split dollar life insurance arrangement as any arrangement between an owner of a life insurance contract and a non-owner of the contract under which either party to the arrangement pays all or part of the premiums, and one of the parties paying the premiums is entitled to recover (either conditionally or unconditionally) all or any portion of those premiums and such recovery is to be made from, or is secured by, the proceeds of the contract. The definition is not intended to include life insurance plans where only one party has all the rights to the policy such as group-term plans (Section 79 of the Code), executive bonus arrangements or key-person plans.

MUTUALLY EXCLUSIVE REGIMES
The regulations provide for two mutually exclusive regimes for taxing split-dollar life insurance arrangements. The regulations apply for purposes of income tax, gift tax, FICA, FUTA, RRTA, SECA, and wage withholding. The regulations require both the owner and non-owner of a life insurance contract to fully account for all amounts under the arrangement under the rules that apply to the regime under which the arrangement is taxed.

  - ECONOMIC BENEFIT SPLIT DOLLAR: Under the economic benefit regime, the owner of the life insurance contract is treated as providing economic benefits to the non-owner of the contract. The economic benefit regime generally will govern the taxation of endorsement arrangements. In addition, a special rule requires the economic benefit regime to apply (and the loan regime not to apply) to any split-dollar life insurance arrangement if: (i) the arrangement is entered into in connection with the performance of services, and the employee or service provider is not the owner of the life insurance contract; or (ii) the arrangement is entered into between a donor and a donee (for example, a life insurance trust) and the donee is not the owner of the life insurance contract.

  The value of the economic benefits, reduced by any consideration paid by the non-owner to the owner, is treated as transferred from the owner to the non-owner. The tax consequences of that transfer will depend on the relationship between the owner and the non-owner. Thus, the transfer may constitute a payment of compensation, a dividend, a gift, or a transfer having a different tax character. The possible economic benefits provided to the non-owner can include the value of current life insurance coverage, any portion of the cash surrender value available to the non-owner, and any other economic benefit.

  - LOAN (COLLATERAL ASSIGNMENT) SPLIT DOLLAR: Under the loan regime, the non-owner of the life insurance policy is treated as loaning the amount of its premium payments to the owner of the policy. Generally, the policy is held as collateral for the loan. The loan regime generally will govern the taxation of collateral assignment arrangements. Under the regulations, a payment made pursuant to a split dollar arrangement is a split dollar loan and the owner and non-owner are treated, respectively, as borrower and lender if (i) the payment is made either directly or indirectly by the non-owner to the owner; (ii) the payment is either a loan under general principals of Federal tax law or a reasonable person would expect the payment to be repaid in full to the non-owner (whether with or without interest); and (iii) the repayment is to be made from, or is secured by, either the policy's death benefit proceeds or its cash surrender value. If a split dollar loan does not provide for sufficient interest, the loan generally is treated as a below-market split dollar loan subject to Section 7872 of the Code and Section 1.7872-15 of the Treasury regulations. If the split dollar loan provides for sufficient interest, then, except as provided in Section 1.7872-15 of the Treasury regulations, the loan is subject to the general rules for debt instruments (including the rules for original issue discount under Sections 1271 through 1275 of the Code). In general, interest on a split dollar loan is not deductible by the borrower.

EOLI REQUIREMENTS MAY APPLY
For situations in which the owner and beneficiary of a policy is the employer of an insured employee, the requirements of Section 101(j) of the Code may apply (see "Employee-Owned Life Insurance"). IRS Notice 2008-42 provides guidance to the application of Section 101(j) to split-dollar arrangements. Discuss your situations with appropriate legal counsel.

TAXATION -- DETERMINED BY POLICY OWNERSHIP
The tax treatment will depend on the structure of the agreement and who is deemed to be the owner of the policy. The specific tax ramifications (i.e. compensation, gift taxes, etc.) will depend on the relationship between the owner and the non-owner. The regulations have taken a simple approach to determine which of the two regimes applies, based on policy ownership. Generally, the owner is the person named as owner under the policy. However, certain exceptions apply and special rules are provided for determining the owner if two or more persons are designated as policy owners or where different types of trusts hold the policy. If you are considering a split dollar arrangement, you should consult your legal and tax advisor.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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

SECTION 409A
The regulations under Section 409A of the Code explain that a split-dollar life insurance policy may be subject to the general rules for the taxation of non-qualified deferred compensation plans in Section 409A. IRS Notice 2007-34 provides guidance regarding the application of Section 409A to split-dollar arrangements.

DISTRIBUTION OF THE POLICY

RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as the principal underwriter and general distributor of the policy. Its office is located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

SALES OF THE POLICY
- Only securities broker-dealers ("selling firms") registered with the SEC and members of the FINRA may sell the policy.

- The policies are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the policies to the public. We agree to pay the selling firm (or an affiliated insurance agency) for policies its sales representatives sell. The selling firm may be required to return sales commissions under certain circumstances including but not limited to when policies are returned under the free look period.

PAYMENTS TO THE SELLING FIRMS

- We may use compensation plans which vary by selling firm. In general, we pay selling firms a commission of up to 100% of the initial target premium when the policy is sold, plus up to 2.75% of all premiums in excess of the target premium. We determine the target premium, which varies by age, gender, and risk classification of the insured at the time of issue as well as by the specified amount of the policy. Each year we also pay up to 1.00% of the policy value, less indebtedness, for servicing the policy, depending on the compensation option chosen by the selling firm. We pay additional commissions to selling firms if an increase in coverage occurs. We do not pay or withhold payment of commissions based on which subaccounts you choose to allocate your premiums to.


- We may utilize other or additional compensation plans, including compensation plans that pay additional compensation when volume goals we set are achieved. These goals may be based on total sales in a period we establish and may include sales of other insurance and investment products we or an affiliate offer. As noted below, compensation plans which vary with the volume of sales may create conflicts of interest.

- In addition to commissions, we may, in order to promote sales of the policies, and as permitted by applicable laws and regulations, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:

  -- sponsorship of marketing, educational, due diligence and compliance meetings and conferences we or the selling firm may conduct for sales representatives, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;

  -- marketing support related to sales of the policy including for example, the creation of marketing materials, advertising and newsletters;

  -- providing services to policy owners; and

  -- funding other events sponsored by a selling firm that may encourage the selling firm's sales representatives to sell the policy.

These promotional incentives or reimbursements may be calculated as a percentage of the selling firm's aggregate, net or anticipated sales and/or total assets attributable to sales of the policy, and/or may be a fixed dollar amount. As noted below, this additional compensation may cause the selling firm and its sales representatives to favor the policies.

SOURCES OF PAYMENTS TO SELLING FIRMS

- We pay the commissions and other compensation described above from our assets.

- Our assets may include:

  -- revenues we receive from fees and expenses that you will pay when buying, owning and surrendering the policy (see "Fee Tables");

  -- compensation we or an affiliate receive from the underlying funds in the form of distribution and services fees (see "The Variable Account and the Funds -- The funds");


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

  -- compensation we or an affiliate receive from a fund's investment adviser, subadviser, distributor or an affiliate of any of these (see "The Variable Account and the Funds -- The funds"); and

  -- revenues we receive from other contracts and policies we sell that are not securities and other businesses we conduct.

- You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the policy. However, you may pay part or all of the commissions and other compensation described above indirectly through:

  -- fees and expenses we collect from policy owners, including surrender charges; and

  -- fees and expenses charged by the underlying funds in which the subaccounts you select invest, to the extent we or one of our affiliates receive revenue from the funds or an affiliated person.

POTENTIAL CONFLICTS OF INTEREST
Compensation payment arrangements with selling firms can potentially:

- give selling firms a heightened financial incentive to sell the policy offered in this prospectus over another investment with lower compensation to the selling firm.

- cause selling firms to encourage their sales representatives to sell you the policy offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.

- cause a selling firm to grant us access to its sales representatives to promote sales of the policy offered in this prospectus, while denying that access to other firms offering similar policies or other alternative investments which may pay lower compensation to the selling firm.

PAYMENTS TO SALES REPRESENTATIVES
- The selling firm pays its sales representatives. The selling firm decides the compensation and benefits it will pay its sales representatives.

- To inform yourself of any potential conflicts of interest, ask your sales representative before you buy how the selling firm and its sales representatives are being compensated and the amount of the compensation that each will receive if you buy the policy.

LEGAL PROCEEDINGS

Life insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. With regard to an industry-wide investigation of unclaimed property and escheatment practices and procedures, RiverSource Life is responding to regulatory audits, market conduct examinations and other inquiries (including inquiries from the State of Minnesota). RiverSource Life has cooperated with and will continue to cooperate with the applicable regulators regarding their inquiries.

RiverSource Life is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory proceedings that would have a material adverse effect on its consolidated financial condition, results of operations or liquidity. However, it is possible that the outcome of any such proceedings could have a material adverse impact on results of operations in any particular reporting period as the proceedings are resolved.

POLICY ILLUSTRATIONS

The following tables illustrate how policy values, cash surrender values and death benefits can change over time based on specific assumptions about investment returns, expenses, risk classification of the insured, death benefit, premiums, loans and partial surrenders. A change in any of the assumptions will change the illustrated results.

You may obtain illustrations like those shown below based on the particular characteristics of the person you want to insure by contacting us at the address or telephone number on the first page of the prospectus. If you purchase a policy, we will provide you with a projection of future death benefits and policy values upon written request. This projection will be based on assumptions to which we agree as to specified amount, death benefit option and future premium payments.


UNDERSTANDING THE ILLUSTRATIONS

RATES OF RETURN: The illustrations uniformly assume gross rates of return 0%, 6% or 12% for each policy year. These gross rates of return do not reflect the deduction of charges and expenses of the funds.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  51

EXPENSES: The policy values illustrated reflect the deduction of the following expenses:

- Premium expense charges;

- Cost of insurance charges;

- Policy fees;

- Mortality and expense risk charges; and

- Annual operating expenses of the funds.

We show the impact of the cost of insurance charges, policy fees and the mortality and expense risk charges under two different scenarios:

- Current charges for the policies; and

- Guaranteed charges for the policies.

All charges reflected in the illustrated policy values below are described in detail in the sections entitled "Fee Tables" and "Loads, Fees and Charges." These sections describe where these charges differ between VUL 5 and VUL 5 - ES. These differences are reflected in the illustrated policy values. These sections also describe when the various charges are deducted. The illustrated policy values reflect the timing of these deductions; however, they do not reflect charges for optional insurance benefits. Adding optional insurance benefits which have charges (see "Fee Tables") would result in additional charges, which would reduce the illustrated policy values.


We show the impact of the annual operating expenses of the funds by using the arithmetic average of annual operating expenses (including management fees, 12b-1 fees and other expenses) of all funds listed in the fee tables. The arithmetic average of all fund operating expenses used in the following illustrations is 1.01% of average daily net assets. Actual policy values would reflect the annual operating expenses of each fund in which policy values were invested and therefore may be higher or lower than those illustrated using the arithmetic average of all fund operating expenses.


RISK CLASSIFICATION OF THE INSURED: The illustrations for VUL-5 assume the insured is a male, age 35, in our preferred nontobacco risk classification. The illustrations for VUL 5-ES assume the insured is a male, age 40, in our preferred nontobacco risk classification. Illustrated policy values would be lower if these assumed insureds did not qualify as a nontobacco risk.

DEATH BENEFIT: The death benefit illustrated is Option 1, a level death benefit. If Option 2 were selected, illustrated policy values would be lower and the death benefit would be greater than what is illustrated.


PREMIUMS: The illustrations for VUL 5 assume that a premium of $3,500 is paid in full at the beginning of each policy year. The illustrations for VUL 5-ES assume that a premium of $25,000 is paid in full at the beginning of each policy year. Results would differ if:


- Premiums were not paid in full at the beginning of each policy year.

- Premium amounts were different.

LOANS AND PARTIAL SURRENDERS: The policy values illustrated assume no loans or partial surrenders were taken. If loans or partial surrenders were taken, illustrated policy values would be lower.




52 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

VUL 5
ILLUSTRATION
----------------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$400,000                                       MALE -- AGE 35                              CURRENT COSTS ASSUMED
DEATH BENEFIT OPTION 1                      PREFERRED NONTOBACCO                           ANNUAL PREMIUM $3,500
----------------------------------------------------------------------------------------------------------------
       PREMIUM((1))
        ACCUMULATED         DEATH BENEFIT                 POLICY VALUE             CASH SURRENDER VALUE
END OF  WITH ANNUAL  ASSUMING HYPOTHETICAL GROSS   ASSUMING HYPOTHETICAL GROSS  ASSUMING HYPOTHETICAL GROSS
POLICY   INTEREST    ANNUAL INVESTMENT RETURN OF   ANNUAL INVESTMENT RETURN OF  ANNUAL INVESTMENT RETURN OF
YEAR       AT 5%       0%       6%         12%        0%      6%        12%        0%      6%        12%
----------------------------------------------------------------------------------------------------------------
   1    $    3,675  $400,000 $400,000 $   400,000 $ 2,652 $  2,832 $     3,012 $    -- $     -- $        --
   2         7,534   400,000  400,000     400,000   5,220    5,745       6,293      --       --          --
   3        11,585   400,000  400,000     400,000   7,738    8,781       9,912      --      643       1,774
   4        15,840   400,000  400,000     400,000  10,221   11,957      13,917   2,164    3,900       5,860
   5        20,307   400,000  400,000     400,000  12,679   15,293      18,364   4,703    7,317      10,388

   6        24,997   400,000  400,000     400,000  15,102   18,785      23,289   8,721   12,404      16,909
   7        29,922   400,000  400,000     400,000  17,456   22,406      28,712  12,671   17,621      23,926
   8        35,093   400,000  400,000     400,000  19,754   26,176      34,698  16,564   22,985      31,507
   9        40,523   400,000  400,000     400,000  21,985   30,090      41,300  20,390   28,495      39,705
  10        46,224   400,000  400,000     400,000  24,139   34,147      48,578  24,139   34,147      48,578

  15        79,301   400,000  400,000     400,000  36,692   60,420     102,573  36,692   60,420     102,573
  20       121,517   400,000  400,000     400,000  47,316   92,917     193,590  47,316   92,917     193,590
  25       175,397   400,000  400,000     467,523  55,555  133,305     348,898  55,555  133,305     348,898
  30       244,163   400,000  400,000     746,263  59,279  182,702     611,691  59,279  182,702     611,691
  35       331,927   400,000  400,000   1,223,187  56,831  244,473   1,054,472  56,831  244,473   1,054,472

  40       443,939   400,000  400,000   1,927,466  42,666  323,569   1,801,370  42,666  323,569   1,801,370
  45       586,898   400,000  452,143   3,219,736   5,419  430,612   3,066,415   5,419  430,612   3,066,415
  50       769,354        --  595,729   5,437,742      --  567,361   5,178,802      --  567,361   5,178,802
  55     1,002,219        --  771,513   9,083,332      --  734,774   8,650,792      --  734,774   8,650,792
  60     1,299,420        --  955,806  14,583,808      --  946,342  14,439,414      --  946,342  14,439,414
----------------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  53

VUL 5 - ESTATE SERIES
ILLUSTRATION
-----------------------------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$2,000,000                                          MALE -- AGE 40                                      CURRENT COSTS ASSUMED
DEATH BENEFIT OPTION 1                           PREFERRED NONTOBACCO                                  ANNUAL PREMIUM $25,000
-----------------------------------------------------------------------------------------------------------------------------
       PREMIUM((1))
        ACCUMULATED            DEATH BENEFIT                     POLICY VALUE                 CASH SURRENDER VALUE
END OF  WITH ANNUAL     ASSUMING HYPOTHETICAL GROSS       ASSUMING HYPOTHETICAL GROSS      ASSUMING HYPOTHETICAL GROSS
POLICY   INTEREST       ANNUAL INVESTMENT RETURN OF       ANNUAL INVESTMENT RETURN OF      ANNUAL INVESTMENT RETURN OF
YEAR       AT 5%        0%         6%           12%        0%        6%          12%        0%        6%          12%
-----------------------------------------------------------------------------------------------------------------------------
   1    $   26,250  $2,000,000 $2,000,000 $  2,000,000 $ 19,472 $   20,773 $     22,076 $     -- $       -- $         --
   2        53,813   2,000,000  2,000,000    2,000,000   38,517     42,345       46,335       --         --           --
   3        82,753   2,000,000  2,000,000    2,000,000   57,202     64,822       73,084   11,242     18,862       27,124
   4       113,141   2,000,000  2,000,000    2,000,000   75,591     88,313      102,664   30,191     42,913       57,264
   5       145,048   2,000,000  2,000,000    2,000,000   93,575    112,754      135,273   48,735     67,914       90,433

   6       178,550   2,000,000  2,000,000    2,000,000  111,276    138,315      171,370   75,404    102,443      135,498
   7       213,728   2,000,000  2,000,000    2,000,000  128,586    164,943      211,231  101,682    138,039      184,327
   8       250,664   2,000,000  2,000,000    2,000,000  145,514    192,697      255,283  127,578    174,761      237,347
   9       289,447   2,000,000  2,000,000    2,000,000  162,067    221,643      304,002  153,099    212,675      295,034
  10       330,170   2,000,000  2,000,000    2,000,000  178,090    251,686      357,760  178,090    251,686      357,760

  15       566,437   2,000,000  2,000,000    2,000,000  271,902    447,021      757,913  271,902    447,021      757,913
  20       867,981   2,000,000  2,000,000    2,000,000  353,621    691,880    1,437,800  353,621    691,880    1,437,800
  25     1,252,836   2,000,000  2,000,000    3,168,144  418,948  1,000,606    2,596,840  418,948  1,000,606    2,596,840
  30     1,744,020   2,000,000  2,000,000    5,275,669  449,858  1,388,099    4,547,990  449,858  1,388,099    4,547,990
  35     2,370,908   2,000,000  2,030,762    8,389,716  432,043  1,897,909    7,840,856  432,043  1,897,909    7,840,856

  40     3,170,994   2,000,000  2,697,197   14,090,267  322,672  2,568,759   13,419,302  322,672  2,568,759   13,419,302
  45     4,192,129   2,000,000  3,582,778   23,881,856   24,327  3,412,169   22,744,625   24,327  3,412,169   22,744,625
  50     5,495,385          --  4,671,013   40,008,699       --  4,448,584   38,103,523       --  4,448,584   38,103,523
  55     7,158,706          --  5,817,411   64,377,052       --  5,759,813   63,739,655       --  5,759,813   63,739,655
  60     9,281,573          --  7,561,027  108,601,668       --  7,561,027  108,601,668       --  7,561,027  108,601,668
-----------------------------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


54 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

VUL 5
ILLUSTRATION
-----------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$400,000                                     MALE -- AGE 35                        GUARANTEED COSTS ASSUMED
DEATH BENEFIT OPTION 1                    PREFERRED NONTOBACCO                        ANNUAL PREMIUM $3,500
-----------------------------------------------------------------------------------------------------------
                                                        POLICY VALUE           CASH SURRENDER VALUE
       PREMIUM((1))                                 ASSUMING HYPOTHETICAL      ASSUMING HYPOTHETICAL
        ACCUMULATED         DEATH BENEFIT                   GROSS                      GROSS
END OF  WITH ANNUAL  ASSUMING HYPOTHETICAL GROSS  ANNUAL INVESTMENT RETURN   ANNUAL INVESTMENT RETURN
POLICY   INTEREST    ANNUAL INVESTMENT RETURN OF             OF                         OF
YEAR       AT 5%       0%       6%         12%       0%      6%       12%       0%      6%       12%
-----------------------------------------------------------------------------------------------------------
   1    $    3,675  $400,000 $400,000 $  400,000 $ 2,051 $ 2,210 $    2,371 $    -- $    -- $       --
   2         7,534   400,000  400,000    400,000   4,047   4,495      4,964      --      --         --
   3        11,585   400,000  400,000    400,000   5,990   6,859      7,804      --      --         --
   4        15,840   400,000  400,000    400,000   7,870   9,292     10,904      --   1,235      2,847
   5        20,307   400,000  400,000    400,000   9,698  11,811     14,304   1,722   3,835      6,328

   6        24,997   400,000  400,000    400,000  11,466  14,408     18,023   5,085   8,027     11,643
   7        29,922   400,000  400,000    400,000  13,161  17,075     22,085   8,375  12,290     17,300
   8        35,093   400,000  400,000    400,000  14,775  19,805     26,514  11,584  16,614     23,324
   9        40,523   400,000  400,000    400,000  16,297  22,589     31,339  14,702  20,994     29,744
  10        46,224   400,000  400,000    400,000  17,719  25,419     36,591  17,719  25,419     36,591

  15        79,301   400,000  400,000    400,000  23,380  40,390     71,117  23,380  40,390     71,117
  20       121,517   400,000  400,000    400,000  26,364  56,706    125,891  26,364  56,706    125,891
  25       175,397   400,000  400,000    400,000  24,101  72,091    213,037  24,101  72,091    213,037
  30       244,163   400,000  400,000    435,248  13,552  83,697    356,760  13,552  83,697    356,760
  35       331,927   400,000  400,000    685,199      --  85,529    590,689      --  85,529    590,689

  40       443,939   400,000  400,000  1,035,320      --  66,886    967,588      --  66,886    967,588
  45       586,898        --       --  1,658,406      --      --  1,579,435      --      --  1,579,435
  50       769,354        --       --  2,671,430      --      --  2,544,219      --      --  2,544,219
  55     1,002,219        --       --  4,228,018      --      --  4,026,683      --      --  4,026,683
  60     1,299,420        --       --  6,454,051      --      --  6,390,149      --      --  6,390,149
-----------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  55

VUL 5 - ESTATE SERIES
ILLUSTRATION
----------------------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$2,000,000                                        MALE -- AGE 40                              GUARANTEED COSTS ASSUMED
DEATH BENEFIT OPTION 1                         PREFERRED NONTOBACCO                             ANNUAL PREMIUM $25,000
----------------------------------------------------------------------------------------------------------------------
       PREMIUM((1))
        ACCUMULATED           DEATH BENEFIT                    POLICY VALUE              CASH SURRENDER VALUE
END OF  WITH ANNUAL    ASSUMING HYPOTHETICAL GROSS     ASSUMING HYPOTHETICAL GROSS   ASSUMING HYPOTHETICAL GROSS
POLICY   INTEREST      ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF   ANNUAL INVESTMENT RETURN OF
YEAR       AT 5%        0%         6%          12%        0%       6%        12%        0%       6%        12%
----------------------------------------------------------------------------------------------------------------------
   1    $   26,250  $2,000,000 $2,000,000 $ 2,000,000 $ 15,805 $ 16,984 $    18,168 $     -- $     -- $        --
   2        53,813   2,000,000  2,000,000   2,000,000   31,146   34,494      37,992       --       --          --
   3        82,753   2,000,000  2,000,000   2,000,000   45,975   52,498      59,591       15    6,538      13,631
   4       113,141   2,000,000  2,000,000   2,000,000   60,246   70,964      83,097   14,846   25,564      37,697
   5       145,048   2,000,000  2,000,000   2,000,000   73,915   89,862     108,660   29,075   45,022      63,820

   6       178,550   2,000,000  2,000,000   2,000,000   86,997  109,220     136,508   51,125   73,348     100,636
   7       213,728   2,000,000  2,000,000   2,000,000   99,448  129,011     166,839   72,544  102,107     139,935
   8       250,664   2,000,000  2,000,000   2,000,000  111,283  149,263     199,929   93,347  131,327     181,993
   9       289,447   2,000,000  2,000,000   2,000,000  122,738  170,233     236,314  113,770  161,265     227,346
  10       330,170   2,000,000  2,000,000   2,000,000  133,711  191,848     276,243  133,711  191,848     276,243

  15       566,437   2,000,000  2,000,000   2,000,000  178,304  307,560     541,111  178,304  307,560     541,111
  20       867,981   2,000,000  2,000,000   2,000,000  195,814  428,373     960,180  195,814  428,373     960,180
  25     1,252,836   2,000,000  2,000,000   2,017,008  176,371  549,475   1,653,285  176,371  549,475   1,653,285
  30     1,744,020   2,000,000  2,000,000   3,237,901   89,035  648,810   2,791,294   89,035  648,810   2,791,294
  35     2,370,908   2,000,000  2,000,000   4,948,503       --  697,601   4,624,769       --  697,601   4,624,769

  40     3,170,994          --  2,000,000   7,980,819       --  605,901   7,600,780       --  605,901   7,600,780
  45     4,192,129          --  2,000,000  12,909,071       --   86,178  12,294,353       --   86,178  12,294,353
  50     5,495,385          --         --  20,483,260       --       --  19,507,867       --       --  19,507,867
  55     7,158,706          --         --  31,318,129       --       --  31,008,049       --       --  31,008,049
  60     9,281,573          --         --  50,817,833       --       --  50,817,833       --       --  50,817,833
----------------------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


56 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

KEY TERMS

These terms can help you understand details about your policy.

ACCELERATED BENEFIT INSURED: This person is the insured of the policy to which the AdvanceSource rider(1) is attached.

ACCUMULATION UNIT: An accounting unit used to calculate the policy value of the subaccounts prior to the insured's death.

ADULT DAY CARE: A program that provides a protective environment and preventive, remedial and restorative services for part of the 24-hour day.

ADULT DAY CARE CENTER: A place that is licensed to provide adult day care by the state. If not licensed, it must meet certain criteria listed in the AdvanceSource rider.(1)

ADVANCESOURCE RIDER: In this prospectus, "AdvanceSource rider" refers to the AdvanceSource Accelerated Benefit Rider for Chronic Illness.(1)

ADVANCESOURCE RIDER SPECIFIED AMOUNT: The maximum death benefit amount that may be accelerated under the AdvanceSource rider.(1) This amount is chosen in your application for the rider and is shown in the "Policy Data" section of the policy.

ASSISTED LIVING FACILITY: A facility that provides ongoing care and related services to inpatients in one location. In some states, if the facility is not licensed or accredited to provide such care, it must meet certain criteria listed in the AdvanceSource rider.(1)

ATTAINED INSURANCE AGE: The insured's insurance age plus the number of policy anniversaries since the policy date. Attained insurance age changes only on a policy anniversary.

CASH SURRENDER VALUE: Proceeds received if you surrender the policy in full, or the amount payable if the insured's death occurs on or after the insured has attained insurance age 120. The cash surrender value equals the policy value minus indebtedness and any applicable surrender charges.

CHRONICALLY ILL INDIVIDUAL: An individual who has been certified by a licensed health care practitioner as being unable to perform (without substantial assistance from another person) at least two activities of daily living for a period of at least 90 days due to a loss of functional capacity; or requiring substantial supervision to protect such individual from threats to health and safety due to cognitive impairment.

CLOSE OF BUSINESS: The time the New York Stock Exchange (NYSE) closes, 4 p.m., Eastern time unless the NYSE closes earlier.

CODE: The Internal Revenue Code of 1986, as amended.

COGNITIVE IMPAIRMENT: A deficiency in a person's short-term memory; orientation as to person, place, and time; deductive or abstract reasoning; or judgment as it relates to safety awareness.

DEATH BENEFIT VALUATION DATE: The date of the insured's death when death occurs on a valuation date. If the insured does not die on a valuation date, then the death benefit valuation date is the next valuation date following the date of the insured's death.

DURATION: The number of years a policy is in force. For example, Duration 1 is the first year the policy is in force and Duration 15 is the 15th year the policy is in force.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS CONDITIONS: Eligibility requirements for claim payments include the following: 1) A current written eligibility certification from a licensed health care practitioner that certifies the accelerated benefit insured is a chronically ill individual; and 2) Proof that the accelerated benefit insured received or is receiving qualified long-term care services pursuant to a plan of care; and 3) Proof that the elimination period has been satisfied; and 4) Written notice of claim and proof of loss, as described in the "Claim Provisions" section of the rider.

ELIMINATION PERIOD: The number of days of qualified long-term care services that are required while the AdvanceSource rider is in force before any benefit is available under this rider. The elimination period is shown in the "Policy Data" section of the policy. The dates of service need not be continuous; however, the elimination period must be satisfied within a period of 730 consecutive days. The elimination period must be satisfied only once while this rider is in force. Benefits will not be retroactively paid for the elimination period. The elimination period may vary by state. Please see your rider for further details.

FIXED ACCOUNT: The general investment account of RiverSource Life. The fixed account is made up of all of RiverSource Life's assets other than those held in any separate account.


(1) This rider has a different name in some jurisdictions. (See Appendix B.)


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  57

FIXED ACCOUNT VALUE: The portion of the policy value that you allocate to the fixed account, including indebtedness.

FUNDS: Mutual funds or portfolios, each with a different investment objective. (See "The Variable Account and the Funds.") Each of the subaccounts of the variable account invests in a specific one of these funds.

GOOD ORDER: We cannot process your transaction request relating to the policy until we have received the request in good order at our home office. "Good order" means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in "good order," your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the policy number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; the signatures of all policy owners, exactly as registered on the policy, if necessary; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. With respect to purchase requests, "good order" also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

HOME HEALTH CARE: Personal assistance and care provided by a home health care provider in a private home or by an adult day care center.

HOME HEALTH CARE PROVIDER: An agency or person who provides home health care.

HOSPITAL: A place which, by law, provides care and treatment for sick or injured persons as resident bed patients.

INDEBTEDNESS: All existing loans on the policy plus interest that has either been accrued or added to the policy loan.


INSURANCE AGE: The insured's age, based upon his or her nearest birthday on the date of the application.


INSURED: The person whose life is insured by the policy.

LAPSE: The policy ends without value and no death benefit is paid.

LICENSED HEALTH CARE PRACTITIONER: A physician, a registered nurse, a licensed social worker, or any other individual who meets the requirements as may be prescribed by the U.S. Secretary of the Treasury.

LONG-TERM CARE FACILITY: A facility, other than the acute care unit of a hospital, that provides skilled nursing care, intermediate care, or custodial care, and is licensed by the appropriate state licensing agency or if not licensed maintains a registered nurse or licensed practical nurse on duty at all times to supervise a 24-hour nursing service, a doctor to supervise the operation of the facility, a planned program of policies and procedures that were developed with the advice of a professional group including at least one doctor or nurse, and a doctor available to furnish emergency medical care. Please note that some states have different requirements regarding what types of facilities may be considered long term care facilities. See your rider for further details.

MINIMUM INITIAL PREMIUM: The premium required to keep the minimum initial premium period in effect. We show the minimum initial premium in your policy.

MINIMUM INITIAL PREMIUM PERIOD: A period of time during the first policy year when the policy will not lapse even if the cash surrender value is less than the amount needed to pay the monthly deduction. This feature is in effect if you meet certain premium payment requirements.

MONTHLY BENEFIT PAYMENT: The amount paid to the accelerated benefit insured, or to any individual authorized to act on behalf of the accelerated benefit insured, for a calendar month of qualified long-term care services.

MONTHLY BENEFIT PERCENT: The percentage (1%, 2% or 3%) which is elected at issue and shown in the "Policy Data" section of the policy.

MONTHLY DATE: The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date is the first day of the next calendar month.

NET AMOUNT AT RISK: A portion of the death benefit, equal to the total current death benefit minus the policy value. This is the amount to which we apply cost of insurance rates in determining the monthly cost of insurance.

NET PREMIUM: The premium paid minus the premium expense charge.

NO LAPSE GUARANTEE (NLG): A feature of the policy guaranteeing the policy will remain in force even if the cash surrender value is insufficient to pay the monthly deduction.

NO LAPSE GUARANTEE TO AGE 75 (NLG-75) guarantees the policy will not lapse before the insured's attained insurance age 75 (or 10 policy years, if later).


58 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

NLG-75 PREMIUM: The premium required to keep the NLG-75 in effect. The NLG-75 premium is shown in your policy. It depends on the insured's insurance age, duration, sex (unless unisex rates are required by law), risk classification, optional insurance benefits added by rider and the initial specified amount.

NOTICE OF CLAIM: The written notice required to be submitted in order to start a claim.

OWNER: The entities to which, or individuals to whom, we issue the policy or to whom you subsequently transfer ownership. In the prospectus "you" and "your" refer to the owner.

PERIOD OF COVERAGE: The period of time during which the accelerated benefit insured receives services that are covered under AdvanceSource rider.(1)

PLAN OF CARE: A written plan for long-term care services designed especially for the accelerated benefit insured.

POLICY ANNIVERSARY: The same day and month as the policy date each year the policy remains in force.

POLICY DATE: The date we issue the policy and from which we determine policy anniversaries, policy years and policy months.

POLICY VALUE: The sum of the fixed account value plus the variable account value.

PROCEEDS: The amount payable under the policy as follows:

- Upon death of the insured prior to the date the insured has attained insurance age 120, proceeds will be the death benefit in effect as of the date of the insured's death, minus any indebtedness.

- Upon death of the insured on or after the insured has attained insurance age 120, proceeds will be the greater of:

  -- the policy value on the date of the insured's death minus any indebtedness on the date of the insured's death; or

  -- the policy value at the insured's attained insurance age 120 minus any indebtedness on the date of the insured's death.

- On surrender of the policy, the proceeds will be the cash surrender value.

PROOF OF LOSS: A signed form with a written statement and additional documentation needed by us in order to pay benefits under the AdvanceSource rider(1) to the accelerated benefit insured.

QUALIFIED LONG-TERM CARE SERVICES: Necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and maintenance or personal care services, which are:

1. required for treatment of a chronically ill individual; and

2. provided pursuant to a plan of care prescribed by a licensed health care practitioner; and

3. provided in a long-term care facility, an assisted living facility, an adult day care center, or by a home health care provider.

RISK CLASSIFICATION: A group of insureds that RiverSource Life expects will have similar mortality experience.

RIVERSOURCE LIFE: In this prospectus, "we," "us," "our" and "RiverSource Life" refer to RiverSource Life Insurance Company.

SCHEDULED PREMIUM: A premium you select at the time of application, of a level amount, at a fixed interval of time.

SPECIFIED AMOUNT: An amount we use to determine the death benefit and the proceeds payable upon death of the insured prior to the insured's attained insurance age 120. We show the initial specified amount in your policy.

SUBACCOUNTS: One or more of the investment divisions of the variable account, each of which invests in a particular fund.

SUBSTANTIAL SUPERVISION: Continual supervision (which may include cuing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the severely cognitively impaired individual from threats to his or her health or safety (such as may result from wandering).

SURRENDER CHARGE: A charge we assess against the policy value at the time of surrender, or if the policy lapses, during the first ten years of the policy and for ten years after an increase in coverage.

VALUATION DATE: Any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the close of business. At the close of business, the next valuation date begins.

VALUATION PERIOD: The interval that commences at the close of business on each valuation date and goes up to the close of business on the next valuation date.

VARIABLE ACCOUNT: RiverSource Variable Life Separate Account consisting of subaccounts, each of which invests in a particular fund. The policy value in each subaccount depends on the performance of the particular fund.

VARIABLE ACCOUNT VALUE: The sum of the values that you allocate to the subaccounts of the variable account.


(1) This rider has a different name in some jurisdictions. (See Appendix B.)


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  59

FINANCIAL STATEMENTS

You can find our audited financial statements and the audited financial statements of the divisions, which are comprised of subaccounts, in the SAI. The SAI does not include audited financial statements for divisions that are new (if any) and have no activity as of the financial statement date.


60 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

APPENDIX A: POLICY AVAILABILITY BY JURISDICTION


The "Effective Date" for the VUL 5 and VUL 5 - ES policies described in this prospectus are shown below.




--------------------------------------------------------------------------------------------
 EFFECTIVE DATE                   APPROVAL BY JURISDICTION
--------------------------------------------------------------------------------------------
September 10, 2012                Alabama, Alaska, Arizona, Arkansas, Colorado,
                                  Connecticut, Delaware, District of Columbia,
                                  Florida, Georgia, Hawaii, Idaho, Illinois, Indiana,
                                  Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland,
                                  Massachusetts, Michigan, Minnesota, Mississippi,
                                  Missouri, Montana, Nebraska, Nevada, New Hampshire,
                                  New Jersey, New Mexico, North Carolina, North
                                  Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode
                                  Island, South Carolina, South Dakota, Tennessee,
                                  Texas, Utah, Vermont, Virginia, Washington, West
                                  Virginia, Wisconsin and Wyoming.
--------------------------------------------------------------------------------------------






RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                             5 - ESTATE SERIES -- PROSPECTUS  61

APPENDIX B: ALTERNATE NAMES FOR THE ADVANCESOURCE ACCELERATED BENEFIT RIDER FOR CHRONIC ILLNESS

--------------------------------------------------------------------------------------------
 ALTERNATE RIDER NAME             NAME IS USED IN
--------------------------------------------------------------------------------------------
Long-Term Care Rider for
Chronic Illness                   Connecticut, Indiana, Kansas, Kentucky
--------------------------------------------------------------------------------------------
Long Term Care Rider              Oregon
--------------------------------------------------------------------------------------------
Accelerated Benefit Rider for
Long-Term Care                    Virginia
--------------------------------------------------------------------------------------------
Qualified Long Term Care
Insurance Rider                   Florida
--------------------------------------------------------------------------------------------
Accelerated Benefit Rider for
Long-Term Care                    Texas
--------------------------------------------------------------------------------------------
Accelerated Benefit Rider for
Qualified Long-Term Care          Washington
--------------------------------------------------------------------------------------------





62 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES -- PROSPECTUS

(RIVERSOURCE INSURANCE LOGO)

RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
1-800-862-7919

Additional information about RiverSource Variable Life Separate Account
     (Registrant) is included in the SAI. The SAI and personal illustrations of death benefits, cash surrender values, and policy values are available, without charge, upon request. To request the SAI or a personal illustration, or for other inquiries about the policies, contact your sales representative or
           RiverSource Life Insurance Company at the telephone number and address listed below. The SAI dated the same date as this prospectus, is incorporated by reference into this prospectus.

                       RiverSource Life Insurance Company
            70100 Ameriprise Financial Center, Minneapolis, MN 55474
                                 1-800-862-7919
                          riversource.com/lifeinsurance

You may review and copy information about the Registrant, including the SAI, at the SEC's Public Reference Room in Washington, D.C.
(for information about the public reference room call 1-202-942-8090). Reports and other information about the Registrant are available on the EDGAR Database on the SEC's Internet site at www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the SEC,
                   100 F Street, N.E., Washington, D.C. 20549.

                      Investment Company Act File #811-4298

RiverSource Distributors, Inc. (Distributor), Member FINRA. Insurance and
       annuity products are issued by RiverSource Life Insurance Company. Both companies are affiliated with Ameriprise Financial Services, Inc.

     (C) 2008-2012 RiverSource Life Insurance Company. All rights reserved.


S 6542 A (9/12)

PART B:

                       STATEMENT OF ADDITIONAL INFORMATION

                                       FOR



            RIVERSOURCE SUCCESSION SELECT(R) VARIABLE LIFE INSURANCE

                               (SUCCESSION SELECT)



             RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE INSURANCE (VUL)



         RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE III INSURANCE (VUL III)



               RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE IV (VUL IV)



             RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE - ESTATE SERIES

                                  (VUL IV - ES)



                RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE  5 (VUL 5)



            RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES

                                  (VUL 5 - ES)





                                 SEPT. 10, 2012



ISSUED BY:  RIVERSOURCE LIFE INSURANCE COMPANY


            70100 Ameriprise Financial Center


            Minneapolis, MN 55474


            Telephone: 1-800-862-7919


            (Home Office)


            Website address: riversource.com/lifeinsurance


            RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT (previously IDS Life Variable Life Separate Account)



RiverSource Variable Life Separate Account is a separate account of RiverSource Life Insurance Company (RiverSource Life).



This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number above.



This SAI contains financial information for all the subaccounts of RiverSource Variable Life Separate Account. Not all subaccounts of RiverSource Variable Life Separate Account apply to your specific contract.



S-6542-20 A (9/12)

TABLE OF CONTENTS



Information about RiverSource Life..............................................   p.  3
Principal Underwriter...........................................................   p.  4
The Variable Account............................................................   p.  4
Additional Information about the Operation of the Policies......................   p.  5
Revenues Received During Calendar Year 2011.....................................   p. 11
Independent Registered Public Accounting Firms..................................   p. 11
Financial Statements






 2    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

INFORMATION ABOUT RIVERSOURCE LIFE



We are a stock life insurance company organized in 1957 under the laws of the state of Minnesota and are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.



We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts and life insurance policies.



OWNERSHIP


We are a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial). The Ameriprise Financial family of companies offers not only insurance and annuities, but also mutual funds, investment certificates and a broad range of financial management services.



STATE REGULATION


We are subject to the laws of Minnesota governing insurance companies and to regulation by the Minnesota Department of Commerce. In addition, we are subject to regulation under the insurance laws of other jurisdictions in which we operate. We file an annual statement in a prescribed form with Minnesota's Department of Commerce and in each state in which we do business. Our books and accounts are subject to review by the Minnesota Department of Commerce at all times and a full examination of our operations is conducted periodically.



REPORTS


At least once a year we will mail to you, at your last known address of record, a report containing all information required by law or regulation, including a statement showing the current policy value.



RATING AGENCIES


We receive ratings from independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies on a number of different factors. The ratings reflect each agency's estimation of our ability to meet our contractual obligations such as paying death benefits and other distributions. As such, the ratings relate to our fixed account and not to the subaccounts. This information generally does not relate to the management or performance of the subaccounts.



For detailed information on the agency rating given to us, see "Debt & Ratings Information" under "Investors Relations" on our website at ameriprise.com or contact your sales representative. You also may view our current ratings by visiting the agency websites directly at:



A.M. Best                                                                       www.ambest.com
Fitch                                                                     www.fitchratings.com
Moody's                                                               www.moodys.com/insurance
Standard & Poor's                                                     www.standardandpoors.com




A.M. Best -- Rates insurance companies for their financial strength.



Fitch -- Rates insurance companies for their claims-paying ability.



Moody's -- Rates insurance companies for their financial strength.



Standard & Poor's -- Rates insurance companies for their financial strength.




                                RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    3

PRINCIPAL UNDERWRITER



RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as principal underwriter for the policy, which is offered on a continuous basis. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is registered with the Securities and Exchange Commission under the Securities Act of 1934 as a broker dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The policies are offered to the public through certain securities broker-dealers that have entered into sales agreements with us and RiverSource Distributors and whose personnel are legally authorized to sell life insurance products. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.



The aggregate dollar amount of underwriting commissions paid to RiverSource Distributors by RiverSource Life for the variable accounts in 2011 was $411,317,776; in 2010 was $391,347,519; and in 2009 was $307,628,681.
RiverSource Distributors retains no underwriting commissions from the sale of the policy.



THE VARIABLE ACCOUNT



We established the variable account on Oct. 16, 1985, under Minnesota law. It is registered as a single unit investment trust under the Investment Company Act of 1940. This registration does not involve any SEC supervision of the variable account's management or investment practices or policies.



The variable account meets the definition of a separate account under federal securities laws. Other variable life insurance policies that are not described in this statement of additional information also invest in subaccounts of the variable account.






 4    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

ADDITIONAL INFORMATION ABOUT THE OPERATION OF THE POLICIES


ADDITIONAL INFORMATION ON PAYMENT OPTIONS FOR SUCCESSION SELECT, VUL, VUL III, VUL IV,
VUL IV - ES, VUL 5 AND VUL 5 - ES


SUCCESSION SELECT
OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

                PAYMENT PERIOD                            MONTHLY PAYMENT PER $1,000
                    (YEARS)                                  PLACED UNDER OPTION B
                      10                                             $9.61
                      15                                              6.87
                      20                                              5.51
                      25                                              4.71
                      30                                              4.18


We will furnish monthly amounts for other payment periods at your request, without charge.



                                RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    5

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. Payment will be guaranteed for 5, 10 or 15 years.

We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect the time of the first payment. The amount depends on the sex (no sex requirement in Montana) and age of the payee on that date.
Option C Table

                                                   LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
------------------------------------------------------------------------------------------------------
AGE                    BEGINNING                       5 YEARS           10 YEARS          15 YEARS
PAYEE                   IN YEAR                     MALE    FEMALE    MALE    FEMALE    MALE    FEMALE
65                        2010                     $ 5.19    $4.61    $5.08    $4.57    $4.90    $4.49
                          2015                       5.11     4.55     5.01     4.51     4.84     4.43
                          2020                       5.03     4.49     4.94     4.45     4.78     4.39
                          2025                       4.95     4.43     4.87     4.40     4.73     4.34
                          2030                       4.88     4.38     4.81     4.35     4.68     4.30
70                        2010                       6.03     5.28     5.79     5.18     5.42     5.00
                          2015                       5.92     5.19     5.70     5.10     5.36     4.94
                          2020                       5.81     5.10     5.61     5.03     5.30     4.88
                          2025                       5.71     5.03     5.53     4.96     5.24     4.83
                          2030                       5.61     4.95     5.45     4.89     5.18     4.77
75                        2010                       7.14     6.23     6.63     5.99     5.95     5.60
                          2015                       6.99     6.10     6.52     5.89     5.90     5.54
                          2020                       6.84     5.99     6.42     5.79     5.84     5.47
                          2025                       6.71     5.88     6.32     5.71     5.78     5.41
                          2030                       6.58     5.78     6.23     5.62     5.73     5.35
85                        2010                      10.45     9.41     8.44     8.04     6.72     6.62
                          2015                      10.22     9.19     8.36     7.93     6.70     6.59
                          2020                      10.00     8.98     8.27     7.83     6.68     6.57
                          2025                       9.79     8.78     8.19     7.74     6.67     6.54
                          2030                       9.60     8.59     8.11     7.64     6.65     6.52


VUL
OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

                PAYMENT PERIOD                            MONTHLY PAYMENT PER $1,000
                    (YEARS)                                  PLACED UNDER OPTION B
                       5                                            $18.32
                      10                                             10.06
                      15                                              7.34
                      20                                              6.00
                      25                                              5.22
                      30                                              4.72


We will furnish monthly amounts for other payment periods at your request, without charge.



 6    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. Payment will be guaranteed for 10, 15 or 20 years.

We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect the time of the first payment. The amount depends on the sex and adjusted age of the payee on that date. Adjusted age means the age of the payee (on the payee's nearest birthday) minus an adjustment as follows:

CALENDAR YEAR OF PAYEE'S BIRTH              ADJUSTMENT                 CALENDAR YEAR OF PAYEE'S BIRTH     ADJUSTMENT
Before 1920                                      0                                1945-1949                    6
1920-1924                                        1                                1950-1959                    7
1925-1929                                        2                                1960-1969                    8
1930-1934                                        3                                1970-1979                    9
1935-1939                                        4                                1980-1989                   10
1940-1944                                        5                               After 1989                   11


The amount of each monthly payment per $1,000 placed under this option will not be less than amounts shown in the next table.

We will furnish monthly amounts for any adjusted age not shown at your request, without charge.

Option C Table

                                               LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
--------------------------------------------------------------------------------------------------
                                                   10 YEARS          15 YEARS          20 YEARS
ADJUSTED AGE PAYEE                              MALE    FEMALE    MALE    FEMALE    MALE    FEMALE
50                                              $4.22    $3.89    $4.17    $3.86    $4.08    $3.82
55                                               4.62     4.22     4.53     4.18     4.39     4.11
60                                               5.14     4.66     4.96     4.57     5.71     4.44
65                                               5.81     5.22     5.46     5.05     5.02     4.79
70                                               6.61     5.96     5.96     5.60     5.27     5.12
75                                               7.49     6.89     6.38     6.14     5.42     5.35


VUL III
OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

                PAYMENT PERIOD                            MONTHLY PAYMENT PER $1,000
                    (YEARS)                                  PLACED UNDER OPTION B
                      10                                             $9.61
                      15                                              6.87
                      20                                              5.51
                      25                                              4.71
                      30                                              4.18


We will furnish monthly amounts for other payment periods at your request, without charge.



                                RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    7

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. Payment will be guaranteed for 10, 15 or 20 years.

We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and adjusted age of the payee on that date. Adjusted age means the age of the payee (on the payee's nearest birthday) minus an adjustment as follows:

CALENDAR YEAR                                                           CALENDAR YEAR
OF PAYEE'S BIRTH                ADJUSTMENT                            OF PAYEE'S BIRTH              ADJUSTMENT
Before 1920                          0                                    1945-1949                      6
1920-1924                            1                                    1950-1959                      7
1925-1929                            2                                    1960-1969                      8
1930-1934                            3                                    1970-1979                      9
1935-1939                            4                                    1980-1989                     10
1940-1944                            5                                   After 1989                     11


The amount of each monthly payment per $1,000 placed under this option will not be less than amounts shown in the next table.

We will furnish monthly amounts for any adjusted age not shown at your request, without charge.

Option C Table

                                               LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
--------------------------------------------------------------------------------------------------
                                                   10 YEARS          15 YEARS          20 YEARS
ADJUSTED AGE PAYEE                              MALE    FEMALE    MALE    FEMALE    MALE    FEMALE
50                                              $4.22    $3.89    $4.17    $3.86    $4.08    $3.82
55                                               4.62     4.22     4.53     4.18     4.39     4.11
60                                               5.14     4.66     4.96     4.57     5.71     4.44
65                                               5.81     5.22     5.46     5.05     5.02     4.79
70                                               6.61     5.96     5.96     5.60     5.27     5.12
75                                               7.49     6.89     6.38     6.14     5.42     5.35


VUL IV/VUL IV -- ES
OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

                PAYMENT PERIOD                            MONTHLY PAYMENT PER $1,000
                    (YEARS)                                  PLACED UNDER OPTION B
                      10                                             $9.61
                      15                                              6.87
                      20                                              5.51
                      25                                              4.71
                      30                                              4.18


We will furnish monthly amounts for other payment periods at your request, without charge.



 8    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

OPTION C -- LIFETIME INCOME: We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and age of the payee on that date.



Option C Table

                                                   LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
------------------------------------------------------------------------------------------------------
AGE                    BEGINNING                       5 YEARS           10 YEARS          15 YEARS
PAYEE                   IN YEAR                     MALE    FEMALE    MALE    FEMALE    MALE    FEMALE
65                        2010                     $ 5.19    $4.61    $5.08    $4.57    $4.90    $4.49
                          2015                       5.11     4.55     5.01     4.51     4.84     4.43
                          2020                       5.03     4.49     4.94     4.45     4.78     4.39
                          2025                       4.95     4.43     4.87     4.40     4.73     4.34
                          2030                       4.88     4.38     4.81     4.35     4.68     4.30
70                        2010                       6.03     5.28     5.79     5.18     5.42     5.00
                          2015                       5.92     5.19     5.70     5.10     5.36     4.94
                          2020                       5.81     5.10     5.61     5.03     5.30     4.88
                          2025                       5.71     5.03     5.53     4.96     5.24     4.83
                          2030                       5.61     4.95     5.45     4.89     5.18     4.77
75                        2010                       7.14     6.23     6.63     5.99     5.95     5.60
                          2015                       6.99     6.10     6.52     5.89     5.90     5.54
                          2020                       6.84     5.99     6.42     5.79     5.84     5.47
                          2025                       6.71     5.88     6.32     5.71     5.78     5.41
                          2030                       6.58     5.78     6.23     5.62     5.73     5.35
85                        2010                      10.45     9.41     8.44     8.04     6.72     6.62
                          2015                      10.22     9.19     8.36     7.93     6.70     6.59
                          2020                      10.00     8.98     8.27     7.83     6.68     6.57
                          2025                       9.79     8.78     8.19     7.74     6.67     6.54
                          2030                       9.60     8.59     8.11     7.64     6.65     6.52




The table above is based on the "1983 Individual Annuitant Mortality Table A" at 3% with 100% Projection Scale G. Settlement Rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates on request.





VUL 5/VUL 5 -- ES


OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:



                PAYMENT PERIOD                            MONTHLY PAYMENT PER $1,000
                    (YEARS)                                  PLACED UNDER OPTION B
                      10                                             9.18
                      15                                             6.42
                      20                                             5.04
                      25                                             4.22
                      30                                             3.68




We will furnish monthly amounts for other payment periods at your request, without charge.



                                RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    9

OPTION C -- LIFETIME INCOME: We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and age of the payee on that date.



Option C Table

                                                   LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
------------------------------------------------------------------------------------------------------
AGE                    BEGINNING                       5 YEARS           10 YEARS          15 YEARS
PAYEE                   IN YEAR                     MALE    FEMALE    MALE    FEMALE    MALE    FEMALE
65                        2015                      4.54     4.10     4.46     4.06     4.31     3.99
                          2025                      4.39     3.97     4.32     3.94     4.19     3.88
                          2035                      4.25     3.86     4.19     3.84     4.08     3.79
75                        2015                      6.41     5.77     5.99     5.53     5.39     5.14
                          2025                      6.13     5.52     5.78     5.33     5.27     5.01
                          2035                      5.88     5.30     5.59     5.15     5.16     4.88
85                        2015                      9.63     9.02     7.85     7.61     6.22     6.16
                          2025                      9.20     8.56     7.68     7.40     6.18     6.10
                          2035                      8.81     8.16     7.50     7.20     6.14     6.05




The table above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at 2.00% annual effective interest rate. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.



 10    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

REVENUES RECEIVED DURING CALENDAR YEAR 2011



The following table shows the funds ranked according to highest to lowest total dollar amounts the funds and their affiliates paid to RiverSource Life Insurance Company and its affiliates in 2011. Some of these funds may not be available under your policy. Please see your policy prospectus regarding the investment options available to you.



------------------------------------------------------------------------------------------
Affiliated Funds*                                                             $375,323,649
Fidelity(R) Variable Insurance Products                                       $ 11,211,449
Oppenheimer Variable Account Funds                                            $  7,731,600
Invesco Variable Insurance Funds/Invesco Van Kampen Variable Insurance Funds  $  6,416,521
AllianceBernstein Variable Products Series Fund, Inc.                         $  3,863,548
Franklin(R) Templeton(R) Variable Insurance Products Trust                    $  3,689,040
American Century(R) Variable Portfolios, Inc.                                 $  3,226,293
Wells Fargo Advantage Variable Trust Funds                                    $  2,668,938
MFS(R) Variable Insurance Trust(SM)                                           $  2,652,876
Goldman Sachs Variable Insurance Trust                                        $  2,628,979
Janus Aspen Series                                                            $  2,104,576
Eaton Vance Variable Trust                                                    $  1,540,399
PIMCO Variable Insurance Trust                                                $  1,511,877
Morgan Stanley UIF                                                            $  1,222,625
Credit Suisse Trust                                                           $    967,210
Putnam Variable Trust                                                         $    886,796
Royce Capital Fund                                                            $    333,149
Third Avenue Variable Series Trust                                            $    284,955
Neuberger Berman Advisers Management Trust                                    $    141,445
Dreyfus Investment Portfolios/Dreyfus Variable Investment Fund                $    110,050
Calvert Variable Series, Inc.                                                 $    104,488
Legg Mason Partners Variable Portfolios                                       $     41,396
Lincoln Variable Insurance Products Trust                                     $      2,074
Lazard Retirement Series, Inc.                                                $      1,336
J.P. Morgan Series Trust II                                                   $      1,145
------------------------------------------------------------------------------------------




   * Affiliated Funds include funds offered under: Columbia Funds Variable Insurance Trust, Columbia Funds Variable Insurance Trust I, Columbia Funds Variable Series Trust II and Wanger Advisors Trust.



INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS



The consolidated financial statements of RiverSource Life Insurance Company and its subsidiaries as of December 31, 2011 and for the period then ended and the financial statements of each of the divisions of RiverSource Variable Life Separate Account as of December 31, 2011 and for the period then ended included in this Statement of Additional Information have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP's principal business address is 225 South Sixth Street, Suite 1400, Minneapolis, Minnesota 55402.



The consolidated financial statements of RiverSource Life Insurance Company and its subsidiaries as of December 31, 2010 and for the two years in the period then ended and the statements of changes in net assets of each of the divisions of RiverSource Variable Life Separate Account for the periods ended December 31, 2010, as disclosed in the financial statements included in this Statement of Additional Information have been included in reliance on the reports of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.



                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF

RIVERSOURCE LIFE INSURANCE COMPANY

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the divisions of RiverSource Variable Life Separate Account (the Account) sponsored by RiverSource Life Insurance Company, referred to in Note 1, at December 31, 2011, the results of their operations for the period then ended, and the changes in their net assets for the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of RiverSource Life Insurance Company; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at December 31, 2011 by correspondence with the affiliated and unaffiliated mutual fund managers, provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
April 20, 2012


 12    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS

RIVERSOURCE LIFE INSURANCE COMPANY

We have audited the accompanying individual statements of changes in net assets of the divisions of RiverSource Variable Life Separate Account (the Account) sponsored by RiverSource Life Insurance Company, referred to in Note 1, for the periods ended December 31, 2010, as disclosed in the financial statements. These financial statements are the responsibility of the management of RiverSource Life Insurance Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform audits of the Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the changes in net assets of the divisions of RiverSource Variable Life Separate Account, referred to in Note 1, for the periods ended December 31, 2010, as disclosed in the financial statements, in conformity with U.S. generally accepted accounting principles.

                                        (/s/ ERNST & YOUNG LLP)

Minneapolis, Minnesota
April 22, 2011


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    13

STATEMENTS OF ASSETS AND LIABILITIES

                                                     AB VPS        AB VPS        AB VPS         AC VP         AC VP
                                                   GRO & INC,    INTL VAL,    LG CAP GRO,       INTL,         INTL,
DEC. 31, 2011                                         CL B          CL B          CL B          CL I          CL II
 ASSETS
Investments, at fair value(1),(2)                 $16,063,255   $42,487,312    $2,715,984    $13,503,993    $6,922,043
Dividends receivable                                       --            --            --             --            --
Accounts receivable from RiverSource Life for
  contract purchase payments                            4,559        56,698         1,679          5,765            --
Receivable for share redemptions                       29,769        31,148        31,964          7,893        11,454
----------------------------------------------------------------------------------------------------------------------
Total assets                                       16,097,583    42,575,158     2,749,627     13,517,651     6,933,497
----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                     11,678        29,891         1,800          7,893         5,182
    Minimum death benefit guarantee risk charge            --            --            --             --            --
    Contract terminations                              18,091         1,257        30,164             --         6,272
Payable for investments purchased                       4,559        56,698         1,679          5,765            --
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                      34,328        87,846        33,643         13,658        11,454
----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                          $16,063,255   $42,487,312    $2,715,984    $13,503,993    $6,922,043
----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                 899,398     3,726,957       103,783      1,817,496       932,890
(2) Investments, at cost                          $18,889,941   $57,343,134    $2,666,884    $13,940,361    $7,516,624
----------------------------------------------------------------------------------------------------------------------


                                                     AC VP         AC VP        CALVERT        COL VP         COL VP
                                                      VAL,          VAL,           VP           BAL,        CASH MGMT,
DEC. 31, 2011 (CONTINUED)                             CL I         CL II        SRI BAL         CL 3           CL 3
 ASSETS
Investments, at fair value(1),(2)                 $51,550,615   $20,093,357    $6,573,294   $145,484,478   $80,342,956
Dividends receivable                                       --            --            --             --            44
Accounts receivable from RiverSource Life for
  contract purchase payments                           15,248            --            --            734            --
Receivable for share redemptions                       32,871        24,282         7,472             --            --
----------------------------------------------------------------------------------------------------------------------
Total assets                                       51,598,734    20,117,639     6,580,766    145,485,212    80,343,000
----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                     30,024        14,854         4,316         99,631        51,552
    Minimum death benefit guarantee risk charge            --            --            --          1,034            79
    Contract terminations                               2,847         9,428         3,156         30,276       122,556
Payable for investments purchased                      15,248            --            --             --            --
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                      48,119        24,282         7,472        130,941       174,187
----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                          $51,550,615   $20,093,357    $6,573,294   $145,354,271   $80,168,813
----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               8,888,037     3,464,372     3,758,316     10,274,328    80,342,956
(2) Investments, at cost                          $55,307,118   $23,570,715    $6,557,875   $144,084,812   $80,326,830
----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 14    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES

                                                    COL VP           COL VP         COL VP         COL VP        COL VP
                                                   DIV BOND,       DIV EQ INC,      DYN EQ,      EMER MKTS    GLOBAL BOND,
DEC. 31, 2011 (CONTINUED)                            CL 3             CL 3           CL 3        OPP, CL 3        CL 3
 ASSETS
Investments, at fair value(1),(2)                $144,183,195     $193,735,543   $242,509,011   $48,406,955    $43,572,042
Dividends receivable                                       --               --             --            --             --
Accounts receivable from RiverSource Life for
  contract purchase payments                           82,274               --          2,076            --         36,074
Receivable for share redemptions                           --               --             --            --             --
--------------------------------------------------------------------------------------------------------------------------
Total assets                                      144,265,469      193,735,543    242,511,087    48,406,955     43,608,116
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                     94,872          127,897        160,000        31,883         28,524
    Minimum death benefit guarantee risk
          charge                                          223               --            289            --             --
    Contract terminations                                  --          465,184         31,972        85,585             --
Payable for investments purchased                          --               --             --            --             --
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                      95,095          593,081        192,261       117,468         28,524
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               $144,170,374     $193,142,462   $242,318,826   $48,289,487    $43,579,592
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                              12,873,500       15,486,454     11,928,628     3,505,210      3,676,966
(2) Investments, at cost                         $136,028,500     $195,203,501   $237,343,096   $50,805,870    $41,493,032
--------------------------------------------------------------------------------------------------------------------------


                                                    COL VP           COL VP         COL VP         COL VP        COL VP
                                               GLOBAL INFLATION      HI INC,       HI YIELD       INC OPP,      INTL OPP,
DEC. 31, 2011 (CONTINUED)                       PROT SEC, CL 3        CL 2        BOND, CL 3        CL 3          CL 3
 ASSETS
Investments, at fair value(1),(2)                 $18,980,482       $7,560,964    $58,767,128   $16,163,919    $84,126,173
Dividends receivable                                       --               --             --            --             --
Accounts receivable from RiverSource Life for
  contract purchase payments                           44,382            1,184        101,599       501,513             65
Receivable for share redemptions                           --               --             --            --             --
--------------------------------------------------------------------------------------------------------------------------
Total assets                                       19,024,864        7,562,148     58,868,727    16,665,432     84,126,238
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                     12,239            5,109         39,182        10,448         56,623
    Minimum death benefit guarantee risk
          charge                                           --               --             --            --             --
    Contract terminations                                  --              215          5,403            --         11,781
Payable for investments purchased                          --               --             --            --             --
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                      12,239            5,324         44,585        10,448         68,404
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                $19,012,625       $7,556,824    $58,824,142   $16,654,984    $84,057,834
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               1,979,195          760,660      8,732,114     1,609,952      8,058,063
(2) Investments, at cost                          $18,942,690       $7,365,515    $56,655,179   $15,867,210    $74,751,598
--------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    15

STATEMENTS OF ASSETS AND LIABILITIES

                                                  COL VP          COL VP          COL VP         COL VP          COL VP
                                               LG CAP GRO,      MID CAP GRO    MID CAP VAL      S&P 500,       SELECT LG
DEC. 31, 2011 (CONTINUED)                          CL 3          OPP, CL 3      OPP, CL 3         CL 3       CAP VAL, CL 3
 ASSETS
Investments, at fair value(1),(2)              $37,987,192      $12,345,367     $8,823,678    $36,973,370      $4,088,953
Dividends receivable                                    --               --             --             --              --
Accounts receivable from RiverSource Life
  for contract purchase payments                        --               --             --             --              --
Receivable for share redemptions                        --               --             --             --              --
--------------------------------------------------------------------------------------------------------------------------
Total assets                                    37,987,192       12,345,367      8,823,678     36,973,370       4,088,953
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                  24,438            7,697          5,924         23,763           2,746
    Minimum death benefit guarantee risk
          charge                                        --               --             --             --              --
    Contract terminations                           42,591           72,723         40,289         10,030          12,197
Payable for investments purchased                       --               --             --             --              --
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   67,029           80,420         46,213         33,793          14,943
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period             $37,920,163      $12,264,947     $8,777,465    $36,939,577      $4,074,010
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                            5,755,635        1,000,435        880,607      4,225,528         415,122
(2) Investments, at cost                       $36,806,657      $12,120,201     $9,235,916    $32,987,604      $3,881,604
--------------------------------------------------------------------------------------------------------------------------


                                                  COL VP          COL VP            CS           EV VT          FID VIP
                                                SELECT SM          SHORT        COMMODITY    FLOATING-RATE    CONTRAFUND,
DEC. 31, 2011 (CONTINUED)                     CAP VAL, CL 3   DURATION, CL 3      RETURN          INC          SERV CL 2
 ASSETS
Investments, at fair value(1),(2)              $13,393,410      $38,277,663    $13,973,348    $20,913,258     $65,685,906
Dividends receivable                                    --               --             --         76,105              --
Accounts receivable from RiverSource Life
  for contract purchase payments                        --              430             --             --              --
Receivable for share redemptions                        --               --         85,568         87,407         496,433
--------------------------------------------------------------------------------------------------------------------------
Total assets                                    13,393,410       38,278,093     14,058,916     21,076,770      66,182,339
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                   8,547           25,017          8,843         13,550          42,778
    Minimum death benefit guarantee risk
          charge                                        --              100             --             --              --
    Contract terminations                           13,869            8,792         76,725         73,857         453,655
Payable for investments purchased                       --               --             --         76,105              --
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   22,416           33,909         85,568        163,512         496,433
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period             $13,370,994      $38,244,184    $13,973,348    $20,913,258     $65,685,906
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                            1,271,929        3,673,480      1,951,585      2,248,737       2,901,321
(2) Investments, at cost                       $14,351,115      $37,676,282    $17,864,767    $20,510,251     $64,410,431
--------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 16    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES

                                                 FID VIP        FID VIP        FID VIP        FID VIP        FID VIP
                                                GRO & INC,    GRO & INC,      MID CAP,        MID CAP,      OVERSEAS,
DEC. 31, 2011 (CONTINUED)                        SERV CL       SERV CL 2       SERV CL       SERV CL 2       SERV CL
 ASSETS
Investments, at fair value(1),(2)              $44,856,207    $23,060,468   $111,707,509    $59,947,775    $17,923,467
Dividends receivable                                    --             --             --             --             --
Accounts receivable from RiverSource Life for
  contract purchase payments                            --             --             --             --          3,175
Receivable for share redemptions                    47,676         30,065         95,285        328,770         19,674
----------------------------------------------------------------------------------------------------------------------
Total assets                                    44,903,883     23,090,533    111,802,794     60,276,545     17,946,316
----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                  26,919         17,085         65,716         44,968         10,558
    Minimum death benefit guarantee risk
          charge                                        --             --             --             --             --
    Contract terminations                           20,757         12,980         29,569        283,802          9,116
Payable for investments purchased                       --             --             --             --          3,175
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                   47,676         30,065         95,285        328,770         22,849
----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period             $44,856,207    $23,060,468   $111,707,509    $59,947,775    $17,923,467
----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                            3,585,628      1,861,216      3,861,303      2,097,543      1,319,843
(2) Investments, at cost                       $44,858,316    $24,517,322   $103,247,817    $59,236,423    $21,677,792
----------------------------------------------------------------------------------------------------------------------


                                                 FID VIP     FTVIPT FRANK   FTVIPT FRANK       FTVIPT         GS VIT
                                                OVERSEAS,     GLOBAL REAL    SM CAP VAL,   MUTUAL SHARES     MID CAP
DEC. 31, 2011 (CONTINUED)                       SERV CL 2      EST, CL 2        CL 2         SEC, CL 2      VAL, INST
 ASSETS
Investments, at fair value(1),(2)              $11,100,664    $41,430,118    $32,212,487    $18,021,035    $83,147,324
Dividends receivable                                    --             --             --             --             --
Accounts receivable from RiverSource Life for
  contract purchase payments                        51,371          1,701          4,963         13,447             --
Receivable for share redemptions                     8,206         65,322         43,540         14,003        103,099
----------------------------------------------------------------------------------------------------------------------
Total assets                                    11,160,241     41,497,141     32,260,990     18,048,485     83,250,423
----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                   8,206         27,587         21,581         12,637         54,418
    Minimum death benefit guarantee risk
          charge                                        --             --             --             --             --
    Contract terminations                               --         37,735         21,959          1,366         48,681
Payable for investments purchased                   51,371          1,701          4,963         13,447             --
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                   59,577         67,023         48,503         27,450        103,099
----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period             $11,100,664    $41,430,118    $32,212,487    $18,021,035    $83,147,324
----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                              821,055      3,699,118      2,074,210      1,171,719      6,351,973
(2) Investments, at cost                       $14,469,037    $65,835,529    $29,758,927    $19,728,206    $85,834,057
----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    17

STATEMENTS OF ASSETS AND LIABILITIES

                                                   GS VIT          GS VIT         INVESCO        INVESCO       INVESCO
                                               STRUCTD SM CAP   STRUCTD U.S.   VI CAP APPR,   VI CAP APPR,   VI CAP DEV,
DEC. 31, 2011 (CONTINUED)                         EQ, INST        EQ, INST         SER I         SER II         SER I
 ASSETS
Investments, at fair value(1),(2)                $5,071,798      $31,252,062    $8,785,373      $6,693,763    $5,968,513
Dividends receivable                                     --               --            --              --            --
Accounts receivable from RiverSource Life for
  contract purchase payments                             --              860         2,248           3,984            --
Receivable for share redemptions                      4,275           21,060         6,388           4,973         9,876
------------------------------------------------------------------------------------------------------------------------
Total assets                                      5,076,073       31,273,982     8,794,009       6,702,720     5,978,389
------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                    2,949           20,294         4,917           4,973         3,573
    Minimum death benefit guarantee risk
          charge                                         --               --            --              --            --
    Contract terminations                             1,326              766         1,471              --         6,302
Payable for investments purchased                        --              860         2,248           3,984            --
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                     4,275           21,920         8,636           8,957         9,875
------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               $5,071,798      $31,252,062    $8,785,373      $6,693,763    $5,968,514
------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               444,895        2,893,709       410,148         317,843       479,399
(2) Investments, at cost                         $4,935,035      $33,289,042    $9,365,485      $7,229,451    $6,216,059
------------------------------------------------------------------------------------------------------------------------


                                                   INVESCO         INVESCO        INVESCO        INVESCO       INVESCO
                                                 VI CAP DEV,     VI CORE EQ,   VI DIV DIVD,   VI INTL GRO,     VI TECH,
DEC. 31, 2011 (CONTINUED)                          SER II           SER I          SER I         SER II         SER I
 ASSETS
Investments, at fair value(1),(2)                $3,017,892     $119,930,883    $3,733,735     $15,340,591    $4,857,815
Dividends receivable                                     --               --            --              --            --
Accounts receivable from RiverSource Life for
  contract purchase payments                          1,813               --         9,397              --         4,212
Receivable for share redemptions                      2,242          103,054         2,552          32,460        18,341
------------------------------------------------------------------------------------------------------------------------
Total assets                                      3,021,947      120,033,937     3,745,684      15,373,051     4,880,368
------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                    2,241           73,618         2,478           8,975         3,253
    Minimum death benefit guarantee risk
          charge                                         --               --            --              --            --
    Contract terminations                                --           29,436            74          23,484        15,088
Payable for investments purchased                     1,813               --         9,397              --         4,212
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                     4,054          103,054        11,949          32,459        22,553
------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               $3,017,893     $119,930,883    $3,733,735     $15,340,592    $4,857,815
------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               250,240        4,488,431       265,936         588,213       320,436
(2) Investments, at cost                         $3,401,400     $109,025,427    $3,963,677     $14,745,880    $4,241,910
------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 18    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES

                                               INVESCO VANK    JANUS ASPEN   JANUS ASPEN   JANUS ASPEN    JANUS ASPEN
                                               VI COMSTOCK,    ENTERPRISE,      GLOBAL        JANUS,       OVERSEAS,
DEC. 31, 2011 (CONTINUED)                         SER II           SERV       TECH, SERV       SERV          SERV
 ASSETS
Investments, at fair value(1),(2)                $5,027,264     $8,296,909    $9,853,660    $7,627,570    $62,697,548
Dividends receivable                                     --             --            --            --             --
Accounts receivable from RiverSource Life
  for contract purchase payments                        367             --            --            --         74,532
Receivable for share redemptions                     30,213         44,495         7,321       109,616        127,655
---------------------------------------------------------------------------------------------------------------------
Total assets                                      5,057,844      8,341,404     9,860,981     7,737,186     62,899,735
---------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                    3,299          4,247         5,819         5,162         39,229
    Minimum death benefit guarantee risk
          charge                                         --             --            --            --             --
    Contract terminations                            26,914         40,248         1,501       104,454         88,426
Payable for investments purchased                       367             --            --            --         74,532
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                    30,580         44,495         7,320       109,616        202,187
---------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               $5,027,264     $8,296,909    $9,853,661    $7,627,570    $62,697,548
---------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               445,679        224,788     1,905,930       337,503      1,675,509
(2) Investments, at cost                         $4,859,209     $7,403,098    $9,096,214    $7,277,042    $69,959,512
---------------------------------------------------------------------------------------------------------------------


                                                    MFS            MFS           MFS          MS UIF        MS UIF
                                              INV GRO STOCK,     NEW DIS,     UTILITIES,   GLOBAL REAL   MID CAP GRO,
DEC. 31, 2011 (CONTINUED)                         SERV CL        SERV CL       SERV CL      EST, CL II       CL II
 ASSETS
Investments, at fair value(1),(2)               $25,872,955    $20,605,615   $22,793,593    $8,638,696     $9,143,755
Dividends receivable                                     --             --            --            --             --
Accounts receivable from RiverSource Life
  for contract purchase payments                     15,920          5,990            --            --         25,950
Receivable for share redemptions                     76,245         98,098        75,806        60,661          5,936
---------------------------------------------------------------------------------------------------------------------
Total assets                                     25,965,120     20,709,703    22,869,399     8,699,357      9,175,641
---------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                   16,305         12,805        15,219         5,583          5,936
    Minimum death benefit guarantee risk
          charge                                         --             --            --            --             --
    Contract terminations                            59,940         85,293        60,587        55,078             --
Payable for investments purchased                    15,920          5,990            --            --         25,950
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                    92,165        104,088        75,806        60,661         31,886
---------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period              $25,872,955    $20,605,615   $22,793,593    $8,638,696     $9,143,755
---------------------------------------------------------------------------------------------------------------------
(1) Investment shares                             2,402,317      1,499,681       885,876     1,180,150        822,280
(2) Investments, at cost                        $21,174,520    $21,674,688   $22,522,981    $9,254,652     $9,144,407
---------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    19

STATEMENTS OF ASSETS AND LIABILITIES

                                              OPPEN     OPPEN GLOBAL    OPPEN MAIN ST        PIMCO             PUT VT
                                           GLOBAL SEC     STRATEGIC    SM MID CAP VA,   VIT ALL ASSET,   GLOBAL HLTH CARE,
DEC. 31, 2011 (CONTINUED)                   VA, SERV     INC VA, SRV        SERV          ADVISOR CL           CL IB
 ASSETS
Investments, at fair value(1),(2)          $6,606,612    $57,862,482      $5,507,058      $28,096,724        $3,557,668
Dividends receivable                               --             --              --               --                --
Accounts receivable from RiverSource Life
  for contract purchase payments                1,261             --          11,494          357,017            13,240
Receivable for share redemptions               31,976         80,170           4,105           17,687             2,446
--------------------------------------------------------------------------------------------------------------------------
Total assets                                6,639,849     57,942,652       5,522,657       28,471,428         3,573,354
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee              4,486         38,419           3,777           17,687             2,447
    Minimum death benefit guarantee risk
          charge                                   --             --              --               --                --
    Contract terminations                      27,490         41,751             328               --                --
Payable for investments purchased               1,261             --          11,494          357,017            13,240
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                              33,237         80,170          15,599          374,704            15,687
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period         $6,606,612    $57,862,482      $5,507,058      $28,096,724        $3,557,667
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                         242,801     10,539,614         323,564        2,678,429           304,334
(2) Investments, at cost                   $6,946,587    $56,734,204      $5,003,610      $29,282,052        $3,653,910
--------------------------------------------------------------------------------------------------------------------------


                                             PUT VT        PUT VT          PUT VT           PUT VT             ROYCE
                                            HI YIELD,     INTL EQ,        MULTI-CAP        MULTI-CAP         MICRO-CAP,
DEC. 31, 2011 (CONTINUED)                     CL IB         CL IB        GRO, CL IA       GRO, CL IB         INVEST CL
 ASSETS
Investments, at fair value(1),(2)          $9,474,666     $2,153,905     $77,906,277       $5,686,518       $55,900,208
Dividends receivable                               --             --              --               --                --
Accounts receivable from RiverSource Life
  for contract purchase payments                   --          1,313           2,732              949             5,864
Receivable for share redemptions                6,777          1,575          61,624            2,911            33,120
--------------------------------------------------------------------------------------------------------------------------
Total assets                                9,481,443      2,156,793      77,970,633        5,690,378        55,939,192
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee              5,461          1,575          46,861            2,911            33,120
    Minimum death benefit guarantee risk
          charge                                   --             --              --               --                --
    Contract terminations                       1,316             --          14,763               --                --
Payable for investments purchased                  --          1,313           2,732              949             5,864
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                               6,777          2,888          64,356            3,860            38,984
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period         $9,474,666     $2,153,905     $77,906,277       $5,686,518       $55,900,208
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                       1,444,309        226,966       3,976,839          295,097         5,369,857
(2) Investments, at cost                   $9,802,692     $3,123,663     $86,752,789       $5,685,389       $53,499,388
--------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 20    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES

                                                   THIRD           VP             VP             VP             VP
                                                    AVE           AGGR,          AGGR,        CONSERV,       CONSERV,
DEC. 31, 2011 (CONTINUED)                           VAL           CL 2           CL 4           CL 2           CL 4
 ASSETS
Investments, at fair value(1),(2)               $36,904,165    $56,658,404   $246,194,346    $15,708,101    $46,771,288
Dividends receivable                                     --             --             --             --             --
Accounts receivable from RiverSource Life for
  contract purchase payments                             --         25,552        121,151        693,403          4,602
Receivable for share redemptions                     38,635             --             --             --             --
-----------------------------------------------------------------------------------------------------------------------
Total assets                                     36,942,800     56,683,956    246,315,497     16,401,504     46,775,890
-----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                   21,733         37,056        168,194         10,306         31,074
    Minimum death benefit guarantee risk
          charge                                         --             --             --             --             --
    Contract terminations                            16,901          2,198             --             --             --
Payable for investments purchased                        --             --             --             --             --
-----------------------------------------------------------------------------------------------------------------------
Total liabilities                                    38,634         39,254        168,194         10,306         31,074
-----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period              $36,904,166    $56,644,702   $246,147,303    $16,391,198    $46,744,816
-----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                             3,231,538      5,179,013     22,462,988      1,446,418      4,306,748
(2) Investments, at cost                        $50,816,463    $57,007,110   $226,756,437    $15,437,483    $44,708,974
-----------------------------------------------------------------------------------------------------------------------


                                                  VP DAVIS        VP GS           VP             VP             VP
                                                NY VENTURE,   MID CAP VAL,       MOD,           MOD,         MOD AGGR,
DEC. 31, 2011 (CONTINUED)                           CL 3          CL 3           CL 2           CL 4           CL 2
 ASSETS
Investments, at fair value(1),(2)                $3,680,935     $1,384,804   $167,099,105   $639,261,650   $173,266,285
Dividends receivable                                     --             --             --             --             --
Accounts receivable from RiverSource Life for
  contract purchase payments                             --            690        226,041        227,898        685,851
Receivable for share redemptions                         --             --             --             --             --
-----------------------------------------------------------------------------------------------------------------------
Total assets                                      3,680,935      1,385,494    167,325,146    639,489,548    173,952,136
-----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                    2,470            900        108,141        425,837        113,937
    Minimum death benefit guarantee risk
          charge                                         --             --             --             --             --
    Contract terminations                               131             13             --             --             --
Payable for investments purchased                        --             --             --             --             --
-----------------------------------------------------------------------------------------------------------------------
Total liabilities                                     2,601            913        108,141        425,837        113,937
-----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               $3,678,334     $1,384,581   $167,217,005   $639,063,711   $173,838,199
-----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               381,840        132,390     15,135,788     57,851,733     15,708,639
(2) Investments, at cost                         $3,358,264     $1,353,259   $164,557,174   $586,942,600   $173,310,180
-----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    21

STATEMENTS OF ASSETS AND LIABILITIES

                                                  VP MOD            VP MOD           VP MOD        VP PTNRS
                                                   AGGR,           CONSERV,         CONSERV,     SM CAP VAL,      WANGER
DEC. 31, 2011 (CONTINUED)                          CL 4              CL 2             CL 4           CL 3          INTL
 ASSETS
Investments, at fair value(1),(2)              $923,974,035      $44,679,235      $120,637,239   $15,051,064   $80,572,685
Dividends receivable                                     --               --                --            --            --
Accounts receivable from RiverSource Life for
  contract purchase payments                             --            9,903            17,232            --        17,505
Receivable for share redemptions                         --               --                --            --            --
--------------------------------------------------------------------------------------------------------------------------
Total assets                                    923,974,035       44,689,138       120,654,471    15,051,064    80,590,190
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                  632,483           29,300            78,858        10,773        52,521
    Minimum death benefit guarantee risk
          charge                                         --               --                --            --            --
    Contract terminations                           247,707           88,717                --         7,879        27,529
Payable for investments purchased                        --               --                --            --            --
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   880,190          118,017            78,858        18,652        80,050
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period             $923,093,845      $44,571,121      $120,575,613   $15,032,412   $80,510,140
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                            83,617,560        4,072,856        10,977,001     1,032,309     2,798,634
(2) Investments, at cost                       $847,595,920      $43,943,739      $112,627,688   $12,733,646   $73,090,492
--------------------------------------------------------------------------------------------------------------------------


                                                                    WF ADV           WF ADV         WF ADV        WF ADV
                                                  WANGER           VT INDEX        VT INTL EQ,     VT OPP,      VT SM CAP
DEC. 31, 2011 (CONTINUED)                           USA       ASSET ALLOC, CL 2       CL 2           CL 2       GRO, CL 2
 ASSETS
Investments, at fair value(1),(2)               $82,359,248       $4,246,783       $22,492,226   $17,055,600   $10,510,572
Dividends receivable                                     --               --                --            --            --
Accounts receivable from RiverSource Life for
  contract purchase payments                             --              605            50,496            --         2,851
Receivable for share redemptions                         --            3,109            13,061        59,931        14,853
--------------------------------------------------------------------------------------------------------------------------
Total assets                                     82,359,248        4,250,497        22,555,783    17,115,531    10,528,276
--------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life for:
    Mortality and expense risk fee                   54,920            3,109            13,061        11,459         7,231
    Minimum death benefit guarantee risk
          charge                                         --               --                --            --            --
    Contract terminations                            47,512               --                --        48,472         7,622
Payable for investments purchased                        --              605            50,496            --         2,851
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   102,432            3,714            63,557        59,931        17,704
--------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period              $82,256,816       $4,246,783       $22,492,226   $17,055,600   $10,510,572
--------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                             2,763,733          351,264         4,705,487       981,335     1,368,564
(2) Investments, at cost                        $76,524,402       $4,303,099       $21,870,449   $16,444,761   $ 9,789,311
--------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 22    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF OPERATIONS

                                                    AB VPS           AB VPS          AB VPS         AC VP          AC VP
                                                  GRO & INC,       INTL VAL,      LG CAP GRO,       INTL,          INTL,
YEAR ENDED DEC. 31, 2011                             CL B             CL B            CL B          CL I           CL II
 INVESTMENT INCOME
Dividend income                                    $  170,002    $    1,981,902      $  2,616     $  231,649     $   98,666
Variable account expenses                             141,360           453,279        22,402        125,340         72,315
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                        28,642         1,528,623       (19,786)       106,309         26,351
---------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of investments:
    Proceeds from sales                             1,912,192         9,164,529       963,353      6,362,192      1,124,725
    Cost of investments sold                        2,274,932        10,257,619       897,431      5,748,426      1,097,436
---------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                        (362,740)       (1,093,090)       65,922        613,766         27,289
Distributions from capital gains                           --                --            --             --             --
Net change in unrealized appreciation or
  depreciation of investments                       1,099,603       (11,285,497)     (209,755)    (2,728,851)    (1,097,401)
---------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                        736,863       (12,378,587)     (143,833)    (2,115,085)    (1,070,112)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                  $  765,505      $(10,849,964)    $(163,619)   $(2,008,776)   $(1,043,761)
---------------------------------------------------------------------------------------------------------------------------


                                                     AC VP           AC VP          CALVERT        COL VP         COL VP
                                                     VAL,             VAL,           VP SRI         BAL,        CASH MGMT,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                 CL I            CL II            BAL           CL 3           CL 3
 INVESTMENT INCOME
Dividend income                                   $ 1,114,651         $ 379,413     $  86,967     $       --    $     7,434
Variable account expenses                             416,834           182,277        55,688      1,319,902        599,385
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                       697,817           197,136        31,279     (1,319,902)      (591,951)
---------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of investments:
    Proceeds from sales                            17,483,810         2,185,731     1,962,168     26,733,125     33,969,908
    Cost of investments sold                       20,358,046         2,601,891     1,959,419     26,712,347     33,960,515
---------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      (2,874,236)         (416,160)        2,749         20,778          9,393
Distributions from capital gains                           --                --            --             --             --
Net change in unrealized appreciation or
  depreciation of investments                       2,313,489           201,109       218,106      3,807,814         (9,393)
---------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                       (560,747)         (215,051)      220,855      3,828,592             --
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                 $   137,070        $  (17,915)    $ 252,134    $ 2,508,690   $   (591,951)
---------------------------------------------------------------------------------------------------------------------------


                                                    COL VP           COL VP          COL VP        COL VP         COL VP
                                                   DIV BOND,      DIV EQ INC,       DYN EQ,       EMER MKTS    GLOBAL BOND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                 CL 3             CL 3            CL 3        OPP, CL 3        CL 3
 INVESTMENT INCOME
Dividend income                                  $  6,622,099        $       --    $       --    $   681,482    $ 1,290,724
Variable account expenses                           1,216,740         1,794,425     2,107,972        489,891        366,729
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                     5,405,359        (1,794,425)   (2,107,972)       191,591        923,995
---------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of investments:
    Proceeds from sales                            37,259,607        49,318,912    53,519,066     13,784,031     10,324,630
    Cost of investments sold                       35,226,329        48,208,349    54,024,243     12,088,684      9,679,602
---------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       2,033,278         1,110,563      (505,177)     1,695,347        645,028
Distributions from capital gains                           --                --            --        915,767        220,575
Net change in unrealized appreciation or
  depreciation of investments                         862,386       (11,582,762)   13,839,663    (16,732,929)       (47,292)
---------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                      2,895,664       (10,472,199)   13,334,486    (14,121,815)       818,311
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                $  8,301,023      $(12,266,624)  $11,226,514   $(13,930,224)   $ 1,742,306
---------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    23

STATEMENTS OF OPERATIONS

                                                  COL VP            COL VP          COL VP         COL VP          COL VP
                                             GLOBAL INFLATION       HI INC,        HI YIELD       INC OPP,       INTL OPP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)          PROT SEC, CL 3         CL 2         BOND, CL 3        CL 3            CL 3
 INVESTMENT INCOME
Dividend income                                  $1,222,420        $  543,979    $ 5,055,512    $ 1,402,301     $  1,348,052
Variable account expenses                           138,058            61,987        511,564        126,626          839,558
----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   1,084,362           481,992      4,543,948      1,275,675          508,494
----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                           4,094,955         1,563,537     13,970,746      3,724,201       19,437,806
    Cost of investments sold                      4,138,263         1,538,484     13,239,031      3,547,942       14,893,171
----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       (43,308)           25,053        731,715        176,259        4,544,635
Distributions from capital gains                    211,524                --             --        420,860               --
Net change in unrealized appreciation or
  depreciation of investments                       231,508          (105,836)    (2,401,245)    (1,064,836)     (18,046,017)
----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                      399,724           (80,783)    (1,669,530)      (467,717)     (13,501,382)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      $1,484,086        $  401,209    $ 2,874,418     $  807,958     $(12,992,888)
----------------------------------------------------------------------------------------------------------------------------


                                                  COL VP            COL VP          COL VP         COL VP          COL VP
                                                LG CAP GRO,       MID CAP GRO    MID CAP VAL      S&P 500,       SELECT LG
YEAR ENDED DEC. 31, 2011 (CONTINUED)               CL 3            OPP, CL 3      OPP, CL 3         CL 3       CAP VAL, CL 3
 INVESTMENT INCOME
Dividend income                                  $       --        $       --      $      --     $       --         $     --
Variable account expenses                           344,672           118,856         82,374        317,993           37,071
----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    (344,672)         (118,856)       (82,374)      (317,993)         (37,071)
----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          11,224,693         4,810,089      2,404,303     10,207,521        1,928,523
    Cost of investments sold                     10,339,754         4,012,538      2,352,993      8,971,778        1,782,633
----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       884,939           797,551         51,310      1,235,743          145,890
Distributions from capital gains                         --                --             --             --               --
Net change in unrealized appreciation or
  depreciation of investments                    (2,095,311)       (3,134,270)      (886,067)      (535,053)        (335,986)
----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (1,210,372)       (2,336,719)      (834,757)       700,690         (190,096)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $(1,555,044)      $(2,455,575)    $ (917,131)   $   382,697        $(227,167)
----------------------------------------------------------------------------------------------------------------------------


                                                  COL VP            COL VP            CS           EV VT          FID VIP
                                                 SELECT SM           SHORT        COMMODITY    FLOATING-RATE    CONTRAFUND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)           CAP VAL, CL 3    DURATION, CL 3      RETURN          INC          SERV CL 2
 INVESTMENT INCOME
Dividend income                                  $       --        $  340,590     $  382,683     $  897,592       $  550,091
Variable account expenses                           122,141           316,939        121,765        170,071          570,855
----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    (122,141)           23,651        260,918        727,521          (20,764)
----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                           4,567,992        11,778,360      2,992,082      6,112,834       13,323,615
    Cost of investments sold                      4,653,413        11,591,596      3,484,976      5,919,108       12,605,011
----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       (85,421)          186,764       (492,894)       193,726          718,604
Distributions from capital gains                         --                --             --             --               --
Net change in unrealized appreciation or
  depreciation of investments                    (1,170,846)             (650)    (1,944,887)      (673,144)      (3,200,909)
----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (1,256,267)          186,114     (2,437,781)      (479,418)      (2,482,305)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $(1,378,408)       $  209,765    $(2,176,863)    $  248,103      $(2,503,069)
----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 24    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF OPERATIONS

                                                 FID VIP         FID VIP        FID VIP        FID VIP        FID VIP
                                               GRO & INC,      GRO & INC,      MID CAP,        MID CAP,      OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)             SERV CL        SERV CL 2       SERV CL       SERV CL 2       SERV CL
 INVESTMENT INCOME
Dividend income                                $   778,798      $  370,637    $   186,054     $   14,790    $   276,827
Variable account expenses                          378,992         215,522      1,024,948        632,770        175,802
-----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    399,806         155,115       (838,894)      (617,980)       101,025
-----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         18,066,010       2,918,442     48,735,965      8,923,641      8,845,546
    Cost of investments sold                    18,398,522       3,070,244     38,810,580      8,177,131      9,376,813
-----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     (332,512)       (151,802)     9,925,385        746,510       (531,267)
Distributions from capital gains                        --              --        213,187        116,204         45,835
Net change in unrealized appreciation or
  depreciation of investments                      334,722         114,248    (24,463,036)    (8,527,094)    (3,618,532)
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                       2,210         (37,554)   (14,324,464)    (7,664,380)    (4,103,964)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $   402,016      $  117,561   $(15,163,358)   $(8,282,360)   $(4,002,939)
-----------------------------------------------------------------------------------------------------------------------


                                                 FID VIP      FTVIPT FRANK   FTVIPT FRANK       FTVIPT         GS VIT
                                                OVERSEAS,      GLOBAL REAL    SM CAP VAL,   MUTUAL SHARES     MID CAP
YEAR ENDED DEC. 31, 2011 (CONTINUED)            SERV CL 2       EST, CL 2        CL 2         SEC, CL 2      VAL, INST
 INVESTMENT INCOME
Dividend income                                 $  151,563     $ 3,591,714    $   245,098     $  445,825    $   690,801
Variable account expenses                          120,531         386,043        293,541        166,352        781,498
-----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                     31,032       3,205,671        (48,443)       279,473        (90,697)
-----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          1,567,471       9,535,951      8,406,577      3,243,882     23,070,043
    Cost of investments sold                     1,744,333      14,836,196      7,598,993      3,458,510     22,677,128
-----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     (176,862)     (5,300,245)       807,584       (214,628)       392,915
Distributions from capital gains                    25,410              --             --             --             --
Net change in unrealized appreciation or
  depreciation of investments                   (2,345,422)       (743,471)    (2,403,704)      (426,162)    (6,876,465)
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                  (2,496,874)     (6,043,716)    (1,596,120)      (640,790)    (6,483,550)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $(2,465,842)    $(2,838,045)   $(1,644,563)    $ (361,317)   $(6,574,247)
-----------------------------------------------------------------------------------------------------------------------


                                                 GS VIT          GS VIT         INVESCO        INVESCO        INVESCO
                                             STRUCTD SM CAP   STRUCTD U.S.   VI CAP APPR,    VI CAP APPR,   VI CAP DEV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            EQ, INST        EQ, INST         SER I          SER II         SER I
 INVESTMENT INCOME
Dividend income                                 $   42,969      $  556,220     $   15,354      $      --      $      --
Variable account expenses                           41,453         276,427         76,772         69,091         52,731
-----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                      1,516         279,793        (61,418)       (69,091)       (52,731)
-----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          2,201,755       9,480,494      4,743,364      1,165,507      2,959,983
    Cost of investments sold                     2,136,375      10,250,702      4,802,308      1,163,643      2,842,485
-----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       65,380        (770,208)       (58,944)         1,864        117,498
Distributions from capital gains                        --              --             --             --             --
Net change in unrealized appreciation or
  depreciation of investments                      (54,124)      1,607,183       (716,712)      (595,745)      (680,876)
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                      11,256         836,975       (775,656)      (593,881)      (563,378)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $   12,772      $1,116,768     $ (837,074)    $ (662,972)    $ (616,109)
-----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    25

STATEMENTS OF OPERATIONS

                                                  INVESCO        INVESCO        INVESCO        INVESCO        INVESCO
                                                VI CAP DEV,    VI CORE EQ,   VI DIV DIVD,   VI INTL GRO,     VI TECH,
PERIOD ENDED DEC. 31, 2011 (CONTINUED)            SER II          SER I        SER I(1)        SER II          SER I
 INVESTMENT INCOME
Dividend income                                    $     --    $ 1,249,314       $     --     $  193,478     $    9,714
Variable account expenses                            30,647      1,019,896         20,220        125,843         43,232
-----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                     (30,647)       229,418        (20,220)        67,635        (33,518)
-----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                             517,037     30,876,197        679,112      5,557,582      1,375,299
    Cost of investments sold                        532,167     26,695,536        737,618      4,694,976      1,115,494
-----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       (15,130)     4,180,661        (58,506)       862,606        259,805
Distributions from capital gains                         --             --             --             --             --
Net change in unrealized appreciation or
  depreciation of investments                      (215,890)    (4,920,693)      (229,942)    (2,189,684)      (552,042)
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                     (231,020)      (740,032)      (288,448)    (1,327,078)      (292,237)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       $(261,667)   $  (510,614)     $(308,668)   $(1,259,443)    $ (325,755)
-----------------------------------------------------------------------------------------------------------------------


(1) For the period April 29, 2011 (commencement of operations) to Dec. 31, 2011.


                                               INVESCO VANK    JANUS ASPEN    JANUS ASPEN    JANUS ASPEN    JANUS ASPEN
                                               VI COMSTOCK,    ENTERPRISE,      GLOBAL         JANUS,        OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              SER II           SERV       TECH, SERV        SERV           SERV
 INVESTMENT INCOME
Dividend income                                   $  69,416     $       --     $       --      $  39,551   $    344,689
Variable account expenses                            42,254         64,250         89,001         75,068        707,660
-----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                      27,162        (64,250)       (89,001)       (35,517)      (362,971)
-----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                           1,431,457      4,624,405      3,970,052      3,267,324     29,197,989
    Cost of investments sold                      1,354,652      3,704,763      3,264,288      2,952,567     24,040,577
-----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                        76,805        919,642        705,764        314,757      5,157,412
Distributions from capital gains                         --             --             --             --        906,636
Net change in unrealized appreciation or
  depreciation of investments                      (275,214)    (1,039,348)    (1,728,203)      (813,817)   (39,349,118)
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                     (198,409)      (119,706)    (1,022,439)      (499,060)   (33,285,070)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      $ (171,247)   $  (183,956)   $(1,111,440)    $ (534,577)  $(33,648,041)
-----------------------------------------------------------------------------------------------------------------------


                                                    MFS            MFS            MFS          MS UIF         MS UIF
                                              INV GRO STOCK,     NEW DIS,     UTILITIES,     GLOBAL REAL   MID CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              SERV CL        SERV CL        SERV CL      EST, CL II        CL II
 INVESTMENT INCOME
Dividend income                                 $    67,698      $      --     $  653,386   $    307,430    $    22,860
Variable account expenses                           213,704        186,262        178,874         73,722         74,537
-----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    (146,006)      (186,262)       474,512        233,708        (51,677)
-----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                           6,838,098      5,473,856      2,579,300      1,731,163      2,464,983
    Cost of investments sold                      5,178,456      4,691,940      2,537,984      1,689,946      2,150,892
-----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     1,659,642        781,916         41,316         41,217        314,091
Distributions from capital gains                         --      2,948,854             --             --          3,852
Net change in unrealized appreciation or
  depreciation of investments                    (1,574,665)    (6,293,487)       610,882     (1,325,490)    (1,165,552)
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                       84,977     (2,562,717)       652,198     (1,284,273)      (847,609)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $    (61,029)   $(2,748,979)   $ 1,126,710   $ (1,050,565)   $  (899,286)
-----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 26    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF OPERATIONS

                                               OPPEN       OPPEN GLOBAL    OPPEN MAIN ST        PIMCO             PUT VT
                                             GLOBAL SEC      STRATEGIC    SM MID CAP VA,   VIT ALL ASSET,   GLOBAL HLTH CARE,
YEAR ENDED DEC. 31, 2011 (CONTINUED)          VA, SERV      INC VA, SRV        SERV          ADVISOR CL           CL IB
 INVESTMENT INCOME
Dividend income                                $  68,547    $ 1,687,811       $  23,363      $2,008,928            $120,119
Variable account expenses                         59,197        495,056          50,713         209,159              30,910
-----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    9,350      1,192,755         (27,350)      1,799,769              89,209
-----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                        1,576,184     11,189,962       1,639,635       4,151,304             951,419
    Cost of investments sold                   1,580,432     10,709,377       1,432,374       4,091,538             931,047
-----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     (4,248)       480,585         207,261          59,766              20,372
Distributions from capital gains                      --        734,372              --              --                  --
Net change in unrealized appreciation or
  depreciation of investments                   (755,562)    (2,482,784)       (358,552)     (1,623,112)           (189,825)
-----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                  (759,810)    (1,267,827)       (151,291)     (1,563,346)           (169,453)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   $ (750,460)  $    (75,072)     $ (178,641)     $  236,423           $ (80,244)
-----------------------------------------------------------------------------------------------------------------------------


                                               PUT VT         PUT VT          PUT VT           PUT VT             ROYCE
                                             HI YIELD,       INTL EQ,        MULTI-CAP        MULTI-CAP         MICRO-CAP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)           CL IB           CL IB        GRO, CL IA       GRO, CL IB         INVEST CL
 INVESTMENT INCOME
Dividend income                                $ 795,279       $ 83,629      $  352,810       $  16,693         $ 1,509,311
Variable account expenses                         74,955         22,773         657,466          45,229             514,159
-----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  720,324         60,856        (304,656)        (28,536)            995,152
-----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                        3,592,489        434,209      17,937,550       3,763,674          22,120,887
    Cost of investments sold                   3,714,876        531,049      20,277,524       3,376,848          18,004,574
-----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                   (122,387)       (96,840)     (2,339,974)        386,826           4,116,313
Distributions from capital gains                      --             --              --              --                  --
Net change in unrealized appreciation or
  depreciation of investments                   (476,998)      (429,561)     (1,984,195)       (731,570)        (13,729,951)
-----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                  (599,385)      (526,401)     (4,324,169)       (344,744)         (9,613,638)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $ 120,939      $(465,545)    $(4,628,825)     $ (373,280)       $ (8,618,486)
-----------------------------------------------------------------------------------------------------------------------------


                                               THIRD            VP              VP               VP                 VP
                                                AVE            AGGR,           AGGR,          CONSERV,           CONSERV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            VAL            CL 2            CL 4             CL 2               CL 4
 INVESTMENT INCOME
Dividend income                             $    836,621      $      --      $       --       $      --           $      --
Variable account expenses                        370,809        377,329       2,209,813          77,572             257,417
-----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  465,812       (377,329)     (2,209,813)        (77,572)           (257,417)
-----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                       18,357,061      6,656,762      33,318,542       3,804,043           9,711,600
    Cost of investments sold                  23,375,789      6,589,932      29,576,008       3,731,441           9,174,267
-----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                 (5,018,728)        66,830       3,742,534          72,602             537,333
Distributions from capital gains                      --             --              --              --                  --
Net change in unrealized appreciation or
  depreciation of investments                 (6,514,368)    (2,617,460)    (11,495,505)        138,599             577,962
-----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments               (11,533,096)    (2,550,630)     (7,752,971)        211,201           1,115,295
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                $ (11,067,284)   $(2,927,959)   $ (9,962,784)     $  133,629          $  857,878
-----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    27

STATEMENTS OF OPERATIONS

                                                VP DAVIS           VP GS              VP            VP             VP
                                               NY VENTURE,      MID CAP VAL,         MOD,          MOD,         MOD AGGR,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 3              CL 3             CL 2          CL 4           CL 2
 INVESTMENT INCOME
Dividend income                                  $      --        $     --        $       --    $       --       $       --
Variable account expenses                           32,818          10,633           976,173     5,381,044        1,096,484
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    (32,818)        (10,633)         (976,173)   (5,381,044)      (1,096,484)
---------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          1,289,402         637,654         6,003,113    87,814,880       11,083,485
    Cost of investments sold                     1,145,191         576,465         5,954,386    78,984,238       10,782,527
---------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      144,211          61,189            48,727     8,830,642          300,958
Distributions from capital gains                        --              --                --            --               --
Net change in unrealized appreciation or
  depreciation of investments                     (281,788)       (153,451)       (1,480,078)   (6,262,490)      (5,302,703)
---------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                    (137,577)        (92,262)       (1,431,351)    2,568,152       (5,001,745)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $ (170,395)      $(102,895)      $(2,407,524)  $(2,812,892)     $(6,098,229)
---------------------------------------------------------------------------------------------------------------------------


                                                 VP MOD            VP MOD           VP MOD       VP PTNRS
                                                  AGGR,           CONSERV,         CONSERV,    SM CAP VAL,       WANGER
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 4              CL 2             CL 4          CL 3           INTL
 INVESTMENT INCOME
Dividend income                               $         --        $     --        $       --    $       --   $    4,628,942
Variable account expenses                        8,240,861         225,715           889,883       142,070          791,718
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                 (8,240,861)       (225,715)         (889,883)     (142,070)       3,837,224
---------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                        113,360,886       4,551,973        24,279,373     2,616,785       22,486,647
    Cost of investments sold                   102,344,518       4,412,887        22,393,080     2,175,352       25,801,354
---------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                   11,016,368         139,086         1,886,293       441,433       (3,314,707)
Distributions from capital gains                        --              --                --            --        2,374,225
Net change in unrealized appreciation or
  depreciation of investments                  (25,145,506)        106,246           455,087    (1,201,065)     (17,981,101)
---------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                 (14,129,138)        245,332         2,341,380      (759,632)     (18,921,583)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   $(22,369,999)      $  19,617       $ 1,451,497   $  (901,702)  $  (15,084,359)
---------------------------------------------------------------------------------------------------------------------------


                                                                   WF ADV           WF ADV        WF ADV        WF ADV VT
                                                 WANGER           VT INDEX       VT INTL EQ,     VT OPP,         SM CAP
YEAR ENDED DEC. 31, 2011 (CONTINUED)               USA       ASSET ALLOC, CL 2       CL 2          CL 2         GRO, CL 2
 INVESTMENT INCOME
Dividend income                                 $       --        $126,985       $    28,637    $    5,323        $      --
Variable account expenses                          776,231          35,799           201,717        72,160          101,223
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   (776,231)         91,186          (173,080)      (66,837)        (101,223)
---------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         20,884,732         618,227         8,325,124     3,645,543        3,518,536
    Cost of investments sold                    19,093,834         641,124         6,562,886     3,548,103        3,245,282
---------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                    1,790,898         (22,897)        1,762,238        97,440          273,254
Distributions from capital gains                 8,402,124              --         1,209,429            --               --
Net change in unrealized appreciation or
  depreciation of investments                  (12,907,227)        151,584        (6,477,108)      447,349         (876,043)
---------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                  (2,714,205)        128,687        (3,505,441)      544,789         (602,789)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   $ (3,490,436)       $219,873       $(3,678,521)   $  477,952       $ (704,012)
---------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 28    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                      AB VPS        AB VPS         AB VPS        AC VP         AC VP
                                                    GRO & INC,     INTL VAL,    LG CAP GRO,      INTL,         INTL,
YEAR ENDED DEC. 31, 2011                               CL B          CL B           CL B          CL I         CL II
 OPERATIONS
Investment income (loss) -- net                    $    28,642   $  1,528,623    $  (19,786)  $   106,309   $    26,351
Net realized gain (loss) on sales of investments      (362,740)    (1,093,090)       65,922       613,766        27,289
Distributions from capital gains                            --             --            --            --            --
Net change in unrealized appreciation or
  depreciation of investments                        1,099,603    (11,285,497)     (209,755)   (2,728,851)   (1,097,401)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      765,505    (10,849,964)     (163,619)   (2,008,776)   (1,043,761)
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           1,779,624      5,923,770       198,271       858,400       921,637
Net transfers(1)                                      (118,597)    (5,811,635)      917,961    (1,431,534)     (551,482)
Transfers for policy loans                            (177,840)      (466,957)       (8,861)     (137,641)      (97,515)
Policy charges                                        (572,611)    (1,965,839)      (77,963)     (516,286)     (309,139)
Contract terminations:
    Surrender benefits                                (725,856)    (2,653,735)     (147,859)   (1,031,652)     (254,707)
    Death benefits                                     (11,533)       (36,491)           --       (46,462)       (1,503)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions         173,187     (5,010,887)      881,549    (2,305,175)     (292,709)
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     15,124,563     58,348,163     1,998,054    17,817,944     8,258,513
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $16,063,255   $ 42,487,312    $2,715,984   $13,503,993   $ 6,922,043
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              13,656,909     38,470,408     1,957,631    17,456,465     5,535,531
Contract purchase payments                           1,557,620      4,196,042       206,085       820,208       640,899
Net transfers(1)                                      (187,538)    (4,128,409)      785,158    (3,336,956)     (385,113)
Transfers for policy loans                            (156,854)      (309,673)       (8,985)     (112,415)      (68,804)
Policy charges                                        (499,415)    (1,386,655)      (78,265)     (490,370)     (213,823)
Contract terminations:
    Surrender benefits                                (627,815)    (1,853,989)     (142,715)     (952,199)     (176,403)
    Death benefits                                      (9,787)       (25,440)           --       (56,143)         (910)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    13,733,120     34,962,284     2,718,909    13,328,590     5,331,377
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    29

STATEMENTS OF CHANGES IN NET ASSETS

                                                      AC VP         AC VP        CALVERT       COL VP         COL VP
                                                       VAL,          VAL,          VP           BAL,        CASH MGMT,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                   CL I         CL II        SRI BAL        CL 3           CL 3
 OPERATIONS
Investment income (loss) -- net                    $   697,817   $   197,136   $   31,279   $ (1,319,902)  $   (591,951)
Net realized gain (loss) on sales of investments    (2,874,236)     (416,160)       2,749         20,778          9,393
Distributions from capital gains                            --            --           --             --             --
Net change in unrealized appreciation or
  depreciation of investments                        2,313,489       201,109      218,106      3,807,814         (9,393)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      137,070       (17,915)     252,134      2,508,690       (591,951)
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           3,197,650     2,461,291      585,311     11,342,928     13,377,673
Net transfers(1)                                    (3,832,078)   (1,108,051)    (509,776)    (7,299,431)    12,900,474
Transfers for policy loans                            (688,307)     (127,024)    (246,460)      (666,987)       412,880
Policy charges                                      (2,226,332)     (755,809)    (251,035)   (13,353,201)    (8,356,179)
Contract terminations:
    Surrender benefits                              (4,222,462)     (750,124)    (383,531)   (10,586,362)   (11,378,572)
    Death benefits                                     (87,343)           --           --        (88,809)      (326,264)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      (7,858,872)     (279,717)    (805,491)   (20,651,862)     6,630,012
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     59,272,417    20,390,989    7,126,651    163,497,443     74,130,752
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $51,550,615   $20,093,357   $6,573,294   $145,354,271   $ 80,168,813
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              37,647,289    14,867,643    6,428,586    148,963,543     65,650,744
Contract purchase payments                           2,056,833     1,800,538      517,307     10,216,085     11,943,938
Net transfers(1)                                    (1,805,003)     (810,842)    (589,475)    (7,679,448)    13,556,690
Transfers for policy loans                            (437,070)      (94,746)    (218,637)      (578,373)       397,529
Policy charges                                      (1,436,782)     (555,227)    (220,507)   (12,052,427)    (7,495,564)
Contract terminations:
    Surrender benefits                              (2,712,155)     (551,102)    (331,183)    (9,428,775)   (10,443,504)
    Death benefits                                     (60,556)           --           --        (78,277)      (294,099)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    33,252,556    14,656,264    5,586,091    129,362,328     73,315,734
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 30    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                 COL VP         COL VP         COL VP          COL VP          COL VP
                                                DIV BOND,     DIV EQ INC,      DYN EQ,     EMER MKTS OPP,   GLOBAL BOND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 3           CL 3           CL 3            CL 3            CL 3
 OPERATIONS
Investment income (loss) -- net               $  5,405,359   $ (1,794,425)  $ (2,107,972)   $    191,591     $   923,995
Net realized gain (loss) on sales of
  investments                                    2,033,278      1,110,563       (505,177)      1,695,347         645,028
Distributions from capital gains                        --             --             --         915,767         220,575
Net change in unrealized appreciation or
  depreciation of investments                      862,386    (11,582,762)    13,839,663     (16,732,929)        (47,292)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      8,301,023    (12,266,624)    11,226,514     (13,930,224)      1,742,306
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                       9,458,506     17,924,300     22,542,813       4,628,529       2,489,896
Net transfers(1)                               (11,929,430)   (24,184,845)   (14,466,045)     (5,358,884)     (2,274,955)
Transfers for policy loans                      (1,178,244)    (1,747,864)      (643,351)       (787,425)       (369,512)
Policy charges                                  (7,886,705)    (8,445,227)   (20,459,533)     (1,879,042)     (1,591,589)
Contract terminations:
    Surrender benefits                          (9,051,378)   (12,060,490)   (18,539,274)     (2,710,816)     (2,468,216)
    Death benefits                                (380,128)      (126,818)      (126,512)        (35,969)       (100,831)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                 (20,967,379)   (28,640,944)   (31,691,902)     (6,143,607)     (4,315,207)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                156,836,730    234,050,030    262,784,214      68,363,318      46,152,493
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $144,170,374   $193,142,462   $242,318,826    $ 48,289,487     $43,579,592
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year         102,662,454    144,392,048    336,117,237      25,523,540      27,087,129
Contract purchase payments                       6,005,640     11,234,514     27,163,957       1,908,313       1,400,932
Net transfers(1)                                (5,114,871)   (15,278,465)   (32,644,072)     (1,783,020)        (83,175)
Transfers for policy loans                        (755,565)    (1,064,920)      (646,439)       (311,156)       (218,458)
Policy charges                                  (5,063,756)    (5,306,258)   (25,188,765)       (781,436)       (921,815)
Contract terminations:
    Surrender benefits                          (5,951,395)    (7,530,256)   (21,985,528)     (1,144,969)     (1,489,294)
    Death benefits                                (195,200)       (85,239)      (156,291)        (15,433)        (53,752)
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                91,587,307    126,361,424    282,660,099      23,395,839      25,721,567
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    31

STATEMENTS OF CHANGES IN NET ASSETS

                                                     COL VP
                                                GLOBAL INFLATION     COL VP         COL VP          COL VP        COL VP
                                                    PROT SEC,        HI INC,    HI YIELD BOND,     INC OPP,      INTL OPP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                  CL 3            CL 2           CL 3            CL 3          CL 3
 OPERATIONS
Investment income (loss) -- net                    $ 1,084,362     $  481,992     $ 4,543,948    $ 1,275,675   $    508,494
Net realized gain (loss) on sales of
  investments                                          (43,308)        25,053         731,715        176,259      4,544,635
Distributions from capital gains                       211,524             --              --        420,860             --
Net change in unrealized appreciation or
  depreciation of investments                          231,508       (105,836)     (2,401,245)    (1,064,836)   (18,046,017)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                          1,484,086        401,209       2,874,418        807,958    (12,992,888)
---------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                             984,720        558,798       4,207,427      1,047,918      6,502,432
Net transfers(1)                                     2,130,738        442,494      (4,855,300)     1,081,189     (7,831,214)
Transfers for policy loans                            (379,432)       (98,789)       (557,569)      (185,562)      (444,441)
Policy charges                                        (507,770)      (208,799)     (2,489,270)      (557,029)    (5,824,975)
Contract terminations:
    Surrender benefits                                (948,495)      (386,466)     (3,569,656)      (612,318)    (6,783,256)
    Death benefits                                     (41,285)            --         (51,450)          (120)       (19,038)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions       1,238,476        307,238      (7,315,818)       774,078    (14,400,492)
---------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     16,290,063      6,848,377      63,265,542     15,072,948    111,451,214
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $19,012,625     $7,556,824     $58,824,142    $16,654,984   $ 84,057,834
---------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              13,966,478      5,298,090      35,748,613     10,732,835    110,254,533
Contract purchase payments                             809,507        422,161       2,311,679        729,633      6,611,402
Net transfers(1)                                     1,796,615        239,208      (2,472,070)       630,819     (9,798,999)
Transfers for policy loans                            (311,730)       (72,615)       (306,782)      (127,321)      (450,256)
Policy charges                                        (418,198)      (156,119)     (1,372,685)      (383,509)    (5,977,266)
Contract terminations:
    Surrender benefits                                (793,884)      (285,141)     (1,975,774)      (414,790)    (6,707,930)
    Death benefits                                     (32,639)            --         (28,414)           (86)       (19,507)
---------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    15,016,149      5,445,584      31,904,567     11,167,581     93,911,977
---------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 32    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                                  COL VP
                                               COL VP           COL VP             COL VP           COL VP        SELECT
                                             LG CAP GRO,   MID CAP GRO OPP,   MID CAP VAL OPP,     S&P 500,    LG CAP VAL,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            CL 3             CL 3               CL 3             CL 3          CL 3
 OPERATIONS
Investment income (loss) -- net             $   (344,672)     $  (118,856)       $   (82,374)    $  (317,993)   $  (37,071)
Net realized gain (loss) on sales of
  investments                                    884,939          797,551             51,310       1,235,743       145,890
Distributions from capital gains                      --               --                 --              --            --
Net change in unrealized appreciation or
  depreciation of investments                 (2,095,311)      (3,134,270)          (886,067)       (535,053)     (335,986)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   (1,555,044)      (2,455,575)          (917,131)        382,697      (227,167)
--------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                     3,357,295        1,176,507            815,271       3,104,808       383,906
Net transfers(1)                              (4,151,179)      (1,043,264)          (874,453)     (2,365,523)      635,898
Transfers for policy loans                      (336,863)        (175,428)          (132,369)       (560,077)      (46,315)
Policy charges                                (1,559,708)        (643,962)          (297,281)     (1,578,571)     (123,084)
Contract terminations:
    Surrender benefits                        (2,261,580)        (684,469)          (269,826)     (2,606,277)     (127,172)
    Death benefits                                (3,517)          (7,477)            (2,478)             --            --
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                (4,955,552)      (1,378,093)          (761,136)     (4,005,640)      723,233
--------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year               44,430,759       16,098,615         10,455,732      40,562,520     3,577,944
--------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                   $ 37,920,163      $12,264,947        $ 8,777,465     $36,939,577    $4,074,010
--------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year        76,325,076       10,046,629          8,268,060      41,717,784     3,205,180
Contract purchase payments                     5,621,690          758,840            669,015       3,146,171       355,008
Net transfers(1)                             (14,486,890)      (1,237,224)          (964,107)     (4,691,500)      320,785
Transfers for policy loans                      (558,975)        (111,813)          (104,462)       (583,205)      (43,255)
Policy charges                                (2,461,877)        (405,004)          (240,370)     (1,578,864)     (108,379)
Contract terminations:
    Surrender benefits                        (3,374,196)        (418,738)          (217,037)     (2,330,357)     (111,387)
    Death benefits                                (5,032)          (4,377)            (1,901)             --            --
--------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year              61,059,796        8,628,313          7,409,198      35,680,029     3,617,952
--------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    33

STATEMENTS OF CHANGES IN NET ASSETS

                                                  COL VP
                                                  SELECT          COL VP            CS           EV VT         FID VIP
                                               SM CAP VAL,   SHORT DURATION,    COMMODITY    FLOATING-RATE   CONTRAFUND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)               CL 3            CL 3           RETURN          INC         SERV CL 2
 OPERATIONS
Investment income (loss) -- net                $  (122,141)    $    23,651     $   260,918    $   727,521    $   (20,764)
Net realized gain (loss) on sales of
  investments                                      (85,421)        186,764        (492,894)       193,726        718,604
Distributions from capital gains                        --              --              --             --             --
Net change in unrealized appreciation or
  depreciation of investments                   (1,170,846)           (650)     (1,944,887)      (673,144)    (3,200,909)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     (1,378,408)        209,765      (2,176,863)       248,103     (2,503,069)
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                       1,111,029       2,887,570       1,147,973      1,228,196      5,263,701
Net transfers(1)                                (1,082,084)       (851,364)      2,171,945      3,535,679     (1,658,037)
Transfers for policy loans                        (136,945)       (262,468)       (209,461)      (315,982)      (580,440)
Policy charges                                    (620,766)     (2,303,628)       (408,980)      (599,967)    (1,975,004)
Contract terminations:
    Surrender benefits                            (723,656)     (3,145,970)       (661,607)      (828,442)    (2,744,505)
    Death benefits                                  (2,738)        (23,491)             --            (96)       (13,793)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                  (1,455,160)     (3,699,351)      2,039,870      3,019,388     (1,708,078)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 16,204,562      41,733,770      14,110,341     17,645,767     69,897,053
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                      $13,370,994     $38,244,184     $13,973,348    $20,913,258    $65,685,906
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          10,437,637      32,466,145      13,210,389     15,469,787     68,287,855
Contract purchase payments                         736,690       2,231,803       1,116,935      1,067,962      5,205,746
Net transfers(1)                                (1,043,794)         54,365       1,377,679      2,324,798     (5,385,271)
Transfers for policy loans                         (92,132)       (214,734)       (193,565)      (259,078)      (536,183)
Policy charges                                    (408,589)     (1,792,279)       (386,143)      (515,425)    (1,906,232)
Contract terminations:
    Surrender benefits                            (464,877)     (2,434,291)       (600,638)      (665,079)    (2,434,087)
    Death benefits                                  (1,593)        (17,581)             --            (88)       (13,660)
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 9,163,342      30,293,428      14,524,657     17,422,877     63,218,168
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 34    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                     FID VIP       FID VIP        FID VIP       FID VIP       FID VIP
                                                    GRO & INC,    GRO & INC,     MID CAP,       MID CAP,     OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                 SERV CL      SERV CL 2       SERV CL      SERV CL 2      SERV CL
 OPERATIONS
Investment income (loss) -- net                    $   399,806   $   155,115   $   (838,894)  $  (617,980)  $   101,025
Net realized gain (loss) on sales of investments      (332,512)     (151,802)     9,925,385       746,510      (531,267)
Distributions from capital gains                            --            --        213,187       116,204        45,835
Net change in unrealized appreciation or
  depreciation of investments                          334,722       114,248    (24,463,036)   (8,527,094)   (3,618,532)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      402,016       117,561    (15,163,358)   (8,282,360)   (4,002,939)
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           2,974,925     2,826,309      6,131,267     7,234,347     1,315,054
Net transfers(1)                                    (5,428,686)   (2,221,869)   (14,472,281)   (8,131,614)   (2,460,303)
Transfers for policy loans                            (358,963)     (310,374)    (1,276,710)     (624,023)     (172,407)
Policy charges                                      (1,917,577)     (954,064)    (4,616,270)   (2,422,236)     (838,065)
Contract terminations:
    Surrender benefits                              (3,399,287)   (1,024,983)    (9,238,803)   (2,695,080)   (1,911,813)
    Death benefits                                      (4,490)         (250)       (43,980)      (42,423)       (6,543)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      (8,134,078)   (1,685,231)   (23,516,777)   (6,681,029)   (4,074,077)
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     52,588,269    24,628,138    150,387,644    74,911,164    26,000,483
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $44,856,207   $23,060,468   $111,707,509   $59,947,775   $17,923,467
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              47,522,645    19,914,630     60,854,221    32,953,074    22,371,208
Contract purchase payments                           2,579,324     2,284,043      2,644,202     3,290,594     1,155,077
Net transfers(1)                                    (8,279,299)   (1,773,954)    (1,474,682)   (3,758,354)   (3,775,939)
Transfers for policy loans                            (303,474)     (253,580)      (542,715)     (278,336)     (146,638)
Policy charges                                      (1,657,757)     (772,019)    (2,009,866)   (1,104,149)     (727,261)
Contract terminations:
    Surrender benefits                              (2,890,022)     (835,944)    (4,175,461)   (1,236,026)   (1,592,223)
    Death benefits                                      (4,332)         (197)       (16,230)      (18,822)       (6,941)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    36,967,085    18,562,979     55,279,469    29,847,981    17,277,283
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    35

STATEMENTS OF CHANGES IN NET ASSETS

                                             FID VIP       FTVIPT FRANK     FTVIPT FRANK         FTVIPT            GS VIT
                                            OVERSEAS,    GLOBAL REAL EST,    SM CAP VAL,   MUTUAL SHARES SEC,   MID CAP VAL,
YEAR ENDED DEC. 31, 2011 (CONTINUED)        SERV CL 2          CL 2             CL 2              CL 2              INST
 OPERATIONS
Investment income (loss) -- net            $    31,032      $ 3,205,671      $   (48,443)      $   279,473      $    (90,697)
Net realized gain (loss) on sales of
  investments                                 (176,862)      (5,300,245)         807,584          (214,628)          392,915
Distributions from capital gains                25,410               --               --                --                --
Net change in unrealized appreciation or
  depreciation of investments               (2,345,422)        (743,471)      (2,403,704)         (426,162)       (6,876,465)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                 (2,465,842)      (2,838,045)      (1,644,563)         (361,317)       (6,574,247)
----------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                   1,561,168        4,552,954        2,757,647         1,999,052         7,057,749
Net transfers(1)                            (1,023,346)      (3,655,211)      (3,824,478)       (1,721,006)       (9,737,021)
Transfers for policy loans                    (104,183)        (453,002)        (340,418)         (148,090)         (896,866)
Policy charges                                (488,843)      (1,891,529)      (1,310,557)         (688,034)       (3,535,497)
Contract terminations:
    Surrender benefits                        (611,151)      (2,495,872)      (1,862,900)         (916,914)       (5,481,014)
    Death benefits                                (121)         (14,536)          (6,198)             (388)          (22,353)
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                (666,476)      (3,957,196)      (4,586,904)       (1,475,380)      (12,615,002)
----------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year             14,232,982       48,225,359       38,443,954        19,857,732       102,336,573
----------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                  $11,100,664      $41,430,118      $32,212,487       $18,021,035      $ 83,147,324
----------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year       9,418,020       26,139,931       16,486,430        15,207,005        40,967,241
Contract purchase payments                   1,084,876        2,483,383        1,217,967         1,537,514         2,865,904
Net transfers(1)                              (698,783)      (1,659,698)      (1,237,042)       (1,419,792)       (1,875,654)
Transfers for policy loans                     (70,497)        (241,161)        (149,134)         (113,398)         (359,174)
Policy charges                                (339,846)      (1,040,299)        (592,081)         (528,510)       (1,473,258)
Contract terminations:
    Surrender benefits                        (427,071)      (1,376,303)        (855,142)         (685,603)       (2,414,194)
    Death benefits                                 (79)          (7,418)          (2,737)             (339)           (8,649)
----------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year             8,966,620       24,298,435       14,868,261        13,996,877        37,702,216
----------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 36    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                   GS VIT              GS VIT         INVESCO VI   INVESCO VI   INVESCO VI
                                             STRUCTD SM CAP EQ,   STRUCTD U.S. EQ,    CAP APPR,     CAP APPR,    CAP DEV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                INST                INST            SER I        SER II        SER I
 OPERATIONS
Investment income (loss) -- net                  $    1,516          $   279,793     $   (61,418)  $  (69,091)  $  (52,731)
Net realized gain (loss) on sales of
  investments                                        65,380             (770,208)        (58,944)       1,864      117,498
Distributions from capital gains                         --                   --              --           --           --
Net change in unrealized appreciation or
  depreciation of investments                       (54,124)           1,607,183        (716,712)    (595,745)    (680,876)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                          12,772            1,116,768        (837,074)    (662,972)    (616,109)
--------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          307,639            2,807,251         668,204      973,167      433,945
Net transfers(1)                                   (241,679)          (4,335,546)     (1,300,965)    (947,318)     114,640
Transfers for policy loans                          (63,894)            (189,656)        (59,453)     (86,923)     (56,590)
Policy charges                                     (197,169)          (1,320,625)       (420,220)    (313,938)    (318,411)
Contract terminations:
    Surrender benefits                             (340,612)          (1,788,058)       (694,427)    (312,077)    (474,610)
    Death benefits                                       --               (5,603)         (3,046)          --           --
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                     (535,715)          (4,832,237)     (1,809,907)    (687,089)    (301,026)
--------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   5,594,741           34,967,531      11,432,354    8,043,824    6,885,649
--------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $5,071,798          $31,252,062     $ 8,785,373   $6,693,763   $5,968,514
--------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            3,539,607           38,293,908      15,065,136    7,524,002    4,944,823
Contract purchase payments                          187,895            2,983,766         819,148      928,882      304,382
Net transfers(1)                                   (315,153)          (6,582,214)     (4,029,807)    (901,227)    (230,233)
Transfers for policy loans                          (36,648)            (223,837)        (90,074)     (79,521)     (42,395)
Policy charges                                     (120,154)          (1,366,876)       (488,332)    (298,650)    (222,043)
Contract terminations:
    Surrender benefits                             (203,388)          (1,810,543)       (809,557)    (297,788)    (320,009)
    Death benefits                                       --               (5,901)         (4,772)          --           --
--------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  3,052,159           31,288,303      10,461,742    6,875,698    4,434,525
--------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    37

STATEMENTS OF CHANGES IN NET ASSETS

                                                    INVESCO VI    INVESCO VI    INVESCO VI    INVESCO VI   INVESCO VI
                                                     CAP DEV,      CORE EQ,      DIV DIVD,    INTL GRO,       TECH,
PERIOD ENDED DEC. 31, 2011 (CONTINUED)                SER II         SER I       SER I(2)       SER II        SER I
 OPERATIONS
Investment income (loss) -- net                     $  (30,647)  $    229,418   $  (20,220)  $    67,635   $  (33,518)
Net realized gain (loss) on sales of investments       (15,130)     4,180,661      (58,506)      862,606      259,805
Distributions from capital gains                            --             --           --            --           --
Net change in unrealized appreciation or
  depreciation of investments                         (215,890)    (4,920,693)    (229,942)   (2,189,684)    (552,042)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                     (261,667)      (510,614)    (308,668)   (1,259,443)    (325,755)
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                             392,011      8,356,287      242,477     1,188,176      462,366
Net transfers(1)                                      (266,291)   (10,321,062)   4,019,707      (737,063)     451,160
Transfers for policy loans                             (37,043)      (654,895)     (37,761)     (237,520)     (67,221)
Policy charges                                        (133,848)    (7,977,542)     (92,273)     (507,951)    (172,655)
Contract terminations:
    Surrender benefits                                (146,731)   (10,203,612)     (89,747)     (827,635)    (201,640)
    Death benefits                                          --        (59,719)          --        (8,062)          --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        (191,902)   (20,860,543)   4,042,403    (1,130,055)     472,010
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      3,471,462    141,302,040           --    17,730,090    4,711,560
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                           $3,017,893   $119,930,883   $3,733,735   $15,340,592   $4,857,815
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               2,518,547     80,286,748           --    17,456,510    3,602,078
Contract purchase payments                             287,053      4,742,396      267,323     1,161,705      356,972
Net transfers(1)                                      (190,142)    (4,343,335)   4,042,021    (2,394,074)     199,325
Transfers for policy loans                             (25,332)      (368,698)     (41,074)     (223,167)     (50,102)
Policy charges                                         (97,885)    (4,482,013)    (101,861)     (467,489)    (131,289)
Contract terminations:
    Surrender benefits                                (107,131)    (5,702,027)     (99,274)     (729,334)    (138,992)
    Death benefits                                          --        (32,311)          --        (7,629)          --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     2,385,110     70,100,760    4,067,135    14,796,522    3,837,992
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

(2)    For the period April 29, 2011 (commencement of operations) to Dec. 31,
       2011

See accompanying notes to financial statements.


 38    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                              INVESCO VANK   JANUS ASPEN    JANUS ASPEN   JANUS ASPEN    JANUS ASPEN
                                              VI COMSTOCK,   ENTERPRISE,   GLOBAL TECH,      JANUS,       OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)             SER II          SERV          SERV           SERV          SERV
 OPERATIONS
Investment income (loss) -- net                $   27,162    $   (64,250)   $   (89,001)  $   (35,517)  $   (362,971)
Net realized gain (loss) on sales of
  investments                                      76,805        919,642        705,764       314,757      5,157,412
Distributions from capital gains                       --             --             --            --        906,636
Net change in unrealized appreciation or
  depreciation of investments                    (275,214)    (1,039,348)    (1,728,203)     (813,817)   (39,349,118)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      (171,247)      (183,956)    (1,111,440)     (534,577)   (33,648,041)
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        356,054        497,220        843,495       689,199      5,870,420
Net transfers(1)                                  299,600     (1,152,501)    (1,213,250)   (1,716,086)   (11,732,472)
Transfers for policy loans                        (79,191)      (187,019)      (191,789)     (123,827)    (1,051,107)
Policy charges                                   (146,126)      (390,164)      (440,083)     (236,086)    (2,768,372)
Contract terminations:
    Surrender benefits                           (138,735)      (734,415)      (680,637)     (384,576)    (4,684,661)
    Death benefits                                (15,532)            --             --       (11,705)       (17,274)
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                    276,070     (1,966,879)    (1,682,264)   (1,783,081)   (14,383,466)
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 4,922,441     10,447,744     12,647,365     9,945,228    110,729,055
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                      $5,027,264    $ 8,296,909    $ 9,853,661   $ 7,627,570   $ 62,697,548
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          5,364,510     10,699,660     18,070,243     9,896,133     58,039,794
Contract purchase payments                        398,659        424,000      1,203,474       696,037      3,574,334
Net transfers(1)                                   19,992     (3,231,906)    (4,409,778)   (1,944,790)    (9,479,239)
Transfers for policy loans                        (84,109)      (154,832)      (245,028)     (114,084)      (598,929)
Policy charges                                   (157,370)      (324,464)      (583,450)     (237,567)    (1,659,415)
Contract terminations:
    Surrender benefits                           (138,260)      (615,208)      (810,066)     (374,518)    (2,680,877)
    Death benefits                                (18,987)            --             --       (13,114)        (9,505)
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                5,384,435      6,797,250     13,225,395     7,908,097     47,186,163
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    39

STATEMENTS OF CHANGES IN NET ASSETS

                                                    MFS            MFS           MFS            MS UIF           MS UIF
                                              INV GRO STOCK,     NEW DIS,     UTILITIES,   GLOBAL REAL EST,   MID CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              SERV CL        SERV CL       SERV CL           CL II            CL II
 OPERATIONS
Investment income (loss) -- net                 $  (146,006)   $  (186,262)  $   474,512      $   233,708      $   (51,677)
Net realized gain (loss) on sales of
  investments                                     1,659,642        781,916        41,316           41,217          314,091
Distributions from capital gains                         --      2,948,854            --               --            3,852
Net change in unrealized appreciation or
  depreciation of investments                    (1,574,665)    (6,293,487)      610,882       (1,325,490)      (1,165,552)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         (61,029)    (2,748,979)    1,126,710       (1,050,565)        (899,286)
--------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        1,992,286      1,577,609     1,588,156          668,269          588,006
Net transfers(1)                                   (726,876)     1,492,646     2,194,503        1,167,378        2,512,637
Transfers for policy loans                         (336,939)      (197,823)     (195,733)         (92,609)        (104,352)
Policy charges                                     (899,078)      (822,555)     (744,803)        (220,299)        (276,919)
Contract terminations:
    Surrender benefits                           (1,376,533)    (1,280,891)     (706,973)        (351,180)        (307,771)
    Death benefits                                     (177)        (6,478)       (1,007)             (24)              --
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                   (1,347,317)       762,508     2,134,143        1,171,535        2,411,601
--------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  27,281,301     22,592,086    19,532,740        8,517,726        7,631,440
--------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $25,872,955    $20,605,615   $22,793,593      $ 8,638,696      $ 9,143,755
--------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year           33,573,661     15,964,236     7,880,534        9,499,601        6,126,241
Contract purchase payments                        2,424,150      1,104,375       604,855          763,106          466,452
Net transfers(1)                                 (3,991,379)      (575,869)    1,384,636          445,676        1,418,416
Transfers for policy loans                         (374,899)      (137,879)      (72,160)        (104,129)         (69,178)
Policy charges                                   (1,041,798)      (560,518)     (293,034)        (243,286)        (212,219)
Contract terminations:
    Surrender benefits                           (1,445,434)      (820,353)     (303,040)        (361,618)        (231,937)
    Death benefits                                     (235)        (4,607)         (376)             (29)              --
--------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 29,144,066     14,969,385     9,201,415        9,999,321        7,497,775
--------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 40    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                            OPPEN          OPPEN GLOBAL      OPPEN MAIN ST        PIMCO             PUT VT
                                       GLOBAL SEC VA,   STRATEGIC INC VA,   SM MID CAP VA,   VIT ALL ASSET,   GLOBAL HLTH CARE,
YEAR ENDED DEC. 31, 2011 (CONTINUED)        SERV               SRV               SERV          ADVISOR CL           CL IB
 OPERATIONS
Investment income (loss) -- net          $    9,350        $ 1,192,755        $  (27,350)      $ 1,799,769        $   89,209
Net realized gain (loss) on sales of
  investments                                (4,248)           480,585           207,261            59,766            20,372
Distributions from capital gains                 --            734,372                --                --                --
Net change in unrealized appreciation
  or depreciation of investments           (755,562)        (2,482,784)         (358,552)       (1,623,112)         (189,825)
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                (750,460)           (75,072)         (178,641)          236,423           (80,244)
-------------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                  672,662          4,204,426           594,914         1,788,302           291,679
Net transfers(1)                            852,801         (1,557,211)         (808,974)        4,202,359           285,458
Transfers for policy loans                  (20,487)          (544,300)          (34,468)         (163,675)          (98,434)
Policy charges                             (225,119)        (1,956,464)         (204,492)         (712,108)         (135,085)
Contract terminations:
    Surrender benefits                     (375,212)        (2,801,644)         (146,661)       (1,287,551)         (179,089)
    Death benefits                           (5,147)            (7,026)               --               (70)               --
-------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                              899,498         (2,662,219)         (599,681)        3,827,257           164,529
-------------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year           6,457,574         60,599,773         6,285,380        24,033,044         3,473,382
-------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $6,606,612        $57,862,482        $5,507,058       $28,096,724        $3,557,667
-------------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of
  year                                    5,073,093         46,146,965         5,116,133        19,732,389         2,756,623
Contract purchase payments                  540,031          3,159,471           490,455         1,447,372           227,148
Net transfers(1)                            454,436         (1,375,537)         (782,401)        2,934,682           209,719
Transfers for policy loans                  (13,864)          (402,275)          (22,541)         (127,731)          (73,568)
Policy charges                             (178,537)        (1,463,636)         (164,401)         (569,149)         (105,334)
Contract terminations:
    Surrender benefits                     (309,469)        (2,086,513)         (120,877)       (1,000,445)         (138,837)
    Death benefits                           (3,933)            (5,168)               --               (59)               --
-------------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year          5,561,757         43,973,307         4,516,368        22,417,059         2,875,751
-------------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    41

STATEMENTS OF CHANGES IN NET ASSETS

                                                   PUT VT       PUT VT         PUT VT           PUT VT           ROYCE
                                                 HI YIELD,     INTL EQ,    MULTI-CAP GRO,   MULTI-CAP GRO,    MICRO-CAP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)               CL IB         CL IB          CL IA            CL IB         INVEST CL
 OPERATIONS
Investment income (loss) -- net                 $   720,324   $   60,856    $   (304,656)     $  (28,536)    $    995,152
Net realized gain (loss) on sales of
  investments                                      (122,387)     (96,840)     (2,339,974)        386,826        4,116,313
Distributions from capital gains                         --           --              --              --               --
Net change in unrealized appreciation or
  depreciation of investments                      (476,998)    (429,561)     (1,984,195)       (731,570)     (13,729,951)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         120,939     (465,545)     (4,628,825)       (373,280)      (8,618,486)
-------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          454,345      296,852       6,440,418         480,733        3,146,708
Net transfers(1)                                   (845,725)    (157,634)     (5,332,679)       (396,259)      (5,625,547)
Transfers for policy loans                          (76,362)     (27,956)       (393,759)       (100,537)        (767,301)
Policy charges                                     (376,490)    (100,496)     (5,494,278)       (257,149)      (2,297,144)
Contract terminations:
    Surrender benefits                             (598,729)     (97,701)     (6,584,313)       (538,924)      (4,384,173)
    Death benefits                                       --           --         (18,179)             --          (41,724)
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions   (1,442,961)     (86,935)    (11,382,790)       (812,136)      (9,969,181)
-------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  10,796,688    2,706,385      93,917,892       6,871,934       74,487,875
-------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $ 9,474,666   $2,153,905    $ 77,906,277      $5,686,518     $ 55,900,208
-------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            6,266,201    2,004,717      61,832,714       6,077,145       25,122,372
Contract purchase payments                          261,486      231,646       4,231,415         427,046        1,150,720
Net transfers(1)                                   (398,854)    (129,568)     (4,049,967)       (376,155)           3,533
Transfers for policy loans                          (43,279)     (20,846)       (254,487)        (87,186)        (263,681)
Policy charges                                     (217,277)     (78,687)     (3,637,240)       (229,050)        (841,836)
Contract terminations:
    Surrender benefits                             (346,652)     (71,009)     (4,290,989)       (483,628)      (1,617,918)
    Death benefits                                       --           --         (11,916)             --          (13,054)
-------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  5,521,625    1,936,253      53,819,530       5,328,172       23,540,136
-------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 42    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                       THIRD           VP            VP             VP            VP
                                                        AVE          AGGR,          AGGR,        CONSERV,      CONSERV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                    VAL           CL 2          CL 4           CL 2          CL 4
 OPERATIONS
Investment income (loss) -- net                    $    465,812   $  (377,329)  $ (2,209,813)  $   (77,572)  $  (257,417)
Net realized gain (loss) on sales of investments     (5,018,728)       66,830      3,742,534        72,602       537,333
Distributions from capital gains                             --            --             --            --            --
Net change in unrealized appreciation or
  depreciation of investments                        (6,514,368)   (2,617,460)   (11,495,505)      138,599       577,962
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                   (11,067,284)   (2,927,959)    (9,962,784)      133,629       857,878
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                            2,974,138     7,500,097     31,669,597       723,470     2,116,077
Net transfers(1)                                     (5,522,591)   29,855,145    (13,410,258)   12,504,432    18,877,168
Transfers for policy loans                             (405,164)     (179,881)    (2,084,184)      (26,501)      (93,825)
Policy charges                                       (1,965,513)   (1,361,593)    (6,705,228)     (434,825)   (1,431,688)
Contract terminations:
    Surrender benefits                               (3,609,178)   (1,568,665)    (9,753,598)     (641,424)   (1,657,062)
    Death benefits                                      (14,664)           --       (219,071)           --            --
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions       (8,542,972)   34,245,103       (502,742)   12,125,152    17,810,670
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      56,514,422    25,327,558    256,612,829     4,132,417    28,076,268
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $ 36,904,166   $56,644,702   $246,147,303   $16,391,198   $46,744,816
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               25,504,594    22,566,713    228,670,756     3,952,018    26,841,535
Contract purchase payments                            1,505,260     6,757,711     28,279,052       679,684     1,994,064
Net transfers(1)                                     (1,240,033)   25,929,780    (12,396,629)   11,700,386    17,802,126
Transfers for policy loans                             (191,697)     (149,277)    (1,842,398)      (25,054)      (87,454)
Policy charges                                         (993,254)   (1,228,539)    (6,004,234)     (409,019)   (1,348,933)
Contract terminations:
    Surrender benefits                               (1,800,271)   (1,386,680)    (8,741,184)     (595,811)   (1,559,183)
    Death benefits                                       (6,217)           --       (183,053)           --            --
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     22,778,382    52,489,708    227,782,310    15,302,204    43,642,155
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    43

STATEMENTS OF CHANGES IN NET ASSETS

                                                  VP DAVIS        VP GS           VP             VP             VP
                                                NY VENTURE,   MID CAP VAL,       MOD,           MOD,         MOD AGGR,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                CL 3          CL 3           CL 2           CL 4           CL 2
 OPERATIONS
Investment income (loss) -- net                  $  (32,818)   $  (10,633)   $   (976,173)  $ (5,381,044)  $ (1,096,484)
Net realized gain (loss) on sales of
  investments                                       144,211        61,189          48,727      8,830,642        300,958
Distributions from capital gains                         --            --              --             --             --
Net change in unrealized appreciation or
  depreciation of investments                      (281,788)     (153,451)     (1,480,078)    (6,262,490)    (5,302,703)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        (170,395)     (102,895)     (2,407,524)    (2,812,892)    (6,098,229)
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          318,444       126,277      16,151,795     56,274,932     23,641,135
Net transfers(1)                                   (176,928)      361,407      99,091,912     (5,332,562)    96,708,722
Transfers for policy loans                          (57,969)      (16,952)       (766,876)    (3,092,984)    (1,450,172)
Policy charges                                     (108,929)      (39,668)     (4,701,502)   (23,752,208)    (4,350,174)
Contract terminations:
    Surrender benefits                             (195,930)      (41,225)     (5,792,987)   (28,528,726)    (3,612,342)
    Death benefits                                     (153)           --              --       (415,147)            --
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions     (221,465)      389,839     103,982,342     (4,846,695)   110,937,169
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   4,070,194     1,097,637      65,642,187    646,723,298     68,999,259
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $3,678,334    $1,384,581    $167,217,005   $639,063,711   $173,838,199
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            4,416,009       863,345      59,979,452    590,926,472     62,031,705
Contract purchase payments                          368,278       100,713      14,710,831     51,015,892     21,349,021
Net transfers(1)                                   (320,108)      239,178      89,109,072     (4,976,990)    84,909,801
Transfers for policy loans                          (52,465)      (12,317)       (703,203)    (2,807,010)    (1,291,622)
Policy charges                                     (121,257)      (31,529)     (4,284,132)   (21,539,418)    (3,932,145)
Contract terminations:
    Surrender benefits                             (195,328)      (32,405)     (5,263,054)   (25,847,603)    (3,270,714)
    Death benefits                                     (178)           --              --       (381,815)            --
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  4,094,951     1,126,985     153,548,966    586,389,528    159,796,046
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 44    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                      VP           VP MOD        VP MOD        VP PTNRS
                                                   MOD AGGR,      CONSERV,      CONSERV,     SM CAP VAL,      WANGER
YEAR ENDED DEC. 31, 2011 (CONTINUED)                 CL 4           CL 2          CL 4           CL 3          INTL
 OPERATIONS
Investment income (loss) -- net                  $ (8,240,861)  $  (225,715)  $   (889,883)  $  (142,070)  $  3,837,224
Net realized gain (loss) on sales of
  investments                                      11,016,368       139,086      1,886,293       441,433     (3,314,707)
Distributions from capital gains                           --            --             --            --      2,374,225
Net change in unrealized appreciation or
  depreciation of investments                     (25,145,506)      106,246        455,087    (1,201,065)   (17,981,101)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                 (22,369,999)       19,617      1,451,497      (901,702)   (15,084,359)
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        108,867,553     2,429,304      7,991,965     1,551,581      6,846,223
Net transfers(1)                                  (48,181,640)   29,874,114     12,579,344      (932,483)    (8,987,000)
Transfers for policy loans                         (7,802,659)       34,034       (796,051)     (174,302)    (1,022,490)
Policy charges                                    (27,584,522)   (1,185,170)    (4,427,568)     (539,776)    (3,738,309)
Contract terminations:
    Surrender benefits                            (36,944,391)     (691,197)    (5,033,253)     (724,467)    (4,334,889)
    Death benefits                                   (187,879)           --        (61,230)       (7,381)       (40,527)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions    (11,833,538)   30,461,085     10,253,207      (826,828)   (11,276,992)
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   957,297,382    14,090,419    108,870,909    16,760,942    106,871,491
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $923,093,845   $44,571,121   $120,575,613   $15,032,412   $ 80,510,140
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            859,921,355    13,162,586    101,587,738     9,554,357     59,588,897
Contract purchase payments                         97,621,457     2,249,120      7,370,780       908,516      3,998,009
Net transfers(1)                                  (45,165,459)   27,491,402     11,788,220      (576,814)    (6,076,267)
Transfers for policy loans                         (6,947,653)       29,394       (739,303)     (100,284)      (573,058)
Policy charges                                    (24,749,575)   (1,096,462)    (4,082,973)     (317,182)    (1,842,397)
Contract terminations:
    Surrender benefits                            (33,230,386)     (641,938)    (4,645,131)     (428,226)    (2,789,146)
    Death benefits                                   (168,616)           --        (57,800)       (4,221)       (22,932)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  847,281,123    41,194,102    111,221,531     9,036,146     52,283,106
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    45

STATEMENTS OF CHANGES IN NET ASSETS

                                                                 WF ADV VT          WF ADV        WF ADV         WF ADV
                                                WANGER      INDEX ASSET ALLOC,   VT INTL EQ,     VT OPP,     VT SM CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              USA              CL 2              CL 2          CL 2           CL 2
 OPERATIONS
Investment income (loss) -- net              $   (776,231)      $   91,186       $  (173,080)  $   (66,837)    $  (101,223)
Net realized gain (loss) on sales of
  investments                                   1,790,898          (22,897)        1,762,238        97,440         273,254
Distributions from capital gains                8,402,124               --         1,209,429            --              --
Net change in unrealized appreciation or
  depreciation of investments                 (12,907,227)         151,584        (6,477,108)      447,349        (876,043)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    (3,490,436)         219,873        (3,678,521)      477,952        (704,012)
---------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                      7,132,254          509,347         1,635,903       676,559       1,053,821
Net transfers(1)                               (9,144,185)        (143,693)       (3,045,538)   12,965,759      (1,852,971)
Transfers for policy loans                       (973,785)         (25,493)         (179,956)      (60,538)       (211,118)
Policy charges                                 (3,242,764)        (203,285)       (1,062,844)     (262,443)       (366,975)
Contract terminations:
    Surrender benefits                         (4,789,822)         (83,281)       (2,030,698)     (308,699)       (444,441)
    Death benefits                                (17,913)         (80,740)           (8,409)           --              --
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                (11,036,215)         (27,145)       (4,691,542)   13,010,638      (1,821,684)
---------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                96,783,467        4,054,055        30,862,289     3,567,010      13,036,268
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                    $ 82,256,816       $4,246,783       $22,492,226   $17,055,600     $10,510,572
---------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year         48,140,081        3,134,714        20,665,729     2,197,922       6,958,602
Contract purchase payments                      3,505,023          385,724         1,147,059       436,413         586,415
Net transfers(1)                               (4,081,258)        (108,697)       (2,164,057)    8,654,132      (1,095,532)
Transfers for policy loans                       (466,737)         (19,360)         (120,817)      (38,362)       (111,248)
Policy charges                                 (1,604,150)        (154,109)         (743,684)     (168,136)       (202,762)
Contract terminations:
    Surrender benefits                         (2,379,774)         (64,102)       (1,386,086)     (195,451)       (249,196)
    Death benefits                                 (8,850)         (62,600)           (5,493)           --              --
---------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year               43,104,335        3,111,570        17,392,651    10,886,518       5,886,279
---------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 46    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                      AB VPS        AB VPS         AB VPS        AC VP         AC VP
                                                    GRO & INC,     INTL VAL,    LG CAP GRO,      INTL,         INTL,
YEAR ENDED DEC. 31, 2010                               CL B          CL B           CL B          CL I         CL II
 OPERATIONS
Investment income (loss) -- net                    $  (126,982)  $  1,126,060    $  (10,403)  $   272,113   $   96,224
Net realized gain (loss) on sales of investments      (843,090)   (11,064,737)       17,577       232,582      (54,184)
Distributions from capital gains                            --             --            --            --           --
Net change in unrealized appreciation or
  depreciation of investments                        2,584,244      5,817,428       150,227     1,471,446      855,124
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                    1,614,172     (4,121,249)      157,401     1,976,141      897,164
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           2,147,285      9,871,873       126,995     1,074,340      968,152
Net transfers(1)                                    (1,682,598)   (47,066,901)       61,647    (2,231,527)    (857,396)
Transfers for policy loans                            (107,725)      (720,547)      (16,008)     (100,867)     (44,241)
Policy charges                                        (585,121)    (2,817,404)      (60,081)     (600,676)    (326,005)
Contract terminations:
    Surrender benefits                                (749,511)    (4,079,077)      (65,196)   (1,551,179)    (234,373)
    Death benefits                                          --        (15,670)           --          (309)        (121)
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        (977,670)   (44,827,726)       47,357    (3,410,218)    (493,984)
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     14,488,061    107,297,138     1,793,296    19,252,021    7,855,333
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $15,124,563   $ 58,348,163    $1,998,054   $17,817,944   $8,258,513
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              14,660,555     73,279,236     2,052,572    22,682,550    5,903,753
Contract purchase payments                           2,138,087      7,023,301       150,841     1,233,318      730,945
Net transfers(1)                                    (1,704,324)   (36,419,270)      (82,949)   (4,026,843)    (646,097)
Transfers for policy loans                            (108,578)      (514,576)      (19,399)     (101,771)     (32,786)
Policy charges                                        (584,681)    (2,004,190)      (68,585)     (689,651)    (245,762)
Contract terminations:
    Surrender benefits                                (744,150)    (2,882,714)      (74,849)   (1,640,788)    (174,426)
    Death benefits                                          --        (11,379)           --          (350)         (96)
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    13,656,909     38,470,408     1,957,631    17,456,465    5,535,531
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    47

STATEMENTS OF CHANGES IN NET ASSETS

                                                      AC VP         AC VP        CALVERT       COL VP         COL VP
                                                       VAL,          VAL,          VP           BAL,        CASH MGMT,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                   CL I         CL II        SRI BAL        CL 3           CL 3
 OPERATIONS
Investment income (loss) -- net                    $   794,423   $   222,237   $   39,128   $ (1,389,521)  $   (697,032)
Net realized gain (loss) on sales of investments    (4,878,217)     (678,987)    (154,459)    (4,198,181)        14,451
Distributions from capital gains                            --            --           --             --             --
Net change in unrealized appreciation or
  depreciation of investments                       10,887,688     2,634,435      840,728     23,079,855        (14,452)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                    6,803,894     2,177,685      725,397     17,492,153       (697,033)
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           3,799,197     2,684,398      715,667     12,832,791     17,748,995
Net transfers(1)                                    (5,729,673)   (1,300,345)    (530,382)   (11,295,862)    (9,387,809)
Transfers for policy loans                            (459,701)     (170,384)     (34,177)      (160,937)       (17,864)
Policy charges                                      (2,462,371)     (774,859)    (264,171)   (14,809,685)    (9,483,864)
Contract terminations:
    Surrender benefits                              (4,647,374)     (880,166)    (271,892)   (11,833,608)   (14,390,697)
    Death benefits                                     (31,372)         (538)          --       (490,413)      (308,470)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      (9,531,294)     (441,894)    (384,955)   (25,757,714)   (15,839,709)
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     61,999,817    18,655,198    6,786,209    171,763,004     90,667,494
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $59,272,417   $20,390,989   $7,126,651   $163,497,443   $ 74,130,752
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              43,603,700    15,237,366    6,956,867    176,742,892     78,439,959
Contract purchase payments                           2,628,478     2,151,865      705,762     13,056,331     15,516,286
Net transfers(1)                                    (3,291,751)   (1,060,499)    (679,579)   (13,461,582)    (6,973,663)
Transfers for policy loans                            (320,035)     (134,950)     (34,922)      (204,396)        25,273
Policy charges                                      (1,715,155)     (622,546)    (261,441)   (14,941,623)    (8,313,490)
Contract terminations:
    Surrender benefits                              (3,236,464)     (703,172)    (258,101)   (11,750,318)   (12,770,351)
    Death benefits                                     (21,484)         (421)          --       (477,761)      (273,270)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    37,647,289    14,867,643    6,428,586    148,963,543     65,650,744
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 48    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                  COL VP          COL VP         COL VP          COL VP          COL VP
                                                DIV BOND,      DIV EQ INC,       DYN EQ,     EMER MKTS OPP,   GLOBAL BOND,
YEAR ENDED DEC. 31, 2010 (CONTINUED)               CL 3            CL 3           CL 3            CL 3            CL 3
 OPERATIONS
Investment income (loss) -- net               $   7,194,797   $  (2,323,634)  $ (2,135,099)   $    470,706    $  2,094,751
Net realized gain (loss) on sales of
  investments                                    17,133,345     (23,969,580)   (12,600,429)      1,328,666       1,310,512
Distributions from capital gains                         --              --             --              --              --
Net change in unrealized appreciation or
  depreciation of investments                    (5,113,906)     57,318,947     52,676,871       6,452,522      (2,065,950)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      19,214,236      31,025,733     37,941,343       8,251,894       1,339,313
--------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                       21,842,276      28,222,110     25,964,529       6,693,523       6,121,621
Net transfers(1)                               (234,161,151)   (160,244,739)   (19,187,682)    (30,585,757)    (63,365,797)
Transfers for policy loans                       (2,805,322)     (2,331,844)      (699,852)     (1,116,080)       (899,988)
Policy charges                                  (12,035,709)    (10,759,727)   (22,021,312)     (2,368,450)     (2,579,655)
Contract terminations:
    Surrender benefits                          (16,056,810)    (16,934,850)   (20,164,344)     (3,756,748)     (4,104,637)
    Death benefits                                 (281,166)        (60,858)      (302,488)        (22,478)        (10,920)
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                 (243,497,882)   (162,109,908)   (36,411,149)    (31,155,990)    (64,839,376)
--------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 381,120,376     365,134,205    261,254,020      91,267,414     109,652,556
--------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $ 156,836,730   $ 234,050,030   $262,784,214    $ 68,363,318    $ 46,152,493
--------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          261,434,376     261,044,587    411,679,420      39,714,463      64,714,680
Contract purchase payments                       14,533,538      19,720,625     38,690,832       2,853,105       3,571,213
Net transfers(1)                               (152,264,597)   (115,377,707)   (50,825,684)    (13,929,873)    (36,620,650)
Transfers for policy loans                       (1,851,013)     (1,632,559)      (919,395)       (468,962)       (518,539)
Policy charges                                   (8,014,230)     (7,526,055)   (32,965,972)     (1,014,975)     (1,526,975)
Contract terminations:
    Surrender benefits                          (10,968,828)    (11,794,002)   (29,138,960)     (1,620,548)     (2,526,403)
    Death benefits                                 (206,792)        (42,841)      (403,004)         (9,670)         (6,197)
--------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                102,662,454     144,392,048    336,117,237      25,523,540      27,087,129
--------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    49

STATEMENTS OF CHANGES IN NET ASSETS

                                                    COL VP
                                               GLOBAL INFLATION     COL VP         COL VP          COL VP         COL VP
                                                   PROT SEC,        HI INC,    HI YIELD BOND,     INC OPP,       INTL OPP,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                 CL 3            CL 2           CL 3            CL 3           CL 3
 OPERATIONS
Investment income (loss) -- net                  $     (71,142)   $  418,362     $ 5,210,271    $  1,284,674   $    632,020
Net realized gain (loss) on sales of
  investments                                       (1,069,003)       51,545         781,989      12,501,621      4,955,666
Distributions from capital gains                        33,369            --              --              --             --
Net change in unrealized appreciation or
  depreciation of investments                        3,515,057       157,675       1,719,398      (9,835,539)     7,302,269
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                          2,408,281       627,582       7,711,658       3,950,756     12,889,955
---------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           6,274,092       555,840       4,617,977       5,398,508      7,669,386
Net transfers(1)                                  (107,767,789)      729,400      (7,214,488)    (88,749,000)    (9,489,903)
Transfers for policy loans                            (629,033)      (72,021)       (541,018)       (844,821)      (640,675)
Policy charges                                      (1,902,877)     (196,694)     (2,663,815)     (1,659,174)    (6,688,243)
Contract terminations:
    Surrender benefits                              (2,957,318)     (329,288)     (3,806,330)     (1,997,157)    (9,191,697)
    Death benefits                                     (16,083)         (920)        (21,859)        (13,455)      (135,953)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                    (106,999,008)      686,317      (9,629,533)    (87,865,099)   (18,477,085)
---------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                    120,880,790     5,534,478      65,183,417      98,987,291    117,038,344
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $  16,290,063    $6,848,377     $63,265,542    $ 15,072,948   $111,451,214
---------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year             106,344,405     4,800,458      41,361,544      79,575,495    136,196,535
Contract purchase payments                           5,475,282       456,231       2,789,935       4,232,281      8,761,546
Net transfers(1)                                   (93,053,085)      528,159      (4,143,143)    (69,573,659)   (16,058,312)
Transfers for policy loans                            (545,063)      (58,744)       (325,047)       (654,926)      (710,376)
Policy charges                                      (1,659,875)     (161,161)     (1,612,438)     (1,292,076)    (7,674,807)
Contract terminations:
    Surrender benefits                              (2,581,251)     (266,062)     (2,309,465)     (1,543,711)   (10,095,747)
    Death benefits                                     (13,935)         (791)        (12,773)        (10,569)      (164,306)
---------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    13,966,478     5,298,090      35,748,613      10,732,835    110,254,533
---------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 50    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                                  COL VP
                                               COL VP           COL VP             COL VP           COL VP        SELECT
                                             LG CAP GRO,   MID CAP GRO OPP,   MID CAP VAL OPP,     S&P 500,    LG CAP VAL,
YEAR ENDED DEC. 31, 2010 (CONTINUED)            CL 3             CL 3               CL 3             CL 3          CL 3
 OPERATIONS
Investment income (loss) -- net             $   (366,124)     $  (126,361)       $   (85,904)    $  (331,819)   $  (22,520)
Net realized gain (loss) on sales of
  investments                                   (695,395)         413,930           (300,203)        171,212        91,656
Distributions from capital gains                      --               --                 --              --            --
Net change in unrealized appreciation or
  depreciation of investments                  7,419,594        3,014,685          2,319,094       5,239,388       456,900
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    6,358,075        3,302,254          1,932,987       5,078,781       526,036
--------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                     4,185,034        1,316,559          1,041,614       3,724,553       263,215
Net transfers(1)                              (6,486,820)        (607,022)        (1,540,739)     (3,849,935)    1,586,626
Transfers for policy loans                      (366,169)        (150,880)          (101,142)       (612,729)      (22,904)
Policy charges                                (1,635,430)        (662,947)          (317,746)     (1,643,887)      (74,373)
Contract terminations:
    Surrender benefits                        (2,989,992)      (1,081,605)          (446,206)     (2,815,663)     (101,216)
    Death benefits                               (31,633)          (1,447)                --         (33,110)           --
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                (7,325,010)      (1,187,342)        (1,364,219)     (5,230,771)    1,651,348
--------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year               45,397,694       13,983,703          9,886,964      40,714,510     1,400,560
--------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                   $ 44,430,759      $16,098,615        $10,455,732     $40,562,520    $3,577,944
--------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year        97,663,356       11,363,588          9,730,749      49,543,986     1,541,904
Contract purchase payments                     8,714,378          998,410            987,482       4,432,686       274,026
Net transfers(1)                             (20,336,511)        (923,630)        (1,658,226)     (6,452,899)    1,587,217
Transfers for policy loans                      (784,224)        (111,781)           (94,259)       (679,206)      (23,195)
Policy charges                                (3,300,031)        (498,907)          (297,021)     (1,931,572)      (74,888)
Contract terminations:
    Surrender benefits                        (5,562,783)        (779,928)          (400,665)     (3,154,672)      (99,884)
    Death benefits                               (69,109)          (1,123)                --         (40,539)           --
--------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year              76,325,076       10,046,629          8,268,060      41,717,784     3,205,180
--------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    51

STATEMENTS OF CHANGES IN NET ASSETS

                                                  COL VP
                                                  SELECT          COL VP            CS           EV VT          FID VIP
                                               SM CAP VAL,   SHORT DURATION,    COMMODITY    FLOATING-RATE    CONTRAFUND,
YEAR ENDED DEC. 31, 2010 (CONTINUED)               CL 3            CL 3           RETURN          INC          SERV CL 2
 OPERATIONS
Investment income (loss) -- net                $  (126,920)    $      1,451    $   734,186    $    992,368   $     49,374
Net realized gain (loss) on sales of
  investments                                     (665,962)         373,827       (869,929)      3,881,456     (3,352,302)
Distributions from capital gains                        --               --             --              --         29,590
Net change in unrealized appreciation or
  depreciation of investments                    4,217,356          760,650      2,019,429      (1,872,323)    12,542,715
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      3,424,474        1,135,928      1,883,686       3,001,501      9,269,377
-------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                       1,252,631        4,211,010        935,359       3,098,203      6,778,788
Net transfers(1)                                (1,282,590)     (17,061,469)       966,886     (38,934,920)   (26,819,487)
Transfers for policy loans                        (138,364)        (539,201)      (150,950)       (380,320)      (771,182)
Policy charges                                    (653,041)      (2,933,909)      (331,356)     (1,033,374)    (2,187,980)
Contract terminations:
    Surrender benefits                          (1,002,893)      (4,195,820)      (585,705)     (1,562,559)    (3,202,623)
    Death benefits                                  (2,491)        (203,677)            --         (23,204)        (5,827)
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                  (1,826,748)     (20,723,066)       834,234     (38,836,174)   (26,208,311)
-------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 14,606,836       61,320,908     11,392,421      53,480,440     86,835,987
-------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                      $16,204,562     $ 41,733,770    $14,110,341    $ 17,645,767   $ 69,897,053
-------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          12,053,793       47,726,935     12,827,354      52,241,598    103,401,103
Contract purchase payments                         963,868        3,273,944      1,082,116       2,931,071      7,843,563
Net transfers(1)                                (1,220,206)     (12,314,499)       502,511     (36,932,235)   (36,052,210)
Transfers for policy loans                        (107,702)        (419,364)      (165,441)       (347,207)      (872,801)
Policy charges                                    (498,555)      (2,268,982)      (378,747)       (966,004)    (2,492,628)
Contract terminations:
    Surrender benefits                            (751,846)      (3,362,823)      (657,404)     (1,435,211)    (3,532,233)
    Death benefits                                  (1,715)        (169,066)            --         (22,225)        (6,939)
-------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                10,437,637       32,466,145     13,210,389      15,469,787     68,287,855
-------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 52    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                      FID VIP       FID VIP        FID VIP        FID VIP       FID VIP
                                                    GRO & INC,     GRO & INC,     MID CAP,       MID CAP,      OVERSEAS,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                  SERV CL      SERV CL 2       SERV CL       SERV CL 2      SERV CL
 OPERATIONS
Investment income (loss) -- net                    $   (137,686)  $   (96,722)  $   (885,092)  $   (591,273)  $   102,355
Net realized gain (loss) on sales of investments     (2,465,047)     (541,887)     6,339,097     (2,286,444)   (1,358,959)
Distributions from capital gains                             --            --        491,585        258,231        46,626
Net change in unrealized appreciation or
  depreciation of investments                         9,156,057     3,607,069     29,506,735     19,627,170     3,961,606
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                     6,553,324     2,968,460     35,452,325     17,007,684     2,751,628
-------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                            3,725,784     3,390,016      7,837,240     10,133,005     1,669,411
Net transfers(1)                                     (7,587,701)   (2,678,428)   (33,651,323)   (29,847,615)   (3,585,761)
Transfers for policy loans                             (250,179)     (202,131)    (1,183,281)      (931,637)     (197,735)
Policy charges                                       (2,214,092)     (999,818)    (5,236,586)    (2,795,222)     (956,884)
Contract terminations:
    Surrender benefits                               (4,518,208)   (1,118,738)   (11,578,169)    (2,913,818)   (2,043,837)
    Death benefits                                      (18,286)         (281)       (47,215)       (14,977)         (493)
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      (10,862,682)   (1,609,380)   (43,859,334)   (26,370,264)   (5,115,299)
-------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      56,897,627    23,269,058    158,794,653     84,273,744    28,364,154
-------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $ 52,588,269   $24,628,138   $150,387,644   $ 74,911,164   $26,000,483
-------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               61,093,095    21,359,738     76,756,274     47,236,051    28,806,322
Contract purchase payments                            3,854,783     3,066,153      3,557,803      5,239,648     1,689,758
Net transfers(1)                                    (10,448,895)   (2,417,687)   (11,096,355)   (16,103,136)   (4,957,038)
Transfers for policy loans                             (248,605)     (180,012)      (549,039)      (474,282)     (198,751)
Policy charges                                       (2,290,108)     (904,096)    (2,392,575)    (1,441,700)     (966,349)
Contract terminations:
    Surrender benefits                               (4,417,572)   (1,009,190)    (5,401,825)    (1,495,302)   (2,002,154)
    Death benefits                                      (20,053)         (276)       (20,062)        (8,205)         (580)
-------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     47,522,645    19,914,630     60,854,221     32,953,074    22,371,208
-------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    53

STATEMENTS OF CHANGES IN NET ASSETS

                                                FID VIP     FTVIPT FRANK   FTVIPT FRANK       FTVIPT         GS VIT
                                               OVERSEAS,     GLOBAL REAL    SM CAP VAL,   MUTUAL SHARES   MID CAP VAL,
YEAR ENDED DEC. 31, 2010 (CONTINUED)           SERV CL 2      EST, CL 2        CL 2         SEC, CL 2         INST
 OPERATIONS
Investment income (loss) -- net               $    36,197    $   896,833    $   (36,983)   $   130,248    $   (281,505)
Net realized gain (loss) on sales of
  investments                                    (428,806)    (6,750,568)      (277,028)      (349,657)     (8,352,800)
Distributions from capital gains                   25,387             --             --             --              --
Net change in unrealized appreciation or
  depreciation of investments                   1,868,720     14,120,129      8,850,280      2,052,956      30,359,986
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     1,501,498      8,266,394      8,536,269      1,833,547      21,725,681
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                      1,883,254      5,265,807      3,295,745      2,349,273      10,100,320
Net transfers(1)                               (1,662,882)    (4,847,908)    (3,956,975)      (490,774)    (43,886,213)
Transfers for policy loans                       (207,225)      (357,408)      (284,760)      (197,096)     (1,128,999)
Policy charges                                   (524,278)    (1,990,220)    (1,372,070)      (702,676)     (4,204,195)
Contract terminations:
    Surrender benefits                           (633,047)    (2,783,311)    (2,208,231)      (899,555)     (7,063,303)
    Death benefits                                 (1,347)        (8,700)          (739)        (1,402)        (41,989)
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                 (1,145,525)    (4,721,740)    (4,527,030)        57,770     (46,224,379)
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                13,877,009     44,680,705     34,434,715     17,966,415     126,835,271
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $14,232,982    $48,225,359    $38,443,954    $19,857,732    $102,336,573
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year         10,267,679     28,728,830     18,332,666     15,241,974      59,940,053
Contract purchase payments                      1,417,785      3,202,484      1,631,846      1,947,323       4,499,411
Net transfers(1)                               (1,243,369)    (2,672,112)    (1,523,312)      (505,166)    (17,760,691)
Transfers for policy loans                       (159,586)      (209,783)      (143,615)      (161,748)       (508,360)
Policy charges                                   (394,254)    (1,211,635)      (689,913)      (580,761)     (1,904,002)
Contract terminations:
    Surrender benefits                           (469,245)    (1,692,139)    (1,120,865)      (733,431)     (3,281,156)
    Death benefits                                   (990)        (5,714)          (377)        (1,186)        (18,014)
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                9,418,020     26,139,931     16,486,430     15,207,005      40,967,241
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 54    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                   GS VIT              GS VIT         INVESCO VI    INVESCO VI    INVESCO VI
                                             STRUCTD SM CAP EQ,   STRUCTD U.S. EQ,    CAP APPR,     CAP APPR,      CAP DEV,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                INST                INST            SER I         SER II        SER I
 OPERATIONS
Investment income (loss) -- net                  $  (16,071)         $   196,635     $   (11,263)  $   (28,008)  $   (56,847)
Net realized gain (loss) on sales of
  investments                                      (317,221)          (2,021,639)       (484,978)     (140,079)     (253,615)
Distributions from capital gains                         --                   --              --            --            --
Net change in unrealized appreciation or
  depreciation of investments                     1,660,210            5,658,411       1,979,396     1,175,140     1,395,568
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       1,326,918            3,833,407       1,483,155     1,007,053     1,085,106
----------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          385,892            3,493,375         833,513     1,194,141       475,719
Net transfers(1)                                   (608,405)          (4,860,778)     (1,363,360)   (1,106,445)   (1,017,707)
Transfers for policy loans                          (40,102)            (207,414)        (53,822)      (75,485)     (134,547)
Policy charges                                     (203,739)          (1,434,326)       (457,152)     (337,946)     (315,043)
Contract terminations:
    Surrender benefits                             (386,053)          (2,288,132)       (775,068)     (311,614)     (616,113)
    Death benefits                                   (2,398)              (9,137)             --          (504)           --
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                     (854,805)          (5,306,412)     (1,815,889)     (637,853)   (1,607,691)
----------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   5,122,628           36,440,536      11,765,088     7,674,624     7,408,234
----------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $5,594,741          $34,967,531     $11,432,354   $ 8,043,824   $ 6,885,649
----------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            4,291,276           46,493,615      19,454,189     8,196,104     6,539,103
Contract purchase payments                          294,549            4,341,960       1,324,393     1,261,849       401,066
Net transfers(1)                                   (570,538)          (7,808,342)     (3,779,279)   (1,167,395)   (1,116,491)
Transfers for policy loans                          (28,930)            (261,109)        (96,674)      (81,462)     (107,443)
Policy charges                                     (154,682)          (1,757,709)       (710,585)     (356,493)     (263,336)
Contract terminations:
    Surrender benefits                             (290,034)          (2,703,077)     (1,126,908)     (328,047)     (508,076)
    Death benefits                                   (2,034)             (11,430)             --          (554)           --
----------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  3,539,607           38,293,908      15,065,136     7,524,002     4,944,823
----------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    55

STATEMENTS OF CHANGES IN NET ASSETS

                                                INVESCO VI    INVESCO VI      INVESCO VI    INVESCO VI   INVESCO VANK VI
                                                 CAP DEV,      CORE EQ,       INTL GRO,        TECH,        COMSTOCK,
YEAR ENDED DEC. 31, 2010 (CONTINUED)              SER II         SER I          SER II         SER I          SER II
 OPERATIONS
Investment income (loss) -- net                 $  (29,138)  $    204,291   $    (122,695)  $  (34,509)    $   (105,910)
Net realized gain (loss) on sales of
  investments                                     (134,779)     2,419,925       2,291,847      147,310       (2,476,102)
Distributions from capital gains                        --             --              --           --               --
Net change in unrealized appreciation or
  depreciation of investments                      689,721      8,839,163      (7,711,699)     677,462        3,120,651
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        525,804     11,463,379      (5,542,547)     790,263          538,639
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         460,478      9,954,167       6,068,757      471,612        2,544,986
Net transfers(1)                                  (507,098)   (12,888,120)    (87,239,269)     438,200      (41,855,464)
Transfers for policy loans                         (68,786)    (1,014,820)       (360,016)    (145,130)         (95,202)
Policy charges                                    (141,489)    (9,058,446)     (1,653,191)    (146,326)        (652,751)
Contract terminations:
    Surrender benefits                            (177,619)   (13,027,312)     (2,574,222)    (141,101)        (861,741)
    Death benefits                                      --       (140,290)        (24,471)          --           (5,482)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions    (434,514)   (26,174,821)    (85,782,412)     477,255      (40,925,654)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  3,380,172    156,013,482     109,055,049    3,444,042       45,309,456
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $3,471,462   $141,302,040   $  17,730,090   $4,711,560     $  4,922,441
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year           2,879,293     92,896,781     131,263,561    3,266,360       60,210,817
Contract purchase payments                         381,672      6,038,471       7,331,584      441,335        3,303,880
Net transfers(1)                                  (426,081)    (4,540,611)   (115,699,869)     294,169      (56,103,827)
Transfers for policy loans                         (56,964)      (625,734)       (437,938)    (133,661)        (127,794)
Policy charges                                    (117,148)    (5,482,219)     (1,963,304)    (135,675)        (833,457)
Contract terminations:
    Surrender benefits                            (142,225)    (7,918,642)     (3,007,688)    (130,450)      (1,077,828)
    Death benefits                                      --        (81,298)        (29,836)          --           (7,281)
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 2,518,547     80,286,748      17,456,510    3,602,078        5,364,510
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 56    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                              JANUS ASPEN    JANUS ASPEN    JANUS ASPEN     JANUS ASPEN         MFS
                                              ENTERPRISE,   GLOBAL TECH,       JANUS,        OVERSEAS,    INV GRO STOCK,
YEAR ENDED DEC. 31, 2010 (CONTINUED)              SERV          SERV            SERV           SERV           SERV CL
 OPERATIONS
Investment income (loss) -- net               $   (80,683)   $   (93,685)  $    (375,334)  $   (319,269)   $    (168,516)
Net realized gain (loss) on sales of
  investments                                     403,947        362,093      (2,216,756)     5,447,684       19,274,681
Distributions from capital gains                       --             --              --             --               --
Net change in unrealized appreciation or
  depreciation of investments                   1,822,928      2,116,635       1,143,238     17,027,825      (19,660,303)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     2,146,192      2,385,043      (1,448,852)    22,156,240         (554,138)
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        563,688        942,952       6,276,436      6,669,234        8,759,094
Net transfers(1)                               (1,169,588)      (192,541)   (104,776,327)    (7,728,037)    (129,100,793)
Transfers for policy loans                       (174,034)      (129,649)       (379,586)    (1,320,604)        (588,463)
Policy charges                                   (429,382)      (427,310)     (1,541,237)    (3,171,808)      (2,520,832)
Contract terminations:
    Surrender benefits                           (710,244)      (668,941)     (2,120,033)    (6,053,075)      (4,359,610)
    Death benefits                                 (7,648)        (4,765)        (13,654)       (30,420)         (24,487)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                 (1,927,208)      (480,254)   (102,554,401)   (11,634,710)    (127,835,091)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                10,228,760     10,742,576     113,948,481    100,207,525      155,670,530
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $10,447,744    $12,647,365   $   9,945,228   $110,729,055    $  27,281,301
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year         16,060,792     22,230,599     134,460,615     66,841,103      226,867,261
Contract purchase payments                        797,789      1,827,256       7,364,591      4,113,038       12,700,622
Net transfers(1)                               (4,346,987)    (3,712,530)   (127,269,818)    (6,585,532)    (195,695,401)
Transfers for policy loans                       (247,642)      (280,774)       (447,498)      (786,714)        (849,320)
Policy charges                                   (586,746)      (797,379)     (1,787,670)    (1,931,240)      (3,607,034)
Contract terminations:
    Surrender benefits                           (966,333)    (1,186,753)     (2,407,786)    (3,591,954)      (5,806,099)
    Death benefits                                (11,213)       (10,176)        (16,301)       (18,907)         (36,368)
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year               10,699,660     18,070,243       9,896,133     58,039,794       33,573,661
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    57

STATEMENTS OF CHANGES IN NET ASSETS

                                                  MFS           MFS            MS UIF           MS UIF           OPPEN
                                                NEW DIS,     UTILITIES,   GLOBAL REAL EST,   MID CAP GRO,   GLOBAL SEC VA,
YEAR ENDED DEC. 31, 2010 (CONTINUED)            SERV CL       SERV CL           CL II            CL II           SERV
 OPERATIONS
Investment income (loss) -- net               $  (162,944)  $   378,970     $    632,408      $  (44,611)     $   14,220
Net realized gain (loss) on sales of
  investments                                     338,559      (431,903)        (364,533)         (5,524)        (56,742)
Distributions from capital gains                       --            --               --              --              --
Net change in unrealized appreciation or
  depreciation of investments                   5,710,565     2,210,874          952,157       1,567,627         831,096
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     5,886,180     2,157,941        1,220,032       1,517,492         788,574
--------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                      1,543,578     1,660,142        1,493,284         428,366         652,324
Net transfers(1)                                 (654,740)     (196,678)     (16,812,852)      1,885,843         938,804
Transfers for policy loans                       (187,590)     (220,997)        (138,041)         (9,521)       (119,317)
Policy charges                                   (734,797)     (687,381)        (408,417)       (177,566)       (200,780)
Contract terminations:
    Surrender benefits                         (1,548,850)     (866,624)        (590,733)       (227,789)       (304,546)
    Death benefits                                 (6,679)      (11,894)          (3,018)             --            (848)
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                 (1,589,078)     (323,432)     (16,459,777)      1,899,333         965,637
--------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                18,294,984    17,698,231       23,757,471       4,214,615       4,703,363
--------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $22,592,086   $19,532,740     $  8,517,726      $7,631,440      $6,457,574
--------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year         18,411,315     7,666,242       34,565,764       4,620,588       4,322,955
Contract purchase payments                      1,410,621       714,383        2,100,798         422,057         583,347
Net transfers(1)                               (1,753,004)      296,665      (25,621,781)      1,469,970         703,693
Transfers for policy loans                       (153,656)      (97,518)        (184,652)        (10,875)       (104,123)
Policy charges                                   (662,761)     (301,099)        (562,957)       (168,450)       (178,285)
Contract terminations:
    Surrender benefits                         (1,281,938)     (393,508)        (793,328)       (207,049)       (253,967)
    Death benefits                                 (6,341)       (4,631)          (4,243)             --            (527)
--------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year               15,964,236     7,880,534        9,499,601       6,126,241       5,073,093
--------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 58    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                            OPPEN GLOBAL      OPPEN MAIN ST        PIMCO             PUT VT           PUT VT
                                         STRATEGIC INC VA,   SM MID CAP VA,   VIT ALL ASSET,   GLOBAL HLTH CARE,    HI YIELD,
YEAR ENDED DEC. 31, 2010 (CONTINUED)            SRV               SERV          ADVISOR CL           CL IB            CL IB
 OPERATIONS
Investment income (loss) -- net            $  12,679,544       $  (26,055)     $  2,186,034        $   37,549      $   731,236
Net realized gain (loss) on sales of
  investments                                 (4,458,539)          21,264          (535,888)           (6,325)        (231,465)
Distributions from capital gains                      --               --                --                --               --
Net change in unrealized appreciation
  or depreciation of investments               2,492,356        1,172,507         3,470,899             8,100          842,150
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   10,713,361        1,167,716         5,121,045            39,324        1,341,921
------------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                     9,740,701          663,248         5,330,006           345,678          536,293
Net transfers(1)                            (105,109,430)        (762,689)      (72,073,177)         (111,686)        (931,115)
Transfers for policy loans                    (1,093,209)         (56,926)         (454,655)          (51,861)        (129,476)
Policy charges                                (3,358,288)        (211,248)       (1,488,800)         (131,502)        (413,726)
Contract terminations:
    Surrender benefits                        (5,223,425)        (192,131)       (2,420,307)         (199,121)        (907,406)
    Death benefits                               (22,635)              --           (10,836)               --           (1,137)
------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                              (105,066,286)        (559,746)      (71,117,769)         (148,492)      (1,846,567)
------------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year              154,952,698        5,677,410        90,029,768         3,582,550       11,301,334
------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                  $  60,599,773       $6,285,380      $ 24,033,044        $3,473,382      $10,796,688
------------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year       134,754,116        5,749,915        84,797,787         2,891,248        7,313,701
Contract purchase payments                     8,099,707          635,597         4,870,424           283,163          332,682
Net transfers(1)                             (88,736,302)        (838,326)      (66,024,317)         (102,936)        (474,265)
Transfers for policy loans                      (895,442)         (54,617)         (405,121)          (43,349)         (80,582)
Policy charges                                (2,777,116)        (199,363)       (1,345,443)         (107,630)        (257,693)
Contract terminations:
    Surrender benefits                        (4,279,155)        (177,073)       (2,150,913)         (163,873)        (566,989)
    Death benefits                               (18,843)              --           (10,028)               --             (653)
------------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year              46,146,965        5,116,133        19,732,389         2,756,623        6,266,201
------------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    59

STATEMENTS OF CHANGES IN NET ASSETS

                                                  PUT VT         PUT VT           PUT VT          ROYCE          THIRD
                                                 INTL EQ,    MULTI-CAP GRO,   MULTI-CAP GRO,    MICRO-CAP,        AVE
PERIOD ENDED DEC. 31, 2010 (CONTINUED)             CL IB          CL IA          CL IB(2)       INVEST CL         VAL
 OPERATIONS
Investment income (loss) -- net                 $   69,048    $   (181,187)     $  (14,528)    $   665,299   $  1,673,536
Net realized gain (loss) on sales of
  investments                                     (175,603)    (10,537,882)         90,045       1,553,808     (5,520,503)
Distributions from capital gains                        --              --              --              --             --
Net change in unrealized appreciation or
  depreciation of investments                      322,137      26,030,827         732,699      15,084,178     10,456,384
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        215,582      15,311,758         808,216      17,303,285      6,609,417
-------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         330,530       7,550,031         167,029       3,655,283      3,691,579
Net transfers(1)                                  (252,376)     (6,903,285)      6,147,891      (5,638,419)    (7,137,029)
Transfers for policy loans                         (25,159)       (566,268)        (36,064)       (677,227)      (434,344)
Policy charges                                    (105,826)     (6,005,858)        (72,538)     (2,455,020)    (2,302,505)
Contract terminations:
    Surrender benefits                            (141,306)     (7,502,860)       (142,600)     (4,834,710)    (4,175,757)
    Death benefits                                    (186)        (47,979)             --         (11,242)       (23,612)
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions    (194,323)    (13,476,219)      6,063,718      (9,961,335)   (10,381,668)
-------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  2,685,126      92,082,353              --      67,145,925     60,286,673
-------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $2,706,385    $ 93,917,892      $6,871,934     $74,487,875   $ 56,514,422
-------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year           2,171,546      73,635,329              --      27,157,177     29,474,844
Contract purchase payments                         274,796       5,798,486         155,583       1,428,022      1,842,920
Net transfers(1)                                  (217,014)     (6,790,227)      6,157,212        (277,474)    (2,339,917)
Transfers for policy loans                         (21,073)       (424,261)        (33,729)       (284,200)      (210,967)
Policy charges                                     (87,684)     (4,631,610)        (68,168)       (972,186)    (1,154,683)
Contract terminations:
    Surrender benefits                            (115,683)     (5,717,488)       (133,753)     (1,924,647)    (2,096,591)
    Death benefits                                    (171)        (37,515)             --          (4,320)       (11,012)
-------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 2,004,717      61,832,714       6,077,145      25,122,372     25,504,594
-------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

(2)    For the period Sept. 24, 2010 (commencement of operations) to Dec. 31,
       2010.

See accompanying notes to financial statements.


 60    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                        VP            VP            VP            VP          VP DAVIS
                                                      AGGR,          AGGR,       CONSERV,      CONSERV,     NY VENTURE,
PERIOD ENDED DEC. 31, 2010 (CONTINUED)               CL 2(2)        CL 4(2)       CL 2(2)      CL 4(2)          CL 3
 OPERATIONS
Investment income (loss) -- net                    $   (63,977)  $ (1,303,054)  $  (12,835)  $  (155,948)  $    (419,963)
Net realized gain (loss) on sales of investments         7,310        412,349       19,196       220,312       6,816,576
Distributions from capital gains                            --             --           --            --              --
Net change in unrealized appreciation or
  depreciation of investments                        2,268,754     30,933,414      132,019     1,484,352      (8,438,915)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                    2,212,087     30,042,709      138,380     1,548,716      (2,042,302)
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           1,636,437     22,666,893      559,267     1,663,445       6,724,174
Net transfers(1)                                    21,760,301    215,513,197    3,683,938    27,713,150    (121,400,072)
Transfers for policy loans                             111,668     (1,502,265)     (19,006)     (229,808)       (368,780)
Policy charges                                        (218,903)    (4,356,722)     (92,528)     (943,842)     (1,609,629)
Contract terminations:
    Surrender benefits                                (174,032)    (5,738,051)    (137,634)   (1,675,393)     (2,132,733)
    Death benefits                                          --        (12,932)          --            --         (15,820)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      23,115,471    226,570,120    3,994,037    26,527,552    (118,802,860)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                             --             --           --            --     124,915,356
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $25,327,558   $256,612,829   $4,132,417   $28,076,268   $   4,070,194
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                      --             --           --            --     159,817,017
Contract purchase payments                           1,571,548     22,276,014      543,136     1,637,410       8,476,641
Net transfers(1)                                    21,267,952    217,761,694    3,651,596    28,003,015    (158,791,927)
Transfers for policy loans                             102,548     (1,445,078)     (18,405)     (224,496)       (466,124)
Policy charges                                        (209,144)    (4,282,344)     (89,898)     (929,023)     (2,007,361)
Contract terminations:
    Surrender benefits                                (166,191)    (5,628,014)    (134,411)   (1,645,371)     (2,591,855)
    Death benefits                                          --        (11,516)          --            --         (20,382)
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    22,566,713    228,670,756    3,952,018    26,841,535       4,416,009
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

(2)    For the period May 7, 2010 (commencement of operations) to Dec. 31, 2010.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    61

STATEMENTS OF CHANGES IN NET ASSETS

                                                     VP GS           VP            VP             VP            VP
                                                 MID CAP VAL,       MOD,          MOD,        MOD AGGR,      MOD AGGR,
PERIOD ENDED DEC. 31, 2010 (CONTINUED)               CL 3         CL 2(2)        CL 4(2)       CL 2(2)        CL 4(2)
 OPERATIONS
Investment income (loss) -- net                   $   (6,782)   $  (168,995)  $ (3,395,328)  $  (173,316)  $ (4,949,700)
Net realized gain (loss) on sales of
  investments                                         20,809         19,064      1,487,468        40,482      1,197,224
Distributions from capital gains                          --             --             --            --             --
Net change in unrealized appreciation or
  depreciation of investments                        160,073      4,022,009     58,581,540     5,258,808    101,523,621
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                    174,100      3,872,078     56,673,680     5,125,974     97,771,145
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                            85,384      3,629,989     40,100,621     4,748,233     78,467,501
Net transfers(1)                                     319,664     60,118,279    586,602,363    60,815,601    827,613,341
Transfers for policy loans                           (11,005)      (269,372)    (2,583,139)     (589,128)    (3,856,918)
Policy charges                                       (26,474)      (794,895)   (15,181,836)     (661,394)   (17,646,887)
Contract terminations:
    Surrender benefits                               (16,456)      (913,892)   (18,822,683)     (440,027)   (25,043,323)
    Death benefits                                        --             --        (65,708)           --         (7,477)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions       351,113     61,770,109    590,049,618    63,873,285    859,526,237
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      572,424             --             --            --             --
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                         $1,097,637    $65,642,187   $646,723,298   $68,999,259   $957,297,382
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               559,072             --             --            --             --
Contract purchase payments                            77,660      3,469,556     39,089,989     4,504,670     76,497,154
Net transfers(1)                                     272,640     58,392,618    587,503,231    59,153,294    828,705,230
Transfers for policy loans                            (6,936)      (257,365)    (2,553,723)     (573,989)    (3,807,442)
Policy charges                                       (23,853)      (757,129)   (14,787,938)     (628,001)   (17,199,903)
Contract terminations:
    Surrender benefits                               (15,238)      (868,228)   (18,261,805)     (424,269)   (24,266,935)
    Death benefits                                        --             --        (63,282)           --         (6,749)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     863,345     59,979,452    590,926,472    62,031,705    859,921,355
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

(2)    For the period May 7, 2010 (commencement of operations) to Dec. 31, 2010.

See accompanying notes to financial statements.


 62    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS

                                                    VP             VP          VP PTNRS
                                               MOD CONSERV,   MOD CONSERV,    SM CAP VAL,      WANGER         WANGER
PERIOD ENDED DEC. 31, 2010 (CONTINUED)            CL 2(2)        CL 4(2)         CL 3           INTL            USA
 OPERATIONS
Investment income (loss) -- net                 $   (38,562)  $   (562,176)  $   (386,535)  $  1,451,963   $   (855,999)
Net realized gain (loss) on sales of
  investments                                        20,492        379,503      6,939,576      5,621,894      1,924,383
Distributions from capital gains                         --             --             --             --             --
Net change in unrealized appreciation or
  depreciation of investments                       629,250      7,554,464        944,432     13,050,910     17,481,162
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         611,180      7,371,791      7,497,473     20,124,767     18,549,546
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          776,583      5,833,046      5,849,646      9,971,179      9,995,086
Net transfers(1)                                 13,264,215    103,341,121    (82,637,864)   (46,877,225)   (39,604,866)
Transfers for policy loans                         (204,531)      (655,515)      (449,964)    (1,293,571)      (886,294)
Policy charges                                     (218,027)    (2,820,369)    (1,526,269)    (3,906,208)    (3,699,305)
Contract terminations:
    Surrender benefits                             (139,001)    (3,821,035)    (2,132,520)    (6,503,259)    (5,911,148)
    Death benefits                                       --       (378,130)        (9,686)       (47,973)       (44,755)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                   13,479,239    101,499,118    (80,906,657)   (48,657,057)   (40,151,282)
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                          --             --     90,170,126    135,403,781    118,385,203
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $14,090,419   $108,870,909   $ 16,760,942   $106,871,491   $ 96,783,467
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                   --             --     63,459,356     94,689,050     71,518,537
Contract purchase payments                          751,431      5,685,524      3,857,726      6,674,742      5,818,471
Net transfers(1)                                 12,949,382    103,372,705    (55,054,157)   (34,069,951)   (23,040,074)
Transfers for policy loans                         (194,447)      (638,660)      (296,080)      (844,900)      (509,461)
Policy charges                                     (209,843)    (2,755,963)    (1,003,215)    (2,589,393)    (2,159,094)
Contract terminations:
    Surrender benefits                             (133,937)    (3,709,456)    (1,402,661)    (4,239,006)    (3,462,039)
    Death benefits                                       --       (366,412)        (6,612)       (31,645)       (26,259)
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 13,162,586    101,587,738      9,554,357     59,588,897     48,140,081
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

(2)    For the period May 7, 2010 (commencement of operations) to Dec. 31, 2010.

See accompanying notes to financial statements.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    63

STATEMENTS OF CHANGES IN NET ASSETS

                                                          WF ADV VT          WF ADV       WF ADV         WF ADV
                                                     INDEX ASSET ALLOC,   VT INTL EQ,     VT OPP,    VT SM CAP GRO,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                        CL 2              CL 2         CL 2           CL 2
 OPERATIONS
Investment income (loss) -- net                          $   33,006       $   (16,484)  $   (4,211)    $   (96,544)
Net realized gain (loss) on sales of investments           (118,811)        2,249,129      (58,479)        (49,852)
Distributions from capital gains                                 --         1,023,600           --              --
Net change in unrealized appreciation or
  depreciation of investments                               521,922         1,078,282      713,183       2,774,093
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                           436,117         4,334,527      650,493       2,627,697
-------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                                  567,993         1,979,921      318,241       1,152,359
Net transfers(1)                                           (336,236)       (3,270,494)         116         103,318
Transfers for policy loans                                  (25,687)         (197,066)     (28,338)       (143,270)
Policy charges                                             (212,527)       (1,190,375)    (111,613)       (365,187)
Contract terminations:
    Surrender benefits                                     (253,442)       (2,574,201)    (111,222)       (407,178)
    Death benefits                                             (107)               --           --              --
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions             (260,006)       (5,252,215)      67,184         340,042
-------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                           3,877,944        31,779,977    2,849,333      10,068,529
-------------------------------------------------------------------------------------------------------------------
Net assets at end of year                                $4,054,055       $30,862,289   $3,567,010     $13,036,268
-------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                    3,366,672        24,621,647    2,162,971       6,818,317
Contract purchase payments                                  479,989         1,503,438      227,531         729,287
Net transfers(1)                                           (293,463)       (2,448,718)     (13,760)        (16,035)
Transfers for policy loans                                  (21,751)         (148,357)     (20,330)        (89,212)
Policy charges                                             (179,476)         (907,838)     (79,489)       (229,932)
Contract terminations:
    Surrender benefits                                     (217,164)       (1,954,443)     (79,001)       (253,823)
    Death benefits                                              (93)               --           --              --
-------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                          3,134,714        20,665,729    2,197,922       6,958,602
-------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life's fixed account.

See accompanying notes to financial statements.


 64    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION
RiverSource Variable Life Separate Account (the Account) was established under Minnesota law as a segregated asset account of RiverSource Life Insurance Company (RiverSource Life). The Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the 1940 Act) and exists in accordance with the rules and regulations of the Insurance Division, Department of Commerce of the State of Minnesota.

The Account is used as a funding vehicle for individual variable life insurance policies issued by RiverSource Life. The following is a list of each variable life insurance product funded through the Account.

RiverSource(R) Single Premium Variable Life Insurance*
RiverSource Succession Select(R) Variable Life Insurance
RiverSource(R) Variable Second-To-Die Life Insurance*
RiverSource(R) Variable Universal Life Insurance
RiverSource(R) Variable Universal Life Insurance III
RiverSource(R) Variable Universal Life IV
RiverSource(R) Variable Universal Life IV - Estate Series
RiverSource(R) Single Premium Variable Life Insurance Policy (RVS SPVL)*

   * New contracts are no longer being issued for this product. As a result, an annual contract prospectus and statement of additional information are no longer distributed. An annual report for this product is distributed to all current contract holders.

The Account is comprised of various divisions. Each division invests exclusively in shares of the following funds or portfolios (collectively, the Funds), which are registered under the 1940 Act as open-end management investment companies. The name of each Fund and the corresponding division name are provided below. Each division is comprised of subaccounts. Individual variable life insurance policies invest in subaccounts.


DIVISION                           FUND
--------------------------------------------------------------------------------------------------------------
AB VPS Gro & Inc, Cl B             AllianceBernstein VPS Growth and Income Portfolio (Class B)
AB VPS Intl Val, Cl B              AllianceBernstein VPS International Value Portfolio (Class B)
AB VPS Lg Cap Gro, Cl B            AllianceBernstein VPS Large Cap Growth Portfolio (Class B)
AC VP Intl, Cl I                   American Century VP International, Class I
AC VP Intl, Cl II                  American Century VP International, Class II
AC VP Val, Cl I                    American Century VP Value, Class I
AC VP Val, Cl II                   American Century VP Value, Class II
Calvert VP SRI Bal                 Calvert VP SRI Balanced Portfolio
Col VP Bal, Cl 3                   Columbia Variable Portfolio - Balanced Fund (Class 3)
Col VP Cash Mgmt, Cl 3             Columbia Variable Portfolio - Cash Management Fund (Class 3)
Col VP Div Bond, Cl 3              Columbia Variable Portfolio - Diversified Bond Fund (Class 3)
Col VP Div Eq Inc, Cl 3            Columbia Variable Portfolio - Diversified Equity Income Fund (Class 3)
Col VP Dyn Eq, Cl 3                Columbia Variable Portfolio - Dynamic Equity Fund (Class 3)
Col VP Emer Mkts Opp, Cl 3         Columbia Variable Portfolio - Emerging Markets Opportunity Fund (Class 3)
Col VP Global Bond, Cl 3           Columbia Variable Portfolio - Global Bond Fund (Class 3)
Col VP Global Inflation Prot Sec,  Columbia Variable Portfolio - Global Inflation Protected Securities Fund
  Cl 3                               (Class 3)
Col VP Hi Inc, Cl 2                Columbia Variable Portfolio - High Income Fund (Class 2)
Col VP Hi Yield Bond, Cl 3         Columbia Variable Portfolio - High Yield Bond Fund (Class 3)
Col VP Inc Opp, Cl 3               Columbia Variable Portfolio - Income Opportunities Fund (Class 3)
Col VP Intl Opp, Cl 3              Columbia Variable Portfolio - International Opportunity Fund (Class 3)
Col VP Lg Cap Gro, Cl 3            Columbia Variable Portfolio - Large Cap Growth Fund (Class 3)
Col VP Mid Cap Gro Opp, Cl 3       Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 3)
Col VP Mid Cap Val Opp, Cl 3       Columbia Variable Portfolio - Mid Cap Value Opportunity Fund (Class 3)
Col VP S&P 500, Cl 3               Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)
Col VP Select Lg Cap Val, Cl 3     Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 3)
Col VP Select Sm Cap Val, Cl 3     Columbia Variable Portfolio - Select Smaller-Cap Value Fund (Class 3)
Col VP Short Duration, Cl 3        Columbia Variable Portfolio - Short Duration U.S. Government Fund (Class 3)
CS Commodity Return                Credit Suisse Trust - Commodity Return Strategy Portfolio
EV VT Floating-Rate Inc            Eaton Vance VT Floating-Rate Income Fund
Fid VIP Contrafund, Serv Cl 2      Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2
Fid VIP Gro & Inc, Serv Cl         Fidelity(R) VIP Growth & Income Portfolio Service Class
Fid VIP Gro & Inc, Serv Cl 2       Fidelity(R) VIP Growth & Income Portfolio Service Class 2
Fid VIP Mid Cap, Serv Cl           Fidelity(R) VIP Mid Cap Portfolio Service Class
Fid VIP Mid Cap, Serv Cl 2         Fidelity(R) VIP Mid Cap Portfolio Service Class 2
Fid VIP Overseas, Serv Cl          Fidelity(R) VIP Overseas Portfolio Service Class
Fid VIP Overseas, Serv Cl 2        Fidelity(R) VIP Overseas Portfolio Service Class 2

-




                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    65

DIVISION                           FUND
--------------------------------------------------------------------------------------------------------------
FTVIPT Frank Global Real Est, Cl   FTVIPT Franklin Global Real Estate Securities Fund - Class 2
  2
FTVIPT Frank Sm Cap Val, Cl 2      FTVIPT Franklin Small Cap Value Securities Fund - Class 2
FTVIPT Mutual Shares Sec, Cl 2     FTVIPT Mutual Shares Securities Fund - Class 2
GS VIT Mid Cap Val, Inst           Goldman Sachs VIT Mid Cap Value Fund - Institutional Shares
GS VIT Structd Sm Cap Eq, Inst     Goldman Sachs VIT Structured Small Cap Equity Fund - Institutional Shares
GS VIT Structd U.S. Eq, Inst       Goldman Sachs VIT Structured U.S. Equity Fund - Institutional Shares
Invesco VI Cap Appr, Ser I         Invesco V.I. Capital Appreciation Fund, Series I Shares(1)
Invesco VI Cap Appr, Ser II        Invesco V.I. Capital Appreciation Fund, Series II Shares(2)
Invesco VI Cap Dev, Ser I          Invesco V.I. Capital Development Fund, Series I Shares(3),(4)
Invesco VI Cap Dev, Ser II         Invesco V.I. Capital Development Fund, Series II Shares(5)
Invesco VI Core Eq, Ser I          Invesco V.I. Core Equity Fund, Series I Shares
Invesco VI Div Divd, Ser I         Invesco V.I. Diversified Dividend Fund, Series I Shares(6)
                                     (previously Invesco V.I. Dividend Growth Fund, Series I Shares)
Invesco VI Intl Gro, Ser II        Invesco V.I. International Growth Fund, Series II Shares
Invesco VI Tech, Ser I             Invesco V.I. Technology Fund, Series I Shares
Invesco VanK VI Comstock, Ser II   Invesco Van Kampen V.I. Comstock Fund, Series II Shares
Janus Aspen Enterprise, Serv       Janus Aspen Series Enterprise Portfolio: Service Shares
Janus Aspen Global Tech, Serv      Janus Aspen Series Global Technology Portfolio: Service Shares
Janus Aspen Janus, Serv            Janus Aspen Series Janus Portfolio: Service Shares
Janus Aspen Overseas, Serv         Janus Aspen Series Overseas Portfolio: Service Shares
MFS Inv Gro Stock, Serv Cl         MFS(R) Investors Growth Stock Series - Service Class
MFS New Dis, Serv Cl               MFS(R) New Discovery Series - Service Class
MFS Utilities, Serv Cl             MFS(R) Utilities Series - Service Class
MS UIF Global Real Est, Cl II      Morgan Stanley UIF Global Real Estate Portfolio, Class II Shares
MS UIF Mid Cap Gro, Cl II          Morgan Stanley UIF Mid Cap Growth Portfolio, Class II Shares
Oppen Global Sec VA, Serv          Oppenheimer Global Securities Fund/VA, Service Shares
Oppen Global Strategic Inc VA,     Oppenheimer Global Strategic Income Fund/VA, Service Shares
  Srv
Oppen Main St Sm Mid Cap VA, Serv  Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA, Service Shares
PIMCO VIT All Asset, Advisor Cl    PIMCO VIT All Asset Portfolio, Advisor Share Class
Put VT Global Hlth Care, Cl IB     Putnam VT Global Health Care Fund - Class IB Shares
Put VT Hi Yield, Cl IB             Putnam VT High Yield Fund - Class IB Shares
Put VT Intl Eq, Cl IB              Putnam VT International Equity Fund - Class IB Shares
Put VT Multi-Cap Gro, Cl IA        Putnam VT Multi-Cap Growth Fund - Class IA Shares
Put VT Multi-Cap Gro, Cl IB        Putnam VT Multi-Cap Growth Fund - Class IB Shares(7)
Royce Micro-Cap, Invest Cl         Royce Capital Fund - Micro-Cap Portfolio, Investment Class
Third Ave Val                      Third Avenue Value Portfolio
VP Aggr, Cl 2                      Variable Portfolio - Aggressive Portfolio (Class 2)(8)
VP Aggr, Cl 4                      Variable Portfolio - Aggressive Portfolio (Class 4)
VP Conserv, Cl 2                   Variable Portfolio - Conservative Portfolio (Class 2)(9)
VP Conserv, Cl 4                   Variable Portfolio - Conservative Portfolio (Class 4)
VP Davis NY Venture, Cl 3          Variable Portfolio - Davis New York Venture Fund (Class 3)
VP GS Mid Cap Val, Cl 3            Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 3)
VP Mod, Cl 2                       Variable Portfolio - Moderate Portfolio (Class 2)(10)
VP Mod, Cl 4                       Variable Portfolio - Moderate Portfolio (Class 4)
VP Mod Aggr, Cl 2                  Variable Portfolio - Moderately Aggressive Portfolio (Class 2)(11)
VP Mod Aggr, Cl 4                  Variable Portfolio - Moderately Aggressive Portfolio (Class 4)
VP Mod Conserv, Cl 2               Variable Portfolio - Moderately Conservative Portfolio (Class 2)(12)
VP Mod Conserv, Cl 4               Variable Portfolio - Moderately Conservative Portfolio (Class 4)
VP Ptnrs Sm Cap Val, Cl 3          Variable Portfolio - Partners Small Cap Value Fund (Class 3)
Wanger Intl                        Wanger International
Wanger USA                         Wanger USA
WF Adv VT Index Asset Alloc, Cl 2  Wells Fargo Advantage VT Index Asset Allocation Fund - Class 2
WF Adv VT Intl Eq, Cl 2            Wells Fargo Advantage VT International Equity Fund - Class 2(13)
WF Adv VT Opp, Cl 2                Wells Fargo Advantage VT Opportunity Fund - Class 2(14)
WF Adv VT Sm Cap Gro, Cl 2         Wells Fargo Advantage VT Small Cap Growth Fund - Class 2
--------------------------------------------------------------------------------------------------------------




 (1) Invesco V.I. Capital Appreciation Fund, Series I Shares is scheduled to be merged into Invesco Van Kampen V.I. Capital Growth Fund, Series I Shares on April 27, 2012. In addition, Invesco Van Kampen V.I. Capital Growth Fund, Series I Shares changed its name to Invesco Van Kampen V.I. American Franchise Fund, Series I Shares.

 (2) Invesco V.I. Capital Appreciation Fund, Series II Shares is scheduled to be merged into Invesco Van Kampen V.I. Capital Growth Fund, Series II Shares on April 27, 2012. In addition, Invesco Van Kampen V.I. Capital Growth Fund, Series II Shares changed its name to Invesco Van Kampen V.I. American Franchise Fund, Series II Shares.

 (3) Invesco V.I. Capital Development Fund, Series I Shares is scheduled to be merged into Invesco Van Kampen V.I. Mid Cap Growth Fund, Series I Shares on April 27, 2012.

 (4) Invesco V.I. Dynamics Fund, Series I Shares merged into Invesco V.I. Capital Development Fund, Series I Shares on April 29, 2011.

 (5) Invesco V.I. Capital Development Fund, Series II Shares is scheduled to be merged into Invesco Van Kampen V.I. Mid Cap Growth Fund, Series II Shares on April 27, 2012.

 (6) Invesco V.I. Financial Services Fund, Series I Shares merged into Invesco V.I. Diversified Dividend Fund, Series I Shares on April 29, 2011.

 (7) Putnam VT Vista Fund - Class IB Shares merged into Putnam VT Multi-Cap Growth Fund - Class IB Shares on Sept. 24, 2010.

 (8) Disciplined Asset Allocation Portfolios - Aggressive merged into Variable Portfolio - Aggressive Portfolio (Class 2) on April 29, 2011.


 66    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

 (9) Disciplined Asset Allocation Portfolios - Conservative merged into Variable Portfolio - Conservative Portfolio (Class 2) on April 29, 2011.

(10) Disciplined Asset Allocation Portfolios - Moderate merged into Variable Portfolio - Moderate Portfolio (Class 2) on April 29, 2011.

(11) Disciplined Asset Allocation Portfolios - Moderately Aggressive merged into Variable Portfolio - Moderately Aggressive Portfolio (Class 2) on April 29, 2011.

(12) Disciplined Asset Allocation Portfolios - Moderately Conservative merged into Variable Portfolio - Moderately Conservative Portfolio (Class 2) on April 29, 2011.

(13) Evergreen VA International Equity Fund - Class 2 merged into Wells Fargo Advantage VT International Core Fund on July 16, 2010. In addition, Wells Fargo Advantage VT International Core Fund changed its name to Wells Fargo Advantage VT International Equity Fund - Class 2. The historical financial information for Evergreen VA International Equity Fund - Class 2 was retained from the inception date to the date of the merger.

(14) Wells Fargo Advantage VT Core Equity Fund - Class 2 merged into Wells Fargo Advantage VT Opportunity Fund - Class 2 on Aug. 26, 2011.

The assets of each division of the Account are not chargeable with liabilities arising out of the business conducted by any other segregated asset account or by RiverSource Life.

RiverSource Life serves as the issuer of the variable life insurance policies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
INVESTMENTS IN THE FUNDS
Investment transactions are accounted for on the date the shares are purchased and sold. Realized gains and losses on the sales of investments are computed using the average cost method. Income from dividends and gains from realized capital gain distributions are reinvested in additional shares of the Funds and are recorded as income by the divisions on the ex-dividend date.

Unrealized appreciation or depreciation of investments in the accompanying financial statements represents the division's share of the Funds' undistributed net investment income, undistributed realized gain or loss and the unrealized appreciation or depreciation on their investment securities.

The Account categorizes its fair value measurements according to a three-level hierarchy. This hierarchy prioritizes the inputs used by the Account to value investment securities. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

     Level 1 - Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

     Level 2 - Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

     Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The Funds in the Accounts have been assigned a Level 2 hierarchy, which indicates that the Funds are not considered to be active as there are few daily net asset values released publicly. Investments in shares of the Funds are stated at fair value which is the net asset value per share as determined by the respective Funds. There were no transfers between levels in the periods ended Dec. 31, 2011.

FEDERAL INCOME TAXES

RiverSource Life is taxed as a life insurance company. The Account is treated as part of RiverSource Life for federal income tax purposes. Under existing federal income tax law, no income taxes are payable with respect to any investment income of the Account to the extent the earnings are credited under the policies. Based on this, no charge is being made currently to the Account for federal income taxes. RiverSource Life will review periodically the status of this policy. In the event of changes in the tax law, a charge may be made in future years for any federal income taxes that would be attributable to the policies.

SUBSEQUENT EVENTS

Management has evaluated Account related events and transactions that occurred during the period from the date of the Statements of Assets and Liabilities through April 20, 2012. There were no events or transactions that occurred during the period that materially impacted the amounts or disclosures in the Account's financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

3. VARIABLE ACCOUNT EXPENSES

RiverSource Life deducts a daily mortality and expense risk fee equal, on an annual basis, to 0.45%, 0.50% or 0.90% of the average daily net assets of each subaccount depending on the product selected.


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    67

RiverSource Life also deducts a daily minimum death benefit guarantee risk charge equal, on an annual basis, to 0.15% of the average daily net assets of each subaccount offered by the RVS SPVL product. This charge compensates RiverSource Life for the risk it assumes by providing a guaranteed minimum death benefit.

4. POLICY CHARGES

A monthly deduction is made for the cost of insurance and the policy fee. The cost of insurance for the policy month is determined on the monthly date by determining the net amount at risk, as of that day, and by then applying the cost of insurance rates to the net amount at risk which RiverSource Life is assuming for the succeeding month. The monthly deduction will be taken from the subaccounts as specified in the application for the policy.

A policy fee may be deducted each month to reimburse RiverSource Life for expenses incurred in administering the policy, such as processing claims, maintaining records, making policy changes and communicating with owners of policies.

RiverSource Life deducts a premium expense charge from each premium payment. It partially compensates RiverSource Life for expenses associated with administering and distributing the policy, including the agents' compensation, advertising and printing the prospectus and sales literature. It also compensates RiverSource Life for paying taxes imposed by certain states and governmental subdivisions on premiums received by insurance companies.

Each month RiverSource Life deducts charges for any optional insurance benefits added to the policy by rider.

Some products may also charge a death benefit guarantee charge or a no lapse guarantee charge.

Additional information can be found in the applicable product's prospectus.

5. SURRENDER CHARGES

RiverSource Life will use a surrender charge to help it recover certain expenses related to the issuance of the policy. Additional information regarding how the surrender charge is determined can be found in the applicable product's prospectus. Such charges are not treated as a separate expense of the divisions as they are ultimately deducted from surrender benefits paid by RiverSource Life. Charges by RiverSource Life for surrenders are not identified on an individual division basis.

6. RELATED PARTY TRANSACTIONS

RiverSource Life is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial).

On May 1, 2010, Ameriprise Financial announced the closing of its acquisition of the long-term asset management business of Columbia Management Group, LLC and certain of its affiliated companies from Bank of America (the Columbia Transaction). In connection with the Columbia Transaction, effective May 1, 2010, certain Fund's investment manager, RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, changed its name to Columbia Management Investment Advisers, LLC. Certain divisions invest in Funds managed by Columbia Management Investment Advisers, LLC and Columbia Wanger Asset Management, LLC, both affiliates of Ameriprise Financial.

The following table reflects fees paid by certain funds to Ameriprise Financial and its affiliates. Additional details about these asset based charges can be found in the respective Fund's Annual Report.

FEE AGREEMENT:                                                FEES PAID TO:
--------------------------------------------------------------------------------------------------------------------------
Investment Management Services Agreement                      Columbia Management Investment Advisers, LLC
--------------------------------------------------------------------------------------------------------------------------
Administrative Services Agreement                             Columbia Management Investment Advisers, LLC
--------------------------------------------------------------------------------------------------------------------------
Transfer Agency and Servicing Agreement                       Columbia Management Investment Services Corp.
--------------------------------------------------------------------------------------------------------------------------
Plan and Agreement of Distribution Pursuant to Rule 12b-1     Columbia Management Investment Distributors, Inc.
--------------------------------------------------------------------------------------------------------------------------


During the second quarter of 2010, assets of policyholders participating in the Portfolio Navigator program were reallocated to affiliated fund of funds investment options that corresponded to their model portfolio, pursuant to their consent. This reallocation in part resulted in a movement of assets from non-affiliated funds and RiverSource Life's general account to affiliated funds.

7. INVESTMENT TRANSACTIONS

The divisions' purchases of Funds' shares, including reinvestment of dividend distributions, for the year ended Dec. 31, 2011 were as follows:

DIVISION                               PURCHASES
---------------------------------------------------
AB VPS Gro & Inc, Cl B                 $  2,114,020
AB VPS Intl Val, Cl B                     5,682,266
AB VPS Lg Cap Gro, Cl B                   1,825,117
AC VP Intl, Cl I                          4,163,326
AC VP Intl, Cl II                           858,367
AC VP Val, Cl I                          10,322,755
AC VP Val, Cl II                          2,103,150
Calvert VP SRI Bal                        1,187,956
Col VP Bal, Cl 3                          4,713,778
Col VP Cash Mgmt, Cl 3                   39,683,221
Col VP Div Bond, Cl 3                    21,669,033
Col VP Div Eq Inc, Cl 3                  19,265,187
Col VP Dyn Eq, Cl 3                      19,668,123
Col VP Emer Mkts Opp, Cl 3                8,877,788


 68    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

DIVISION                               PURCHASES
---------------------------------------------------
Col VP Global Bond, Cl 3               $  7,116,278
Col VP Global Inflation Prot Sec, Cl
  3                                       6,591,400
Col VP Hi Inc, Cl 2                       2,356,907
Col VP Hi Yield Bond, Cl 3               11,099,064
Col VP Inc Opp, Cl 3                      5,718,280
Col VP Intl Opp, Cl 3                     5,541,220
Col VP Lg Cap Gro, Cl 3                   5,961,137
Col VP Mid Cap Gro Opp, Cl 3              3,376,881
Col VP Mid Cap Val Opp, Cl 3              1,558,291
Col VP S&P 500, Cl 3                      5,921,520
Col VP Select Lg Cap Val, Cl 3            2,628,471
Col VP Select Sm Cap Val, Cl 3            2,991,370
Col VP Short Duration, Cl 3               8,088,511
CS Commodity Return                       5,292,870
EV VT Floating-Rate Inc                   9,859,743
Fid VIP Contrafund, Serv Cl 2            11,594,773
Fid VIP Gro & Inc, Serv Cl               10,331,738
Fid VIP Gro & Inc, Serv Cl 2              1,388,326
Fid VIP Mid Cap, Serv Cl                 24,593,481
Fid VIP Mid Cap, Serv Cl 2                1,740,836
Fid VIP Overseas, Serv Cl                 4,918,329
Fid VIP Overseas, Serv Cl 2                 957,437
FTVIPT Frank Global Real Est, Cl 2        8,784,426
FTVIPT Frank Sm Cap Val, Cl 2             3,771,230
FTVIPT Mutual Shares Sec, Cl 2            2,047,975
GS VIT Mid Cap Val, Inst                 10,364,344
GS VIT Structd Sm Cap Eq, Inst            1,667,557
GS VIT Structd U.S. Eq, Inst              4,928,050
Invesco VI Cap Appr, Ser I                2,872,039
Invesco VI Cap Appr, Ser II                 409,327
Invesco VI Cap Dev, Ser I                 2,606,225
Invesco VI Cap Dev, Ser II                  294,487
Invesco VI Core Eq, Ser I                10,245,072
Invesco VI Div Divd, Ser I                4,701,295
Invesco VI Intl Gro, Ser II               4,495,162
Invesco VI Tech, Ser I                    1,813,790
Invesco VanK VI Comstock, Ser II          1,734,689
Janus Aspen Enterprise, Serv              2,593,276
Janus Aspen Global Tech, Serv             2,198,786
Janus Aspen Janus, Serv                   1,448,726
Janus Aspen Overseas, Serv               15,358,188
MFS Inv Gro Stock, Serv Cl                5,344,775
MFS New Dis, Serv Cl                      8,998,956
MFS Utilities, Serv Cl                    5,187,955
MS UIF Global Real Est, Cl II             3,136,406
MS UIF Mid Cap Gro, Cl II                 4,828,759
Oppen Global Sec VA, Serv                 2,485,032
Oppen Global Strategic Inc VA, Srv       10,454,870
Oppen Main St Sm Mid Cap VA, Serv         1,012,604
PIMCO VIT All Asset, Advisor Cl           9,778,330
Put VT Global Hlth Care, Cl IB            1,205,158
Put VT Hi Yield, Cl IB                    2,869,852
Put VT Intl Eq, Cl IB                       408,130
Put VT Multi-Cap Gro, Cl IA               6,250,104
Put VT Multi-Cap Gro, Cl IB               2,923,002
Royce Micro-Cap, Invest Cl               13,146,858
Third Ave Val                            10,279,901
VP Aggr, Cl 2                            40,640,738
VP Aggr, Cl 4                            30,520,530
VP Conserv, Cl 2                         15,164,709
VP Conserv, Cl 4                         27,272,883
VP Davis NY Venture, Cl 3                 1,043,527
VP GS Mid Cap Val, Cl 3                   1,010,748
VP Mod, Cl 2                            108,940,918
VP Mod, Cl 4                             77,335,317
VP Mod Aggr, Cl 2                       120,387,580
VP Mod Aggr, Cl 4                        93,527,700
VP Mod Conserv, Cl 2                     34,860,260
VP Mod Conserv, Cl 4                     33,600,840
VP Ptnrs Sm Cap Val, Cl 3                 1,657,579
Wanger Intl                              17,483,649
Wanger USA                               17,576,842
WF Adv VT Index Asset Alloc, Cl 2           682,268
WF Adv VT Intl Eq, Cl 2                   4,669,931
WF Adv VT Opp, Cl 2                      16,589,344
WF Adv VT Sm Cap Gro, Cl 2                1,595,630
---------------------------------------------------


8. ACCUMULATION UNIT VALUES, UNITS OUTSTANDING AND NET ASSETS

The following is a summary of accumulation unit values at Dec. 31, 2011:

                                                AB VPS            AB VPS            AB VPS             AC VP             AC VP
                                              GRO & INC,         INTL VAL,        LG CAP GRO,          INTL,             INTL,
SUBACCOUNT                                       CL B              CL B              CL B              CL I              CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.48             $1.29             $1.52             $1.46             $  --
0.65%                                               --                --                --                --                --
0.90%                                             1.16              1.21              0.90              0.81              1.30
-----------------------------------------------------------------------------------------------------------------------------------

                                                 AC VP             AC VP            CALVERT           COL VP            COL VP
                                                 VAL,              VAL,               VP               BAL,           CASH MGMT,
SUBACCOUNT                                       CL I              CL II            SRI BAL            CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.48             $  --             $1.49             $1.50             $0.99
0.65%                                               --                --                --              1.26              1.10
0.90%                                             1.62              1.37              1.11              1.08              1.14
-----------------------------------------------------------------------------------------------------------------------------------

                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                               DIV BOND,        DIV EQ INC,         DYN EQ,       EMER MKTS OPP,     GLOBAL BOND,
SUBACCOUNT                                       CL 3              CL 3              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.30             $1.54             $1.69             $1.82             $1.26
0.65%                                             1.37                --              1.14                --                --
0.90%                                             1.68              1.52              0.75              2.15              1.90
-----------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    69

                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                           GLOBAL INFLATION       HI INC,       HI YIELD BOND,       INC OPP,          INTL OPP,
SUBACCOUNT                                  PROT SEC, CL 3         CL 2              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.22             $1.63             $1.75             $1.60             $1.41
0.65%                                               --                --                --                --                --
0.90%                                             1.28              1.34              1.87              1.46              0.82
-----------------------------------------------------------------------------------------------------------------------------------

                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                              LG CAP GRO,    MID CAP GRO OPP,     MID CAP VAL        S&P 500,        SELECT LG CAP
SUBACCOUNT                                       CL 3              CL 3            OPP, CL 3           CL 3            VAL, CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.62             $1.84             $1.69             $1.58             $1.64
0.65%                                               --                --                --                --                --
0.90%                                             0.50              1.28              1.11              0.92              1.04
-----------------------------------------------------------------------------------------------------------------------------------

                                                COL VP            COL VP              CS               EV VT            FID VIP
                                             SELECT SM CAP         SHORT           COMMODITY       FLOATING-RATE      CONTRAFUND,
SUBACCOUNT                                     VAL, CL 3      DURATION, CL 3        RETURN              INC            SERV CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.75             $1.08             $1.28             $1.51             $1.66
0.65%                                               --              1.14                --                --                --
0.90%                                             1.37              1.33              0.87              1.11              0.92
-----------------------------------------------------------------------------------------------------------------------------------

                                                FID VIP           FID VIP           FID VIP           FID VIP           FID VIP
                                              GRO & INC,        GRO & INC,         MID CAP,          MID CAP,          OVERSEAS,
SUBACCOUNT                                      SERV CL          SERV CL 2          SERV CL          SERV CL 2          SERV CL
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.60             $  --             $1.68             $  --             $1.33
0.65%                                               --                --                --                --                --
0.90%                                             1.05              1.24              2.40              2.01              0.89
-----------------------------------------------------------------------------------------------------------------------------------

                                                FID VIP        FTVIPT FRANK      FTVIPT FRANK         FTVIPT            GS VIT
                                               OVERSEAS,        GLOBAL REAL       SM CAP VAL,      MUTUAL SHARES     MID CAP VAL,
SUBACCOUNT                                     SERV CL 2         EST, CL 2           CL 2            SEC, CL 2           INST
                                           ----------------------------------------------------------------------------------------
0.45%                                            $  --             $1.55             $1.77             $1.45             $1.64
0.65%                                               --                --                --                --                --
0.90%                                             1.24              1.75              2.30              1.27              2.49
-----------------------------------------------------------------------------------------------------------------------------------


                                                GS VIT            GS VIT          INVESCO VI        INVESCO VI        INVESCO VI
                                            STRUCTD SM CAP     STRUCTD U.S.        CAP APPR,         CAP APPR,         CAP DEV,
SUBACCOUNT                                     EQ, INST          EQ, INST            SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.87             $1.53             $1.32             $  --             $1.62
0.65%                                               --                --                --                --                --
0.90%                                             1.52              0.89              0.61              0.97              1.21
-----------------------------------------------------------------------------------------------------------------------------------

                                              INVESCO VI        INVESCO VI        INVESCO VI        INVESCO VI        INVESCO VI
                                               CAP DEV,          CORE EQ,          DIV DIVD,         INTL GRO,           TECH,
SUBACCOUNT                                      SER II             SER I             SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                            $  --             $1.50             $0.92             $1.50             $1.88
0.65%                                               --                --                --                --                --
0.90%                                             1.27              1.86              0.92              0.84              1.18
-----------------------------------------------------------------------------------------------------------------------------------

                                             INVESCO VANK       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN
                                             VI COMSTOCK,       ENTERPRISE,         GLOBAL            JANUS,           OVERSEAS,
SUBACCOUNT                                      SER II             SERV           TECH, SERV           SERV              SERV
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.61             $1.88             $1.85             $1.52             $1.57
0.65%                                               --                --                --                --                --
0.90%                                             0.82              0.74              0.52              0.88              1.23
-----------------------------------------------------------------------------------------------------------------------------------

                                                  MFS               MFS               MFS             MS UIF            MS UIF
                                            INV GRO STOCK,       NEW DIS,         UTILITIES,        GLOBAL REAL      MID CAP GRO,
SUBACCOUNT                                      SERV CL           SERV CL           SERV CL         EST, CL II           CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.64             $2.13             $1.64             $1.79             $2.04
0.65%                                               --                --                --                --                --
0.90%                                             0.74              1.17              2.80              0.73              1.08
-----------------------------------------------------------------------------------------------------------------------------------




 70    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                 OPPEN         OPPEN GLOBAL      OPPEN MAIN ST         PIMCO            PUT VT
                                              GLOBAL SEC       STRATEGIC INC      SM MID CAP      VIT ALL ASSET,      GLOBAL HLTH
SUBACCOUNT                                     VA, SERV           VA, SRV          VA, SERV         ADVISOR CL        CARE, CL IB
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.60             $1.36             $1.83             $1.44             $1.27
0.65%                                               --                --                --                --                --
0.90%                                             1.12              1.30              1.15              1.19              1.23
-----------------------------------------------------------------------------------------------------------------------------------


                                                PUT VT            PUT VT            PUT VT            PUT VT             ROYCE
                                               HI YIELD,         INTL EQ,          MULTI-CAP         MULTI-CAP        MICRO-CAP,
SUBACCOUNT                                       CL IB             CL IB          GRO, CL IA        GRO, CL IB         INVEST CL
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.65             $1.28             $1.56             $1.07             $1.92
0.65%                                               --                --                --                --                --
0.90%                                             1.77              1.11              1.38              1.06              2.87
-----------------------------------------------------------------------------------------------------------------------------------


                                                 THIRD              VP                VP                VP                VP
                                                  AVE              AGGR,             AGGR,           CONSERV,          CONSERV,
SUBACCOUNT                                        VAL              CL 2              CL 4              CL 2              CL 4
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.41             $1.09             $1.09             $1.08             $1.08
0.65%                                               --                --                --                --                --
0.90%                                             1.84              1.08              1.08              1.07              1.07
-----------------------------------------------------------------------------------------------------------------------------------


                                               VP DAVIS            VP GS              VP                VP                VP
                                              NY VENTURE,      MID CAP VAL,          MOD,              MOD,            MOD AGGR,
SUBACCOUNT                                       CL 3              CL 3              CL 2              CL 4              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.56             $1.66             $1.10             $1.10             $1.09
0.65%                                               --                --                --                --                --
0.90%                                             0.81              1.13              1.09              1.09              1.09
-----------------------------------------------------------------------------------------------------------------------------------


                                                  VP                                                 VP PTNRS
                                               MOD AGGR,      VP MOD CONSERV,   VP MOD CONSERV,     SM CAP VAL,         WANGER
SUBACCOUNT                                       CL 4              CL 2              CL 4              CL 3              INTL
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.10             $1.09             $1.09             $1.76             $1.71
0.65%                                               --                --                --                --                --
0.90%                                             1.09              1.08              1.08              1.66              1.49
-----------------------------------------------------------------------------------------------------------------------------------


                                                              WF ADV VT INDEX       WF ADV            WF ADV            WF ADV
                                                WANGER        ASSET ALLOC, CL     VT INTL EQ,           VT             VT SM CAP
SUBACCOUNT                                        USA                2               CL 2            OPP, CL 2         GRO, CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.79             $  --             $1.30             $1.81             $2.05
0.65%                                               --                --                --                --                --
0.90%                                             1.94              1.36              1.29              1.51              1.75
-----------------------------------------------------------------------------------------------------------------------------------


The following is a summary of units outstanding at Dec. 31, 2011:

                                                AB VPS            AB VPS            AB VPS             AC VP             AC VP
                                              GRO & INC,         INTL VAL,        LG CAP GRO,          INTL,             INTL,
SUBACCOUNT                                       CL B              CL B              CL B              CL I              CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                             371,621         3,561,081           433,501         4,135,990                --
0.65%                                                  --                --                --                --                --
0.90%                                          13,361,499        31,401,203         2,285,408         9,192,600         5,331,377
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          13,733,120        34,962,284         2,718,909        13,328,590         5,331,377
-----------------------------------------------------------------------------------------------------------------------------------


                                                 AC VP             AC VP            CALVERT           COL VP
                                                 VAL,              VAL,               VP               BAL,             COL VP
SUBACCOUNT                                       CL I              CL II            SRI BAL            CL 3         CASH MGMT, CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                          15,533,087                --         1,019,339        10,281,452        23,060,518
0.65%                                                  --                --                --         6,612,262           651,787
0.90%                                          17,719,469        14,656,264         4,566,752       112,468,614        49,603,429
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          33,252,556        14,656,264         5,586,091       129,362,328        73,315,734
-----------------------------------------------------------------------------------------------------------------------------------




                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    71

                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                               DIV BOND,        DIV EQ INC,         DYN EQ,          EMER MKTS      GLOBAL BOND, CL
SUBACCOUNT                                       CL 3              CL 3              CL 3            OPP, CL 3             3
                                           ----------------------------------------------------------------------------------------
0.45%                                          23,650,349        28,617,662        31,123,691         6,117,662         8,247,271
0.65%                                           1,297,505                --         2,064,714                --                --
0.90%                                          66,639,453        97,743,762       249,471,694        17,278,177        17,474,296
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          91,587,307       126,361,424       282,660,099        23,395,839        25,721,567
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                           GLOBAL INFLATION       HI INC,       HI YIELD BOND,       INC OPP,          INTL OPP,
SUBACCOUNT                                  PROT SEC, CL 3         CL 2              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                           3,926,856           838,723         6,841,485         2,268,979        11,330,811
0.65%                                                  --                --                --                --                --
0.90%                                          11,089,293         4,606,861        25,063,082         8,898,602        82,581,166
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          15,016,149         5,445,584        31,904,567        11,167,581        93,911,977
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                              LG CAP GRO,       MID CAP GRO       MID CAP VAL        S&P 500,        SELECT LG CAP
SUBACCOUNT                                       CL 3            OPP, CL 3         OPP, CL 3           CL 3            VAL, CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                           6,395,237         2,144,856           984,758         6,306,775           507,470
0.65%                                                  --                --                --                --                --
0.90%                                          54,664,559         6,483,457         6,424,440        29,373,254         3,110,482
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          61,059,796         8,628,313         7,409,198        35,680,029         3,617,952
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP              CS               EV VT            FID VIP
                                             SELECT SM CAP    SHORT DURATION,      COMMODITY       FLOATING-RATE      CONTRAFUND,
SUBACCOUNT                                     VAL, CL 3           CL 3             RETURN              INC            SERV CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                           2,134,876         8,145,648         3,156,171         3,813,330        10,168,793
0.65%                                                  --           708,495                --                --                --
0.90%                                           7,028,466        21,439,285        11,368,486        13,609,547        53,049,375
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           9,163,342        30,293,428        14,524,657        17,422,877        63,218,168
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP           FID VIP           FID VIP           FID VIP           FID VIP
                                              GRO & INC,        GRO & INC,         MID CAP,          MID CAP,          OVERSEAS,
SUBACCOUNT                                      SERV CL          SERV CL 2          SERV CL          SERV CL 2          SERV CL
                                           ----------------------------------------------------------------------------------------
0.45%                                          11,123,789                --        29,019,495                --         5,783,862
0.65%                                                  --                --                --                --                --
0.90%                                          25,843,296        18,562,979        26,259,974        29,847,981        11,493,421
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          36,967,085        18,562,979        55,279,469        29,847,981        17,277,283
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP        FTVIPT FRANK      FTVIPT FRANK         FTVIPT            GS VIT
                                               OVERSEAS,     GLOBAL REAL EST,     SM CAP VAL,      MUTUAL SHARES     MID CAP VAL,
SUBACCOUNT                                     SERV CL 2           CL 2              CL 2            SEC, CL 2           INST
                                           ----------------------------------------------------------------------------------------
0.45%                                                  --         5,615,015         3,778,596         1,304,439        12,489,165
0.65%                                                  --                --                --                --                --
0.90%                                           8,966,620        18,683,420        11,089,665        12,692,438        25,213,051
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           8,966,620        24,298,435        14,868,261        13,996,877        37,702,216
-----------------------------------------------------------------------------------------------------------------------------------


                                                GS VIT            GS VIT            INVESCO           INVESCO           INVESCO
                                            STRUCTD SM CAP     STRUCTD U.S.      VI CAP APPR,      VI CAP APPR,       VI CAP DEV,
SUBACCOUNT                                     EQ, INST          EQ, INST            SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                           1,223,416         5,274,320         3,376,309                --         1,491,242
0.65%                                                  --                --                --                --                --
0.90%                                           1,828,743        26,013,983         7,085,433         6,875,698         2,943,283
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           3,052,159        31,288,303        10,461,742         6,875,698         4,434,525
-----------------------------------------------------------------------------------------------------------------------------------


                                                INVESCO           INVESCO           INVESCO           INVESCO           INVESCO
                                              VI CAP DEV,       VI CORE EQ,      VI DIV DIVD,      VI INTL GRO,        VI TECH,
SUBACCOUNT                                      SER II             SER I             SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                                  --        28,434,190           748,289         4,383,361           474,104
0.65%                                                  --                --                --                --                --
0.90%                                           2,385,110        41,666,570         3,318,846        10,413,161         3,363,888
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           2,385,110        70,100,760         4,067,135        14,796,522         3,837,992
-----------------------------------------------------------------------------------------------------------------------------------




 72    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                             INVESCO VANK       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN
                                           VI COMSTOCK, SER     ENTERPRISE,         GLOBAL            JANUS,           OVERSEAS,
SUBACCOUNT                                        II               SERV           TECH, SERV           SERV              SERV
                                           ----------------------------------------------------------------------------------------
0.45%                                             754,502         2,868,264         2,245,183           988,967        13,417,125
0.65%                                                  --                --                --                --                --
0.90%                                           4,629,933         3,928,986        10,980,212         6,919,130        33,769,038
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           5,384,435         6,797,250        13,225,395         7,908,097        47,186,163
-----------------------------------------------------------------------------------------------------------------------------------


                                                  MFS               MFS               MFS          MS UIF GLOBAL      MS UIF MID
                                            INV GRO STOCK,       NEW DIS,         UTILITIES,         REAL EST,         CAP GRO,
SUBACCOUNT                                      SERV CL           SERV CL           SERV CL            CL II             CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                           4,669,952         3,258,617         2,547,542         1,300,317         1,115,314
0.65%                                                  --                --                --                --                --
0.90%                                          24,474,114        11,710,768         6,653,873         8,699,004         6,382,461
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          29,144,066        14,969,385         9,201,415         9,999,321         7,497,775
-----------------------------------------------------------------------------------------------------------------------------------


                                                 OPPEN         OPPEN GLOBAL      OPPEN MAIN ST         PIMCO            PUT VT
                                              GLOBAL SEC       STRATEGIC INC      SM MID CAP      VIT ALL ASSET,      GLOBAL HLTH
SUBACCOUNT                                     VA, SERV           VA, SRV          VA, SERV         ADVISOR CL        CARE, CL IB
                                           ----------------------------------------------------------------------------------------
0.45%                                             752,987         9,287,458           438,444         5,439,589           401,253
0.65%                                                  --                --                --                --                --
0.90%                                           4,808,770        34,685,849         4,077,924        16,977,470         2,474,498
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           5,561,757        43,973,307         4,516,368        22,417,059         2,875,751
-----------------------------------------------------------------------------------------------------------------------------------


                                                PUT VT            PUT VT            PUT VT            PUT VT             ROYCE
                                               HI YIELD,         INTL EQ,       MULTI-CAP GRO,    MULTI-CAP GRO,      MICRO-CAP,
SUBACCOUNT                                       CL IB             CL IB             CL IA             CL IB           INVEST CL
                                           ----------------------------------------------------------------------------------------
0.45%                                           2,604,769            38,212        19,378,904         3,421,026        12,286,950
0.65%                                                  --                --                --                --                --
0.90%                                           2,916,856         1,898,041        34,440,626         1,907,146        11,253,186
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           5,521,625         1,936,253        53,819,530         5,328,172        23,540,136
-----------------------------------------------------------------------------------------------------------------------------------


                                                 THIRD              VP                VP                VP                VP
                                                  AVE              AGGR,             AGGR,           CONSERV,          CONSERV,
SUBACCOUNT                                        VAL              CL 2              CL 4              CL 2              CL 4
                                           ----------------------------------------------------------------------------------------
0.45%                                          11,563,530        11,411,764        35,856,453         3,131,187         8,666,649
0.65%                                                  --                --                --                --                --
0.90%                                          11,214,852        41,077,944       191,925,857        12,171,017        34,975,506
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          22,778,382        52,489,708       227,782,310        15,302,204        43,642,155
-----------------------------------------------------------------------------------------------------------------------------------


                                               VP DAVIS            VP GS              VP                VP                VP
                                              NY VENTURE,      MID CAP VAL,          MOD,              MOD,            MOD AGGR,
SUBACCOUNT                                       CL 3              CL 3              CL 2              CL 4              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                             469,653           201,314        33,311,488       115,028,171        32,132,329
0.65%                                                  --                --                --                --                --
0.90%                                           3,625,298           925,671       120,237,478       471,361,357       127,663,717
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           4,094,951         1,126,985       153,548,966       586,389,528       159,796,046
-----------------------------------------------------------------------------------------------------------------------------------


                                                  VP                VP                VP             VP PTNRS
                                               MOD AGGR,       MOD CONSERV,      MOD CONSERV,       SM CAP VAL,         WANGER
SUBACCOUNT                                       CL 4              CL 2              CL 4              CL 3              INTL
                                           ----------------------------------------------------------------------------------------
0.45%                                         131,206,976         8,253,245        24,147,752           642,566        11,970,049
0.65%                                                  --                --                --                --                --
0.90%                                         716,074,147        32,940,857        87,073,779         8,393,580        40,313,057
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         847,281,123        41,194,102       111,221,531         9,036,146        52,283,106
-----------------------------------------------------------------------------------------------------------------------------------


                                                              WF ADV VT INDEX       WF ADV           WF ADV VT
                                                WANGER             ASSET          VT INTL EQ,          OPP,            WF ADV VT
SUBACCOUNT                                        USA           ALLOC, CL 2          CL 2              CL 2        SM CAP GRO, CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                           9,579,158                --         7,807,141         1,998,623           770,886
0.65%                                                  --                --                --                --                --
0.90%                                          33,525,177         3,111,570         9,585,510         8,887,895         5,115,393
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          43,104,335         3,111,570        17,392,651        10,886,518         5,886,279
-----------------------------------------------------------------------------------------------------------------------------------




                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    73

The following is a summary of net assets at Dec. 31, 2011:

                                                AB VPS            AB VPS            AB VPS             AC VP             AC VP
                                              GRO & INC,         INTL VAL,        LG CAP GRO,          INTL,             INTL,
SUBACCOUNT                                       CL B              CL B              CL B              CL I              CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                        $    551,525      $  4,598,642      $    659,424      $  6,018,321      $         --
0.65%                                                  --                --                --                --                --
0.90%                                          15,511,730        37,888,670         2,056,560         7,485,672         6,922,043
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 16,063,255      $ 42,487,312      $  2,715,984      $ 13,503,993      $  6,922,043
-----------------------------------------------------------------------------------------------------------------------------------


                                                 AC VP             AC VP            CALVERT           COL VP
                                                 VAL,              VAL,               VP               BAL,             COL VP
SUBACCOUNT                                       CL I              CL II            SRI BAL            CL 3         CASH MGMT, CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                        $ 22,912,909      $         --      $  1,518,477      $ 15,406,948      $ 22,789,419
0.65%                                                  --                --                --         8,304,179           718,447
0.90%                                          28,637,706        20,093,357         5,054,817       121,643,144        56,660,947
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 51,550,615      $ 20,093,357      $  6,573,294      $145,354,271      $ 80,168,813
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP          COL VP EMER         COL VP
                                               DIV BOND,        DIV EQ INC,         DYN EQ,          MKTS OPP,      GLOBAL BOND, CL
SUBACCOUNT                                       CL 3              CL 3              CL 3              CL 3                3
                                           ----------------------------------------------------------------------------------------
0.45%                                        $ 30,710,557      $ 44,144,763      $ 52,526,725      $ 11,117,983      $ 10,384,709
0.65%                                           1,780,389                --         2,344,902                --                --
0.90%                                         111,679,428       148,997,699       187,447,199        37,171,504        33,194,883
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $144,170,374      $193,142,462      $242,318,826      $ 48,289,487      $ 43,579,592
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP                              COL VP
                                           GLOBAL INFLATION       COL VP           HI YIELD           COL VP            COL VP
                                               PROT SEC,          HI INC,            BOND,           INC OPP,          INTL OPP,
SUBACCOUNT                                       CL 3              CL 2              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  4,797,662      $  1,365,581      $ 11,965,033      $  3,637,220      $ 16,029,905
0.65%                                                  --                --                --                --                --
0.90%                                          14,214,963         6,191,243        46,859,109        13,017,764        68,027,929
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 19,012,625      $  7,556,824      $ 58,824,142      $ 16,654,984      $ 84,057,834
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP        COL VP MID CAP        COL VP            COL VP
                                              LG CAP GRO,         MID CAP          VAL OPP,          S&P 500,          SELECT LG
SUBACCOUNT                                       CL 3          GRO OPP, CL 3         CL 3              CL 3          CAP VAL, CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                        $ 10,378,118      $  3,954,180      $  1,659,697      $  9,964,456      $    830,709
0.65%                                                  --                --                --                --                --
0.90%                                          27,542,045         8,310,767         7,117,768        26,975,121         3,243,301
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 37,920,163      $ 12,264,947      $  8,777,465      $ 36,939,577      $  4,074,010
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP         COL VP SHORT           CS               EV VT            FID VIP
                                               SELECT SM         DURATION,         COMMODITY       FLOATING-RATE      CONTRAFUND,
SUBACCOUNT                                   CAP VAL, CL 3         CL 3             RETURN              INC            SERV CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  3,745,239      $  8,824,848      $  4,036,587      $  5,748,000      $ 16,832,205
0.65%                                                  --           811,000                --                --                --
0.90%                                           9,625,755        28,608,336         9,936,761        15,165,258        48,853,701
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 13,370,994      $ 38,244,184      $ 13,973,348      $ 20,913,258      $ 65,685,906
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                    FID VIP           FID VIP           FID VIP
                                             FID VIP GRO &     FID VIP GRO &       MID CAP,          MID CAP,          OVERSEAS,
SUBACCOUNT                                   INC, SERV CL     INC, SERV CL 2        SERV CL          SERV CL 2          SERV CL
                                           ----------------------------------------------------------------------------------------
0.45%                                        $ 17,832,278      $         --      $ 48,678,948      $         --      $  7,703,341
0.65%                                                  --                --                --                --                --
0.90%                                          27,023,929        23,060,468        63,028,561        59,947,775        10,220,126
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 44,856,207      $ 23,060,468      $111,707,509      $ 59,947,775      $ 17,923,467
-----------------------------------------------------------------------------------------------------------------------------------




 74    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                FID VIP        FTVIPT FRANK      FTVIPT FRANK                           GS VIT
                                               OVERSEAS,     GLOBAL REAL EST,     SM CAP VAL,      FTVIPT MUTUAL     MID CAP VAL,
SUBACCOUNT                                     SERV CL 2           CL 2              CL 2        SHARES SEC, CL 2        INST
                                           ----------------------------------------------------------------------------------------
0.45%                                        $         --      $  8,704,177      $  6,684,011      $  1,893,475      $ 20,483,039
0.65%                                                  --                --                --                --                --
0.90%                                          11,100,664        32,725,941        25,528,476        16,127,560        62,664,285
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 11,100,664      $ 41,430,118      $ 32,212,487      $ 18,021,035      $ 83,147,324
-----------------------------------------------------------------------------------------------------------------------------------


                                                GS VIT                              INVESCO           INVESCO           INVESCO
                                            STRUCTD SM CAP    GS VIT STRUCTD     VI CAP APPR,      VI CAP APPR,       VI CAP DEV,
SUBACCOUNT                                     EQ, INST        U.S. EQ, INST         SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  2,284,720      $  8,081,001      $  4,456,436      $         --      $  2,414,364
0.65%                                                  --                --                --                --                --
0.90%                                           2,787,078        23,171,061         4,328,937         6,693,763         3,554,150
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $  5,071,798      $ 31,252,062      $  8,785,373      $  6,693,763      $  5,968,514
-----------------------------------------------------------------------------------------------------------------------------------


                                                INVESCO           INVESCO         INVESCO VI          INVESCO           INVESCO
                                              VI CAP DEV,       VI CORE EQ,        DIV DIVD,       VI INTL GRO,        VI TECH,
SUBACCOUNT                                      SER II             SER I             SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                        $         --      $ 42,610,570      $    688,660      $  6,584,741      $    892,160
0.65%                                                  --                --                --                --                --
0.90%                                           3,017,893        77,320,313         3,045,075         8,755,851         3,965,655
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $  3,017,893      $119,930,883      $  3,733,735      $ 15,340,592      $  4,857,815
-----------------------------------------------------------------------------------------------------------------------------------


                                                                JANUS ASPEN       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN
                                            INVESCO VANK VI     ENTERPRISE,      GLOBAL TECH,         JANUS,           OVERSEAS,
SUBACCOUNT                                 COMSTOCK, SER II        SERV              SERV              SERV              SERV
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  1,217,704      $  5,380,014      $  4,150,497      $  1,504,328      $ 21,112,310
0.65%                                                  --                --                --                --                --
0.90%                                           3,809,560         2,916,895         5,703,164         6,123,242        41,585,238
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $  5,027,264      $  8,296,909      $  9,853,661      $  7,627,570      $ 62,697,548
-----------------------------------------------------------------------------------------------------------------------------------


                                                  MFS               MFS               MFS             MS UIF            MS UIF
                                            INV GRO STOCK,       NEW DIS,         UTILITIES,        GLOBAL REAL      MID CAP GRO,
SUBACCOUNT                                      SERV CL           SERV CL           SERV CL         EST, CL II           CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  7,668,863      $  6,957,031      $  4,189,602      $  2,331,884      $  2,272,380
0.65%                                                  --                --                --                --                --
0.90%                                          18,204,092        13,648,584        18,603,991         6,306,812         6,871,375
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 25,872,955      $ 20,605,615      $ 22,793,593      $  8,638,696      $  9,143,755
-----------------------------------------------------------------------------------------------------------------------------------


                                                               OPPEN GLOBAL
                                                 OPPEN           STRATEGIC     OPPEN MAIN ST SM        PIMCO            PUT VT
                                              GLOBAL SEC          INC VA,         MID CAP VA,     VIT ALL ASSET,      GLOBAL HLTH
SUBACCOUNT                                     VA, SERV             SRV              SERV           ADVISOR CL        CARE, CL IB
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  1,203,025      $ 12,674,873      $    800,533      $  7,830,507      $    508,923
0.65%                                                  --                --                --                --                --
0.90%                                           5,403,587        45,187,609         4,706,525        20,266,217         3,048,744
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $  6,606,612      $ 57,862,482      $  5,507,058      $ 28,096,724      $  3,557,667
-----------------------------------------------------------------------------------------------------------------------------------


                                                PUT VT            PUT VT            PUT VT            PUT VT             ROYCE
                                               HI YIELD,         INTL EQ,       MULTI-CAP GRO,    MULTI-CAP GRO,      MICRO-CAP,
SUBACCOUNT                                       CL IB             CL IB             CL IA             CL IB           INVEST CL
                                           ----------------------------------------------------------------------------------------
0.45%                                        $  4,298,369      $     49,100      $ 30,220,258      $  3,658,537      $ 23,614,863
0.65%                                                  --                --                --                --                --
0.90%                                           5,176,297         2,104,805        47,686,019         2,027,981        32,285,345
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $  9,474,666      $  2,153,905      $ 77,906,277      $  5,686,518      $ 55,900,208
-----------------------------------------------------------------------------------------------------------------------------------


                                                 THIRD
                                                  AVE            VP AGGR,          VP AGGR,         VP CONSERV,       VP CONSERV,
SUBACCOUNT                                        VAL              CL 2              CL 4              CL 2              CL 4
                                           ----------------------------------------------------------------------------------------
0.45%                                        $ 16,256,061      $ 12,390,116      $ 39,002,218      $  3,374,753      $  9,340,953
0.65%                                                  --                --                --                --                --
0.90%                                          20,648,105        44,254,586       207,145,085        13,016,445        37,403,863
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 36,904,166      $ 56,644,702      $246,147,303      $ 16,391,198      $ 46,744,816
-----------------------------------------------------------------------------------------------------------------------------------




                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    75

                                               VP DAVIS
                                              NY VENTURE,      VP GS MID CAP                                        VP MOD AGGR, CL
SUBACCOUNT                                       CL 3            VAL, CL 3       VP MOD, CL 2      VP MOD, CL 4            2
                                           ----------------------------------------------------------------------------------------
0.45%                                        $    732,588      $    334,156      $ 36,498,425      $126,148,401      $ 35,174,365
0.65%                                                  --                --                --                --                --
0.90%                                           2,945,746         1,050,425       130,718,580       512,915,310       138,663,834
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $  3,678,334      $  1,384,581      $167,217,005      $639,063,711      $173,838,199
-----------------------------------------------------------------------------------------------------------------------------------


                                                VP MOD                                               VP PTNRS
                                                 AGGR,        VP MOD CONSERV,   VP MOD CONSERV,     SM CAP VAL,         WANGER
SUBACCOUNT                                       CL 4              CL 2              CL 4              CL 3              INTL
                                           ----------------------------------------------------------------------------------------
0.45%                                        $143,889,502      $  8,985,429      $ 26,338,723      $  1,128,130      $ 20,411,012
0.65%                                                  --                --                --                --                --
0.90%                                         779,204,343        35,585,692        94,236,890        13,904,282        60,099,128
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $923,093,845      $ 44,571,121      $120,575,613      $ 15,032,412      $ 80,510,140
-----------------------------------------------------------------------------------------------------------------------------------


                                                              WF ADV VT INDEX                         WF ADV
                                                                   ASSET        WF ADV VT INTL          VT              WF ADV
                                                WANGER            ALLOC,              EQ,              OPP,               VT
SUBACCOUNT                                        USA              CL 2              CL 2              CL 2        SM CAP GRO, CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                        $ 17,171,840      $         --      $ 10,168,660      $  3,620,938      $  1,579,168
0.65%                                                  --                --                --                --                --
0.90%                                          65,084,976         4,246,783        12,323,566        13,434,662         8,931,404
-----------------------------------------------------------------------------------------------------------------------------------
Total                                        $ 82,256,816      $  4,246,783      $ 22,492,226      $ 17,055,600      $ 10,510,572
-----------------------------------------------------------------------------------------------------------------------------------




 76    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

9. FINANCIAL HIGHLIGHTS
The following is a summary for each period in the five year period ended Dec. 31, 2011 of units, net assets and investment income ratios. The accumulation unit values and total returns are based on the life insurance policies with the lowest and highest expense ratios.

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------
AB VPS GRO & INC, CL B
2011                    13,733      $1.48  to  $1.16       $16,063         1.09%      0.45%   to  0.90%    5.60%    to    5.12%
2010                    13,657      $1.41  to  $1.10       $15,125            --      0.45%   to  0.90%   12.29%    to   11.79%
2009                    14,661      $1.25  to  $0.99       $14,488         3.57%      0.45%   to  0.90%   23.96%(5) to   19.27%
2008                    16,010      $0.83  to  $0.83       $13,261         1.77%      0.90%   to  0.90%  (41.23%)   to  (41.23%)
2007                    17,280      $1.41  to  $1.41       $24,352         1.25%      0.90%   to  0.90%    3.92%    to    3.92%
------------------------------------------------------------------------------------------------------------------------------

AB VPS INTL VAL, CL B
2011                    34,962      $1.29  to  $1.21       $42,487         3.82%      0.45%   to  0.90%  (19.80%)   to  (20.16%)
2010                    38,470      $1.61  to  $1.51       $58,348         2.39%      0.45%   to  0.90%    3.83%    to    3.37%
2009                    73,279      $1.55  to  $1.46      $107,297         1.11%      0.45%   to  0.90%   56.91%(5) to   33.15%
2008                    60,384      $1.10  to  $1.10       $66,302         0.84%      0.90%   to  0.90%  (53.70%)   to  (53.70%)
2007                    33,667      $2.37  to  $2.37       $79,845         1.03%      0.90%   to  0.90%    4.63%    to    4.63%
------------------------------------------------------------------------------------------------------------------------------

AB VPS LG CAP GRO, CL B
2011                     2,719      $1.52  to  $0.90        $2,716         0.09%      0.45%   to  0.90%   (3.71%)   to   (4.14%)
2010                     1,958      $1.58  to  $0.94        $1,998         0.27%      0.45%   to  0.90%    9.34%    to    8.85%
2009                     2,053      $1.44  to  $0.86        $1,793            --      0.45%   to  0.90%   42.62%(5) to   35.88%
2008                     1,475      $0.63  to  $0.63          $936            --      0.90%   to  0.90%  (40.36%)   to  (40.36%)
2007                       370      $1.06  to  $1.06          $394            --      0.90%   to  0.90%    6.50%(4) to    6.50%(4)
------------------------------------------------------------------------------------------------------------------------------

AC VP INTL, CL I
2011                    13,329      $1.46  to  $0.81       $13,504         1.44%      0.45%   to  0.90%  (12.44%)   to  (12.83%)
2010                    17,456      $1.66  to  $0.93       $17,818         2.39%      0.45%   to  0.90%   12.78%    to   12.28%
2009                    22,683      $1.47  to  $0.83       $19,252         2.16%      0.45%   to  0.90%   48.72%(5) to   32.57%
2008                    30,010      $0.63  to  $0.63       $18,835         0.90%      0.90%   to  0.90%  (45.32%)   to  (45.32%)
2007                    42,295      $1.15  to  $1.15       $48,545         0.65%      0.90%   to  0.90%   16.99%    to   16.99%
------------------------------------------------------------------------------------------------------------------------------

AC VP INTL, CL II
2011                     5,331      $1.30  to  $1.30        $6,922         1.24%      0.90%   to  0.90%  (12.97%)   to  (12.97%)
2010                     5,536      $1.49  to  $1.49        $8,259         2.15%      0.90%   to  0.90%   12.13%    to   12.13%
2009                     5,904      $1.33  to  $1.33        $7,855         1.94%      0.90%   to  0.90%   32.44%    to   32.44%
2008                     6,360      $1.00  to  $1.00        $6,390         0.68%      0.90%   to  0.90%  (45.39%)   to  (45.39%)
2007                     7,425      $1.84  to  $1.84       $13,660         0.51%      0.90%   to  0.90%   16.86%    to   16.86%
------------------------------------------------------------------------------------------------------------------------------

AC VP VAL, CL I
2011                    33,253      $1.48  to  $1.62       $51,551         2.02%      0.45%   to  0.90%    0.56%    to    0.11%
2010                    37,647      $1.47  to  $1.61       $59,272         2.18%      0.45%   to  0.90%   12.91%    to   12.41%
2009                    43,604      $1.30  to  $1.44       $62,000         5.84%      0.45%   to  0.90%   29.91%(5) to   18.79%
2008                    51,496      $1.21  to  $1.21       $62,260         2.71%      0.90%   to  0.90%  (27.43%)   to  (27.43%)
2007                    76,953      $1.67  to  $1.67      $128,212         1.54%      0.90%   to  0.90%   (5.99%)   to   (5.99%)
------------------------------------------------------------------------------------------------------------------------------

AC VP VAL, CL II
2011                    14,656      $1.37  to  $1.37       $20,093         1.89%      0.90%   to  0.90%   (0.04%)   to   (0.04%)
2010                    14,868      $1.37  to  $1.37       $20,391         2.07%      0.90%   to  0.90%   12.02%    to   12.02%
2009                    15,237      $1.22  to  $1.22       $18,655         5.30%      0.90%   to  0.90%   18.65%    to   18.65%
2008                    15,668      $1.03  to  $1.03       $16,168         2.40%      0.90%   to  0.90%  (27.46%)   to  (27.46%)
2007                    19,461      $1.42  to  $1.42       $27,684         1.38%      0.90%   to  0.90%   (6.16%)   to   (6.16%)
------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    77

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

CALVERT VP SRI BAL
2011                     5,586      $1.49  to  $1.11        $6,573         1.28%      0.45%   to  0.90%    4.10%    to    3.63%
2010                     6,429      $1.43  to  $1.07        $7,127         1.42%      0.45%   to  0.90%   11.60%    to   11.09%
2009                     6,957      $1.28  to  $0.96        $6,786         2.18%      0.45%   to  0.90%   27.63%(5) to   24.17%
2008                     7,610      $0.77  to  $0.77        $5,892         2.35%      0.90%   to  0.90%  (31.94%)   to  (31.94%)
2007                     9,295      $1.14  to  $1.14       $10,575         2.45%      0.90%   to  0.90%    1.83%    to    1.83%
------------------------------------------------------------------------------------------------------------------------------

COL VP BAL, CL 3
                        129,3-
2011                        62      $1.50  to  $1.08      $145,354            --      0.45%   to  0.90%    1.93%    to    1.47%
                        148,9-
2010                        64      $1.47  to  $1.07      $163,497            --      0.45%   to  0.90%   12.03%    to   11.52%
                        176,7-
2009                        43      $1.31  to  $0.96      $171,763            --      0.45%   to  0.90%   30.33%(5) to   23.11%
                        214,3-
2008                        06      $0.89  to  $0.78      $167,410         0.26%      0.65%   to  0.90%  (30.37%)   to  (30.54%)
                        277,6-
2007                        99      $1.29  to  $1.12      $312,062         2.86%      0.65%   to  0.90%    1.08%    to    0.82%
------------------------------------------------------------------------------------------------------------------------------

COL VP CASH MGMT, CL 3
2011                    73,316      $0.99  to  $1.14       $80,169         0.01%      0.45%   to  0.90%   (0.44%)   to   (0.89%)
2010                    65,651      $0.99  to  $1.15       $74,131         0.01%      0.45%   to  0.90%   (0.44%)   to   (0.89%)
2009                    78,440      $1.00  to  $1.16       $90,667         0.07%      0.45%   to  0.90%   (0.30%)(5)to   (0.74%)
                        108,6-
2008                        00      $1.12  to  $1.17      $127,182         2.26%      0.65%   to  0.90%    1.61%    to    1.35%
2007                    98,464      $1.10  to  $1.16      $113,767         4.72%      0.65%   to  0.90%    4.15%    to    3.89%
------------------------------------------------------------------------------------------------------------------------------

COL VP DIV BOND, CL 3
2011                    91,587      $1.30  to  $1.68      $144,170         4.50%      0.45%   to  0.90%    6.21%    to    5.72%
                        102,6-
2010                        62      $1.22  to  $1.59      $156,837         3.82%      0.45%   to  0.90%    7.84%    to    7.35%
                        261,4-
2009                        34      $1.13  to  $1.48      $381,120         4.02%      0.45%   to  0.90%   13.37%(5) to   13.40%
                        221,2-
2008                        89      $1.06  to  $1.30      $287,710         0.40%      0.65%   to  0.90%   (6.92%)   to   (7.15%)
                        191,5-
2007                        10      $1.14  to  $1.40      $268,071         4.75%      0.65%   to  0.90%    4.51%    to    4.25%
------------------------------------------------------------------------------------------------------------------------------

COL VP DIV EQ INC, CL 3
                        126,3-
2011                        61      $1.54  to  $1.52      $193,142            --      0.45%   to  0.90%   (5.43%)   to   (5.86%)
                        144,3-
2010                        92      $1.63  to  $1.62      $234,050            --      0.45%   to  0.90%   16.31%    to   15.78%
                        261,0-
2009                        45      $1.40  to  $1.40      $365,134            --      0.45%   to  0.90%   39.18%(5) to   26.32%
                        268,9-
2008                        02      $1.11  to  $1.11      $297,729         0.08%      0.90%   to  0.90%  (41.00%)   to  (41.00%)
                        267,4-
2007                        22      $1.88  to  $1.88      $501,851         1.56%      0.90%   to  0.90%    7.05%    to    7.05%
------------------------------------------------------------------------------------------------------------------------------

COL VP DYN EQ, CL 3
                        282,6-
2011                        60      $1.69  to  $0.75      $242,319            --      0.45%   to  0.90%    4.76%    to    4.28%
                        336,1-
2010                        17      $1.61  to  $0.72      $262,784            --      0.45%   to  0.90%   16.81%    to   16.28%
                        411,6-
2009                        79      $1.38  to  $0.62      $261,254            --      0.45%   to  0.90%   36.80%(5) to   23.04%
                        494,2-
2008                        70      $0.76  to  $0.50      $249,703         0.23%      0.65%   to  0.90%  (42.54%)   to  (42.68%)
                        631,2-
2007                        16      $1.31  to  $0.88      $556,056         1.31%      0.65%   to  0.90%    2.26%    to    2.01%
------------------------------------------------------------------------------------------------------------------------------

COL VP EMER MKTS OPP, CL 3
2011                    23,396      $1.82  to  $2.15       $48,289         1.14%      0.45%   to  0.90%  (21.37%)   to  (21.73%)
2010                    25,524      $2.31  to  $2.75       $68,363         1.51%      0.45%   to  0.90%   19.22%    to   18.68%
2009                    39,714      $1.94  to  $2.32       $91,267         0.36%      0.45%   to  0.90%   93.74%(5) to   72.52%
2008                    45,673      $1.34  to  $1.34       $61,313         0.71%      0.90%   to  0.90%  (54.12%)   to  (54.12%)
2007                    31,068      $2.93  to  $2.93       $90,908         0.59%      0.90%   to  0.90%   36.86%    to   36.86%
------------------------------------------------------------------------------------------------------------------------------

COL VP GLOBAL BOND, CL 3
2011                    25,722      $1.26  to  $1.90       $43,580         2.88%      0.45%   to  0.90%    4.32%    to    3.84%
2010                    27,087      $1.21  to  $1.83       $46,152         3.85%      0.45%   to  0.90%    6.11%    to    5.63%
2009                    64,715      $1.14  to  $1.73      $109,653         1.82%      0.45%   to  0.90%   13.99%(5) to   10.38%
2008                    60,052      $1.57  to  $1.57       $94,219         7.11%      0.90%   to  0.90%   (1.33%)   to   (1.33%)
2007                    46,890      $1.59  to  $1.59       $74,559         3.65%      0.90%   to  0.90%    6.67%    to    6.67%
------------------------------------------------------------------------------------------------------------------------------


 78    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

COL VP GLOBAL INFLATION PROT SEC, CL 3
2011                    15,016      $1.22  to  $1.28       $19,013         7.19%      0.45%   to  0.90%    9.54%    to    9.04%
2010                    13,966      $1.12  to  $1.18       $16,290         0.75%      0.45%   to  0.90%    3.67%    to    3.19%
                        106,3-
2009                        44      $1.08  to  $1.14      $120,881         9.70%      0.45%   to  0.90%    8.14%(5) to    5.88%
2008                    48,769      $1.08  to  $1.08       $52,470         2.60%      0.90%   to  0.90%   (0.76%)   to   (0.76%)
2007                    12,082      $1.08  to  $1.08       $13,098         2.58%      0.90%   to  0.90%    6.97%    to    6.97%
------------------------------------------------------------------------------------------------------------------------------

COL VP HI INC, CL 2
2011                     5,446      $1.63  to  $1.34        $7,557         7.33%      0.45%   to  0.90%    6.04%    to    5.56%
2010                     5,298      $1.54  to  $1.27        $6,848         7.73%      0.45%   to  0.90%   11.40%    to   10.90%
2009                     4,800      $1.38  to  $1.15        $5,534        10.83%      0.45%   to  0.90%   38.00%(5) to   42.62%
2008                     3,270      $0.80  to  $0.80        $2,632        11.41%      0.90%   to  0.90%  (25.43%)   to  (25.43%)
2007                     1,802      $1.08  to  $1.08        $1,945         5.70%      0.90%   to  0.90%    0.78%    to    0.78%
------------------------------------------------------------------------------------------------------------------------------

COL VP HI YIELD BOND, CL 3
2011                    31,905      $1.75  to  $1.87       $58,824         8.24%      0.45%   to  0.90%    5.21%    to    4.73%
2010                    35,749      $1.66  to  $1.79       $63,266         9.09%      0.45%   to  0.90%   13.45%    to   12.94%
2009                    41,362      $1.47  to  $1.58       $65,183        10.26%      0.45%   to  0.90%   48.28%(5) to   52.47%
2008                    45,491      $1.04  to  $1.04       $47,163         0.33%      0.90%   to  0.90%  (25.85%)   to  (25.85%)
2007                    69,118      $1.40  to  $1.40       $96,634         7.42%      0.90%   to  0.90%    0.94%    to    0.94%
------------------------------------------------------------------------------------------------------------------------------

COL VP INC OPP, CL 3
2011                    11,168      $1.60  to  $1.46       $16,655         9.12%      0.45%   to  0.90%    5.79%    to    5.31%
2010                    10,733      $1.52  to  $1.39       $15,073         3.72%      0.45%   to  0.90%   12.55%    to   12.03%
2009                    79,575      $1.35  to  $1.24       $98,987         4.93%      0.45%   to  0.90%   34.82%(5) to   41.12%
2008                    41,258      $0.88  to  $0.88       $36,252         0.08%      0.90%   to  0.90%  (19.54%)   to  (19.54%)
2007                    10,554      $1.09  to  $1.09       $11,525         6.97%      0.90%   to  0.90%    1.71%    to    1.71%
------------------------------------------------------------------------------------------------------------------------------

COL VP INTL OPP, CL 3
2011                    93,912      $1.41  to  $0.82       $84,058         1.34%      0.45%   to  0.90%  (12.80%)   to  (13.20%)
                        110,2-
2010                        55      $1.62  to  $0.95      $111,451         1.43%      0.45%   to  0.90%   13.38%    to   12.87%
                        136,1-
2009                        97      $1.43  to  $0.84      $117,038         1.56%      0.45%   to  0.90%   44.19%(5) to   26.40%
                        167,8-
2008                        08      $0.67  to  $0.67      $111,637         2.32%      0.90%   to  0.90%  (40.97%)   to  (40.97%)
                        222,3-
2007                        32      $1.13  to  $1.13      $250,572         0.99%      0.90%   to  0.90%   11.66%    to   11.66%
------------------------------------------------------------------------------------------------------------------------------

COL VP LG CAP GRO, CL 3
2011                    61,060      $1.62  to  $0.50       $37,920            --      0.45%   to  0.90%   (3.66%)   to   (4.10%)
2010                    76,325      $1.68  to  $0.53       $44,431            --      0.45%   to  0.90%   16.64%    to   16.11%
2009                    97,663      $1.44  to  $0.45       $45,398            --      0.45%   to  0.90%   42.81%(5) to   35.76%
                        268,5-
2008                        27      $0.33  to  $0.33       $89,491         0.24%      0.90%   to  0.90%  (44.84%)   to  (44.84%)
                        215,1-
2007                        84      $0.60  to  $0.60      $130,021         1.00%      0.90%   to  0.90%    2.14%    to    2.14%
------------------------------------------------------------------------------------------------------------------------------

COL VP MID CAP GRO OPP, CL 3
2011                     8,628      $1.84  to  $1.28       $12,265            --      0.45%   to  0.90%  (15.45%)   to  (15.83%)
2010                    10,047      $2.18  to  $1.52       $16,099            --      0.45%   to  0.90%   25.72%    to   25.15%
2009                    11,364      $1.73  to  $1.22       $13,984            --      0.45%   to  0.90%   70.03%(5) to   61.94%
2008                     9,321      $0.75  to  $0.75        $7,004         0.02%      0.90%   to  0.90%  (45.34%)   to  (45.34%)
2007                    11,572      $1.37  to  $1.37       $15,910         0.05%      0.90%   to  0.90%   12.72%    to   12.72%
------------------------------------------------------------------------------------------------------------------------------

COL VP MID CAP VAL OPP, CL 3
2011                     7,409      $1.69  to  $1.11        $8,777            --      0.45%   to  0.90%   (8.90%)   to   (9.31%)
2010                     8,268      $1.85  to  $1.22       $10,456            --      0.45%   to  0.90%   21.97%    to   21.41%
2009                     9,731      $1.52  to  $1.01        $9,887            --      0.45%   to  0.90%   49.83%(5) to   39.68%
2008                     8,371      $0.72  to  $0.72        $6,031         0.00%      0.90%   to  0.90%  (45.60%)   to  (45.60%)
2007                     4,303      $1.32  to  $1.32        $5,698         0.77%      0.90%   to  0.90%    9.36%    to    9.36%
------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    79

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

COL VP S&P 500, CL 3
2011                    35,680      $1.58  to  $0.92       $36,940            --      0.45%   to  0.90%    1.17%    to    0.71%
2010                    41,718      $1.56  to  $0.91       $40,563            --      0.45%   to  0.90%   14.19%    to   13.67%
2009                    49,544      $1.37  to  $0.80       $40,715            --      0.45%   to  0.90%   36.77%(5) to   24.87%
2008                    54,578      $0.64  to  $0.64       $35,061         0.08%      0.90%   to  0.90%  (37.66%)   to  (37.66%)
2007                    65,036      $1.03  to  $1.03       $67,021         1.63%      0.90%   to  0.90%    4.07%    to    4.07%
------------------------------------------------------------------------------------------------------------------------------

COL VP SELECT LG CAP VAL, CL 3
2011                     3,618      $1.64  to  $1.04        $4,074            --      0.45%   to  0.90%   (2.13%)   to   (2.58%)
2010                     3,205      $1.67  to  $1.07        $3,578            --      0.45%   to  0.90%   19.99%    to   19.44%
2009                     1,542      $1.39  to  $0.90        $1,401            --      0.45%   to  0.90%   37.30%(5) to   25.00%
2008                       707      $0.72  to  $0.72          $507         0.06%      0.90%   to  0.90%  (40.00%)   to  (40.00%)
2007                       430      $1.19  to  $1.19          $514         1.54%      0.90%   to  0.90%   (1.35%)   to   (1.35%)
------------------------------------------------------------------------------------------------------------------------------

COL VP SELECT SM CAP VAL, CL 3
2011                     9,163      $1.75  to  $1.37       $13,371            --      0.45%   to  0.90%   (8.92%)   to   (9.34%)
2010                    10,438      $1.93  to  $1.51       $16,205            --      0.45%   to  0.90%   26.23%    to   25.66%
2009                    12,054      $1.53  to  $1.20       $14,607            --      0.45%   to  0.90%   52.13%(5) to   38.56%
2008                    13,843      $0.87  to  $0.87       $12,010         0.00%      0.90%   to  0.90%  (39.15%)   to  (39.15%)
2007                    19,240      $1.43  to  $1.43       $27,430         0.16%      0.90%   to  0.90%   (5.05%)   to   (5.05%)
------------------------------------------------------------------------------------------------------------------------------

COL VP SHORT DURATION, CL 3
2011                    30,293      $1.08  to  $1.33       $38,244         0.88%      0.45%   to  0.90%    0.93%    to    0.47%
2010                    32,466      $1.07  to  $1.33       $41,734         0.86%      0.45%   to  0.90%    2.54%    to    2.07%
2009                    47,727      $1.05  to  $1.30       $61,321         2.85%      0.45%   to  0.90%    4.67%(5) to    4.58%
2008                    41,046      $1.06  to  $1.24       $50,877         0.14%      0.65%   to  0.90%   (3.27%)   to   (3.51%)
2007                    43,231      $1.09  to  $1.29       $55,522         4.18%      0.65%   to  0.90%    4.64%    to    4.38%
------------------------------------------------------------------------------------------------------------------------------

CS COMMODITY RETURN
2011                    14,525      $1.28  to  $0.87       $13,973         2.51%      0.45%   to  0.90%  (13.04%)   to  (13.43%)
2010                    13,210      $1.47  to  $1.01       $14,110         7.14%      0.45%   to  0.90%   16.14%    to   15.62%
2009                    12,827      $1.27  to  $0.87       $11,392        12.95%      0.45%   to  0.90%   23.31%(5) to   18.40%
2008                     9,269      $0.74  to  $0.74        $6,837         1.41%      0.90%   to  0.90%  (34.33%)   to  (34.33%)
2007                       827      $1.12  to  $1.12          $928         9.23%      0.90%   to  0.90%   10.66%(4) to   10.66%(4)
------------------------------------------------------------------------------------------------------------------------------

EV VT FLOATING-RATE INC
2011                    17,423      $1.51  to  $1.11       $20,913         4.23%      0.45%   to  0.90%    2.09%    to    1.63%
2010                    15,470      $1.48  to  $1.10       $17,646         4.20%      0.45%   to  0.90%    8.63%    to    8.15%
2009                    52,242      $1.36  to  $1.01       $53,480         4.76%      0.45%   to  0.90%   35.92%(5) to   43.02%
2008                    29,685      $0.71  to  $0.71       $21,044         5.80%      0.90%   to  0.90%  (27.79%)   to  (27.79%)
2007                     6,045      $0.98  to  $0.98        $5,935         6.31%      0.90%   to  0.90%   (1.82%)(4)to   (1.82%)(4)
------------------------------------------------------------------------------------------------------------------------------

FID VIP CONTRAFUND, SERV CL 2
2011                    63,218      $1.66  to  $0.92       $65,686         0.79%      0.45%   to  0.90%   (3.22%)   to   (3.65%)
2010                    68,288      $1.71  to  $0.96       $69,897         0.92%      0.45%   to  0.90%   16.40%    to   15.88%
                        103,4-
2009                        01      $1.47  to  $0.82       $86,836         1.00%      0.45%   to  0.90%   45.16%(5) to   34.25%
                        153,1-
2008                        78      $0.61  to  $0.61       $94,112         1.27%      0.90%   to  0.90%  (43.21%)   to  (43.21%)
2007                    30,598      $1.08  to  $1.08       $33,100         2.88%      0.90%   to  0.90%    8.02%(4) to    8.02%(4)
------------------------------------------------------------------------------------------------------------------------------

FID VIP GRO & INC, SERV CL
2011                    36,967      $1.60  to  $1.05       $44,856         1.61%      0.45%   to  0.90%    1.12%    to    0.67%
2010                    47,523      $1.59  to  $1.04       $52,588         0.58%      0.45%   to  0.90%   14.15%    to   13.63%
2009                    61,093      $1.39  to  $0.91       $56,898         0.95%      0.45%   to  0.90%   37.33%(5) to   26.02%
2008                    79,159      $0.73  to  $0.73       $57,420         0.99%      0.90%   to  0.90%  (42.30%)   to  (42.30%)
                        105,4-
2007                        89      $1.26  to  $1.26      $132,611         1.68%      0.90%   to  0.90%   10.99%    to   10.99%
------------------------------------------------------------------------------------------------------------------------------


 80    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

FID VIP GRO & INC, SERV CL 2
2011                    18,563      $1.24  to  $1.24       $23,060         1.57%      0.90%   to  0.90%    0.45%    to    0.45%
2010                    19,915      $1.24  to  $1.24       $24,628         0.47%      0.90%   to  0.90%   13.52%    to   13.52%
2009                    21,360      $1.09  to  $1.09       $23,269         0.87%      0.90%   to  0.90%   25.88%    to   25.88%
2008                    23,149      $0.87  to  $0.87       $20,034         0.93%      0.90%   to  0.90%  (42.42%)   to  (42.42%)
2007                    27,135      $1.50  to  $1.50       $40,784         1.35%      0.90%   to  0.90%   10.85%    to   10.85%
------------------------------------------------------------------------------------------------------------------------------

FID VIP MID CAP, SERV CL
2011                    55,279      $1.68  to  $2.40      $111,708         0.14%      0.45%   to  0.90%  (11.12%)   to  (11.51%)
2010                    60,854      $1.89  to  $2.71      $150,388         0.24%      0.45%   to  0.90%   28.12%    to   27.55%
2009                    76,756      $1.47  to  $2.13      $158,795         0.57%      0.45%   to  0.90%   47.47%(5) to   38.76%
2008                    91,782      $1.53  to  $1.53      $140,666         0.36%      0.90%   to  0.90%  (40.05%)   to  (40.05%)
                        109,3-
2007                        04      $2.56  to  $2.56      $279,439         0.72%      0.90%   to  0.90%   14.45%    to   14.45%
------------------------------------------------------------------------------------------------------------------------------

FID VIP MID CAP, SERV CL 2
2011                    29,848      $2.01  to  $2.01       $59,948         0.02%      0.90%   to  0.90%  (11.65%)   to  (11.65%)
2010                    32,953      $2.27  to  $2.27       $74,911         0.11%      0.90%   to  0.90%   27.42%    to   27.42%
2009                    47,236      $1.78  to  $1.78       $84,274         0.46%      0.90%   to  0.90%   38.50%    to   38.50%
2008                    48,530      $1.29  to  $1.29       $62,515         0.25%      0.90%   to  0.90%  (40.15%)   to  (40.15%)
2007                    46,274      $2.15  to  $2.15       $99,594         0.48%      0.90%   to  0.90%   14.30%    to   14.30%
------------------------------------------------------------------------------------------------------------------------------

FID VIP OVERSEAS, SERV CL
2011                    17,277      $1.33  to  $0.89       $17,923         1.22%      0.45%   to  0.90%  (17.60%)   to  (17.97%)
2010                    22,371      $1.62  to  $1.08       $26,000         1.24%      0.45%   to  0.90%   12.48%    to   11.98%
2009                    28,806      $1.44  to  $0.97       $28,364         1.93%      0.45%   to  0.90%   45.20%(5) to   25.31%
2008                    37,532      $0.77  to  $0.77       $28,995         2.20%      0.90%   to  0.90%  (44.37%)   to  (44.37%)
2007                    51,558      $1.39  to  $1.39       $71,598         3.14%      0.90%   to  0.90%   16.15%    to   16.15%
------------------------------------------------------------------------------------------------------------------------------

FID VIP OVERSEAS, SERV CL 2
2011                     8,967      $1.24  to  $1.24       $11,101         1.15%      0.90%   to  0.90%  (18.08%)   to  (18.08%)
2010                     9,418      $1.51  to  $1.51       $14,233         1.16%      0.90%   to  0.90%   11.82%    to   11.82%
2009                    10,268      $1.35  to  $1.35       $13,877         1.98%      0.90%   to  0.90%   25.09%    to   25.09%
2008                    10,566      $1.08  to  $1.08       $11,415         2.32%      0.90%   to  0.90%  (44.46%)   to  (44.46%)
2007                    12,231      $1.95  to  $1.95       $23,795         2.83%      0.90%   to  0.90%   16.00%    to   16.00%
------------------------------------------------------------------------------------------------------------------------------

FTVIPT FRANK GLOBAL REAL EST, CL 2
2011                    24,298      $1.55  to  $1.75       $41,430         7.82%      0.45%   to  0.90%   (6.08%)   to   (6.50%)
2010                    26,140      $1.65  to  $1.87       $48,225         2.86%      0.45%   to  0.90%   20.43%    to   19.89%
2009                    28,729      $1.37  to  $1.56       $44,681        12.93%      0.45%   to  0.90%   36.46%(5) to   18.02%
2008                    31,693      $1.32  to  $1.32       $41,963         1.01%      0.90%   to  0.90%  (42.91%)   to  (42.91%)
2007                    44,221      $2.32  to  $2.32      $102,557         2.45%      0.90%   to  0.90%  (21.58%)   to  (21.58%)
------------------------------------------------------------------------------------------------------------------------------

FTVIPT FRANK SM CAP VAL, CL 2
2011                    14,868      $1.77  to  $2.30       $32,212         0.70%      0.45%   to  0.90%   (4.19%)   to   (4.62%)
2010                    16,486      $1.85  to  $2.41       $38,444         0.76%      0.45%   to  0.90%   27.65%    to   27.07%
2009                    18,333      $1.45  to  $1.90       $34,435         1.67%      0.45%   to  0.90%   44.49%(5) to   28.00%
2008                    21,085      $1.48  to  $1.48       $31,287         1.14%      0.90%   to  0.90%  (33.62%)   to  (33.62%)
2007                    27,555      $2.24  to  $2.24       $61,595         0.66%      0.90%   to  0.90%   (3.26%)   to   (3.26%)
------------------------------------------------------------------------------------------------------------------------------

FTVIPT MUTUAL SHARES SEC, CL 2
2011                    13,997      $1.45  to  $1.27       $18,021         2.33%      0.45%   to  0.90%   (1.49%)   to   (1.93%)
2010                    15,207      $1.47  to  $1.30       $19,858         1.58%      0.45%   to  0.90%   10.69%    to   10.20%
2009                    15,242      $1.33  to  $1.18       $17,966         1.96%      0.45%   to  0.90%   32.61%(5) to   24.92%
2008                    14,083      $0.94  to  $0.94       $13,255         2.98%      0.90%   to  0.90%  (37.67%)   to  (37.67%)
2007                    14,489      $1.51  to  $1.51       $21,880         1.48%      0.90%   to  0.90%    2.55%    to    2.55%
------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    81

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

GS VIT MID CAP VAL, INST
2011                    37,702      $1.64  to  $2.49       $83,147         0.73%      0.45%   to  0.90%   (6.80%)   to   (7.22%)
2010                    40,967      $1.76  to  $2.68      $102,337         0.59%      0.45%   to  0.90%   24.44%    to   23.88%
2009                    59,940      $1.41  to  $2.16      $126,835         1.80%      0.45%   to  0.90%   40.55%(5) to   31.96%
2008                    65,878      $1.64  to  $1.64      $107,948         1.01%      0.90%   to  0.90%  (37.62%)   to  (37.62%)
2007                    77,828      $2.63  to  $2.63      $204,428         0.77%      0.90%   to  0.90%    2.27%    to    2.27%
------------------------------------------------------------------------------------------------------------------------------

GS VIT STRUCTD SM CAP EQ, INST
2011                     3,052      $1.87  to  $1.52        $5,072         0.80%      0.45%   to  0.90%    0.22%    to   (0.23%)
2010                     3,540      $1.86  to  $1.53        $5,595         0.54%      0.45%   to  0.90%   29.53%    to   28.95%
2009                     4,291      $1.44  to  $1.18        $5,123         1.17%      0.45%   to  0.90%   43.13%(5) to   26.53%
2008                     4,941      $0.94  to  $0.94        $4,625         0.63%      0.90%   to  0.90%  (34.62%)   to  (34.62%)
2007                     6,368      $1.43  to  $1.43        $9,117         0.34%      0.90%   to  0.90%  (17.24%)   to  (17.24%)
------------------------------------------------------------------------------------------------------------------------------

GS VIT STRUCTD U.S. EQ, INST
2011                    31,288      $1.53  to  $0.89       $31,252         1.66%      0.45%   to  0.90%    3.58%    to    3.12%
2010                    38,294      $1.48  to  $0.86       $34,968         1.43%      0.45%   to  0.90%   12.34%    to   11.83%
2009                    46,494      $1.32  to  $0.77       $36,441         1.97%      0.45%   to  0.90%   30.78%(5) to   20.06%
2008                    57,899      $0.64  to  $0.64       $37,251         1.34%      0.90%   to  0.90%  (37.56%)   to  (37.56%)
2007                    90,955      $1.03  to  $1.03       $93,727         0.97%      0.90%   to  0.90%   (2.51%)   to   (2.51%)
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP APPR, SER I
2011                    10,462      $1.32  to  $0.61        $8,785         0.15%      0.45%   to  0.90%   (8.32%)   to   (8.73%)
2010                    15,065      $1.44  to  $0.67       $11,432         0.73%      0.45%   to  0.90%   14.97%    to   14.45%
2009                    19,454      $1.25  to  $0.58       $11,765         0.59%      0.45%   to  0.90%   25.94%(5) to   19.99%
2008                    26,041      $0.49  to  $0.49       $12,693            --      0.90%   to  0.90%  (43.01%)   to  (43.01%)
2007                    39,833      $0.86  to  $0.86       $34,066            --      0.90%   to  0.90%   11.00%    to   11.00%
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP APPR, SER II
2011                     6,876      $0.97  to  $0.97        $6,694            --      0.90%   to  0.90%   (8.94%)   to   (8.94%)
2010                     7,524      $1.07  to  $1.07        $8,044         0.52%      0.90%   to  0.90%   14.17%    to   14.17%
2009                     8,196      $0.94  to  $0.94        $7,675         0.28%      0.90%   to  0.90%   19.64%    to   19.64%
2008                     8,552      $0.78  to  $0.78        $6,693            --      0.90%   to  0.90%  (43.14%)   to  (43.14%)
2007                    10,869      $1.38  to  $1.38       $14,962            --      0.90%   to  0.90%   10.73%    to   10.73%
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP DEV, SER I
2011                     4,435      $1.62  to  $1.21        $5,969            --      0.45%   to  0.90%   (7.57%)   to   (7.99%)
2010                     4,945      $1.75  to  $1.31        $6,886            --      0.45%   to  0.90%   18.25%    to   17.71%
2009                     6,539      $1.48  to  $1.11        $7,408            --      0.45%   to  0.90%   46.96%(5) to   41.10%
2008                     8,729      $0.79  to  $0.79        $6,897            --      0.90%   to  0.90%  (47.50%)   to  (47.50%)
2007                    12,672      $1.51  to  $1.51       $19,073            --      0.90%   to  0.90%    9.85%    to    9.85%
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP DEV, SER II
2011                     2,385      $1.27  to  $1.27        $3,018            --      0.90%   to  0.90%   (8.20%)   to   (8.20%)
2010                     2,519      $1.38  to  $1.38        $3,471            --      0.90%   to  0.90%   17.41%    to   17.41%
2009                     2,879      $1.17  to  $1.17        $3,380            --      0.90%   to  0.90%   40.72%    to   40.72%
2008                     3,154      $0.83  to  $0.83        $2,631            --      0.90%   to  0.90%  (47.60%)   to  (47.60%)
2007                     4,150      $1.59  to  $1.59        $6,608            --      0.90%   to  0.90%    9.55%    to    9.55%
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CORE EQ, SER I
2011                    70,101      $1.50  to  $1.86      $119,931         0.94%      0.45%   to  0.90%   (0.51%)   to   (0.96%)
2010                    80,287      $1.51  to  $1.87      $141,302         0.95%      0.45%   to  0.90%    9.06%    to    8.57%
2009                    92,897      $1.38  to  $1.73      $156,013         1.78%      0.45%   to  0.90%   37.81%(5) to   27.15%
                        108,8-
2008                        78      $1.36  to  $1.36      $147,770         2.01%      0.90%   to  0.90%  (30.77%)   to  (30.77%)
                        137,9-
2007                        64      $1.96  to  $1.96      $270,463         1.07%      0.90%   to  0.90%    7.14%    to    7.14%
------------------------------------------------------------------------------------------------------------------------------


 82    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

INVESCO VI DIV DIVD, SER I
2011                     4,067      $0.92  to  $0.92        $3,734            --      0.45%   to  0.90%   (7.97%)(9)to   (8.25%)(9)
2010                        --         --         --            --            --         --          --      --             --
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI INTL GRO, SER II
2011                    14,797      $1.50  to  $0.84       $15,341         1.16%      0.45%   to  0.90%   (7.41%)   to   (7.82%)
2010                    17,457      $1.62  to  $0.91       $17,730         0.61%      0.45%   to  0.90%   12.10%    to   11.60%
                        131,2-
2009                        64      $1.45  to  $0.82      $109,055         1.90%      0.45%   to  0.90%   44.73%(5) to   33.70%
2008                    50,902      $0.61  to  $0.61       $31,119         0.85%      0.90%   to  0.90%  (41.08%)   to  (41.08%)
2007                     8,431      $1.04  to  $1.04        $8,748         1.19%      0.90%   to  0.90%    3.35%(4) to    3.35%(4)
------------------------------------------------------------------------------------------------------------------------------

INVESCO VI TECH, SER I
2011                     3,838      $1.88  to  $1.18        $4,858         0.19%      0.45%   to  0.90%   (5.48%)   to   (5.90%)
2010                     3,602      $1.99  to  $1.25        $4,712            --      0.45%   to  0.90%   20.76%    to   20.22%
2009                     3,266      $1.65  to  $1.04        $3,444            --      0.45%   to  0.90%   61.95%(5) to   55.99%
2008                     1,330      $0.67  to  $0.67          $889            --      0.90%   to  0.90%  (45.00%)   to  (45.00%)
2007                     1,370      $1.21  to  $1.21        $1,665            --      0.90%   to  0.90%    6.73%    to    6.73%
------------------------------------------------------------------------------------------------------------------------------

INVESCO VANK VI COMSTOCK, SER II
2011                     5,384      $1.61  to  $0.82        $5,027         1.35%      0.45%   to  0.90%   (2.55%)   to   (2.98%)
2010                     5,365      $1.66  to  $0.85        $4,922         0.32%      0.45%   to  0.90%   15.18%    to   14.66%
2009                    60,211      $1.44  to  $0.74       $45,309         4.57%      0.45%   to  0.90%   43.00%(5) to   27.26%
2008                    63,397      $0.58  to  $0.58       $36,850         1.42%      0.90%   to  0.90%  (36.38%)   to  (36.38%)
2007                    12,704      $0.91  to  $0.91       $11,606            --      0.90%   to  0.90%   (8.81%)(4)to   (8.81%)(4)
------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN ENTERPRISE, SERV
2011                     6,797      $1.88  to  $0.74        $8,297            --      0.45%   to  0.90%   (2.09%)   to   (2.53%)
2010                    10,700      $1.92  to  $0.76       $10,448            --      0.45%   to  0.90%   24.96%    to   24.40%
2009                    16,061      $1.53  to  $0.61       $10,229            --      0.45%   to  0.90%   52.61%(5) to   43.15%
2008                    21,924      $0.43  to  $0.43        $9,378         0.06%      0.90%   to  0.90%  (44.36%)   to  (44.36%)
2007                    23,594      $0.77  to  $0.77       $18,139         0.07%      0.90%   to  0.90%   20.64%    to   20.64%
------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN GLOBAL TECH, SERV
2011                    13,225      $1.85  to  $0.52        $9,854            --      0.45%   to  0.90%   (9.07%)   to   (9.47%)
2010                    18,070      $2.03  to  $0.57       $12,647            --      0.45%   to  0.90%   23.84%    to   23.28%
2009                    22,231      $1.64  to  $0.47       $10,743            --      0.45%   to  0.90%   62.40%(5) to   55.49%
2008                    21,385      $0.30  to  $0.30        $6,401         0.09%      0.90%   to  0.90%  (44.47%)   to  (44.47%)
2007                    26,110      $0.54  to  $0.54       $14,074         0.38%      0.90%   to  0.90%   20.60%    to   20.60%
------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN JANUS, SERV
2011                     7,908      $1.52  to  $0.88        $7,628         0.44%      0.45%   to  0.90%   (5.96%)   to   (6.38%)
2010                     9,896      $1.62  to  $0.95        $9,945         0.07%      0.45%   to  0.90%   13.75%    to   13.23%
                        134,4-
2009                        61      $1.42  to  $0.83      $113,948         0.40%      0.45%   to  0.90%   40.49%(5) to   34.79%
                        106,7-
2008                        94      $0.62  to  $0.62       $66,143         0.71%      0.90%   to  0.90%  (40.41%)   to  (40.41%)
2007                    20,251      $1.04  to  $1.04       $21,047         1.08%      0.90%   to  0.90%    3.81%(4) to    3.81%(4)
------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN OVERSEAS, SERV
2011                    47,186      $1.57  to  $1.23       $62,698         0.38%      0.45%   to  0.90%  (32.64%)   to  (32.94%)
2010                    58,040      $2.34  to  $1.84      $110,729         0.54%      0.45%   to  0.90%   24.46%    to   23.90%
2009                    66,841      $1.88  to  $1.48      $100,208         0.41%      0.45%   to  0.90%   85.75%(5) to   77.47%
2008                    77,280      $0.84  to  $0.84       $64,545         1.12%      0.90%   to  0.90%  (52.66%)   to  (52.66%)
2007                    90,519      $1.76  to  $1.76      $159,691         0.46%      0.90%   to  0.90%   26.87%    to   26.87%
------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    83

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

MFS INV GRO STOCK, SERV CL
2011                    29,144      $1.64  to  $0.74       $25,873         0.26%      0.45%   to  0.90%   (0.08%)   to   (0.53%)
2010                    33,574      $1.64  to  $0.75       $27,281         0.63%      0.45%   to  0.90%   11.65%    to   11.15%
                        226,8-
2009                        67      $1.47  to  $0.67      $155,671         0.12%      0.45%   to  0.90%   46.08%(5) to   37.85%
2008                    41,404      $0.49  to  $0.49       $20,207         0.30%      0.90%   to  0.90%  (37.55%)   to  (37.55%)
2007                    52,721      $0.78  to  $0.78       $41,198         0.08%      0.90%   to  0.90%   10.02%    to   10.02%
------------------------------------------------------------------------------------------------------------------------------

MFS NEW DIS, SERV CL
2011                    14,969      $2.13  to  $1.17       $20,606            --      0.45%   to  0.90%  (10.90%)   to  (11.30%)
2010                    15,964      $2.40  to  $1.31       $22,592            --      0.45%   to  0.90%   35.33%    to   34.72%
2009                    18,411      $1.77  to  $0.98       $18,295            --      0.45%   to  0.90%   75.37%(5) to   61.46%
2008                    20,640      $0.60  to  $0.60       $12,467            --      0.90%   to  0.90%  (40.06%)   to  (40.06%)
2007                    25,701      $1.01  to  $1.01       $25,900            --      0.90%   to  0.90%    1.33%    to    1.33%
------------------------------------------------------------------------------------------------------------------------------

MFS UTILITIES, SERV CL
2011                     9,201      $1.64  to  $2.80       $22,794         3.10%      0.45%   to  0.90%    6.03%    to    5.55%
2010                     7,881      $1.55  to  $2.65       $19,533         3.00%      0.45%   to  0.90%   13.00%    to   12.49%
2009                     7,666      $1.37  to  $2.35       $17,698         4.64%      0.45%   to  0.90%   35.47%(5) to   31.68%
2008                     7,679      $1.79  to  $1.79       $13,733         1.26%      0.90%   to  0.90%  (38.37%)   to  (38.37%)
2007                     5,321      $2.90  to  $2.90       $15,438         0.71%      0.90%   to  0.90%   26.41%    to   26.41%
------------------------------------------------------------------------------------------------------------------------------

MS UIF GLOBAL REAL EST, CL II
2011                     9,999      $1.79  to  $0.73        $8,639         3.38%      0.45%   to  0.90%  (10.56%)   to  (10.96%)
2010                     9,500      $2.00  to  $0.81        $8,518         5.49%      0.45%   to  0.90%   21.77%    to   21.22%
2009                    34,566      $1.65  to  $0.67       $23,757         0.02%      0.45%   to  0.90%   63.94%(5) to   40.15%
2008                    39,824      $0.48  to  $0.48       $19,086         2.84%      0.90%   to  0.90%  (44.84%)   to  (44.84%)
2007                     4,908      $0.87  to  $0.87        $4,265         0.27%      0.90%   to  0.90%  (12.27%)(4)to  (12.27%)(4)
------------------------------------------------------------------------------------------------------------------------------

MS UIF MID CAP GRO, CL II
2011                     7,498      $2.04  to  $1.08        $9,144         0.25%      0.45%   to  0.90%   (7.59%)   to   (8.00%)
2010                     6,126      $2.20  to  $1.17        $7,631            --      0.45%   to  0.90%   31.68%    to   31.09%
2009                     4,621      $1.67  to  $0.89        $4,215            --      0.45%   to  0.90%   65.91%(5) to   55.95%
2008                     3,367      $0.57  to  $0.57        $1,928         0.85%      0.90%   to  0.90%  (47.29%)   to  (47.29%)
2007                       867      $1.09  to  $1.09          $942            --      0.90%   to  0.90%    8.39%(4) to    8.39%(4)
------------------------------------------------------------------------------------------------------------------------------

OPPEN GLOBAL SEC VA, SERV
2011                     5,562      $1.60  to  $1.12        $6,607         0.99%      0.45%   to  0.90%   (8.94%)   to   (9.35%)
2010                     5,073      $1.75  to  $1.24        $6,458         1.13%      0.45%   to  0.90%   15.18%    to   14.67%
2009                     4,323      $1.52  to  $1.08        $4,703         1.74%      0.45%   to  0.90%   52.47%(5) to   38.11%
2008                     3,352      $0.78  to  $0.78        $2,624         1.17%      0.90%   to  0.90%  (40.87%)   to  (40.87%)
2007                     2,597      $1.32  to  $1.32        $3,437         0.93%      0.90%   to  0.90%    5.13%    to    5.13%
------------------------------------------------------------------------------------------------------------------------------

OPPEN GLOBAL STRATEGIC INC VA, SRV
2011                    43,973      $1.36  to  $1.30       $57,862         2.81%      0.45%   to  0.90%    0.20%    to   (0.25%)
2010                    46,147      $1.36  to  $1.31       $60,600        14.17%      0.45%   to  0.90%   14.26%    to   13.74%
                        134,7-
2009                        54      $1.19  to  $1.15      $154,953         0.23%      0.45%   to  0.90%   19.74%(5) to   17.35%
                        117,8-
2008                        72      $0.98  to  $0.98      $115,342         3.21%      0.90%   to  0.90%  (15.25%)   to  (15.25%)
2007                    33,282      $1.15  to  $1.15       $38,429         1.53%      0.90%   to  0.90%    8.56%    to    8.56%
------------------------------------------------------------------------------------------------------------------------------

OPPEN MAIN ST SM MID CAP VA, SERV
2011                     4,516      $1.83  to  $1.15        $5,507         0.40%      0.45%   to  0.90%   (2.82%)   to   (3.26%)
2010                     5,116      $1.88  to  $1.19        $6,285         0.42%      0.45%   to  0.90%   22.50%    to   21.95%
2009                     5,750      $1.53  to  $0.98        $5,677         0.56%      0.45%   to  0.90%   52.02%(5) to   35.66%
2008                     4,375      $0.72  to  $0.72        $3,155         0.23%      0.90%   to  0.90%  (38.56%)   to  (38.56%)
2007                     2,738      $1.17  to  $1.17        $3,214         0.12%      0.90%   to  0.90%   (2.28%)   to   (2.28%)
------------------------------------------------------------------------------------------------------------------------------


 84    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

PIMCO VIT ALL ASSET, ADVISOR CL
2011                    22,417      $1.44  to  $1.19       $28,097         7.70%      0.45%   to  0.90%    1.47%    to    1.01%
2010                    19,732      $1.42  to  $1.18       $24,033         5.50%      0.45%   to  0.90%   12.50%    to   11.99%
2009                    84,798      $1.26  to  $1.06       $90,030         7.16%      0.45%   to  0.90%   25.97%(5) to   20.34%
2008                    79,807      $0.88  to  $0.88       $69,978         7.58%      0.90%   to  0.90%  (16.67%)   to  (16.67%)
2007                    17,575      $1.05  to  $1.05       $18,492        17.57%      0.90%   to  0.90%    4.96%(4) to    4.96%(4)
------------------------------------------------------------------------------------------------------------------------------

PUT VT GLOBAL HLTH CARE, CL IB
2011                     2,876      $1.27  to  $1.23        $3,558         3.35%      0.45%   to  0.90%   (1.62%)   to   (2.06%)
2010                     2,757      $1.29  to  $1.26        $3,473         1.93%      0.45%   to  0.90%    2.01%    to    1.55%
2009                     2,891      $1.26  to  $1.24        $3,583        11.39%      0.45%   to  0.90%   26.74%(5) to   24.87%
2008                     2,745      $0.99  to  $0.99        $2,723            --      0.90%   to  0.90%  (17.81%)   to  (17.81%)
2007                     2,265      $1.21  to  $1.21        $2,735         0.79%      0.90%   to  0.90%   (1.50%)   to   (1.50%)
------------------------------------------------------------------------------------------------------------------------------

PUT VT HI YIELD, CL IB
2011                     5,522      $1.65  to  $1.77        $9,475         7.89%      0.45%   to  0.90%    1.30%    to    0.84%
2010                     6,266      $1.63  to  $1.76       $10,797         7.55%      0.45%   to  0.90%   13.53%    to   13.02%
2009                     7,314      $1.43  to  $1.56       $11,301        10.52%      0.45%   to  0.90%   43.77%(5) to   48.84%
2008                     8,945      $1.05  to  $1.05        $9,357        10.35%      0.90%   to  0.90%  (26.73%)   to  (26.73%)
2007                    14,449      $1.43  to  $1.43       $20,630         7.40%      0.90%   to  0.90%    1.87%    to    1.87%
------------------------------------------------------------------------------------------------------------------------------

PUT VT INTL EQ, CL IB
2011                     1,936      $1.28  to  $1.11        $2,154         3.31%      0.45%   to  0.90%  (17.31%)   to  (17.68%)
2010                     2,005      $1.55  to  $1.35        $2,706         3.59%      0.45%   to  0.90%    9.53%    to    9.04%
2009                     2,172      $1.42  to  $1.24        $2,685            --      0.45%   to  0.90%   42.55%(5) to   23.52%
2008                     2,361      $1.00  to  $1.00        $2,361         2.33%      0.90%   to  0.90%  (44.45%)   to  (44.45%)
2007                     3,246      $1.80  to  $1.80        $5,845         2.67%      0.90%   to  0.90%    7.39%    to    7.39%
------------------------------------------------------------------------------------------------------------------------------

PUT VT MULTI-CAP GRO, CL IA
2011                    53,820      $1.56  to  $1.38       $77,906         0.40%      0.45%   to  0.90%   (5.30%)   to   (5.73%)
2010                    61,833      $1.65  to  $1.47       $93,918         0.59%      0.45%   to  0.90%   19.33%    to   18.80%
2009                    73,635      $1.38  to  $1.24       $92,082         0.69%      0.45%   to  0.90%   37.02%(5) to   31.30%
2008                    88,750      $0.94  to  $0.94       $83,567         0.32%      0.90%   to  0.90%  (39.17%)   to  (39.17%)
                        112,7-
2007                        80      $1.55  to  $1.55      $174,572         0.16%      0.90%   to  0.90%    5.06%    to    5.06%
------------------------------------------------------------------------------------------------------------------------------

PUT VT MULTI-CAP GRO, CL IB
2011                     5,328      $1.07  to  $1.06        $5,687         0.26%      0.45%   to  0.90%   (5.51%)   to   (5.93%)
2010                     6,077      $1.13  to  $1.13        $6,872            --      0.45%   to  0.90%   13.18%(8) to   13.04%(8)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

ROYCE MICRO-CAP, INVEST CL
2011                    23,540      $1.92  to  $2.87       $55,900         2.25%      0.45%   to  0.90%  (12.49%)   to  (12.89%)
2010                    25,122      $2.20  to  $3.29       $74,488         1.84%      0.45%   to  0.90%   29.38%    to   28.80%
2009                    27,157      $1.70  to  $2.56       $67,146            --      0.45%   to  0.90%   69.16%(5) to   56.63%
2008                    31,756      $1.63  to  $1.63       $51,844         2.37%      0.90%   to  0.90%  (43.78%)   to  (43.78%)
2007                    41,807      $2.90  to  $2.90      $121,404         1.41%      0.90%   to  0.90%    3.04%    to    3.04%
------------------------------------------------------------------------------------------------------------------------------

THIRD AVE VAL
2011                    22,778      $1.41  to  $1.84       $36,904         1.73%      0.45%   to  0.90%  (21.66%)   to  (22.01%)
2010                    25,505      $1.79  to  $2.36       $56,514         3.86%      0.45%   to  0.90%   13.55%    to   13.04%
2009                    29,475      $1.58  to  $2.09       $60,287            --      0.45%   to  0.90%   55.77%(5) to   44.05%
2008                    35,765      $1.45  to  $1.45       $51,851         0.79%      0.90%   to  0.90%  (44.16%)   to  (44.16%)
2007                    51,180      $2.60  to  $2.60      $132,886         2.16%      0.90%   to  0.90%   (5.66%)   to   (5.66%)
------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    85

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

VP AGGR, CL 2
2011                    52,490      $1.09  to  $1.08       $56,645            --      0.45%   to  0.90%   (3.53%)   to   (3.97%)
2010                    22,567      $1.13  to  $1.12       $25,328            --      0.45%   to  0.90%   13.71%(7) to   13.37%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP AGGR, CL 4
                        227,7-
2011                        82      $1.09  to  $1.08      $246,147            --      0.45%   to  0.90%   (3.35%)   to   (3.79%)
                        228,6-
2010                        71      $1.13  to  $1.12      $256,613            --      0.45%   to  0.90%   13.71%(7) to   13.37%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP CONSERV, CL 2
2011                    15,302      $1.08  to  $1.07       $16,391            --      0.45%   to  0.90%    2.77%    to    2.31%
2010                     3,952      $1.05  to  $1.05        $4,132            --      0.45%   to  0.90%    5.63%(7) to    5.32%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP CONSERV, CL 4
2011                    43,642      $1.08  to  $1.07       $46,745            --      0.45%   to  0.90%    2.77%    to    2.31%
2010                    26,842      $1.05  to  $1.05       $28,076            --      0.45%   to  0.90%    5.63%(7) to    5.32%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP DAVIS NY VENTURE, CL 3
2011                     4,095      $1.56  to  $0.81        $3,678            --      0.45%   to  0.90%   (3.93%)   to   (4.37%)
2010                     4,416      $1.62  to  $0.85        $4,070            --      0.45%   to  0.90%   11.03%    to   10.52%
                        159,8-
2009                        17      $1.46  to  $0.77      $124,915            --      0.45%   to  0.90%   44.68%(5) to   30.15%
2008                    76,989      $0.59  to  $0.59       $45,474         0.02%      0.90%   to  0.90%  (39.13%)   to  (39.13%)
2007                    15,004      $0.97  to  $0.97       $14,560         1.21%      0.90%   to  0.90%   (3.23%)(4)to   (3.23%)(4)
------------------------------------------------------------------------------------------------------------------------------

VP GS MID CAP VAL, CL 3
2011                     1,127      $1.66  to  $1.13        $1,385            --      0.45%   to  0.90%   (6.86%)   to   (7.28%)
2010                       863      $1.78  to  $1.22        $1,098            --      0.45%   to  0.90%   21.32%    to   20.77%
2009                       559      $1.47  to  $1.01          $572            --      0.45%   to  0.90%   45.45%(5) to   35.40%
2008                       492      $0.75  to  $0.75          $368         0.00%      0.90%   to  0.90%  (37.25%)   to  (37.25%)
2007                       215      $1.19  to  $1.19          $257         1.11%      0.90%   to  0.90%    5.08%    to    5.08%
------------------------------------------------------------------------------------------------------------------------------

VP MOD, CL 2
                        153,5-
2011                        49      $1.10  to  $1.09      $167,217            --      0.45%   to  0.90%   (0.17%)   to   (0.63%)
2010                    59,979      $1.10  to  $1.09       $65,642            --      0.45%   to  0.90%    9.89%(7) to    9.56%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP MOD, CL 4
                        586,3-
2011                        90      $1.10  to  $1.09      $639,064            --      0.45%   to  0.90%   (0.08%)   to   (0.54%)
                        590,9-
2010                        26      $1.10  to  $1.09      $646,723            --      0.45%   to  0.90%    9.89%(7) to    9.56%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------


 86    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

VP MOD AGGR, CL 2
                        159,7-
2011                        96      $1.09  to  $1.09      $173,838            --      0.45%   to  0.90%   (1.87%)   to   (2.32%)
2010                    62,032      $1.12  to  $1.11       $68,999            --      0.45%   to  0.90%   11.69%(7) to   11.35%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP MOD AGGR, CL 4
                        847,2-
2011                        81      $1.10  to  $1.09      $923,094            --      0.45%   to  0.90%   (1.78%)   to   (2.22%)
                        859,9-
2010                        21      $1.12  to  $1.11      $957,297            --      0.45%   to  0.90%   11.79%(7) to   11.45%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP MOD CONSERV, CL 2
2011                    41,194      $1.09  to  $1.08       $44,571            --      0.45%   to  0.90%    1.41%    to    0.94%
2010                    13,163      $1.07  to  $1.07       $14,090            --      0.45%   to  0.90%    7.50%(7) to    7.17%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP MOD CONSERV, CL 4
                        111,2-
2011                        22      $1.09  to  $1.08      $120,576            --      0.45%   to  0.90%    1.50%    to    1.03%
                        101,5-
2010                        88      $1.07  to  $1.07      $108,871            --      0.45%   to  0.90%    7.60%(7) to    7.27%(7)
2009                        --         --         --            --            --         --          --      --             --
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

VP PTNRS SM CAP VAL, CL 3
2011                     9,036      $1.76  to  $1.66       $15,032            --      0.45%   to  0.90%   (4.88%)   to   (5.32%)
2010                     9,554      $1.85  to  $1.75       $16,761            --      0.45%   to  0.90%   23.87%    to   23.31%
2009                    63,459      $1.49  to  $1.42       $90,170            --      0.45%   to  0.90%   48.03%(5) to   35.33%
2008                    53,130      $1.05  to  $1.05       $55,702         0.07%      0.90%   to  0.90%  (32.19%)   to  (32.19%)
2007                    20,614      $1.55  to  $1.55       $31,870         0.90%      0.90%   to  0.90%   (5.75%)   to   (5.75%)
------------------------------------------------------------------------------------------------------------------------------

WANGER INTL
2011                    52,283      $1.71  to  $1.49       $80,510         4.78%      0.45%   to  0.90%  (15.00%)   to  (15.39%)
2010                    59,589      $2.01  to  $1.76      $106,871         2.17%      0.45%   to  0.90%   24.36%    to   23.80%
2009                    94,689      $1.61  to  $1.42      $135,404         3.80%      0.45%   to  0.90%   62.34%(5) to   48.44%
                        113,5-
2008                        96      $0.96  to  $0.96      $108,909         0.97%      0.90%   to  0.90%  (46.09%)   to  (46.09%)
                        110,5-
2007                        80      $1.78  to  $1.78      $196,656         0.82%      0.90%   to  0.90%   15.26%    to   15.26%
------------------------------------------------------------------------------------------------------------------------------

WANGER USA
2011                    43,104      $1.79  to  $1.94       $82,257            --      0.45%   to  0.90%   (3.92%)   to   (4.36%)
2010                    48,140      $1.87  to  $2.03       $96,783            --      0.45%   to  0.90%   22.80%    to   22.25%
2009                    71,519      $1.52  to  $1.66      $118,385            --      0.45%   to  0.90%   51.36%(5) to   40.95%
2008                    73,536      $1.18  to  $1.18       $86,627            --      0.90%   to  0.90%  (40.23%)   to  (40.23%)
2007                    80,677      $1.97  to  $1.97      $158,998            --      0.90%   to  0.90%    4.44%    to    4.44%
------------------------------------------------------------------------------------------------------------------------------

WF ADV VT INDEX ASSET ALLOC, CL 2
2011                     3,112      $1.36  to  $1.36        $4,247         3.23%      0.90%   to  0.90%    5.53%    to    5.53%
2010                     3,135      $1.29  to  $1.29        $4,054         1.76%      0.90%   to  0.90%   12.27%    to   12.27%
2009                     3,367      $1.15  to  $1.15        $3,878         2.05%      0.90%   to  0.90%   14.42%    to   14.42%
2008                     3,655      $1.01  to  $1.01        $3,680         2.40%      0.90%   to  0.90%  (29.75%)   to  (29.75%)
2007                     4,473      $1.43  to  $1.43        $6,411         2.29%      0.90%   to  0.90%    6.63%    to    6.63%
------------------------------------------------------------------------------------------------------------------------------


                               RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT    87

                                                                                     FOR THE YEAR ENDED DEC. 31
                                        AT DEC. 31                   ---------------------------------------------------------
                       --------------------------------------------                     EXPENSE RATIO
                        UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                        (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                       -------------------------------------------------------------------------------------------------------

WF ADV VT INTL EQ, CL 2
2011                    17,393      $1.30  to  $1.29       $22,492         0.11%      0.45%   to  0.90%  (13.30%)   to  (13.69%)
2010                    20,666      $1.50  to  $1.49       $30,862         0.74%      0.45%   to  0.90%   15.98%    to   15.46%
2009                    24,622      $1.30  to  $1.29       $31,780         3.91%      0.45%   to  0.90%   30.30%(6) to   29.79%(6)
2008                        --         --         --            --            --         --          --      --             --
2007                        --         --         --            --            --         --          --      --             --
------------------------------------------------------------------------------------------------------------------------------

WF ADV VT OPP, CL 2
2011                    10,887      $1.81  to  $1.51       $17,056         0.06%      0.45%   to  0.90%   (5.94%)   to   (6.36%)
2010                     2,198      $1.93  to  $1.61        $3,567         0.75%      0.45%   to  0.90%   23.20%    to   22.65%
2009                     2,163      $1.56  to  $1.32        $2,849            --      0.45%   to  0.90%   55.37%(5) to   46.41%
2008                     2,051      $0.90  to  $0.90        $1,844         1.92%      0.90%   to  0.90%  (40.64%)   to  (40.64%)
2007                     2,303      $1.51  to  $1.51        $3,487         0.62%      0.90%   to  0.90%    5.67%    to    5.67%
------------------------------------------------------------------------------------------------------------------------------

WF ADV VT SM CAP GRO, CL 2
2011                     5,886      $2.05  to  $1.75       $10,511            --      0.45%   to  0.90%   (5.02%)   to   (5.45%)
2010                     6,959      $2.16  to  $1.85       $13,036            --      0.45%   to  0.90%   26.20%    to   25.64%
2009                     6,818      $1.71  to  $1.47       $10,069            --      0.45%   to  0.90%   70.90%(5) to   51.27%
2008                     5,442      $0.97  to  $0.97        $5,287            --      0.90%   to  0.90%  (41.95%)   to  (41.95%)
2007                     4,798      $1.67  to  $1.67        $8,030            --      0.90%   to  0.90%   12.79%    to   12.79%
------------------------------------------------------------------------------------------------------------------------------



(1) These amounts represent the dividends, excluding distributions of capital gains, received by the division from the underlying fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude variable account expenses that result in direct reductions in the unit values. The recognition of investment income by the division is affected by the timing of the declaration of dividends by the underlying fund in which the division invests. These ratios are annualized for periods less than one year.
(2) These ratios represent the annualized policy expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to policy owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. Although the total return is presented as a range of minimum to maximum values, based on the subaccounts representing the minimum and maximum expense ratio amounts, some individual subaccount total returns are not within the ranges presented due to the introduction of new subaccounts during the year and other market factors.
(4)    New subaccount operations commenced on June 11, 2007.
(5)    New subaccount operations commenced on Jan. 23, 2009.
(6)    New subaccount operations commenced on Feb. 13, 2009.
(7)    New subaccount operations commenced on May 7, 2010.
(8)    New subaccount operations commenced on Sept. 24, 2010.
(9)    New subaccount operations commenced on April 29, 2011.


 88    RIVERSOURCE VARIABLE LIFE SEPARATE ACCOUNT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
RIVERSOURCE LIFE INSURANCE COMPANY:

We have audited the accompanying consolidated balance sheet of RiverSource Life Insurance Company and its subsidiaries (the "Company") as of December 31, 2011 and the related consolidated statements of income, shareholder's equity, and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RiverSource Life Insurance Company at December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 24, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
RIVERSOURCE LIFE INSURANCE COMPANY

We have audited the accompanying consolidated balance sheet of RiverSource Life Insurance Company, (a wholly owned subsidiary of Ameriprise Financial, Inc.) (the Company) as of December 31, 2010, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RiverSource Life Insurance Company at December 31, 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in 2009 the Company adopted new accounting guidance related to the recognition and presentation of other-than-temporary impairments.

                                             /s/ Ernst & Young LLP

Minneapolis, Minnesota

February 23, 2011

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
(IN MILLIONS, EXCEPT SHARE AMOUNTS)


DECEMBER 31,                                                               2011          2010

ASSETS
Investments:
Available-for-Sale:
  Fixed maturities, at fair value (amortized cost: 2011, $24,398;
  2010, $24,818)                                                         $ 26,577      $ 26,442
  Common stocks, at fair value (cost: 2011, $1; 2010, $1)                       2             2
Commercial mortgage loans, at cost (less allowance for loan losses:
2011, $32; 2010, $36)                                                       2,473         2,470
Policy loans                                                                  739           729
Other investments                                                             730           496
-------------------------------------------------------------------------------------------------
    Total investments                                                      30,521        30,139
Cash and cash equivalents                                                     828            76
Restricted cash                                                                26            66
Reinsurance recoverables                                                    1,953         1,829
Other receivables                                                             162           166
Accrued investment income                                                     307           309
Deferred acquisition costs                                                  4,367         4,578
Deferred sales inducement costs                                               464           545
Other assets                                                                3,578         1,123
Separate account assets                                                    63,174        63,795
-------------------------------------------------------------------------------------------------
Total assets                                                             $105,380      $102,626
=================================================================================================


LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Future policy benefits                                                   $ 31,182      $ 29,680
Policy claims and other policyholders' funds                                  121           134
Deferred income taxes, net                                                    620           514
Borrowings under repurchase agreements                                        504           397
Line of credit with Ameriprise Financial, Inc.                                300             3
Other liabilities                                                           3,607         1,555
Separate account liabilities                                               63,174        63,795
-------------------------------------------------------------------------------------------------
Total liabilities                                                          99,508        96,078
-------------------------------------------------------------------------------------------------
Shareholder's equity:
Common stock, $30 par value; 100,000 shares authorized, issued and
outstanding                                                                     3             3
Additional paid-in capital                                                  2,461         2,460
Retained earnings                                                           2,589         3,410
Accumulated other comprehensive income, net of tax                            819           675
-------------------------------------------------------------------------------------------------
Total shareholder's equity                                                  5,872         6,548
-------------------------------------------------------------------------------------------------
Total liabilities and shareholder's equity                               $105,380      $102,626
=================================================================================================



See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS)


YEARS ENDED DECEMBER 31,                                           2011          2010          2009

REVENUES
Premiums                                                          $  493        $  489        $  450
Net investment income                                              1,593         1,629         1,526
Policy and contract charges                                        1,540         1,389         1,156
Other revenues                                                       303           272           233
Net realized investment gains                                          5            16            59
-------------------------------------------------------------------------------------------------------
    Total revenues                                                 3,934         3,795         3,424
-------------------------------------------------------------------------------------------------------


BENEFITS AND EXPENSES
Benefits, claims, losses and settlement expenses                     950         1,203           841
Interest credited to fixed accounts                                  853           909           903
Amortization of deferred acquisition costs                           539            53           145
Other insurance and operating expenses                               645           582           550
-------------------------------------------------------------------------------------------------------
    Total benefits and expenses                                    2,987         2,747         2,439
-------------------------------------------------------------------------------------------------------
Pretax income                                                        947         1,048           985
Income tax provision                                                 168           252           245
-------------------------------------------------------------------------------------------------------
Net income                                                        $  779        $  796        $  740
=======================================================================================================

Supplemental Disclosures:
Net realized investment gains:
  Net realized investment gains before impairment losses on
  securities                                                      $   29        $   44        $  121
-------------------------------------------------------------------------------------------------------
  Total other-than-temporary impairment losses on securities         (47)          (22)          (53)
  Portion of gain (loss) recognized in other comprehensive
  income                                                              23            (6)           (9)
-------------------------------------------------------------------------------------------------------
  Net impairment losses recognized in net realized investment
  gains                                                              (24)          (28)          (62)
-------------------------------------------------------------------------------------------------------
Net realized investment gains                                     $    5        $   16        $   59
=======================================================================================================



See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)


YEARS ENDED DECEMBER 31,                                           2011          2010          2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                        $   779       $   796      $    740
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
  Depreciation, amortization and accretion, net                       (73)          (79)          (68)
  Deferred income tax expense (benefit)                                28           416           (81)
  Contractholder and policyholder charges, non-cash                  (264)         (259)         (259)
  Net realized investment gains                                       (26)          (46)         (135)
  Other-than-temporary impairments and provision for loan
  losses recognized in net realized investment gains                   21            29            76
Change in operating assets and liabilities:
  Deferred acquisition costs                                          120          (406)         (412)
  Deferred sales inducement costs                                      72           (38)          (73)
  Equity method investments                                            33            29           136
  Future policy benefits for traditional life, disability
  income and long term care insurance                                 253           302           282
  Policy claims and other policyholders' funds                        (13)           11           (49)
  Reinsurance recoverables                                           (127)         (143)          (96)
  Other receivables                                                    25           (53)           (5)
  Accrued investment income                                             2            (6)          (64)
  Derivatives collateral, net                                         649            55        (1,928)
  Other assets and liabilities, net                                   189           271           684
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                 1,668           879        (1,252)
-------------------------------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES
Available-for-Sale securities:
  Proceeds from sales                                                 664         1,268         5,215
  Maturities, sinking fund payments and calls                       3,200         3,719         3,486
  Purchases                                                        (4,084)       (4,970)      (13,696)
Proceeds from sales, maturities and repayments of commercial
mortgage loans                                                        202           207           279
Funding of commercial mortgage loans                                 (207)         (154)         (104)
Proceeds from sales of other investments                              114            95            43
Purchase of other investments                                        (296)          (86)          (11)
Purchase of land, buildings, equipment and software                    (6)          (15)          (14)
Change in policy loans, net                                           (10)          (14)            7
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                  (423)           50        (4,795)
-------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
Policyholder and contractholder account values:
  Considerations received                                           1,378         1,593         4,863
  Net transfers from (to) separate accounts                            39        (1,337)          195
  Surrenders and other benefits                                    (1,311)       (1,338)       (1,923)
Change in borrowings under repurchase agreements, net                 107           397            --
Proceeds from line of credit with Ameriprise Financial, Inc.          415            13           500
Payments on line of credit with Ameriprise Financial, Inc.           (118)         (310)           --
Deferred premium options, net                                        (254)         (182)          (82)
Tax adjustment on share-based incentive compensation plan               1            --            (2)
Cash dividend to Ameriprise Financial, Inc.                          (750)         (500)           --
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                  (493)       (1,664)        3,551
-------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  752          (735)       (2,496)
Cash and cash equivalents at beginning of period                       76           811         3,307
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                        $   828       $    76      $    811
=======================================================================================================

Supplemental Disclosures:
  Income taxes paid, net                                          $   176       $   112      $     72
  Interest paid on borrowings                                           5             3             1
Non-cash investing activity:
  Capital contributions from Ameriprise Financial, Inc.           $    --       $    14      $    331
  Dividend to Ameriprise Financial, Inc.                              850            --            --
  Affordable housing partnership commitments not yet remitted         137           171            --


See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
THREE YEARS ENDED DECEMBER 31, 2011
(IN MILLIONS)


                                                                                        ACCUMULATED
                                                           ADDITIONAL                      OTHER
                                               COMMON        PAID-IN      RETAINED     COMPREHENSIVE
                                               SHARES        CAPITAL      EARNINGS     INCOME (LOSS)       TOTAL
-------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 2009                      $ 3         $2,116        $2,336          $ (716)        $3,739
Change in accounting principles, net of
tax                                               --             --            38             (38)            --
Comprehensive income:
  Net income                                      --             --           740              --            740
  Other comprehensive income, net of tax:
    Change in net unrealized securities
    losses                                        --             --            --           1,109          1,109
    Change in noncredit related
    impairments on securities and net
    unrealized securities losses on
    previously impaired securities                --             --            --              23             23
    Change in net unrealized derivative
    losses                                        --             --            --               4              4
                                                                                                       ------------
Total comprehensive income                                                                                 1,876
Tax adjustment on share-based incentive
compensation plan                                 --             (2)           --              --             (2)
Non-cash capital contribution from
Ameriprise Financial, Inc.                        --            331            --              --            331
-------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2009                      3          2,445         3,114             382          5,944
Comprehensive income:
  Net income                                      --             --           796              --            796
  Other comprehensive income, net of tax:
    Change in net unrealized securities
    gains                                         --             --            --             285            285
    Change in noncredit related
    impairments on securities and net
    unrealized securities losses on
    previously impaired securities                --             --            --               4              4
    Change in net unrealized derivative
    losses                                        --             --            --               4              4
                                                                                                       ------------
Total comprehensive income                                                                                 1,089
Tax adjustment on share-based incentive
compensation plan                                 --              1            --              --              1
Cash dividends to Ameriprise Financial,
Inc.                                              --             --          (500)             --           (500)
Non-cash capital contribution from
Ameriprise Financial, Inc.                        --             14            --              --             14
-------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2010                      3          2,460         3,410             675          6,548
Comprehensive income:
  Net income                                      --             --           779              --            779
  Other comprehensive income, net of tax:
    Change in net unrealized securities
    gains                                         --             --            --             146            146
    Change in noncredit related
    impairments on securities and net
    unrealized securities losses on
    previously impaired securities                --             --            --              (6)            (6)
    Change in net unrealized derivative
    losses                                        --             --            --               4              4
                                                                                                       ------------
Total comprehensive income                                                                                   923
Tax adjustment on share-based incentive
compensation plan                                 --              1            --              --              1
Cash dividends to Ameriprise Financial,
Inc.                                              --             --          (750)             --           (750)
Non-cash dividend to Ameriprise Financial,
Inc.                                              --             --          (850)             --           (850)
-------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2011                    $ 3         $2,461        $2,589          $  819         $5,872
===================================================================================================================




See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

RiverSource Life Insurance Company is a stock life insurance company with one wholly owned stock life insurance company subsidiary, RiverSource Life Insurance Co. of New York ("RiverSource Life of NY"). RiverSource Life Insurance Company is a wholly owned subsidiary of Ameriprise Financial, Inc. ("Ameriprise Financial").

- RiverSource Life Insurance Company is domiciled in Minnesota and holds Certificates of Authority in American Samoa, the District of Columbia and all states except New York. RiverSource Life Insurance Company issues insurance and annuity products.

- RiverSource Life of NY is domiciled and holds a Certificate of Authority in New York. RiverSource Life of NY issues insurance and annuity products.

RiverSource Life Insurance Company also wholly owns RiverSource Tax Advantaged Investments, Inc. ("RTA"). RTA is a stock company domiciled in Delaware and is a limited partner in affordable housing partnership investments.

The accompanying Consolidated Financial Statements include the accounts of RiverSource Life Insurance Company and companies in which it directly or indirectly has a controlling financial interest (collectively, the "Company"). All intercompany transactions and balances have been eliminated in consolidation.

The accompanying Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles ("GAAP") which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities as described in Note 15. Certain reclassifications of prior period amounts have been made to conform to the current presentation.

The Company's principal products are variable deferred annuities and variable universal life insurance which are issued primarily to individuals. It also offers fixed annuities where assets accumulate until the contract is surrendered, the contractholder (or in some contracts, the annuitant) dies, or the contractholder or annuitant begins receiving benefits under an annuity payout option. It also offers immediate annuities in which payments begin within one year of issue and continue for life or for a fixed period of time. The Company's fixed deferred annuities guarantee a relatively low annual interest rate during the accumulation period (the time before annuity payments begin). However, the Company has the option of paying a higher rate set at its discretion. In addition, persons owning an equity indexed annuity ("EIA") may have their interest calculated based on an increase in a broad-based stock market index.

The Company issues both variable and fixed universal life insurance, traditional life insurance and disability income ("DI") insurance. Universal life insurance is a form of permanent life insurance characterized by flexible premiums, flexible death benefit amounts and unbundled pricing factors (i.e., mortality, interest and expenses). Traditional life insurance refers to whole and term life insurance policies that pay a specified sum to a beneficiary upon death of the insured for a fixed premium. Variable universal life insurance combines the premium and death benefit flexibility of universal life with underlying fund investment flexibility and the risks associated therewith. Waiver of premium and accidental death benefit riders are generally available with these life insurance products. In 2011, RiverSource Life began offering indexed universal life ("IUL") insurance. IUL is similar to universal life insurance in that it provides life insurance coverage and cash value that increases as a result of credited interest. Also, like universal life insurance, there is a minimum guaranteed credited rate of interest. Unlike universal life insurance, the rate of credited interest above the minimum guarantee is linked to the S&P 500 Index (subject to a cap). The Company issues only non-participating life insurance policies which do not pay dividends to policyholders from realized policy margins.

Under the Company's variable life insurance and variable annuity products described above, the purchaser may choose a fixed account option that is part of the Company's "general account", as well as investment options from a variety of portfolios that include common stocks, bonds, managed assets and/or short-term securities.

The Company evaluated events or transactions that may have occurred after the balance sheet date for potential recognition or disclosure through the date the financial statements were issued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The Company consolidates entities in which it holds a greater than 50% voting interest, or when certain conditions are met for variable interest entities ("VIEs") and limited partnerships. Entities in which the Company exercises significant influence or holds a greater than 20% but less than 50% voting interest are accounted for under the equity method. All other investments that are not reported at fair value as trading or Available-for-Sale securities are accounted for under the cost method where the Company owns less than a 20% voting interest and does not exercise significant influence.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

A VIE is an entity that either has equity investors that lack certain essential characteristics of a controlling financial interest (including substantive voting rights, the obligation to absorb the entity's losses, or the rights to receive the entity's returns) or has equity investors that do not provide sufficient financial resources for the entity to support its activities. A VIE is required to be assessed for consolidation under two models:

- If the VIE is a money market fund or is an investment company, or has the financial characteristics of an investment company, and the following is true:

  (i) the entity does not have an explicit or implicit obligation to fund the investment company's losses; and

  (ii) the investment company is not a securitization entity, asset backed financing entity, or an entity formally considered a qualifying special purpose entity,

then, the VIE will be consolidated by the entity that determines it stands to absorb a majority of the VIE's expected losses or to receive a majority of the VIE's expected residual returns. Examples of entities that are likely to be assessed for consolidation under this framework include hedge funds, property funds, private equity funds and venture capital funds.

- If the VIE does not meet the criteria above, the VIE will be consolidated by the entity that determines it has both:

  (i) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance; and

  (ii) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

When determining whether the Company stands to absorb the majority of a VIE's expected losses or receive a majority of a VIE's expected returns, it analyzes the design of the VIE to identify the variable interests it holds. Then the Company quantitatively determines whether its variable interests will absorb a majority of the VIE's variability. If the Company determines it has control over the activities that most significantly impact the economic performance of the VIE and it will absorb a majority of the VIE's expected variability, the Company consolidates the VIE. The calculation of variability is based on an analysis of projected probability-weighted cash flows based on the design of the particular VIE. When determining whether the Company has the power and the obligation to absorb losses or rights to receive benefits from the VIE that could potentially be significant, the Company qualitatively determines if its variable interests meet these criteria. If the Company consolidates a VIE under either scenario, it is referred to as the VIE's primary beneficiary.

AMOUNTS BASED ON ESTIMATES AND ASSUMPTIONS
Accounting estimates are an integral part of the Consolidated Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant are those that relate to investment securities valuation and recognition of other-than-temporary impairments, deferred acquisition costs ("DAC") and the corresponding recognition of DAC amortization, derivative instruments and hedging activities, claims reserves and income taxes and the recognition of deferred tax assets and liabilities. These accounting estimates reflect the best judgment of management and actual results could differ.

INVESTMENTS

Available-for-Sale Securities
Available-for-Sale securities are carried at fair value with unrealized gains (losses) recorded in accumulated other comprehensive income (loss), net of impacts to DAC, deferred sales inducement costs ("DSIC"), certain benefit reserves and income taxes. Gains and losses are recognized in the Consolidated Statements of Income upon disposition of the securities.

Effective January 1, 2009, the Company early adopted an accounting standard that significantly changed the Company's accounting policy regarding the timing and amount of other-than-temporary impairments for Available-for-Sale securities. When the fair value of an investment is less than its amortized cost, the Company assesses whether or not: (i) it has the intent to sell the security (made a decision to sell) or (ii) it is more likely than not the Company will be required to sell the security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment is considered to have occurred and the Company must recognize an other-than-temporary impairment for the difference between the investment's amortized cost basis and its fair value through earnings. For securities that do not meet the above criteria, and the Company does not expect to recover a security's amortized cost basis, the security is also considered other-than-temporarily impaired. For these securities, the Company separates the total impairment into the credit loss component and the amount of the loss related to other factors. The amount of the total other-than-temporary impairments related to credit loss is recognized in earnings. The amount of the total other-than-temporary impairments related to other factors is recognized in other comprehensive income (loss), net of impacts to DAC, DSIC, certain benefit reserves and income taxes. For Available-for-Sale securities that have recognized an other-than-temporary impairment through earnings, if through subsequent evaluation there is a sustained increase in the cash flow expected, the difference between the amortized cost basis and the cash flows expected to be collected is accreted as interest income. Subsequent increases and decreases in the fair value of Available-for-Sale securities

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are included in other comprehensive income (loss). The Company's Consolidated
Statements of Shareholder's Equity present all changes in other comprehensive income (loss) associated with Available-for-Sale debt securities that have been other-than-temporarily impaired on a separate line from fair value changes recorded in other comprehensive income (loss) from all other securities.

The Company provides a supplemental disclosure on the face of its Consolidated Statements of Income that presents: (i) total other-than-temporary impairment losses recognized during the period and (ii) the portion of other-than-temporary impairment losses recognized in other comprehensive income (loss). The sum of these amounts represents the credit-related portion of other-than-temporary impairments that were recognized in earnings during the period. The portion of other-than-temporary losses recognized in other comprehensive income (loss) includes: (i) the portion of other-than-temporary impairment losses related to factors other than credit recognized during the period and (ii) reclassifications of other-than-temporary impairment losses previously determined to be related to factors other than credit that are determined to be credit-related in the current period. The amount presented on the Consolidated Statements of Income as the portion of other-than-temporary losses recognized in other comprehensive income (loss) excludes subsequent increases and decreases in the fair value of these securities.

For all securities that are considered temporarily impaired, the Company does not intend to sell these securities (has not made a decision to sell) and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. The Company believes that it will collect all principal and interest due on all investments that have amortized cost in excess of fair value that are considered only temporarily impaired.

Factors the Company considers in determining whether declines in the fair value of fixed maturity securities are other-than-temporary include: (i) the extent to which the market value is below amortized cost; (ii) the duration of time in which there has been a significant decline in value; (iii) fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer; and (iv) market events that could impact credit ratings, economic and business climate, litigation and government actions, and similar external business factors. In order to determine the amount of the credit loss component for corporate debt securities considered other-than-temporarily impaired, a best estimate of the present value of cash flows expected to be collected discounted at the security's effective interest rate is compared to the amortized cost basis of the security. The significant inputs to cash flow projections consider potential debt restructuring terms, projected cash flows available to pay creditors and the Company's position in the debtor's overall capital structure.

For structured investments (e.g., residential mortgage backed securities, commercial mortgage backed securities, asset backed securities and other structured investments), the Company also considers factors such as overall deal structure and its position within the structure, quality of underlying collateral, delinquencies and defaults, loss severities, recoveries, prepayments and cumulative loss projections in assessing potential other-than-temporary impairments of these investments. Based upon these factors, securities that have indicators of potential other-than-temporary impairment are subject to detailed review by management. Securities for which declines are considered temporary continue to be carefully monitored by management.

Other Investments
Other investments primarily consist of interests in affordable housing partnerships, syndicated loans and trading securities. Affordable housing partnerships are accounted for under the equity method. Trading securities are carried at fair value with changes in value recognized within net investment income.

FINANCING RECEIVABLES

Commercial Mortgage Loans and Syndicated Loans
Commercial mortgage loans are reflected at amortized cost less the allowance for loan losses.

Syndicated loans represent the Company's investment in below investment grade loan syndications. Syndicated loans are reflected in other investments at amortized cost less the allowance for loan losses.

Interest income is accrued on the unpaid principal balances of the loans as earned.

Policy Loans
Policy loans include life insurance policy and annuity loans and are reported at the unpaid principal balance, plus accrued interest. When originated, the loan balances do not exceed the cash surrender value of the underlying products. As there is minimal risk of loss related to policy loans, the Company does not record an allowance for loan losses for policy loans.

Nonaccrual Loans
Generally, loans are evaluated for or placed on nonaccrual status when either the collection of interest or principal has become 90 days past due or is otherwise considered doubtful of collection. When a loan is placed on nonaccrual status, unpaid accrued

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interest is reversed. Interest payments received on loans on nonaccrual status are generally applied to principal or in accordance with the loan agreement unless the remaining principal balance has been determined to be fully collectible.

Commercial mortgage loans are evaluated for impairment when the loan is considered for nonaccrual status, restructured or foreclosure proceedings are initiated on the property. If it is determined that the fair value is less than the current loan balance, it is written down to fair value less selling costs. Foreclosed property is recorded as real estate owned in other investments. Syndicated loans are placed on nonaccrual status when management determines it will not collect all contractual principal and interest on the loan.

Allowance for Loan Losses
Management determines the adequacy of the allowance for loan losses by portfolio based on the overall loan portfolio composition, recent and historical loss experience, and other pertinent factors, including when applicable, internal risk ratings, loan-to-value ratios and occupancy rates, along with economic and market conditions. This evaluation is inherently subjective as it requires estimates, which may be susceptible to significant change.

The Company determines the amount of the allowance required for certain sectors based on management's assessment of relative risk characteristics of the loan portfolio. The allowance is recorded for homogeneous loan categories on a pool basis, based on an analysis of product mix and risk characteristics of the portfolio, including geographic concentration, bankruptcy experiences, and historical losses, adjusted for current trends and market conditions.

While the Company attributes portions of the allowance to specific loan pools as part of the allowance estimation process, the entire allowance is available to absorb losses inherent in the total loan portfolio. The allowance is increased through provisions charged to net realized investment gains (losses) and reduced/increased by net charge-offs/recoveries.

Impaired Loans
The Company considers a loan to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans may also include loans that have been modified in troubled debt restructurings as a concession to borrowers experiencing financial difficulties. Management evaluates for impairment all restructured loans and loans with higher impairment risk factors. The impairment recognized is measured as the excess of the loan's recorded investment over: (i) the present value of its expected principal and interest payments discounted at the loan's effective interest rate, (ii) the fair value of collateral or (iii) the loan's observable market price.

Restructured Loans
A loan is classified as a restructured loan when the Company makes certain concessionary modifications to contractual terms for borrowers experiencing financial difficulties. When the interest rate, minimum payments, and/or due dates have been modified in an attempt to make the loan more affordable to a borrower experiencing financial difficulties, the modification is considered a troubled debt restructuring. Generally, performance prior to the restructuring or significant events that coincide with the restructuring are considered in assessing whether the borrower can meet the new terms which may result in the loan being returned to accrual status at the time of the restructuring or after a performance period. If the borrower's ability to meet the revised payment schedule is not reasonably assured, the loan remains on nonaccrual status.

CASH AND CASH EQUIVALENTS
Cash equivalents include highly liquid investments with original maturities of 90 days or less.

RESTRICTED CASH
Total restricted cash at December 31, 2011 and 2010 was $26 million and $66 million, respectively, consisting of cash that has been pledged to counterparties.

REINSURANCE
The Company cedes significant amounts of insurance risk to other insurers under reinsurance agreements. Reinsurance premiums paid and benefits received are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Reinsurance premiums for traditional life, long term care ("LTC") and DI ceded on a coinsurance basis, net of the change in any prepaid reinsurance asset, are reported as a reduction of premiums. Fixed and variable universal life reinsurance premiums are reported as a reduction of policy and contract charges. In addition, for fixed and variable universal life insurance policies, the net cost of reinsurance ceded, which represents the discounted amount of the expected cash flows between the reinsurer and the Company, is recognized as an asset and amortized over the term of the reinsurance contract, in proportion to the estimated gross profits and is subject to retrospective adjustment in a manner similar to retrospective adjustment of DAC. The assumptions used to project the expected cash flows are consistent with those used for DAC asset valuation for the same contracts. Changes in the net cost of

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reinsurance are reflected as a component of policy and contract charges.
Reinsurance recoveries are reported as components of benefits, claims, losses and settlement expenses.

Insurance liabilities are reported before the effects of reinsurance. Future policy benefits and policy claims and other policyholders' funds recoverable under reinsurance contracts are recorded as reinsurance recoverables.

The Company also assumes life insurance and fixed annuity business from other insurers in limited circumstances. Reinsurance premiums received and benefits paid are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Liabilities for assumed business are recorded within future policy benefits.

See Note 8 for additional information on reinsurance.

LAND, BUILDINGS, EQUIPMENT AND SOFTWARE
Land, buildings, equipment and internally developed or purchased software are carried at cost less accumulated depreciation or amortization and are reflected within other assets. The Company generally uses the straight-line method of depreciation and amortization over periods ranging from three to 30 years. During 2009, the Company received a non-cash capital contribution of $131 million comprised of two buildings and the related land from Ameriprise Financial.

At December 31, 2011 and 2010, land, buildings, equipment and software were $182 million and $191 million, respectively, net of accumulated depreciation of $75 million and $59 million, respectively. Depreciation and amortization expense for the years ended December 31, 2011, 2010 and 2009 was $16 million, $14 million and $8 million, respectively.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Freestanding derivative instruments are recorded at fair value and are reflected in other assets or other liabilities. The Company's policy is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting hedge designation, if any. The Company primarily uses derivatives as economic hedges that are not designated as accounting hedges or do not qualify for hedge accounting treatment. The Company occasionally designates derivatives as (i) hedges of changes in the fair value of assets, liabilities, or firm commitments ("fair value hedges") or (ii) hedges of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedges").

Derivative instruments that are entered into for hedging purposes are designated as such at the time the Company enters into the contract. For all derivative instruments that are designated for hedging activities, the Company formally documents all of the hedging relationships between the hedge instruments and the hedged items at the inception of the relationships. Management also formally documents its risk management objectives and strategies for entering into the hedge transactions. The Company formally assesses, at inception and on a quarterly basis, whether derivatives designated as hedges are highly effective in offsetting the fair value or cash flows of hedged items. If it is determined that a derivative is no longer highly effective as a hedge, the Company will discontinue the application of hedge accounting.

For derivative instruments that do not qualify for hedge accounting or are not designated as accounting hedges, changes in fair value are recognized in current period earnings. Changes in fair value of derivatives are presented in the Consolidated Statements of Income based on the nature and use of the instrument. Changes in fair value of derivatives used as economic hedges are presented in the Consolidated Statements of Income with the corresponding change in the hedged asset or liability.

For derivative instruments that qualify as fair value hedges, changes in the fair value of the derivatives, as well as changes in the fair value of the hedged assets, liabilities or firm commitments, are recognized on a net basis in current period earnings. The carrying value of the hedged item is adjusted for the change in fair value from the designated hedged risk. If a fair value hedge designation is removed or the hedge is terminated prior to maturity, previous adjustments to the carrying value of the hedged item are recognized into earnings over the remaining life of the hedged item.

For derivative instruments that qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is reported in accumulated other comprehensive income (loss) and reclassified into earnings when the hedged item or transaction impacts earnings. The amount that is reclassified into earnings is presented in the Consolidated Statements of Income with the hedged instrument or transaction impact. Any ineffective portion of the gain or loss is reported in current period earnings as a component of net investment income. If a hedge designation is removed or a hedge is terminated prior to maturity, the amount previously recorded in accumulated other comprehensive income (loss) is reclassified to earnings over the period that the hedged item impacts earnings. For hedge relationships that are discontinued because the forecasted transaction is not expected to occur according to the original strategy, any related amounts previously recorded in accumulated other comprehensive income (loss) are recognized in earnings immediately.


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See Note 13 for information regarding the Company's fair value measurement of derivative instruments and Note 16 for the impact of derivatives on the Consolidated Statements of Income.

The equity component of EIA and IUL obligations is considered an embedded derivative. Additionally, certain annuities contain guaranteed minimum accumulation benefit ("GMAB") and guaranteed minimum withdrawal benefit ("GMWB") provisions. The GMAB and the non-life contingent benefits associated with GMWB provisions are also considered embedded derivatives. The fair value of these embedded derivatives associated with annuities and IUL is included in future policy benefits. The change in the fair value of the EIA and IUL embedded derivatives is reflected in interest credited to fixed accounts. The changes in the fair value of the GMAB and GMWB embedded derivatives are reflected in benefits, claims, losses and settlement expenses.

DEFERRED ACQUISITION COSTS
DAC represent the costs of acquiring new business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity and insurance products. These costs are deferred to the extent they are recoverable from future profits or premiums. The DAC associated with insurance or annuity contracts that are significantly modified or internally replaced with another contract are accounted for as contract terminations. These transactions are anticipated in establishing amortization periods and other valuation assumptions.

Direct sales commissions and other costs deferred as DAC are amortized over time. For annuity and universal life ("UL") contracts, DAC are amortized based on projections of estimated gross profits over amortization periods equal to the approximate life of the business. For other insurance products, DAC are generally amortized as a percentage of premiums over amortization periods equal to the premium-paying period.

For annuity and UL insurance products, the assumptions made in projecting future results and calculating the DAC balance and DAC amortization expense are management's best estimates. Management is required to update these assumptions whenever it appears that, based on actual experience or other evidence, earlier estimates should be revised. When assumptions are changed, the percentage of estimated gross profits used to amortize DAC might also change. A change in the required amortization percentage is applied retrospectively; an increase in amortization percentage will result in a decrease in the DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage will result in an increase in the DAC balance and a decrease in DAC amortization expense. The impact on results of operations of changing assumptions can be either positive or negative in any particular period and is reflected in the period in which such changes are made.

For other life, DI and LTC insurance products, the assumptions made in calculating the DAC balance and DAC amortization expense are consistent with those used in determining the liabilities and, therefore, are intended to provide for adverse deviations in experience and are revised only if management concludes experience will be so adverse that DAC are not recoverable. If management concludes that DAC are not recoverable, DAC are reduced to the amount that is recoverable based on best estimate assumptions and there is a corresponding expense recorded in the Consolidated Statements of Income.

For annuity, life, DI and LTC insurance products, key assumptions underlying those long-term projections include interest rates (both earning rates on invested assets and rates credited to contractholder and policyholder accounts), equity market performance, mortality and morbidity rates and the rates at which policyholders are expected to surrender their contracts, make withdrawals from their contracts and make additional deposits to their contracts. Assumptions about earned and credited interest rates are the primary factors used to project interest margins, while assumptions about equity and bond market performance are the primary factors used to project client asset value growth rates, and assumptions about surrenders, withdrawals and deposits comprise projected persistency rates. Management must also make assumptions to project maintenance expenses associated with servicing its annuity and insurance businesses during the DAC amortization period.

The client asset value growth rates are the rates at which variable annuity and variable universal life ("VUL") insurance contract values invested in separate accounts are assumed to appreciate in the future. The rates used vary by equity and fixed income investments. Management reviews and, where appropriate, adjusts its assumptions with respect to client asset value growth rates on a regular basis. The Company typically uses a five-year mean reversion process as a guideline in setting near-term equity fund growth rates based on a long-term view of financial market performance as well as recent actual performance. The suggested near-term equity fund growth rate is reviewed quarterly to ensure consistency with management's assessment of anticipated equity market performance. DAC amortization expense recorded in a period when client asset value growth rates exceed management's near-term estimate will typically be less than in a period when growth rates fall short of management's near-term estimate.

The Company monitors other principal DAC amortization assumptions, such as persistency, mortality, morbidity, interest margin and maintenance expense levels each quarter and, when assessed independently, each could impact the Company's DAC balances.


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The analysis of DAC balances and the corresponding amortization is a dynamic process that considers all relevant factors and assumptions described previously. Unless the Company's management identifies a significant deviation over the course of the quarterly monitoring, management reviews and updates these DAC amortization assumptions annually in the third quarter of each year.

DEFERRED SALES INDUCEMENT COSTS
DSIC consist of bonus interest credits and premium credits added to certain annuity contract and insurance policy values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. The amounts capitalized are amortized using the same methodology and assumptions used to amortize DAC. The amortization of DSIC is recorded in benefits, claims, losses and settlement expenses.

SEPARATE ACCOUNT ASSETS AND LIABILITIES
Separate account assets and liabilities are primarily funds held for the exclusive benefit of variable annuity contractholders and variable life insurance policyholders, who assume the related investment risk. Income and losses on separate account assets accrue directly to the contractholder or policyholder and are not reported in the Company's Consolidated Statements of Income. Separate account assets are recorded at fair value. Changes in the fair value of separate account assets are offset by changes in the related separate account liabilities. The Company receives mortality and expense risk and other fees, guarantee fees and cost of insurance charges from the related accounts.

FUTURE POLICY BENEFITS AND POLICY CLAIMS AND OTHER POLICYHOLDERS' FUNDS

Fixed Annuities and Variable Annuity Guarantees
Future policy benefits and policy claims and other policyholders' funds related to fixed annuities and variable annuity guarantees include liabilities for fixed account values on fixed and variable deferred annuities, guaranteed benefits associated with variable annuities, EIAs and fixed annuities in a payout status.

Liabilities for fixed account values on fixed and variable deferred annuities are equal to accumulation values, which are the cumulative gross deposits and credited interest less withdrawals and various charges.

The majority of the variable annuity contracts offered by the Company contain guaranteed minimum death benefit ("GMDB") provisions. When market values of the customer's accounts decline, the death benefit payable on a contract with a GMDB may exceed the contract accumulation value. The Company also offers variable annuities with death benefit provisions that gross up the amount payable by a certain percentage of contract earnings, which are referred to as gain gross-up ("GGU") benefits. In addition, the Company offers contracts with GMWB and GMAB provisions, and until May 2007, the Company offered contracts containing guaranteed minimum income benefit ("GMIB") provisions.

In determining the liabilities for GMDB, GMIB and the life contingent benefits associated with GMWB, the Company projects these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency and investment margins and are consistent with those used for DAC asset valuation for the same contracts. As with DAC, management reviews and, where appropriate, adjusts its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated meaningful life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

If elected by the contract owner and after a stipulated waiting period from contract issuance, a GMIB guarantees a minimum lifetime annuity based on a specified rate of contract accumulation value growth and predetermined annuity purchase rates. The GMIB liability is determined each period by estimating the expected value of annuitization benefits in excess of the projected contract accumulation value at the date of annuitization and recognizing the excess over the estimated meaningful life based on expected assessments.

The embedded derivatives related to GMAB and the non-life contingent benefits associated with GMWB provisions are recorded at fair value. See Note 13 for information regarding the fair value measurement of embedded derivatives. The liability for the life contingent benefits associated with GMWB provisions is determined in the same way as the GMDB liability. Significant assumptions made in projecting future benefits and fees relate to persistency and benefit utilization. As with DAC, management reviews, and where appropriate, adjusts its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year. The changes in both the fair values of the GMWB and GMAB embedded derivatives and the liability for life contingent benefits are reflected in benefits, claims, losses and settlement expenses.


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Liabilities for EIAs are equal to the accumulation of host contract values covering guaranteed benefits and the fair value of embedded equity options.

Liabilities for fixed annuities in a benefit or payout status are based on future estimated payments using established industry mortality tables and interest rates.

Life, Disability Income and Long Term Care Insurance
Future policy benefits and policy claims and other policyholders' funds related to life, DI and LTC insurance include liabilities for fixed account values on fixed and variable universal life policies, liabilities for indexed accounts of IUL products, liabilities for unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that will become payable on term life, whole life, DI and LTC policies as claims are incurred in the future.

Liabilities for fixed account values on fixed and variable universal life insurance are equal to accumulation values. Accumulation values are the cumulative gross deposits and credited interest less various contractual expense and mortality charges and less amounts withdrawn by policyholders.

Liabilities for indexed accounts of IUL products are equal to the accumulation of host contract values covering guaranteed benefits and the fair value of embedded equity options.

A portion of the Company's fixed and variable universal life contracts have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

In determining the liability for contracts with profits followed by losses, the Company projects benefits and contract assessments using actuarial models. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency and investment margins and are consistent with those used for DAC asset valuation for the same contracts. As with DAC, management reviews, and where appropriate, adjusts its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.

The liability for these future losses is determined by estimating the death benefits in excess of account value and recognizing the excess over the estimated meaningful life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). See Note 9 for information regarding the liability for contracts with secondary guarantees.

Liabilities for unpaid amounts on reported life insurance claims are equal to the death benefits payable under the policies. Liabilities for unpaid amounts on reported DI and LTC claims include any periodic or other benefit amounts due and accrued, along with estimates of the present value of obligations for continuing benefit payments. These amounts are calculated based on claim continuance tables which estimate the likelihood an individual will continue to be eligible for benefits. Present values are calculated at interest rates established when claims are incurred. Anticipated claim continuance rates are based on established industry tables, adjusted as appropriate for the Company's experience.

Liabilities for estimated benefits payable on claims that have been incurred but not yet reported are based on periodic analysis of the actual time lag between when a claim occurs and when it is reported.

Liabilities for estimates of benefits that will become payable on future claims on term life, whole life, DI and LTC policies are based on the net level premium method, using anticipated premium payments, mortality and morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Anticipated mortality and morbidity rates are based on established industry mortality and morbidity tables, with modifications based on the Company's experience. Anticipated premium payments and persistency rates vary by policy form, issue age, policy duration and certain other pricing factors.

Where applicable, benefit amounts expected to be recoverable from reinsurance companies who share in the risk are separately recorded as reinsurance recoverables.

SOURCES OF REVENUE
The Company's principal sources of revenue include premiums, net investment income and policy and contract charges.

Premiums
Premiums include premiums on traditional life, DI and LTC insurance products and immediate annuities with a life contingent feature. Premiums on traditional life, DI and LTC insurance are net of reinsurance ceded and are recognized as revenue when due.


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Net Investment Income
Net investment income primarily includes interest income on fixed maturity securities classified as Available-for-Sale, commercial mortgage loans, policy loans, other investments and cash and cash equivalents; the changes in fair value of trading securities and certain derivatives; and the pro-rata share of net income or loss on equity method investments. Interest income is accrued as earned using the effective interest method, which makes an adjustment of the yield for security premiums and discounts on all performing fixed maturity securities classified as Available-for-Sale so that the related security or loan recognizes a constant rate of return on the outstanding balance throughout its term.

Policy and Contract Charges
Policy and contract charges include mortality and expense risk fees and certain other charges assessed on annuities and fixed and variable universal life insurance, which consist of cost of insurance charges, net of reinsurance premiums and cost of reinsurance for universal life insurance products, and administrative and surrender charges. Mortality and expense risk fees include risk, management and administration fees, which are generated directly and indirectly from the Company's separate account assets. Cost of insurance charges on fixed and variable universal life insurance and contract charges and surrender charges on annuities and fixed and variable universal life insurance are recognized as revenue when collected.

Net Realized Investment Gains (Losses)
Realized gains and losses on the sale of securities are recognized using the specific identification method, on a trade date basis, and charges for investments determined to be other-than-temporarily impaired and related to credit losses.

OTHER INSURANCE AND OPERATING EXPENSES
Other insurance and operating expenses include expenses allocated to the Company from its parent, Ameriprise Financial, for the Company's share of compensation, professional and consultant fees and expenses associated with information technology and communications, facilities and equipment, advertising and promotion and legal and regulatory costs. Also included are commissions, sales and marketing expenses and other operating expenses. These expenses are presented net of acquisition cost deferrals.

INCOME TAXES
The Company's taxable income is included in the consolidated federal income tax return of Ameriprise Financial. The Company provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items.

In connection with the provision for income taxes, the Consolidated Financial Statements reflect certain amounts related to deferred tax assets and liabilities, which result from temporary differences between the assets and liabilities measured for financial statement purposes versus the assets and liabilities measured for tax return purposes. Among the Company's deferred taxes is a significant deferred tax asset relating to capital losses that have been recognized for financial statement purposes but not yet for tax return purposes as well as future deductible capital losses realized for tax return purposes. Under current U.S. federal income tax law, capital losses generally must be used against capital gain income within five years of the year in which the capital losses are recognized for tax purposes.

The Company is required to establish a valuation allowance for any portion of its deferred tax assets that management believes will not be realized. Significant judgment is required in determining if a valuation allowance should be established and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business including the ability to generate capital gains. Consideration is given to, among other things in making this determination: (i) future taxable income exclusive of reversing temporary differences and carryforwards; (ii) future reversals of existing taxable temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies. Management may need to identify and implement appropriate planning strategies to ensure the Company's ability to realize its deferred tax assets and avoid the establishment of a valuation allowance with respect to such assets. In the opinion of management, it is currently more likely than not that the Company will not realize the full benefit of certain state net operating losses ("NOL") and therefore a valuation allowance of $4 million has been established at December 31, 2011.

3. RECENT ACCOUNTING PRONOUNCEMENTS

ADOPTION OF NEW ACCOUNTING STANDARDS
Receivables
In April 2011, the Financial Accounting Standards Board ("FASB") updated the accounting standards for troubled debt restructurings. The new standard includes indicators that a lender should consider in determining whether a borrower is experiencing financial difficulties and provides clarification for determining whether the lender has granted a concession to the

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

borrower. The standard sets the effective dates for troubled debt restructuring disclosures required by recent guidance on credit quality disclosures. The standard is effective for interim and annual periods beginning on or after June 15, 2011, and is to be applied retrospectively to modifications occurring on or after the beginning of the annual period of adoption. For purposes of measuring impairments of receivables that are considered impaired as a result of applying the new guidance, the standard should be applied prospectively for the interim or annual period beginning on or after June 15, 2011. The Company adopted the standard in the third quarter of 2011. The adoption did not have any effect on the Company's consolidated financial condition and results of operations. See
Note 6 for the required disclosures.

Fair Value
In January 2010, the FASB updated the accounting standards related to disclosures on fair value measurements. The standard expands the current disclosure requirements to include additional detail about significant transfers between Levels 1 and 2 within the fair value hierarchy and presents activity in the rollforward of Level 3 activity on a gross basis. The standard also clarifies existing disclosure requirements related to the level of disaggregation to be used for assets and liabilities as well as disclosures on the inputs and valuation techniques used to measure fair value. The standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure requirements related to the Level 3 rollforward, which are effective for interim and annual periods beginning after December 15, 2010. The Company adopted the standard in the first quarter of 2010, except for the additional disclosures related to the Level 3 rollforward, which the Company adopted in the first quarter of 2011. The adoption did not impact the Company's consolidated financial condition and results of operations. See Note 13 for the required disclosures.

Consolidation of Variable Interest Entities
In June 2009, the FASB updated the accounting standards related to the consolidation of VIEs. The standard amends the guidance on the determination of the primary beneficiary of a VIE from a quantitative model to a qualitative model and requires additional disclosures about an enterprise's involvement in VIEs. Under the new qualitative model, the primary beneficiary must have both the power to direct the activities of the VIE and the obligation to absorb losses or the right to receive gains that could be potentially significant to the VIE. In February 2010, the FASB amended this guidance to defer application of the consolidation requirements for certain investment funds. The standards are effective for interim and annual reporting periods beginning after November 15, 2009. The Company adopted the standard effective January 1, 2010 which did not impact its consolidated financial condition and results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments ("OTTI")
In April 2009, the FASB updated the accounting standards for the recognition and presentation of other-than-temporary impairments. The standard amends existing guidance on other-than-temporary impairments for debt securities and requires that the credit portion of other-than-temporary impairments be recorded in earnings and the noncredit portion of losses be recorded in other comprehensive income when the entity does not intend to sell the security and it is more likely than not that the entity will not be required to sell the security prior to recovery of its cost basis. The standard requires separate presentation of both the credit and noncredit portions of other-than-temporary impairments on the financial statements and additional disclosures. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. At the date of adoption, the portion of previously recognized other-than-temporary impairments that represent the noncredit related loss component shall be recognized as a cumulative effect of adoption with an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income. The Company adopted the standard in the first quarter of 2009 and recorded a cumulative effect increase to the opening balance of retained earnings of $38 million, net of DAC and DSIC amortization, certain benefit reserves and income taxes, and a corresponding increase to accumulated other comprehensive loss, net of impacts to DAC and DSIC amortization, certain benefit reserves and income taxes. See Note 5 for the Company's required disclosures.

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

Balance Sheet
In December 2011, the FASB updated the accounting standards to require new disclosures about offsetting assets and liabilities. The standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The standard is effective for interim and annual periods beginning on or after January 1, 2013 on a retrospective basis. The Company is currently evaluating the impact of the standard on its consolidated financial condition and results of operations.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Comprehensive Income
In June 2011, the FASB updated the accounting standards related to the presentation of comprehensive income. The standard requires entities to present all nonowner changes in stockholders' equity either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard is effective for interim and annual periods beginning after December 15, 2011. The standard is to be applied retrospectively. The adoption of the standard will not impact the Company's consolidated financial condition and results of operations.

Fair Value
In May 2011, the FASB updated the accounting standards related to fair value measurement and disclosure requirements. The standard requires entities, for assets and liabilities measured at fair value in the statement of financial position which are Level 3 fair value measurements, to disclose quantitative information about unobservable inputs and assumptions used in the measurements, a description of the valuation processes in place, and a qualitative discussion about the sensitivity of the measurements to changes in unobservable inputs and interrelationships between those inputs if a change in those inputs would result in a significantly different fair value measurement. In addition, the standard requires disclosure of fair value by level within the fair value hierarchy for each class of assets and liabilities not measured at fair value in the statement of financial position but for which the fair value is disclosed. The standard is effective for interim and annual periods beginning on or after December 15, 2011. The adoption of the standard is not expected to have a material impact on the Company's consolidated financial condition and results of operations.

Transfers and Servicing: Reconsideration of Effective Control for Repurchase Agreements
In April 2011, the FASB updated the accounting standards related to accounting for repurchase agreements and other similar agreements. The standard modifies the criteria for determining when these transactions would be accounted for as secured borrowings as opposed to sales. The standard is effective prospectively for new transfers and existing transactions that are modified in the first interim or annual period beginning on or after December 15, 2011. The adoption of the standard is not expected to have a material impact on the Company's consolidated financial condition and results of operations.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts In October 2010, the FASB updated the accounting standards for DAC. Under this new standard, only the following costs incurred in the acquisition of new and renewal insurance contracts would be capitalizable as DAC: (i) incremental direct costs of a successful contract acquisition, (ii) portions of employees' salaries and benefits directly related to time spent performing specified acquisition activities (that is, underwriting, policy issuance and processing, medical and inspection, and sales force contract selling) for a contract that has actually been acquired, (iii) other costs related to the specified acquisition activities that would not have been incurred had the acquisition contract not occurred, and (iv) advertising costs that meet the capitalization criteria in other GAAP guidance for certain direct-response marketing. All other costs are to be expensed as incurred. The Company retrospectively adopted the standard on January 1, 2012. The cumulative effect of the adoption reduced retained earnings by $1.4 billion after-tax at January 1, 2012.

4. VARIABLE INTEREST ENTITIES

RTA, a subsidiary of RiverSource Life Insurance Company, has variable interests in affordable housing partnerships for which it is not the primary beneficiary and, therefore, does not consolidate.

RTA's maximum exposure to loss as a result of its investments in the affordable housing partnerships is limited to the carrying values of these investments. The carrying values are reflected in other investments and were $384 million and $244 million as of December 31, 2011 and 2010, respectively. RTA has no obligation to provide financial or other support to the affordable housing partnerships in addition to liabilities already recorded for future funding commitments nor has it provided any additional support to the affordable housing partnerships. The Company had liabilities of $267 million and $188 million recorded in other liabilities as of December 31, 2011 and 2010, respectively, related to the future funding commitments for affordable housing partnerships.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

5. INVESTMENTS

Available-for-Sale securities distributed by type were as follows:

                                                                          DECEMBER 31, 2011
                                                --------------------------------------------------------------------
                                                                  GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED       FAIR        NONCREDIT
DESCRIPTION OF SECURITIES (IN MILLIONS)             COST          GAINS        LOSSES         VALUE        OTTI(1)
--------------------------------------------------------------------------------------------------------------------
Fixed maturities:
Corporate debt securities                          $14,770       $1,726         $ (78)       $16,418        $ --
Residential mortgage backed securities               4,193          242          (126)         4,309         (41)
Commercial mortgage backed securities                3,355          276            --          3,631          --
State and municipal obligations                      1,012          131           (47)         1,096          --
Asset backed securities                                883           43           (18)           908          --
Foreign government bonds and obligations               126           19            (1)           144          --
U.S. government and agencies obligations                49            8            --             57          --
Other structured investments                            10            4            --             14           4
--------------------------------------------------------------------------------------------------------------------
  Total fixed maturities                            24,398        2,449          (270)        26,577         (37)
Common stocks                                            1            1            --              2          --
--------------------------------------------------------------------------------------------------------------------
  Total                                            $24,399       $2,450         $(270)       $26,579        $(37)
====================================================================================================================




                                                                          DECEMBER 31, 2010
                                                --------------------------------------------------------------------
                                                                  GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED       FAIR        NONCREDIT
DESCRIPTION OF SECURITIES (IN MILLIONS)             COST          GAINS        LOSSES         VALUE        OTTI(1)
--------------------------------------------------------------------------------------------------------------------
Fixed maturities:
Corporate debt securities                          $14,792       $1,218         $ (56)       $15,954        $  1
Residential mortgage backed securities               4,364          308          (139)         4,533         (30)
Commercial mortgage backed securities                3,817          282            (4)         4,095          --
Asset backed securities                                883           43           (18)           908          --
State and municipal obligations                        809           18           (57)           770          --
Foreign government bonds and obligations                91           16            --            107          --
U.S. government and agencies obligations                55            7            --             62          --
Other structured investments                             7            6            --             13           6
--------------------------------------------------------------------------------------------------------------------
  Total fixed maturities                            24,818        1,898          (274)        26,442         (23)
Common stocks                                            1            1            --              2          --
--------------------------------------------------------------------------------------------------------------------
  Total                                            $24,819       $1,899         $(274)       $26,444        $(23)
====================================================================================================================



(1) Represents the amount of other-than-temporary impairment losses in accumulated other comprehensive income. Amount includes unrealized gains and losses on impaired securities subsequent to the initial impairment measurement date. These amounts are included in gross unrealized gains and losses as of the end of the period.

At December 31, 2011 and 2010, fixed maturity securities comprised approximately 87% and 88%, respectively, of the Company's total investments. Rating agency designations are based on the availability of ratings from Nationally Recognized Statistical Rating Organizations ("NRSROs"), including Moody's Investors Service ("Moody's"), Standard & Poor's Ratings Services ("S&P") and Fitch Ratings Ltd. ("Fitch"). The Company uses the median of available ratings from Moody's, S&P and Fitch, or if fewer than three ratings are available, the lower rating is used. When ratings from Moody's, S&P and Fitch are unavailable, the Company may utilize ratings from other NRSROs or rate the securities internally. At both December 31, 2011 and 2010, approximately $1.2 billion of securities were internally rated by Columbia Management Investment Advisers, LLC using criteria similar to those used by NRSROs.

A summary of fixed maturity securities by rating was as follows:

                                                    DECEMBER 31, 2011                         DECEMBER 31, 2010
                                        ----------------------------------------  ----------------------------------------
                                                                     PERCENT OF                                PERCENT OF
RATINGS (IN MILLIONS, EXCEPT              AMORTIZED       FAIR       TOTAL FAIR     AMORTIZED       FAIR       TOTAL FAIR
PERCENTAGES)                                COST          VALUE         VALUE         COST          VALUE         VALUE
--------------------------------------------------------------------------------------------------------------------------
AAA                                        $ 7,276       $ 7,811          30%        $ 8,067       $ 8,647          33%
AA                                           1,161         1,291           5           1,360         1,426           5
A                                            4,148         4,578          17           4,025         4,259          16
BBB                                         10,211        11,446          43           9,831        10,721          41
Below investment grade                       1,602         1,451           5           1,535         1,389           5
--------------------------------------------------------------------------------------------------------------------------
  Total fixed maturities                   $24,398       $26,577         100%        $24,818       $26,442         100%
==========================================================================================================================



At December 31, 2011 and 2010, approximately 33% and 29%, respectively, of the securities rated AAA were GNMA, FNMA and FHLMC mortgage backed securities. No holdings of any other issuer were greater than 10% of total equity.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

The following tables provide information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position:


                                                                DECEMBER 31, 2011
(IN MILLIONS, EXCEPT    ------------------------------------------------------------------------------------------------
NUMBER OF SECURITIES)              LESS THAN 12 MONTHS                        12 MONTHS OR MORE                 TOTAL
------------------------------------------------------------------------------------------------------------------------
DESCRIPTION OF            NUMBER OF       FAIR       UNREALIZED     NUMBER OF       FAIR       UNREALIZED     NUMBER OF
SECURITIES               SECURITIES       VALUE        LOSSES      SECURITIES       VALUE        LOSSES      SECURITIES
------------------------------------------------------------------------------------------------------------------------
Corporate debt
  securities                  70         $1,004         $(37)           9           $257          $ (41)          79
Residential mortgage
  backed securities           30            338           (8)          48            283           (118)          78
Asset backed
  securities                  12            145           (3)          18             96            (15)          30
State and municipal
  obligations                 --             --           --            2             87            (47)           2
Foreign government
  bonds and
  obligations                  5             23           (1)          --             --             --            5
------------------------------------------------------------------------------------------------------------------------
  Total                      117         $1,510         $(49)          77           $723          $(221)         194
========================================================================================================================

                             DECEMBER 31, 2011
(IN MILLIONS, EXCEPT    --------------------------
NUMBER OF SECURITIES)              TOTAL
--------------------------------------------------
DESCRIPTION OF              FAIR       UNREALIZED
SECURITIES                  VALUE        LOSSES
--------------------------------------------------
Corporate debt
  securities               $1,261         $ (78)
Residential mortgage
  backed securities           621          (126)
Asset backed
  securities                  241           (18)
State and municipal
  obligations                  87           (47)
Foreign government
  bonds and
  obligations                  23            (1)
--------------------------------------------------
  Total                    $2,233         $(270)
==================================================





                                                                DECEMBER 31, 2010
(IN MILLIONS, EXCEPT    ------------------------------------------------------------------------------------------------
NUMBER OF SECURITIES)              LESS THAN 12 MONTHS                        12 MONTHS OR MORE                 TOTAL
------------------------------------------------------------------------------------------------------------------------
DESCRIPTION OF            NUMBER OF       FAIR       UNREALIZED     NUMBER OF       FAIR       UNREALIZED     NUMBER OF
SECURITIES               SECURITIES       VALUE        LOSSES      SECURITIES       VALUE        LOSSES      SECURITIES
------------------------------------------------------------------------------------------------------------------------
Corporate debt
  securities                 107         $1,785         $(44)          13           $153          $ (12)         120
Residential mortgage
  backed securities           71            310           (7)          45            282           (132)         116
Commercial mortgage
  backed securities           10            238           (4)          --             --             --           10
Asset backed
  securities                  10            186           (6)          15             69            (12)          25
State and municipal
  obligations                 20            256           (9)           2             87            (48)          22
------------------------------------------------------------------------------------------------------------------------
  Total                      218         $2,775         $(70)          75           $591          $(204)         293
========================================================================================================================

                             DECEMBER 31, 2010
(IN MILLIONS, EXCEPT    --------------------------
NUMBER OF SECURITIES)              TOTAL
--------------------------------------------------
DESCRIPTION OF              FAIR       UNREALIZED
SECURITIES                  VALUE        LOSSES
--------------------------------------------------
Corporate debt
  securities               $1,938         $ (56)
Residential mortgage
  backed securities           592          (139)
Commercial mortgage
  backed securities           238            (4)
Asset backed
  securities                  255           (18)
State and municipal
  obligations                 343           (57)
--------------------------------------------------
  Total                    $3,366         $(274)
==================================================



As part of the Company's ongoing monitoring process, management determined that a majority of the gross unrealized losses on its Available-for-Sale securities are attributable to movement in credit spreads.

The following table presents a rollforward of the cumulative amounts recognized in the Consolidated Statements of Income for other-than-temporary impairments related to credit losses on securities for which a portion of the securities' total other-than-temporary impairments was recognized in other comprehensive income:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Beginning balance                                                  $108          $ 82          $102
Credit losses for which an other-than-temporary impairment
  was not previously recognized                                      13            14             7
Credit losses for which an other-than-temporary impairment
  was previously recognized                                          11            12            31
Reductions for securities sold during the period (realized)         (26)           --           (58)
-------------------------------------------------------------------------------------------------------
Ending balance                                                     $106          $108          $ 82
=======================================================================================================



The change in net unrealized securities gains (losses) in other comprehensive income includes three components, net of tax: (i) unrealized gains (losses) that arose from changes in the market value of securities that were held during the period; (ii) (gains) losses that were previously unrealized, but have been recognized in current period net income due to sales of Available-for-Sale securities and due to the reclassification of noncredit other-than-temporary impairment losses to credit losses and (iii) other items primarily consisting of adjustments in asset and liability balances, such as DAC, DSIC, benefit reserves and reinsurance recoverables, to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized as of the respective balance sheet dates.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

The following table presents a rollforward of the net unrealized securities gains (losses) on Available-for-Sale securities included in accumulated other comprehensive income:

                                                                                         ACCUMULATED
                                                                                            OTHER
                                                                                        COMPREHENSI-
                                                                                          VE INCOME
                                                                                         RELATED TO
                                                                 NET                         NET
                                                             UNREALIZED                  UNREALIZED
                                                             SECURITIES                  SECURITIES
                                                                GAINS       DEFERRED        GAINS
(IN MILLIONS)                                                 (LOSSES)     INCOME TAX     (LOSSES)
----------------------------------------------------------------------------------------------------
Balance at January 1, 2009                                     $(1,043)       $ 365        $ (678)
Cumulative effect of accounting change                             (58)          20           (38)(1)
Net unrealized securities gains arising during the
period(3)                                                        2,378         (832)        1,546
Reclassification of gains included in net income                   (73)          26           (47)
Impact on DAC, DSIC, benefit reserves and reinsurance
recoverables                                                      (566)         199          (367)
----------------------------------------------------------------------------------------------------
Balance at December 31, 2009                                       638         (222)          416(2)
Net unrealized securities gains arising during the
period(3)                                                          794         (278)          516
Reclassification of gains included in net income                   (20)           7           (13)
Impact on DAC, DSIC, benefit reserves and reinsurance
recoverables                                                      (328)         114          (214)
----------------------------------------------------------------------------------------------------
Balance at December 31, 2010                                     1,084         (379)          705(2)
Net unrealized securities gains arising during the
period(3)                                                          560         (196)          364
Reclassification of gains included in net income                    (5)           2            (3)
Impact on DAC, DSIC, benefit reserves and reinsurance
recoverables                                                      (340)         119          (221)
----------------------------------------------------------------------------------------------------
Balance at December 31, 2011                                   $ 1,299        $(454)       $  845(2)
====================================================================================================



(1) Amount represents the cumulative effect of adopting a new accounting standard on January 1, 2009. See Note 3 for additional information on the adoption impact.
(2) Includes $(18) million, $(12) million and $(16) million of noncredit related impairments on securities and net unrealized securities losses on previously impaired securities at December 31, 2011, 2010 and 2009, respectively.
(3) Includes other-than-temporary impairment losses on Available-for-Sale securities related to factors other than credit that were recognized in other comprehensive income during the period.

Net realized gains and losses on Available-for-Sale securities, determined using the specific identification method, recognized in net realized investment gains (losses) were as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Gross realized investment gains                                    $ 48          $ 51          $185
Gross realized investment losses                                    (20)           (4)          (50)
Other-than-temporary impairments                                    (24)          (28)          (62)


Other-than-temporary impairments for the year ended December 31, 2011 primarily related to credit losses on non-agency residential mortgage backed securities. Other-than-temporary impairments for the year ended December 31, 2010 primarily related to credit losses on non-agency residential mortgage backed securities as well as corporate debt securities in the gaming industry. Other-than-temporary impairments for the year ended December 31, 2009 related to credit losses on non-agency residential mortgage backed securities and corporate debt securities in the gaming industry and banking and finance industries.

Available-for-Sale securities by contractual maturity at December 31, 2011 were as follows:

                                                                         AMORTIZED
(IN MILLIONS)                                                              COST       FAIR VALUE
-------------------------------------------------------------------------------------------------
Due within one year                                                       $   911       $   927
Due after one year through five years                                       4,976         5,204
Due after five years through 10 years                                       6,377         7,093
Due after 10 years                                                          3,693         4,491
-------------------------------------------------------------------------------------------------
                                                                           15,957        17,715
-------------------------------------------------------------------------------------------------
Residential mortgage backed securities                                      4,193         4,309
Commercial mortgage backed securities                                       3,355         3,631
Asset backed securities                                                       883           908
Other structured investments                                                   10            14
Common stocks                                                                   1             2
-------------------------------------------------------------------------------------------------
  Total                                                                   $24,399       $26,579
=================================================================================================



Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage backed securities, commercial mortgage backed securities, asset backed securities and other structured investments are not due at a single maturity date. As such, these securities, as well as common stocks, were not included in the maturities distribution.

At both December 31, 2011 and 2010, bonds carried at $7 million were on deposit with various states as required by law.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Sources of Investment Income and Net Realized Investment Gains (Losses) Net investment income is summarized as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Income on fixed maturities                                        $1,469        $1,482        $1,371
Income on commercial mortgage loans                                  149           152           160
Other investments                                                     18            40            35
-------------------------------------------------------------------------------------------------------
                                                                   1,636         1,674         1,566
Less: investment expenses                                             43            45            40
-------------------------------------------------------------------------------------------------------
  Total                                                           $1,593        $1,629        $1,526
=======================================================================================================



Net realized investment gains (losses) are summarized as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Fixed maturities                                                    $ 4           $19          $ 73
Commercial mortgage loans                                             2            (6)          (13)
Other investments                                                    (1)            3            (1)
-------------------------------------------------------------------------------------------------------
  Total                                                             $ 5           $16          $ 59
=======================================================================================================



6. FINANCING RECEIVABLES

The Company's financing receivables include commercial mortgage loans, syndicated loans and policy loans. Syndicated loans are reflected in other investments. Policy loans do not exceed the cash value of the policy at origination. As there is minimal risk of loss related to policy loans, the Company does not record an allowance for loan losses for policy loans.

ALLOWANCE FOR LOAN LOSSES

The following table presents a rollforward of the allowance for loan losses for the years ended and the ending balance of the allowance for loan losses by impairment method and type of loan:

                                                    DECEMBER 31, 2011                         DECEMBER 31, 2010
                                        ----------------------------------------------------------------------------------
                                         COMMERCIAL                                COMMERCIAL
                                          MORTGAGE     SYNDICATED                   MORTGAGE     SYNDICATED
(IN MILLIONS)                               LOANS         LOANS         TOTAL         LOANS         LOANS         TOTAL
--------------------------------------------------------------------------------------------------------------------------
Beginning balance                            $36           $ 5           $41           $30           $12           $42
  Charge-offs                                 (3)           --            (3)           (1)           (2)           (3)
  Provisions                                  (1)           --            (1)            7            (5)            2
--------------------------------------------------------------------------------------------------------------------------
Ending balance                               $32           $ 5           $37           $36           $ 5           $41
==========================================================================================================================
Individually evaluated for impairment        $ 9           $--           $ 9           $ 8           $--           $ 8
Collectively evaluated for impairment         23             5            28            28             5            33


The recorded investment in financing receivables by impairment method and type of loan was as follows:

                                                    DECEMBER 31, 2011                         DECEMBER 31, 2010
                                        ----------------------------------------------------------------------------------
                                         COMMERCIAL                                COMMERCIAL
                                          MORTGAGE     SYNDICATED                   MORTGAGE     SYNDICATED
(IN MILLIONS)                               LOANS         LOANS         TOTAL         LOANS         LOANS         TOTAL
--------------------------------------------------------------------------------------------------------------------------
Individually evaluated for impairment      $   64         $  1         $   65        $   75         $  3         $   78
Collectively evaluated for impairment       2,441          301          2,742         2,431          202          2,633
--------------------------------------------------------------------------------------------------------------------------
Total                                      $2,505         $302         $2,807        $2,506         $205         $2,711
==========================================================================================================================



As of December 31, 2011 and 2010, the Company's recorded investment in financing receivables individually evaluated for impairment for which there was no related allowance for loan losses was $4 million and $20 million, respectively.

During the year ended December 31, 2011, the Company purchased $194 million and sold $2 million of syndicated loans. During the year ended December 31, 2010, the Company purchased $59 million and sold $2 million of syndicated loans.

The Company has not acquired any loans with deteriorated credit quality as of the acquisition date.

CREDIT QUALITY INFORMATION

Nonperforming loans, which are generally loans 90 days or more past due, were $12 million and $8 million as of December 31, 2011 and 2010, respectively. All other loans were considered to be performing.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Commercial Mortgage Loans
The Company reviews the credit worthiness of the borrower and the performance of the underlying properties in order to determine the risk of loss on commercial mortgage loans. Based on this review, the commercial mortgage loans are assigned an internal risk rating, which management updates as necessary. Commercial mortgage loans which management has assigned its highest risk rating were 3% of total commercial mortgage loans at both December 31, 2011 and 2010. Loans with the highest risk rating represent distressed loans which the Company has identified as impaired or expects to become delinquent or enter into foreclosure within the next six months. In addition, the Company reviews the concentrations of credit risk by region and property type.

Concentrations of credit risk of commercial mortgage loans by U.S. region were as follows:

                                                  DECEMBER 31, 2011                         DECEMBER 31, 2010
                                      ----------------------------------------------------------------------------------
                                                     PERCENT OF      FUNDING                   PERCENT OF      FUNDING
(IN MILLIONS, EXCEPT PERCENTAGES)         LOANS         LOANS      COMMITMENTS      LOANS         LOANS      COMMITMENTS
------------------------------------------------------------------------------------------------------------------------
South Atlantic                           $  618           25%          $--         $  590           24%          $ 4
Pacific                                     556           22             1            530           21            15
Mountain                                    275           11            11            286           11            --
East North Central                          247           10            --            240           10            --
West North Central                          224            9             1            251           10            --
Middle Atlantic                             217            9            --            212            8            --
West South Central                          173            7             2            183            7            --
New England                                 130            5            --            148            6             2
East South Central                           65            2            --             66            3            --
                                      ----------------------------------------------------------------------------------
                                          2,505          100%          $15          2,506          100%          $21
                                                    ------------  ------------                ------------  ------------
Less: allowance for loan losses              32                                        36
                                      ------------                              ------------
  Total                                  $2,473                                    $2,470
========================================================================================================================



Concentrations of credit risk of commercial mortgage loans by property type were as follows:

                                                  DECEMBER 31, 2011                         DECEMBER 31, 2010
                                      ----------------------------------------------------------------------------------
                                                     PERCENT OF      FUNDING                   PERCENT OF      FUNDING
(IN MILLIONS, EXCEPT PERCENTAGES)         LOANS         LOANS      COMMITMENTS      LOANS         LOANS      COMMITMENTS
------------------------------------------------------------------------------------------------------------------------
Retail                                   $  825           33%          $ 2         $  820           33%          $10
Office                                      669           27             2            717           29            --
Industrial                                  455           18             1            456           18             6
Apartments                                  358           14            --            326           13            --
Hotel                                        51            2            --             57            2            --
Mixed Use                                    42            2            --             43            2            --
Other                                       105            4            10             87            3             5
                                      ----------------------------------------------------------------------------------
                                          2,505          100%          $15          2,506          100%          $21
                                                    ------------  ------------                ------------  ------------
Less: allowance for loan losses              32                                        36
                                      ------------                              ------------
  Total                                  $2,473                                    $2,470
========================================================================================================================



Syndicated Loans
The Company's syndicated loan portfolio is diversified across industries and issuers. The primary credit indicator for syndicated loans is whether the loans are performing in accordance with the contractual terms of the syndication. Total nonperforming syndicated loans at both December 31, 2011 and 2010 were $1 million.

TROUBLED DEBT RESTRUCTURINGS

During the year ended December 31, 2011, the Company restructured 10 loans with a recorded investment of $49 million as of December 31, 2011. The recorded investment in restructured loans primarily consists of commercial mortgage loans. The troubled debt restructurings did not have a material impact to the Company's allowance for loan losses or income recognized for the year ended December 31, 2011. There are no material commitments to lend additional funds to borrowers whose loans have been restructured.

7. DEFERRED ACQUISITION COSTS AND DEFERRED SALES INDUCEMENT COSTS

During the third quarter of 2011, 2010 and 2009, management reviewed and updated the DAC and DSIC valuation assumptions for the Company's products. As part of its third quarter 2010 process, management extended the projection periods used for its annuity products and revised client asset value growth rates assumed for variable annuity and VUL contracts.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

The balances of and changes in DAC were as follows:

(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Balance at January 1                                              $4,578        $4,285        $4,324
Capitalization of acquisition costs                                  419           459           558
Amortization, excluding the impact of valuation assumptions
review                                                              (488)         (376)         (264)
Amortization, impact of valuation assumptions review                 (51)          323           119
Impact of change in net unrealized securities gains                  (91)         (113)         (452)
-------------------------------------------------------------------------------------------------------
Balance at December 31                                            $4,367        $4,578        $4,285
=======================================================================================================



The balances of and changes in DSIC were as follows:

(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Balance at January 1                                               $545          $524          $518
Capitalization of sales inducement costs                              9            35            82
Amortization, excluding the impact of valuation assumptions
review                                                              (70)          (49)          (19)
Amortization, impact of valuation assumptions review                (11)           52             9
Impact of change in net unrealized securities gains                  (9)          (17)          (66)
-------------------------------------------------------------------------------------------------------
Balance at December 31                                             $464          $545          $524
=======================================================================================================



As described in Note 3, the Company adopted a new accounting standard on the recognition and presentation of other-than-temporary impairments in the first quarter of 2009. The adoption had no net impact to DAC and DSIC.

8. REINSURANCE

Generally, the Company currently reinsures 90% of the death benefit liability related to almost all individual fixed and variable universal life and term life insurance products. As a result, the Company typically retains and is at risk for, at most, 10% of each policy's death benefit from the first dollar of coverage for new sales of these policies, subject to the reinsurers fulfilling their obligations. The Company began reinsuring risks at this level during 2001 (2002 for RiverSource Life of NY) for term life insurance and 2002 (2003 for RiverSource Life of NY) for individual fixed and variable universal life insurance. Policies issued prior to these dates are not subject to these same reinsurance levels. Generally, the maximum amount of life insurance risk retained by the Company is $1.5 million on a single life and $1.5 million on any flexible premium survivorship life policy. Risk on fixed and variable universal life policies is reinsured on a yearly renewable term basis. Risk on most term life policies starting in 2001 (2002 for RiverSource Life of NY) is reinsured on a coinsurance basis, a type of reinsurance in which the reinsurer participates proportionally in all material risks and premiums associated with a policy.

For existing LTC policies, the Company retained 50% of the risk and ceded the remaining 50% of the risk on a coinsurance basis to subsidiaries of Genworth Financial, Inc. ("Genworth"). For RiverSource Life of NY, this reinsurance arrangement applies for 1996 and later issues only.

The Company also has life insurance and fixed annuity risk previously assumed under reinsurance arrangements with unaffiliated insurance companies.

Generally, the Company retains at most $5,000 per month of risk per life on DI policies sold on policy forms introduced in most states in October 2007 (August 2010 for RiverSource Life of NY) and reinsures the remainder of the risk on a coinsurance basis with unaffiliated reinsurance companies. The Company retains all risk for new claims on DI contracts sold on other policy forms. The Company also retains all risk on accidental death benefit claims and substantially all risk associated with waiver of premium provisions.

At December 31, 2011 and 2010, traditional life and universal life insurance in force aggregated $191.2 billion and $192.0 billion, respectively, of which $136.2 billion and $134.0 billion were reinsured at the respective year ends. Life insurance in force is reported on a statutory basis.

The effect of reinsurance on premiums was as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Direct premiums                                                    $ 707         $ 681         $ 659
Reinsurance ceded                                                   (214)         (192)         (209)
-------------------------------------------------------------------------------------------------------
Net premiums                                                       $ 493         $ 489         $ 450
=======================================================================================================



Policy and contract charges are presented on the Consolidated Statements of Income net of $71 million, $67 million and $62 million of reinsurance ceded for the years ended December 31, 2011, 2010 and 2009, respectively.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Reinsurance recovered from reinsurers was $189 million, $166 million and $167 million for the years ended December 31, 2011, 2010 and 2009, respectively. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

Reinsurance recoverables include approximately $1.5 billion and $1.4 billion related to LTC risk ceded to Genworth as of December 31, 2011 and 2010, respectively. Included in future policy benefits is $629 million and $657 million related to assumed reinsurance arrangements as of December 31, 2011 and 2010, respectively.

9. FUTURE POLICY BENEFITS, POLICY CLAIMS AND OTHER POLICYHOLDERS' FUNDS AND SEPARATE ACCOUNT LIABILITIES

Future policy benefits and policy claims and other policyholders' funds consisted of the following:

                                                                              DECEMBER 31,
                                                                       --------------------------
(IN MILLIONS)                                                              2011          2010
-------------------------------------------------------------------------------------------------
Fixed annuities                                                           $16,401       $16,520
EIA accumulated host values                                                    58           100
EIA embedded derivatives                                                        2             3
Variable annuity fixed sub-accounts                                         4,852         4,868
Variable annuity GMWB                                                       1,377           337
Variable annuity GMAB                                                         237           104
Other variable annuity guarantees                                              14            13
-------------------------------------------------------------------------------------------------
  Total annuities                                                          22,941        21,945
VUL/UL insurance                                                            2,662         2,588
IUL accumulated host values                                                     4            --
IUL embedded derivatives                                                        3            --
VUL/UL insurance additional liabilities                                       220           143
Other life, DI and LTC insurance                                            5,352         5,004
-------------------------------------------------------------------------------------------------
  Total future policy benefits                                             31,182        29,680
Policy claims and other policyholders' funds                                  121           134
-------------------------------------------------------------------------------------------------
  Total future policy benefits and policy claims and other
  policyholders' funds                                                    $31,303       $29,814
=================================================================================================



Separate account liabilities consisted of the following:

                                                                              DECEMBER 31,
                                                                       --------------------------
(IN MILLIONS)                                                              2011          2010
-------------------------------------------------------------------------------------------------
Variable annuity variable sub-accounts                                    $57,556       $57,862
VUL insurance variable sub-accounts                                         5,575         5,887
Other insurance variable sub-accounts                                          43            46
-------------------------------------------------------------------------------------------------
  Total                                                                   $63,174       $63,795
=================================================================================================



Fixed Annuities
Fixed annuities include both deferred and payout contracts. Deferred contracts offer a guaranteed minimum rate of interest and security of the principal invested. Payout contracts guarantee a fixed income payment for life or the term of the contract. The Company generally invests the proceeds from the annuity payments in fixed rate securities. The Company may hedge the interest rate risks related to fixed annuities with derivative instruments. As of December 31, 2011 and 2010, there were no outstanding derivatives to hedge these risks.

Equity Indexed Annuities
The Index 500 Annuity, the Company's EIA product, is a single premium deferred fixed annuity. The contract is issued with an initial term of seven years and interest earnings are linked to the S&P 500 Index. This annuity has a minimum interest rate guarantee of 3% on 90% of the initial premium, adjusted for any surrenders. The Company generally invests the proceeds from the annuity deposits in fixed rate securities and hedges the equity risk with derivative instruments. See Note 16 for additional information regarding the Company's derivative instruments. In 2007, the Company discontinued new sales of EIAs.

Variable Annuities
Purchasers of variable annuities can select from a variety of investment options and can elect to allocate a portion to a fixed account. A vast majority of the premiums received for variable annuity contracts are held in separate accounts where the assets are held for the exclusive benefit of those contractholders.

Most of the variable annuity contracts issued by the Company contain one or more guaranteed benefits, including GMWB, GMAB, GMDB and GGU provisions. The Company previously offered contracts with GMIB provisions. See Note 2 and Note 10 for additional information regarding the Company's variable annuity guarantees. The Company does not currently

RiverSource Life Insurance Company
--------------------------------------------------------------------------------


hedge its risk under the GMDB, GGU and GMIB provisions. See Note 16 for additional information regarding derivative instruments used to hedge risks related to GMWB and GMAB provisions.

Insurance Liabilities
VUL/UL is the largest group of insurance policies written by the Company. Purchasers of VUL can select from a variety of investment options and can elect to allocate a portion to a fixed account or a separate account. A vast majority of the premiums received for VUL contracts are held in separate accounts where the assets are held for the exclusive benefit of those policyholders. In 2011, the Company began offering IUL insurance. The Company also offers term and whole life insurance as well as disability products. The Company no longer offers LTC products but has in force policies from prior years. Insurance liabilities include accumulation values, unpaid reported claims, incurred but not reported claims and obligations for anticipated future claims.

Portions of the Company's fixed and variable universal life contracts have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

10. VARIABLE ANNUITY AND INSURANCE GUARANTEES

The majority of the variable annuity contracts offered by the Company contain GMDB provisions. The Company also offers variable annuities with GGU, GMWB and GMAB provisions. The Company previously offered contracts containing GMIB provisions. See Note 2 and Note 9 for additional information regarding the Company's variable annuity guarantees.

The GMDB provisions provide a specified minimum return upon death of the contractholder. The death benefit payable is the greater of (i) the contract value less any purchase payment credits subject to recapture and less a pro-rata portion of any rider fees, or (ii) the GMDB provisions specified in the contract. The Company has three primary GMDB provisions:

- Return of premium -- provides purchase payments minus adjusted partial surrenders.

- Reset -- provides that the value resets to the account value every sixth contract anniversary minus adjusted partial surrenders. This provision is often provided in combination with the return of premium provision. This provision is no longer offered.

- Ratchet -- provides that the value ratchets up to the maximum account value at specified anniversary intervals, plus subsequent purchase payments less adjusted partial surrenders.

The variable annuity contracts with GMWB riders typically have account values that are based on an underlying portfolio of mutual funds, the values of which fluctuate based on fund performance. At issue, the guaranteed amount is equal to the amount deposited but the guarantee may be increased annually to the account value (a "step-up") in the case of favorable market performance.

The Company has GMWB riders in force, which contain one or more of the following provisions:

- Withdrawals at a specified rate per year until the amount withdrawn is equal to the guaranteed amount.

- Withdrawals at a specified rate per year for the life of the contractholder ("GMWB for life").

- Withdrawals at a specified rate per year for joint contractholders while either is alive.

- Withdrawals based on performance of the contract.

- Withdrawals based on the age withdrawals begin.

- Once withdrawals begin, the contractholder's funds are moved to one of the three least aggressive asset allocation models (of the five that are available prior to withdrawal).

- Credits are applied annually for a specified number of years to increase the guaranteed amount as long as withdrawals have not been taken.

Variable annuity contractholders age 79 or younger at contract issue can also obtain a principal-back guarantee by purchasing the optional GMAB rider for an additional charge. The GMAB rider guarantees that, regardless of market performance at the end of the 10-year waiting period, the contract value will be no less than the original investment or 80% of the highest anniversary value, adjusted for withdrawals. If the contract value is less than the guarantee at the end of the 10 year period, a lump sum will be added to the contract value to make the contract value equal to the guarantee value.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Certain UL contracts offered by the Company provide secondary guarantee benefits. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

The following table provides information related to variable annuity guarantees for which the Company has established additional liabilities:

                                                        DECEMBER 31, 2011                            DECEMBER 31, 2010
                                    ---------------------------------------------------------------------------------------
                                                     CONTRACT                      WEIGHTED                      CONTRACT
VARIABLE ANNUITY GUARANTEES BY          TOTAL        VALUE IN          NET          AVERAGE         TOTAL        VALUE IN
BENEFIT TYPE(1)                       CONTRACT       SEPARATE        AMOUNT        ATTAINED       CONTRACT       SEPARATE
(IN MILLIONS, EXCEPT AGE)               VALUE        ACCOUNTS      AT RISK(2)         AGE           VALUE        ACCOUNTS
---------------------------------------------------------------------------------------------------------------------------
GMDB:
  Return of premium                    $40,011        $38,275        $  382           63           $37,714        $36,028
  Five/six-year reset                   11,631          9,118           350           63            13,689         11,153
  One-year ratchet                       7,233          6,777           479           64             7,741          7,242
  Five-year ratchet                      1,472          1,418            25           61             1,466          1,414
  Other                                    759            732            93           68               680            649
---------------------------------------------------------------------------------------------------------------------------
    Total -- GMDB                      $61,106        $56,320        $1,329           63           $61,290        $56,486
===========================================================================================================================
GGU DEATH BENEFIT                      $   920        $   868        $   78           63           $   970        $   912
GMIB                                   $   463        $   433        $  106           65           $   597        $   561
GMWB:
  GMWB                                 $ 3,887        $ 3,868        $  236           65           $ 4,341        $ 4,317
  GMWB for life                         23,756         23,625           863           64            20,374         20,259
---------------------------------------------------------------------------------------------------------------------------
    Total -- GMWB                      $27,643        $27,493        $1,099           64           $24,715        $24,576
===========================================================================================================================
GMAB                                   $ 3,516        $ 3,509        $   63           56           $ 3,540        $ 3,523
                                         DECEMBER 31, 2010
                                    ---------------------------
                                                     WEIGHTED
VARIABLE ANNUITY GUARANTEES BY           NET          AVERAGE
BENEFIT TYPE(1)                        AMOUNT        ATTAINED
(IN MILLIONS, EXCEPT AGE)            AT RISK(2)         AGE
---------------------------------------------------------------
GMDB:
  Return of premium                     $173            62
  Five/six-year reset                    312            62
  One-year ratchet                       287            63
  Five-year ratchet                        8            60
  Other                                   61            67
---------------------------------------------------------------
    Total -- GMDB                       $841            62
===============================================================
GGU DEATH BENEFIT                       $ 79            64
GMIB                                    $ 76            64
GMWB:
  GMWB                                  $106            64
  GMWB for life                          129            63
---------------------------------------------------------------
    Total -- GMWB                       $235            63
===============================================================
GMAB                                    $ 22            56


(1) Individual variable annuity contracts may have more than one guarantee and therefore may be included in more than one benefit type. Variable annuity contracts for which the death benefit equals the account value are not shown in this table.

(2) Represents the current guaranteed benefit amount in excess of the current contract value. GMIB, GMWB and GMAB benefits are subject to waiting periods and payment periods specified in the contract.

Changes in additional liabilities for variable annuity and insurance guarantees were as follows:

(IN MILLIONS)                                    GMDB & GGU       GMIB          GMWB          GMAB           UL
--------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2009                          $ 55           $12         $ 1,471        $ 367         $  7
Incurred claims                                       12            (5)         (1,267)        (267)           8
Paid claims                                          (61)           (1)             --           --           --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2009                           6             6             204          100           15
Incurred claims                                       17             3             133            4           59
Paid claims                                          (18)           (1)             --           --           (6)
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2010                           5             8             337          104           68
Incurred claims                                       10             2           1,040          133           53
Paid claims                                          (10)           (1)             --           --          (10)
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2011                        $  5           $ 9         $ 1,377        $ 237         $111
====================================================================================================================



The liabilities for guaranteed benefits are supported by general account assets.

The following table summarizes the distribution of separate account balances by asset type for variable annuity contracts providing guaranteed benefits:

                                                                              DECEMBER 31,
                                                                       --------------------------
(IN MILLIONS)                                                              2011          2010
-------------------------------------------------------------------------------------------------
Mutual funds:
  Equity                                                                  $30,738       $32,310
  Bond                                                                     23,862        22,319
  Other                                                                     1,969         2,208
-------------------------------------------------------------------------------------------------
Total mutual funds                                                        $56,569       $56,837
=================================================================================================



No gains or losses were recognized on assets transferred to separate accounts for the years ended December 31, 2011, 2010 and 2009.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

11. LINES OF CREDIT

RiverSource Life Insurance Company, as the borrower, had an outstanding balance of $300 million and $3 million as of December 31, 2011 and 2010, respectively, under a revolving credit agreement with Ameriprise Financial as the lender. The aggregate amount outstanding under the line of credit may not exceed $800 million at any time. As of December 31, 2011, the interest rate for any borrowing under the agreement was established by reference to LIBOR plus 115 basis points. In January 2012, an amendment to this agreement decreased the interest rate to LIBOR plus 90 basis points, subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. Amounts borrowed may be repaid at any time with no prepayment penalty.

The Company has a revolving credit agreement with Ameriprise Financial as the lender aggregating $200 million. The interest rate for any borrowings is established by reference to LIBOR. There were no amounts outstanding on this line of credit at December 31, 2011 and 2010.

In December 2009, RiverSource Life Insurance Company, as the lender, entered into a revolving credit agreement with Ameriprise Financial as the borrower. This line of credit is not to exceed 3% of RiverSource Life Insurance Company's statutory admitted assets as of the prior year end. As of December 31, 2011, the interest rate for any borrowing was established by reference to LIBOR plus 115 basis points. In January 2012, an amendment to this agreement decreased the interest rate to LIBOR plus 90 basis points, subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. In the event of default, an additional 1% interest will accrue during such period of default. There were no amounts outstanding on this revolving credit agreement as of December 31, 2011 and 2010.

12. BORROWINGS UNDER REPURCHASE AGREEMENTS

The Company enters into repurchase agreements in exchange for cash which it accounts for as secured borrowings. The Company has pledged Available-for-Sale securities consisting of agency residential mortgage backed securities and commercial mortgage backed securities to collateralize its obligation under the repurchase agreements. The fair value of the securities pledged is recorded in investments and was $521 million and $412 million at December 31, 2011 and 2010, respectively. The amount of the Company's liability including accrued interest as of December 31, 2011 and 2010 was $504 million and $397 million, respectively. The weighted average annualized interest rate on the repurchase agreements held as of both December 31, 2011 and 2010 was 0.3%.

13. FAIR VALUES OF ASSETS AND LIABILITIES

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price. The exit price assumes the asset or liability is not exchanged subject to a forced liquidation or distressed sale.

VALUATION HIERARCHY
The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1 Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2 Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

DETERMINATION OF FAIR VALUE
The Company uses valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The Company's market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company's income approach uses valuation techniques to convert future projected cash flows to a single discounted present value amount. When applying either approach, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

ASSETS

Cash Equivalents
Cash equivalents include highly liquid investments with original maturities of 90 days or less. Actively traded money market funds are measured at their net asset value ("NAV") and classified as Level 1. The Company's remaining cash equivalents are classified as Level 2 and measured at amortized cost, which is a reasonable estimate of fair value because of the short time between the purchase of the instrument and its expected realization.

Available-for-Sale Securities
When available, the fair value of securities is based on quoted prices in active markets. If quoted prices are not available, fair values are obtained from third-party pricing services, non-binding broker quotes, or other model-based valuation techniques. Level 1 securities include U.S. Treasuries. Level 2 securities include municipal and corporate bonds, residential mortgage backed securities, commercial mortgage backed securities, asset backed securities and U.S. agency and foreign government securities. The fair value of these Level 2 securities is based on a market approach with prices obtained from third-party pricing services. Observable inputs used to value these securities can include, but are not limited to reported trades, benchmark yields, issuer spreads and non-binding broker quotes. Level 3 securities primarily include corporate bonds, certain non-agency residential mortgage backed securities and asset backed securities. The fair value of corporate bonds and certain asset backed securities classified as Level 3 is typically based on a single non-binding broker quote. The fair value of certain asset backed securities and non-agency residential mortgage backed securities is obtained from third-party pricing services who use significant unobservable inputs to estimate the fair value.

Prices received from third-party pricing services are subjected to exception reporting that identifies investments with significant daily price movements as well as no movements. The Company reviews the exception reporting and resolves the exceptions through reaffirmation of the price or recording an appropriate fair value estimate. The Company also performs subsequent transaction testing. The Company performs annual due diligence of third-party pricing services. The Company's due diligence procedures include assessing the vendor's valuation qualifications, control environment, analysis of asset-class specific valuation methodologies, and understanding of sources of market observable assumptions and unobservable assumptions, if any, employed in the valuation methodology. The Company also considers the results of its exception reporting controls and any resulting price challenges that arise.

Separate Account Assets
The fair value of assets held by separate accounts is determined by the NAV of the funds in which those separate accounts are invested. The NAV represents the exit price for the separate account. Separate account assets are classified as Level 2 as they are traded in principal-to-principal markets with little publicly released pricing information.

Other Assets
Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The fair value of derivatives that are traded in less active over-the-counter markets are generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The counterparties' nonperformance risk associated with uncollateralized derivative assets was immaterial at December 31, 2011 and 2010. See Note 16 for further information on the credit risk of derivative instruments and related collateral.

LIABILITIES

Future Policy Benefits
The Company values the embedded derivative liability attributable to the provisions of certain variable annuity riders using internal valuation models. These models calculate fair value by discounting expected cash flows from benefits plus margins for profit, risk and expenses less embedded derivative fees. The projected cash flows used by these models include observable capital market assumptions (such as, market implied equity volatility and the LIBOR swap curve) and incorporate significant unobservable inputs related to contractholder behavior assumptions (such as withdrawals and lapse rates) and margins for risk, profit and expenses that the Company believes an exit market participant would expect. The fair value of these embedded derivatives also reflects a current estimate of the Company's nonperformance risk specific to these liabilities. Given the significant unobservable inputs to this valuation, these measurements are classified as Level 3. The embedded derivative liability attributable to these provisions is recorded in future policy benefits. The Company uses various Black-Scholes calculations to determine the fair value of the embedded derivative liability associated with the provisions of its EIA and IUL products. The inputs to these calculations are primarily market observable and include interest rates, volatilities and equity index levels. As a result, these measurements are classified as Level 2.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Other Liabilities
Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The fair value of derivatives that are traded in less active over-the-counter markets are generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The Company's nonperformance risk associated with uncollateralized derivative liabilities was immaterial at December 31, 2011 and 2010. See Note 16 for further information on the credit risk of derivative instruments and related collateral.

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis:

                                                                          DECEMBER 31, 2011
                                                       ------------------------------------------------------
(IN MILLIONS)                                             LEVEL 1       LEVEL 2       LEVEL 3        TOTAL
-------------------------------------------------------------------------------------------------------------
Assets
  Available-for-Sale securities:
    Fixed maturities:
     Corporate debt securities                             $ --         $15,076       $1,342        $16,418
     Residential mortgage backed securities                  --           4,255           54          4,309
     Commercial mortgage backed securities                   --           3,615           16          3,631
     State and municipal obligations                         --           1,096           --          1,096
     Asset backed securities                                 --             771          137            908
     Foreign government bonds and obligations                --             144           --            144
     U.S. government and agencies obligations                10              47           --             57
     Other structured investments                            --              --           14             14
-------------------------------------------------------------------------------------------------------------
    Total Available-for-Sale securities: Fixed
    maturities                                               10          25,004        1,563         26,577
  Common stocks                                               1               1           --              2
  Trading securities                                         --              25           --             25
  Cash equivalents                                           --             809           --            809
  Other assets:
    Interest rate derivative contracts                       --           1,801           --          1,801
    Equity derivative contracts                             274           1,041           --          1,315
    Credit derivative contracts                              --               1           --              1
    Foreign currency derivative contracts                    --               7           --              7
-------------------------------------------------------------------------------------------------------------
  Total other assets                                        274           2,850           --          3,124
  Separate account assets                                    --          63,174           --         63,174
-------------------------------------------------------------------------------------------------------------
Total assets at fair value                                 $285         $91,863       $1,563        $93,711
=============================================================================================================

Liabilities
  Future policy benefits:
    EIA embedded derivatives                               $ --         $     2       $   --        $     2
    IUL embedded derivatives                                 --               3           --              3
    GMWB and GMAB embedded derivatives                       --              --        1,585          1,585
-------------------------------------------------------------------------------------------------------------
  Total future policy benefits                               --               5        1,585          1,590(1)
  Other liabilities:
    Interest rate derivative contracts                       --           1,198           --          1,198
    Equity derivative contracts                             297             734           --          1,031
    Foreign currency derivative contracts                    --              10           --             10
-------------------------------------------------------------------------------------------------------------
  Total other liabilities                                   297           1,942           --          2,239
-------------------------------------------------------------------------------------------------------------
Total liabilities at fair value                            $297         $ 1,947       $1,585        $ 3,829
=============================================================================================================



(1) The Company's adjustment for nonperformance risk resulted in a $506 million cumulative decrease to the embedded derivative liability.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

                                                                          DECEMBER 31, 2010
                                                       ------------------------------------------------------
(IN MILLIONS)                                             LEVEL 1       LEVEL 2       LEVEL 3        TOTAL
-------------------------------------------------------------------------------------------------------------
Assets
  Available-for-Sale securities:
    Fixed maturities:
     Corporate debt securities                              $--         $14,637       $1,317        $15,954
     Residential mortgage backed securities                  --           1,915        2,618          4,533
     Commercial mortgage backed securities                   --           4,065           30          4,095
     Asset backed securities                                 --             681          227            908
     State and municipal obligations                         --             770           --            770
     U.S. government and agencies obligations                11              51           --             62
     Foreign government bonds and obligations                --             107           --            107
     Other structured investments                            --              --           13             13
-------------------------------------------------------------------------------------------------------------
    Total Available-for-Sale securities: Fixed
    maturities                                               11          22,226        4,205         26,442
  Common stocks                                               1               1           --              2
  Trading securities                                         --              26           --             26
  Cash equivalents                                           --              76           --             76
  Other assets:
    Interest rate derivative contracts                       --             366           --            366
    Equity derivative contracts                              32             323           --            355
    Credit derivative contracts                              --               4           --              4
-------------------------------------------------------------------------------------------------------------
  Total other assets                                         32             693           --            725
  Separate account assets                                    --          63,795           --         63,795
-------------------------------------------------------------------------------------------------------------
Total assets at fair value                                  $44         $86,817       $4,205        $91,066
=============================================================================================================

Liabilities
  Future policy benefits:
    EIA embedded derivatives                                $--         $     3       $   --        $     3
    GMWB and GMAB embedded derivatives                       --              --          421            421
-------------------------------------------------------------------------------------------------------------
  Total future policy benefits                               --               3          421            424(1)
  Other liabilities:
    Interest rate derivative contracts                       --             379           --            379
    Equity derivative contracts                              18             647           --            665
    Credit derivative contracts                              --               1           --              1
-------------------------------------------------------------------------------------------------------------
  Total other liabilities                                    18           1,027           --          1,045
-------------------------------------------------------------------------------------------------------------
Total liabilities at fair value                             $18         $ 1,030       $  421        $ 1,469
=============================================================================================================



(1) The Company's adjustment for nonperformance risk resulted in a $197 million cumulative decrease to the embedded derivative liability.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

The following tables provide a summary of changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

                                                                                                                       FUTURE
                                                  AVAILABLE-FOR-SALE SECURITIES: FIXED MATURITIES                      POLICY
                                ----------------------------------------------------------------------------------    BENEFITS:
                                               RESIDENTIAL   COMMERCIAL                                               GMWB AND
                                  CORPORATE     MORTGAGE      MORTGAGE        ASSET         OTHER                       GMAB
                                    DEBT         BACKED        BACKED        BACKED      STRUCTURED                   EMBEDDED
(IN MILLIONS)                    SECURITIES    SECURITIES    SECURITIES    SECURITIES    INVESTMENTS      TOTAL      DERIVATIVES
--------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2011           $1,317        $ 2,618        $ 30          $227           $13         $ 4,205       $  (421)
  Total gains (losses)
  included in:
    Net income                          7             48          --             3             1              59(1)     (1,007)(2)
    Other comprehensive income         12            (73)         --            (8)           (2)            (71)           --
  Purchases                           178             26          71            --             3             278            --
  Sales                               (50)            (3)         --            --            --             (53)           --
  Issues                               --             --          --            --            --              --          (149)
  Settlements                        (117)          (456)         --           (18)           (1)           (592)           (8)
  Transfers into Level 3                7             --           1            --            --               8            --
  Transfers out of Level 3            (12)        (2,106)        (86)          (67)           --          (2,271)           --
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2011         $1,342        $    54        $ 16          $137           $14         $ 1,563       $(1,585)
================================================================================================================================
Changes in unrealized gains
  (losses) relating to assets
  and liabilities held at
  December 31, 2011 included
  in:
       Net investment income       $   --        $    --        $ --          $  1           $--         $     1       $    --
       Net realized investment
          gains (losses)               --            (23)         --            --             1             (22)           --
       Benefits, claims,
          losses and
          settlement expenses          --             --          --            --            --              --        (1,035)


(1) Represents a $26 million loss included in net realized investment gains and an $85 million gain included in net investment income in the Consolidated Statements of Income.

(2) Included in benefits, claims, losses and settlement expenses in the Consolidated Statements of Income.

                                                                                                                       FUTURE
                                                  AVAILABLE-FOR-SALE SECURITIES: FIXED MATURITIES                      POLICY
                                ----------------------------------------------------------------------------------    BENEFITS:
                                               RESIDENTIAL   COMMERCIAL                                               GMWB AND
                                  CORPORATE     MORTGAGE      MORTGAGE        ASSET         OTHER                       GMAB
                                    DEBT         BACKED        BACKED        BACKED      STRUCTURED                   EMBEDDED
(IN MILLIONS)                    SECURITIES    SECURITIES    SECURITIES    SECURITIES    INVESTMENTS      TOTAL      DERIVATIVES
--------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2010           $1,239        $2,772         $  72         $215           $11         $4,309         $(299)
  Total gains (losses)
  included in:
    Net income                          1            54             1            6             2             64(1)          4(2)
    Other comprehensive income         30           190            10           22            --            252            --
  Purchases, sales, issues and
    settlements, net                   22          (398)           91           (3)           --           (288)         (126)
  Transfers into Level 3               25            --            --           --            --             25            --
  Transfers out of Level 3             --            --          (144)         (13)           --           (157)           --
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2010         $1,317        $2,618         $  30         $227           $13         $4,205         $(421)
================================================================================================================================
Changes in unrealized gains
  (losses) relating to assets
  and liabilities held at
  December 31, 2010 included
  in:
       Net investment income       $   --        $   78         $  --         $  5           $--         $   83         $  --
       Net realized investment
          gains (losses)               --           (26)           --           --            --            (26)           --
       Benefits, claims,
          losses and
          settlement expenses          --            --            --           --            --             --           (15)



(1) Represents a $21 million loss included in net realized investment gains (losses) and an $85 million gain included in net investment income in the Consolidated Statements of Income.

(2) Included in benefits, claims, losses and settlement expenses in the Consolidated Statements of Income.

The impact to pretax income of the Company's adjustment for nonperformance risk on the fair value of its GMWB and GMAB embedded derivatives was an increase of $168 million and $28 million, net of DAC and DSIC amortization, for the years ended December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, transfers out of Level 3 to Level 2 included certain non-agency residential mortgage backed securities and sub-prime non-agency residential mortgage backed securities classified as asset backed securities with a fair value of $2.2 billion. The transfers reflect improved pricing transparency of these securities, a continuing trend of increased activity in the non-agency residential mortgage backed security market and increased observability of

RiverSource Life Insurance Company
--------------------------------------------------------------------------------


significant inputs to the valuation methodology. All other securities transferred from Level 3 to Level 2 represent securities with fair values that are now obtained from a third-party pricing service with observable inputs. Securities transferred from Level 2 to Level 3 represent securities with fair values that are now based on a single non-binding broker quote.

The Company recognizes transfers between levels of the fair value hierarchy as of the beginning of the quarter in which each transfer occurred.

During the reporting periods, there were no material assets or liabilities measured at fair value on a nonrecurring basis.

The following table provides the carrying value and the estimated fair value of financial instruments that are not reported at fair value. All other financial instruments that are reported at fair value have been included above in the table with balances of assets and liabilities measured at fair value on a recurring basis.

                                                                            DECEMBER 31,
                                                       ------------------------------------------------------
                                                                  2011                        2010
-------------------------------------------------------------------------------------------------------------
                                                         CARRYING        FAIR        CARRYING        FAIR
(IN MILLIONS)                                              VALUE         VALUE         VALUE         VALUE
-------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Commercial mortgage loans, net                          $ 2,473       $ 2,650       $ 2,470       $ 2,558
  Policy loans                                                739           713           729           805
  Other investments                                           308           311           210           224
  Restricted cash                                              26            26            66            66

FINANCIAL LIABILITIES
  Future policy benefits                                  $15,064       $16,116       $15,328       $15,768
  Separate account liabilities                                345           345           395           395
  Line of credit with Ameriprise Financial                    300           300             3             3
  Borrowings under repurchase agreements                      504           502           397           397
  Other liabilities                                           267           263           188           182


Commercial Mortgage Loans, Net
The fair value of commercial mortgage loans, except those with significant credit deterioration, is determined by discounting contractual cash flows using discount rates that reflect current pricing for loans with similar remaining maturities and characteristics, including loan-to-value ratio, occupancy rate, refinance risk, debt-service coverage, location, and property condition. For commercial mortgage loans with significant credit deterioration, fair value is determined using the same adjustments as above with an additional adjustment for the Company's estimate of the amount recoverable on the loan.

Policy Loans
The fair value of policy loans is determined using discounted cash flows.

Other Investments
Other investments primarily consist of syndicated loans and an investment in Federal Home Loan Bank of Des Moines ("FHLB"). The fair value of syndicated loans is obtained from a third-party pricing service. The carrying value of the investment in FHLB is considered a reasonable estimate of the fair value, as this represents the stated exit price for this investment.

Restricted Cash
Restricted cash is generally set aside for specific business transactions and restrictions are specific to the Company and does not transfer to third-party market participants; therefore, the carrying amount is a reasonable estimate of fair value.

Future Policy Benefits
The fair value of fixed annuities, in deferral status, is determined by discounting cash flows using a risk neutral discount rate with adjustments for profit margin, expense margin, early policy surrender behavior, a provision for adverse deviation from estimated early policy surrender behavior and the Company's nonperformance risk specific to these liabilities. The fair value of other liabilities including non-life contingent fixed annuities in payout status, EIA host contracts and the fixed portion of a small number of variable annuity contracts classified as investment contracts is determined in a similar manner.

Separate Account Liabilities
Certain separate account liabilities are classified as investment contracts and are carried at an amount equal to the related separate account assets. Carrying value is a reasonable estimate of the fair value as it represents the exit value as evidenced by withdrawal transactions between contractholders and the Company. A nonperformance adjustment is not included as the related separate account assets act as collateral for these liabilities and minimize nonperformance risk.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Line of Credit with Ameriprise Financial
The fair value of the line of credit is determined by discounting cash flows with an adjustment for the Company's nonperformance risk specific to this liability.

Borrowings under Repurchase Agreements
The fair value of borrowings under agreements to repurchase is obtained from a third-party pricing service. A nonperformance adjustment is not included as collateral requirements for these borrowings minimize the nonperformance risk.

Other Liabilities
Other liabilities consisted of future funding commitments to affordable housing partnerships. The fair value of the future funding commitments is determined by discounting cash flows.

14. RELATED PARTY TRANSACTIONS

Columbia Management Investment Advisers, LLC is the investment manager for the proprietary mutual funds used as investment options by the Company's variable annuity contractholders and variable life insurance policyholders. The Company provides all fund management services, other than investment management, and is compensated for the administrative services it provides. For the years ended December 31, 2011, 2010 and 2009, the Company received $222 million, $136 million and $87 million, respectively, from Columbia Management Investment Advisers, LLC for these services.

Charges by Ameriprise Financial and affiliated companies to the Company for use of joint facilities, technology support, marketing services and other services aggregated $530 million, $527 million and $580 million for 2011, 2010 and 2009, respectively. Certain of these costs are included in DAC. Expenses allocated to the Company may not be reflective of expenses that would have been incurred by the Company on a stand-alone basis.

Dividends paid and received by RiverSource Life Insurance Company were as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Cash dividends paid to Ameriprise Financial                        $750          $500           $--
Non-cash dividends paid to Ameriprise Financial                     850            --            --
Cash dividends received from RiverSource Life of NY                  79            28            --
Cash dividends received from RTA                                     53            63            22
Cash dividends received from RiverSource REO 1, LLC                   3            --            --


Notifications to state insurance regulators were made in advance of payments of dividends for amounts in excess of statutorily defined thresholds. See Note 15 for additional information.

During 2011, RiverSource Life Insurance Company made cash contributions to RTA of $111 million for ongoing funding commitments related to affordable housing partnership investments.

During 2010, the Company received a non-cash capital contribution of $14 million comprised of affordable housing partnership investments from Ameriprise Financial.

During 2009, RiverSource Life Insurance Company received a non-cash capital contribution of $131 million comprised of two buildings and the related land from Ameriprise Financial. As part of the transaction, RiverSource Life Insurance Company entered into an agreement to lease the buildings to Ameriprise Financial. In addition, RiverSource Life Insurance Company received a non-cash capital contribution of $200 million consisting of a reduction of the outstanding balance due to Ameriprise Financial under a line of credit. See Note 11 for more information on the Company's lines of credit.

Beginning in 2010, the Company's taxable income was included in the consolidated federal income tax return of Ameriprise Financial. Amounts due from Ameriprise Financial for federal income taxes were $86 million and $31 million at December 31, 2011 and 2010, respectively.

During 2009, the Company sold corporate bonds of $27 million to Ameriprise Financial and recognized a gain of $9 million.

15. STATUTORY CAPITAL AND SURPLUS

State insurance statutes contain limitations as to the amount of dividends or distributions that insurers may make without providing prior notification to state regulators. For RiverSource Life Insurance Company, dividends or distributions in excess of unassigned surplus, as determined in accordance with accounting practices prescribed by the State of Minnesota, require advance notice to the Minnesota Department of Commerce, RiverSource Life Insurance Company's primary regulator, and are subject to potential disapproval. RiverSource Life Insurance Company's statutory unassigned surplus aggregated $(296) million and $810 million as of December 31, 2011 and 2010, respectively.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

In addition, dividends or distributions, whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceed the greater of the previous year's statutory net gain from operations or 10% of the previous year-end statutory capital and surplus are referred to as "extraordinary dividends." Extraordinary dividends also require advance notice to the Minnesota Department of Commerce, and are subject to potential disapproval.

Statutory net gain from operations and net income for the years ended December 31 and capital and surplus as of December 31 are summarized as follows:

(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
                                                                (unaudited)
Statutory net gain (loss) from operations(1)                      $ (475)       $1,200        $1,793
Statutory net income (loss)(1)                                      (599)        1,112         1,887
Statutory capital and surplus                                      2,681         3,735         3,371


(1) Statutory net gain (loss) from operations and statutory net income (loss) are significantly impacted by changes in reserves for variable annuity guaranteed benefits, however these impacts are substantially offset by unrealized gains (losses) on derivatives which are not included in statutory income but are recorded directly to surplus.

16. DERIVATIVES AND HEDGING ACTIVITIES

Derivative instruments enable the Company to manage its exposure to various market risks. The value of such instruments is derived from an underlying variable or multiple variables, including equity and interest rate indices or prices. The Company primarily enters into derivative agreements for risk management purposes related to the Company's products and operations.

The Company currently uses derivatives as economic hedges and accounting hedges. The following table presents the balance sheet location and the gross fair value of derivative instruments, including embedded derivatives:

                                                    ASSET                                      LIABILITY
DERIVATIVES NOT              BALANCE     ---------------------------      BALANCE     ---------------------------
DESIGNATED                    SHEET      DECEMBER 31,   DECEMBER 31,       SHEET      DECEMBER 31,   DECEMBER 31,
AS HEDGING INSTRUMENTS      LOCATION         2011           2010         LOCATION         2011           2010
-----------------------------------------------------------------------------------------------------------------
                                                (IN MILLIONS)                                (IN MILLIONS)
GMWB AND GMAB
  Interest rate                                                        Other
  contracts               Other assets      $1,801          $366       liabilities       $1,198         $  379
                                                                       Other
  Equity contracts        Other assets       1,314           354       liabilities        1,031            665
                                                                       Other
  Credit contracts        Other assets           1             4       liabilities           --              1
  Foreign currency                                                     Other
  contracts               Other assets           7            --       liabilities           10             --
                                                                       Future
  Embedded                Not                                          policy
  derivatives(1)          applicable            --            --       benefits           1,585            421
                                         ---------------------------                  ---------------------------
    Total GMWB and GMAB                      3,123           724                          3,824          1,466
                                         ---------------------------                  ---------------------------
OTHER DERIVATIVES:
EQUITY
                                                                       Other
  EIA                     Other assets          --             1       liabilities           --             --
                                                                       Future
  EIA embedded            Not                                          policy
  derivatives             applicable            --            --       benefits               2              3
                                                                       Other
  IUL                     Other assets           1            --       liabilities           --             --
                                                                       Future
  IUL embedded            Not                                          policy
  derivatives             applicable            --            --       benefits               3             --
                                         ---------------------------                  ---------------------------
    Total other                                  1             1                              5              3
                                         ---------------------------                  ---------------------------
Total derivatives                           $3,124          $725                         $3,829         $1,469
                                         ===========================                  ===========================



(1) The fair values of GMWB and GMAB embedded derivatives fluctuate based on changes in equity, interest rate and credit markets.

See Note 13 for additional information regarding the Company's fair value measurement of derivative instruments.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

The following table presents a summary of the impact of derivatives not designated as hedging instruments on the Consolidated Statements of Income for the years ended December 31:

                                LOCATION OF
                                GAIN (LOSS)
                                    ON                         AMOUNT OF GAIN (LOSS) ON
                                DERIVATIVES                DERIVATIVES RECOGNIZED IN INCOME
DERIVATIVES NOT DESIGNATED      RECOGNIZED        --------------------------------------------------
AS HEDGING INSTRUMENTS           IN INCOME            2011               2010               2009
----------------------------------------------------------------------------------------------------
                                                                     (IN MILLIONS)
GMWB AND GMAB
                               Benefits,
                               claims,
                               losses and
                               settlement
  Interest rate contracts      expenses              $   709             $  95             $  (435)
                               Benefits,
                               claims,
                               losses and
                               settlement
  Equity contracts             expenses                  326              (370)             (1,245)
                               Benefits,
                               claims,
                               losses and
                               settlement
  Credit contracts             expenses                  (12)              (44)                (65)
                               Benefits,
                               claims,
                               losses and
                               settlement
  Foreign currency contracts   expenses                   (2)               --                  --
                               Benefits,
                               claims,
                               losses and
                               settlement
  Embedded derivatives(1)      expenses               (1,165)             (121)              1,533
----------------------------------------------------------------------------------------------------
    Total GMWB and GMAB                                 (144)             (440)               (212)
----------------------------------------------------------------------------------------------------

OTHER DERIVATIVES:
EQUITY
                               Benefits,
                               claims,
                               losses and
                               settlement
  GMDB                         expenses                   --                (4)                (10)
                               Interest
                               credited to
                               fixed
  EIA                          accounts                   (1)                2                   4
                               Interest
                               credited to
                               fixed
  EIA embedded derivatives     accounts                    1                 7                   7
                               Interest
                               credited to
                               fixed
  IUL                          accounts                    1                --                  --
                               Interest
                               credited to
                               fixed
  IUL embedded derivatives     accounts                   (3)               --                  --
----------------------------------------------------------------------------------------------------
    Total other                                           (2)                5                   1
----------------------------------------------------------------------------------------------------
Total derivatives                                    $  (146)            $(435)            $  (211)
====================================================================================================



(1) The fair values of GMWB and GMAB embedded derivatives fluctuate based on changes in equity, interest rate and credit markets.

The Company holds derivative instruments that either do not qualify or are not designated for hedge accounting treatment. These derivative instruments are used as economic hedges of equity, interest rate and credit risk related to various products and transactions of the Company.

The majority of the Company's annuity contracts contain GMDB provisions, which may result in a death benefit payable that exceeds the contract accumulation value when market values of customers' accounts decline. Certain annuity contracts contain GMWB or GMAB provisions, which guarantee the right to make limited partial withdrawals each contract year regardless of the volatility inherent in the underlying investments or guarantee a minimum accumulation value of consideration received at the beginning of the contract period, after a specified holding period, respectively. The Company economically hedges the exposure related to non-life contingent GMWB and GMAB provisions primarily using various futures, options, interest rate swaptions, interest rate swaps, variance swaps and credit default swaps. At December 31, 2011 and 2010, the gross notional amount of derivative contracts for the Company's GMWB and GMAB provisions was $104.7 billion and $55.5 billion, respectively. The Company had previously entered into a limited number of derivative contracts to economically hedge equity exposure related to GMDB provisions on variable annuity contracts written in 2009. As of both December 31, 2011 and 2010, the Company did not have any outstanding hedges on its GMDB provisions. The deferred premium associated with some of the above options is paid or received semi-annually over the life of the option contract.

The following is a summary of the payments the Company is scheduled to make and receive for these options:

                                                                         PREMIUMS      PREMIUMS
(IN MILLIONS)                                                             PAYABLE     RECEIVABLE
-------------------------------------------------------------------------------------------------
2012                                                                       $372           $41
2013                                                                        349            26
2014                                                                        324            24
2015                                                                        296            22
2016                                                                        265            15
2017-2026                                                                   925            34


Actual timing and payment amounts may differ due to future contract settlements, modifications or exercises of options prior to the full premium being paid or received.

EIA and IUL products have returns tied to the performance of equity markets. As a result of fluctuations in equity markets, the obligation incurred by the Company related to EIA and IUL products will positively or negatively impact earnings over the life of these products. As a means of economically hedging its obligations under the provisions of these products, the Company enters into index options and futures contracts. The gross notional amount of EIA derivative contracts was $25 million and $89 million at December 31, 2011 and 2010, respectively. The gross notional amount of IUL derivative contracts was $12 million at December 31, 2011.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

EMBEDDED DERIVATIVES
Certain annuities contain GMAB and non-life contingent GMWB provisions, which are considered embedded derivatives. In addition, the equity component of the EIA and IUL product obligations are also considered embedded derivatives. These embedded derivatives are bifurcated from their host contracts and reported on the Consolidated Balance Sheets at fair value with changes in fair value reported in earnings. As discussed above, the Company uses derivatives to mitigate the financial statement impact of these embedded derivatives.

CASH FLOW HEDGES
The Company has amounts classified in accumulated other comprehensive income related to gains and losses associated with the effective portion of previously designated cash flow hedges. The Company reclassifies these amounts into income as the forecasted transactions impact earnings. During the years ended December 31, 2011 and 2010, the Company held no derivatives that were designated as cash flow hedges.

At December 31, 2011, the Company expects to reclassify $6 million of deferred loss on derivative instruments from accumulated other comprehensive income to earnings during the next 12 months that will be recorded in net investment income. These were originally losses on derivative instruments related to interest rate swaptions. During the years ended December 31, 2011 and 2010, no hedge relationships were discontinued due to forecasted transactions no longer being expected to occur according to the original hedge strategy. For the years ended December 31, 2011, 2010 and 2009, amounts recognized in earnings on derivative transactions that were ineffective were not material.

The following is a summary of unrealized derivative losses included in accumulated other comprehensive income related to cash flow hedges:

(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Net unrealized derivative losses at January 1                      $(30)         $(34)         $(38)
Reclassification of realized losses(1)                                6             6             6
Income tax benefit                                                   (2)           (2)           (2)
-------------------------------------------------------------------------------------------------------
Net unrealized derivative losses at December 31                    $(26)         $(30)         $(34)
=======================================================================================================



(1) Loss reclassified from accumulated other comprehensive income to net investment income on the Consolidated Statements of Income.

Currently, the longest period of time over which the Company is hedging exposure to the variability in future cash flows is seven years and relates to interest credited on forecasted fixed premium product sales.

CREDIT RISK
Credit risk associated with the Company's derivatives is the risk that a derivative counterparty will not perform in accordance with the terms of the applicable derivative contract. To mitigate such risk, the Company has established guidelines and oversight of credit risk through a comprehensive enterprise risk management program that includes members of senior management. Key components of this program are to require preapproval of counterparties and the use of master netting arrangements and collateral arrangements whenever practical. As of December 31, 2011 and 2010, the Company held $635 million and $25 million, respectively, in cash and cash equivalents and recorded a corresponding liability in other liabilities for collateral the Company is obligated to return to counterparties. As of December 31, 2011 and 2010, the Company had accepted additional collateral consisting of various securities with a fair value of $186 million and $23 million, respectively, which are not reflected on the Consolidated Balance Sheets. As of December 31, 2011 and 2010, the Company's maximum credit exposure related to derivative assets after considering netting arrangements with counterparties and collateral arrangements was approximately $61 million and $25 million, respectively.

Certain of the Company's derivative instruments contain provisions that adjust the level of collateral the Company is required to post based on the Company's financial strength rating (or based on the debt rating of the Company's parent, Ameriprise Financial). Additionally, certain of the Company's derivative contracts contain provisions that allow the counterparty to terminate the contract if the Company does not maintain a specific financial strength rating or Ameriprise Financial's debt does not maintain a specific credit rating (generally an investment grade rating). If these termination provisions were to be triggered, the Company's counterparty could require immediate settlement of any net liability position. At December 31, 2011 and 2010, the aggregate fair value of all derivative instruments in a net liability position containing such credit risk features was $106 million and $412 million, respectively. The aggregate fair value of assets posted as collateral for such instruments as of December 31, 2011 and 2010 was $98 million and $406 million, respectively. If the credit risk features of derivative contracts that were in a net liability position at December 31, 2011 and 2010 were triggered, the additional fair value of assets needed to settle these derivative liabilities would have been $8 million and $6 million, respectively.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

17. INCOME TAXES

The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies. The Company provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded.

The components of income tax provision were as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Current income tax:
  Federal                                                          $137          $(167)        $325
  State                                                               3              3            1
-------------------------------------------------------------------------------------------------------
    Total current income tax                                        140           (164)         326
Deferred income tax:
  Federal                                                            29            417          (80)
  State                                                              (1)            (1)          (1)
-------------------------------------------------------------------------------------------------------
    Total deferred income tax                                        28            416          (81)
-------------------------------------------------------------------------------------------------------
Total income tax provision                                         $168          $ 252         $245
=======================================================================================================



The principal reasons that the aggregate income tax provision is different from that computed by using the U.S. statutory rate of 35% are as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                   2011          2010          2009
-------------------------------------------------------------------------------------------------------
Tax at U.S. statutory rate                                          35.0%        35.0%         35.0%
Changes in taxes resulting from:
  Tax-exempt interest and dividend income                          (13.5)        (6.6)         (7.2)
  State taxes, net of federal benefit                                0.1          0.1            --
  Low income housing credit                                         (1.6)        (1.4)         (2.0)
  Foreign tax credit, net of addback                                (1.6)        (1.1)         (1.0)
  Taxes applicable to prior years                                     --         (1.9)          0.1
  Other, net                                                        (0.6)          --            --
-------------------------------------------------------------------------------------------------------
Income tax provision                                                17.8%        24.1%         24.9%
=======================================================================================================



The Company's effective tax rate was 17.8%, 24.1% and 24.9% for the years ended December 31, 2011, 2010 and 2009, respectively. The decrease in the effective tax rate compared to the prior year primarily reflects a favorable audit settlement related to the dividends received deduction as well as lower pretax income relative to tax advantaged items.

Deferred income tax assets and liabilities result from temporary differences between the assets and liabilities measured for GAAP reporting versus income tax return purposes. The significant components of the Company's deferred income tax assets and liabilities are reflected in the following table:

                                                                              DECEMBER 31,
                                                                       --------------------------
(IN MILLIONS)                                                              2011          2010
-------------------------------------------------------------------------------------------------
Deferred income tax assets:
  Liabilities for future policy benefits                                  $1,589        $1,306
  Investment related                                                          --           159
  Capital loss and tax credit carryforwards                                   30            31
-------------------------------------------------------------------------------------------------
Gross deferred income tax assets                                           1,619         1,496
-------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
  DAC                                                                      1,379         1,429
  Net unrealized gains on Available-for-Sale securities                      441           364
  Investment related                                                         190            --
  DSIC                                                                       180           191
  Other                                                                       49            26
-------------------------------------------------------------------------------------------------
Gross deferred income tax liabilities                                      2,239         2,010
-------------------------------------------------------------------------------------------------
Net deferred income tax liabilities                                       $ (620)       $ (514)
=================================================================================================



The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. Included in deferred tax assets is a significant deferred tax asset relating to capital losses that have been recognized for financial statement purposes but not yet for tax return purposes as well as future deductible capital

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

losses realized for tax return purposes. Under current U.S. federal income tax law, capital losses generally must be used against capital gain income within five years of the year in which the capital losses are recognized for tax purposes.

Significant judgment is required in determining if a valuation allowance should be established, and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business including the ability to generate capital gains. Consideration is given to, among other things in making this determination, (i) future taxable income exclusive of reversing temporary differences and carryforwards, (ii) future reversals of existing taxable temporary differences, (iii) taxable income in prior carryback years, and (iv) tax planning strategies. Based on analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will not allow the Company to realize all of certain state NOLs and therefore a valuation allowance of $4 million was established as of December 31, 2011.

The Company has tax benefits related to capital loss carryforwards of $30 million which expire beginning December 31, 2015.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Balance at January 1                                               $ 83          $ (77)        $(89)
Additions (reductions) based on tax positions related to the
current year                                                         (1)            --            1
Additions for tax positions of prior years                           79            322           18
Reductions for tax positions of prior years                          (7)          (196)          (7)
Settlements                                                         (20)            34           --
-------------------------------------------------------------------------------------------------------
Balance at December 31                                             $134          $  83         $(77)
=======================================================================================================



If recognized, approximately $12 million, $39 million and $49 million, net of federal tax benefits, of unrecognized tax benefits as of December 31, 2011, 2010 and 2009, respectively, would affect the effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the income tax provision. The Company recognized a net increase of $57 million and reductions of $8 million and $1 million in interest and penalties for the years ended December 31, 2011, 2010 and 2009, respectively. At December 31, 2011 and 2010, the Company had a payable of $33 million and a receivable of $24 million, respectively, related to accrued interest and penalties.

It is reasonably possible that the total amounts of unrecognized tax benefits will change in the next 12 months. Based on the current audit position of the Company, it is estimated that the total amount of gross unrecognized tax benefits may decrease by $133 million in the next 12 months.

The Company or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Internal Revenue Service ("IRS") had completed its field examination of the 1997 through 2007 tax returns in recent years. However, for federal income tax purposes, these years except for 2007, continue to remain open as a consequence of certain issues under appeal. The IRS is currently auditing the Company's income tax returns for 2008 and 2009. The Company or certain of its subsidiaries' state income tax returns are currently under examination by various jurisdictions for years ranging from 1999 through 2009. The Company's federal and state income tax returns remain open for years after 2009.

It is possible there will be corporate tax reform in the next few years. While impossible to predict, corporate tax reform is likely to include a reduction in the corporate tax rate coupled with reductions in tax preferred items. Any changes could have a material impact on the Company's income tax expense and deferred tax balances.

The items comprising other comprehensive income (loss) are presented net of the following income tax provision amounts:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
(IN MILLIONS)                                                      2011          2010          2009
-------------------------------------------------------------------------------------------------------
Net unrealized securities gains                                     $75          $157          $587
Net unrealized derivative losses                                     (2)           (2)           (2)
-------------------------------------------------------------------------------------------------------
Net income tax provision                                            $73          $155          $585
=======================================================================================================



18. COMMITMENTS AND CONTINGENCIES

At December 31, 2011 and 2010, the Company had no material commitments to purchase investments other than mortgage loan fundings. See Note 6 for additional information.

The Company's annuity and life products all have minimum interest rate guarantees in their fixed accounts. As of December 31, 2011, these guarantees range up to 5.0%. To the extent the yield on the Company's invested assets portfolio declines below its target spread plus the minimum guarantee, the Company's profitability would be negatively affected.

RiverSource Life Insurance Company
--------------------------------------------------------------------------------

Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. With regard to an industry-wide investigation of unclaimed property and escheatment practices and procedures, the Company is responding to regulatory audits, market conduct examinations and other inquires (including inquiries from the States of Minnesota and New York). The Company has cooperated and will continue to cooperate with the applicable regulators regarding their inquiries.

The Company is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. The Company believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory investigation or proceeding that is likely to have a material adverse effect on its consolidated financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

The Company is required by law to be a member of the guaranty fund association in every state where they are licensed to do business. In the event of insolvency of one or more unaffiliated insurance companies, the Company could be adversely affected by the requirement to pay assessments to the guaranty fund associations. The financial crisis of 2008 and 2009 and subsequent uncertainty and volatility in the U.S. economy and financial markets have weakened the financial condition of numerous insurers, including insurers currently in receiverships, increasing the risk of triggering guaranty fund assessments.

Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of the Company or the insurance industry generally.

S-6542-20A (9/12)

                            PART C: OTHER INFORMATION

Item 26. Exhibits - Except as noted below, all required exhibits have been previously filed and are incorporated by reference from prior Registration Statements of the Depositor.

(a)(1) Resolution of Board of Directors of IDS Life Insurance Company establishing the Trust, adopted May 9, 1985, filed as Exhibit 1(a) to Post-Effective Amendment No. 12, File No. 33-11165 is incorporated herein by reference.

(a)(2) Resolution of Board of Directors of IDS Life Insurance Company reconstituting the Trust, adopted October 16, 1985, filed electronically as
Exhibit 1(b) to Post-Effective Amendment No. 12, File No. 33-11165 is incorporated herein by reference.

(a)(3) Board Resolution for establishment of 41 subaccounts dated April 25, 2000, filed electronically as Exhibit 8(a) to Registrant's Post-Effective Amendment No. 1, File No. 333-69777 is incorporated herein by reference.

(a)(4) Board Resolution for establishment of subaccount FND, to invest in shares of AXP(SM) Variable Portfolio - New Dimensions Fund dated October 29, 1999, filed electronically as Exhibit 8(b) to Registrant's Post-Effective Amendment No. 1 File No. 333-69777 is incorporated herein by reference.

(a)(5) Board Resolution for establishment of 81 subaccounts dated August 30, 2005, filed electronically as Exhibit (a)(5) to Registrant's Post-Effective Amendment No. 27 (File No. 333-69777) is incorporated herein by reference.

(a)(6) Unanimous Written Consent of the Board of Directors In Lieu of a Meeting for the IDS Life Insurance Company adopted December 8, 2006, for the Re-designation of the Separate Accounts to Reflect Entity Consolidation and Rebranding filed as Exhibit (a)(6) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

(a)(7) Board Resolution for establishment of 91 subaccounts dated April 24, 2007, filed electronically as Exhibit (a)(7) to Post-Effective Amendment No. 30 to Registration Statement No. 333-69777 is incorporated herein by reference.

(a)(8) Board Resolution for establishment of 101 subaccounts dated April 15, 2011, filed electronically as Exhibit (a)(9) to Post-Effective Amendment No. 29 to Registration Statement No. 33-62457 is incorporated herein by reference.

(a)(9) Board Resolution for establishment of 67 new subaccounts dated September 5, 2012 is filed electronically herewith.

(b)  Not applicable.

(c) Form of Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance filed electronically as
Exhibit 3.1 to Initial Registration Statement on Form N-4 for RiverSource Variable Annuity Account (previously American Enterprise Variable Annuity Account), RiverSource Signature(SM) Select Variable Annuity and RiverSource Signature(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated herein by reference.

(d)(1) Copy of Flexible Premium Variable Adjustable Life Insurance Policy (VUL
5) filed electronically as Exhibit (d)(1) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(2) Copy of Waiver of Monthly Deduction Rider for Total Disability filed electronically as Exhibit (d)(2) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(3) Copy of Waiver of Premium Rider for Total Disability filed electronically as Exhibit (d)(3) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(4) Copy of Children's Level Term Insurance Rider filed electronically as Exhibit (d)(4) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(5) Copy of Accidental Death Benefit Rider filed electronically as Exhibit
(d)(5) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(6) Copy of Accelerated Death Benefit Rider for Terminal Illness filed electronically as Exhibit (d)(6) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(7) Copy of Automatic Increase Benefit Rider filed electronically as Exhibit
(d)(7) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(8) Copy of Charitable Giving Benefit Rider filed electronically as Exhibit
(d)(8) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(9) Copy of Overloan Protection Benefit filed electronically as Exhibit
(d)(9) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(d)(10) Copy of AdvanceSource(R) Accelerated Benefit Rider filed electronically as Exhibit (d)(8) to Post-Effective Amendment No. 39 to Registration Statement No. 333-69777 is incorporated herein by reference.

(d)(11) Copy of Endorsement to the Flexible Premium Variable Life Insurance Policy (VUL IV/VUL IV-ES) filed electronically as Exhibit (d)(9) to Post-Effective Amendment No. 39 to Registration Statement No. 333-69777 is incorporated herein by reference.

(e)(1)Form of Application for Life and Disability Income Insurance filed electronically as Exhibit (e)(1) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(e)(2)Form of Application for AdvanceSource (R) Accelerated Benefit Rider filed electronically as Exhibit (e)(2) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

(f)(1) Copy of Certificate of Amendment of Certificate of Incorporation of IDS Life Insurance Company dated June 22, 2006, filed electronically as Exhibit 27(f)(1) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

(f)(2) Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed electronically as Exhibit 27(f)(2) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

(g)(1) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 3337, dated August 30, 2005, filed electronically as Exhibit (g)(1) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(2) Redacted copy of the First Amendment to the Automatic YRT Reinsurance Agreement, identified as Treaty 3337 and dated April 1, 1990, between IDS Life Insurance Company and Reinsurer, effective January 24, 2006 filed electronically as Exhibit (g)(2) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(3) Redacted copy of Letter of Intent between IDS Life Insurance Company and Reinsurer effective August 30, 2005 filed electronically as Exhibit (g)(3) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(4) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 3007, dated November 25, 2003, filed electronically as Exhibit (g)(4) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(5) Redacted copy of Amendment to the Automatic YRT Reinsurance Agreement, identified as Treaty 3007 and dated November 25, 2003, between IDS Life Insurance Company and Reinsurer, effective January 1, 2005, filed electronically as Exhibit (g)(5) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(6) Redacted copy of Amendment to the Automatic YRT Reinsurance Agreement, identified as Treaty 3007 and dated November 25, 2003, between IDS Life Insurance Company and Reinsurer, effective January 1, 2005, filed electronically as Exhibit (g)(6) to Registrant's Post-

Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(7) Redacted copy of Amendment to the Automatic YRT Reinsurance Agreement, identified as Treaty 3007 and dated November 25, 2003, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit (g)(7) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(8) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer dated November 25, 2002, filed electronically as Exhibit (g)(8) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(9) Redacted copy of Amendment to the Automatic YRT Reinsurance Agreement dated November 25, 2002, between IDS Life Insurance Company and Reinsurer effective January 1, 2005, filed electronically as Exhibit (g)(9) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(10) Redacted copy of Amendment to the Automatic YRT Reinsurance Agreement dated November 25, 2002, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit (g)(10) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(11) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 1321, dated August 30, 2005, filed electronically as Exhibit (g)(11) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(12) Redacted copy of the First Amendment to the Automatic YRT Reinsurance Agreement identified as Treaty Number 1321 and dated August 30, 2005, between IDS Life Insurance Company and Reinsurer effective January 24, 2006, filed electronically as Exhibit (g)(12) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(13) Redacted copy of Letter of Intent between IDS Life Insurance Company and Reinsurer effective August 30, 2005, filed electronically as Exhibit (g)(13) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(14) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 103, dated November 25, 2002, filed electronically as Exhibit (g)(14) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(15) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 0094-4206, dated November 25, 2002, filed electronically as Exhibit (g)(15) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(16) Redacted copy of Amendment Number 1 to the Automatic YRT Reinsurance Agreement dated November 25, 2002, between IDS Life Insurance Company and Reinsurer effective January 1, 2004 filed electronically as Exhibit (g)(16) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(17) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 7449-1, dated November 25, 2002, filed electronically as Exhibit (g)(17) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(18) Redacted copy of Amendment Number 1 to the Automatic YRT Reinsurance Agreement identified as Treaty Number 7449-1 and dated November 25, 2002, between IDS Life Insurance Company and Reinsurer effective January 1, 2005 filed electronically as Exhibit (g)(18) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(19) Redacted copy of Amendment Number 2 to the Automatic YRT Reinsurance Agreement identified as Treaty Number 7449-1 and dated November 25, 2002, between IDS Life Insurance Company and Reinsurer effective January 1, 2005, filed electronically as Exhibit (g)(19) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(20) Redacted copy of Automatic and Facultative Reinsurance Agreement between IDS Life Insurance Company and Reinsurer dated April 29, 1999, filed electronically as Exhibit (g)(20) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(21) Redacted copy of Amendment to the Automatic YRT Reinsurance Agreement dated November April 29, 1999, between IDS Life Insurance Company and Reinsurer effective January 1, 2001 filed electronically as Exhibit (g)(21) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(22) Redacted copy of Amendment to the Automatic and Facultative Reinsurance Agreement between IDS Life Insurance Company and Reinsurer dated April 29, 1999, filed electronically as Exhibit (g)(22) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(23) Redacted copy of Amendment to the Automatic and Facultative Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer effective January 1, 2006 filed electronically as Exhibit (g)(23) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(24) Redacted copy of the Second Amendment to the Automatic and Facultative Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer effective January 1, 2001 filed electronically as Exhibit (g)(24) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(25) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 10401-00-00, dated August 30, 2005, filed electronically as Exhibit (g)(25) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(26) Redacted copy of the First Amendment to the Automatic YRT Reinsurance Agreement identified as Treaty Number 10401-00-00 and dated August 30, 2005, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit
(g)(26) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(27) Redacted copy of Letter of Intent between IDS Life Insurance Company and Reinsurer effective August 30, 2005, filed electronically as Exhibit (g)(27) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(28) Redacted copy of Automatic and Facultative YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer dated April 29, 1999, filed electronically as Exhibit (g)(28) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(29) Redacted copy of Amendment to the Automatic and Facultative YRT Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer effective January 1, 2001 filed electronically as Exhibit (g)(29) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(30) Redacted copy of the Second Amendment to the Automatic and Facultative YRT Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit (g)(30) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(31) Redacted copy of Automatic and Facultative YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer dated April 29, 1999, filed electronically as Exhibit (g)(31) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(32) Redacted copy of Amendment to the Automatic and Facultative Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer effective January 1, 2001, filed electronically as Exhibit (g)(32) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(33) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 836301, dated August 30, 2005, filed electronically as Exhibit (g)(33) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(34) Redacted copy of Letter of Intent between IDS Life Insurance Company and Reinsurer effective August 30, 2005, filed electronically as Exhibit (g)(34) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(35) Redacted copy of the First Amendment to the Automatic YRT Agreement identified as Treaty 836301 and dated August 30, 2005, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit (g)(35) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(36) Redacted copy of Automatic and Facultative YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer dated April 29, 1999, filed electronically as Exhibit (g)(36) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(37) Redacted copy of Amendment to the Automatic and Facultative Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer effective January 1, 2001, filed electronically as Exhibit (g)(37) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(38) Redacted copy of the Second Amendment to the Automatic and Facultative Reinsurance Agreement dated April 29, 1999, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit (g)(38) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(39) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company and Reinsurer, identified as Treaty 3310-02, dated August 30, 2005, filed electronically as Exhibit (g)(39) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(40) Redacted copy of Letter of Intent between IDS Life Insurance Company and Reinsurer effective August 30, 2005, filed electronically as Exhibit (g)(40) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(g)(41) Redacted copy of the First Amendment to the Automatic YRT Reinsurance Agreement, identified as Treaty 3310-02 and dated August 30, 2005, between IDS Life Insurance Company and Reinsurer filed electronically as Exhibit (g)(41) to Registrant's Post-Effective Amendment No. 27, File No. 333-69777 is incorporated herein by reference.

(h)(1) Copy of Amended and Restated Fund Participation Agreement dated January 1, 2007, among Variable Insurance Products Funds, Fidelity Distributors Corporation and RiverSource Life Insurance Company filed electronically as
Exhibit 8.6 to RiverSource Variable Annuity Account's Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008, is incorporated herein by reference.

(h)(2) Copy of Amended and Restated Fund Participation Agreement dated June 1, 2006, by and among American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. and American

Century Investment Services, Inc. filed electronically as Exhibit 27(h)(3) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(3) Copy of Amended and Restated Fund Participation Agreement dated March 30, 2007, among Oppenheimer Variable Account Funds, Oppenheimer Funds, Inc. and RiverSource Life Insurance Company filed electronically as Exhibit 8.21 to RiverSource Variable Annuity Account's Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008 is incorporated herein by reference.

(h)(4) Copy of Participation Agreement dated March 1, 2006, among IDS Life Insurance Company, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC filed electronically as Exhibit 8.19 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

(h)(5) Copy of Amended and Restated Participation Agreement dated August 1, 2005, by and between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., American Centurion Life Assurance Company, American Enterprise Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York and Ameriprise Financial Services, Inc. (formerly American Express Financial Advisors Inc.) filed electronically as Exhibit (h)(10) to Post-Effective Amendment No. 27 to Registration Statement No. 333-69777 is incorporated herein by reference.

(h)(6) Copy of Janus Aspen Series Amended and Restated Fund Participation Agreement dated September 1, 2006, by and among American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and Janus Aspen Series filed electronically as Exhibit 27(h)(12) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

(h)(7) Copy of Amended and Restated Participation Agreement among MFS Variable Insurance Trust, IDS Life Insurance Company, American Enterprise Life Insurance Company and Massachusetts Financial Services Company, dated June 9, 2006, filed electronically as Exhibit (h)(14) to Post-Effective Amendment No. 30 to Registration Statement No. 333-69777 is incorporated herein by reference.

(h)(8) Copy of Fund Participation Agreement dated April 2, 2007, among RiverSource Life Insurance Company, Wanger Advisors Trust, Columbia Wanger Asset Management, L.P. and Columbia Management Distributors, Inc. filed electronically as Exhibit 8.11 to RiverSource Variable Annuity Account's Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008, is incorporated herein by reference.

(h)(9) Copy of Amended and Restated Participation Agreement dated August 1, 2006, among American Enterprise Life Insurance Company, IDS Life Insurance Company, Ameriprise Financial Services, Inc., AllianceBernstein L.P. and AllianceBernstein Investments, Inc. filed electronically as Exhibit 27(h) (20) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

(h)(10) Copy of Participation Agreement by and among Wells Fargo Variable Trust and RiverSource Life Insurance Company, RiverSource Distributors, Inc. and Wells Fargo Funds Distributor, LLC dated January 1, 2007, filed electronically as Exhibit (h)(21) to Post-Effective Amendment No. 30 to Registration Statement No. 333-69777 is incorporated herein by reference.

(h)(11) Copy of Fund Participation Agreement dated May 1, 2006, among American Enterprise Life Insurance Company, IDS Life Insurance Company, Columbia Funds Variable Insurance Trust I, Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. filed electronically as Exhibit 27(h) (22) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

(h)(12) Copy of Participation Agreement dated January 1, 2007, by and among RiverSource Life Insurance Company, RiverSource Life Insurance Co. of New York and RiverSource Distributors, Inc. filed electronically as Exhibit 8.8 to Post-Effective Amendment No. 1 to Registration Statement No. 333-139761 is incorporated herein by reference.

(h)(13) Copy of Fund Participation Agreement dated April 26, 2012 by and among RiverSource Life Insurance Company, BlackRock Variable Series Funds, Inc. and BlackRock Investments, LLC filed electronically as Exhibit 8.3 to RiverSource Variable Account 10's Post-Effective Amendment No. 1 to Registration Statement No. 333-179398 is incorporated herein by reference.

(h)(14) Copy of Fund Participation Agreement dated April 26, 2012 by and among RiverSource Life Insurance Company, RiverSource Distributors, Inc., DWS Variable Series I, DWS Variable Series II, DWS Investments VIT Funds, DWS Investments Distributors, Inc. and Deutsche Investment Management Americas Inc. filed electronically as Exhibit 8.5 to RiverSource Variable Account 10's Post-Effective Amendment No. 1 to Registration Statement No. 333-179398 is incorporated herein by reference.

(h)(15) Copy of Fund Participation Agreement dated March 2, 2006, by and between Neuberger Berman Advisers Management Trust, Neuberger Berman Management, Inc. and IDS Life Insurance Company filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

(i) Not applicable

(j) Not applicable

(k) Opinion of counsel and consent to its use as to the legality of the securities being registered is filed electronically herewith.

(l) Actuarial Consent and Opinion is filed electronically herewith.

(m) Calculations of Illustrations for VUL 5 / VUL 5 - ES are filed electronically herewith.

(n) Consents of Independent Registered Public Accounting Firms are filed electronically herewith.

(o) Not applicable.

(p) Not applicable.

(q) RiverSource Life Insurance Company's Description of Transfer and Redemption Procedures and Method of Conversion to Fixed Benefit Policies filed electronically as Exhibit (q) to Post-Effective Amendment No. 28 to Registration Statement No. 33-62457 is incorporated herein by reference.

(r) Copy of Power of Attorney to sign amendments to this Registration Statement dated March 20, 2012, filed electronically as Exhibit (r) to Initial Registration Statement on Form N-6 on or about June 27, 2012 is incorporated herein by reference.

Item 27. Directors and Officers of the Depositor

Directors and Officers of the Depositor RiverSource Life Insurance Company

                                                                                Position and Offices
Name                  Principal Business Address*                                 With Depositor
-------------------  -----------------------------  --------------------------------------------------------------------
John R. Woerner                                     Chairman of the Board and President

Gumer C. Alvero                                     Director and Executive Vice President - Annuities

Richard N. Bush                                     Senior Vice President - Corporate Tax

Bimal Gandhi                                        Senior Vice President - Strategic Transformation

Steve M. Gathje                                     Director, Senior Vice President And Chief Actuary

James L. Hamalainen                                 Senior Vice President - Investments

Brian J. McGrane                                    Director, Executive Vice President and Chief Financial Officer

Thomas R. Moore                                     Secretary

Bridget M. Sperl                                    Director and Executive Vice President - Client Service

Jon Stenberg                                        Director and Executive Vice President - Life & Disability Insurance

William F. Truscott                                 Director

* The business address is 70100 Ameriprise Financial Center, Minneapolis, MN 55474.


Item 28. Persons Controlled by or Under Common Control with the Depositor or the Registrant

Persons Controlled by or Under Common Control with the Depositor or Registrant

The following list includes the names of major subsidiaries of Ameriprise Financial, Inc.

                                                                 Jurisdiction of
Name of Subsidiary                                                Incorporation
------------------                                               ---------------
Advisory Capital Strategies Group Inc.                           Minnesota
AEXP Affordable Housing LLC                                      Delaware
American Enterprise Investment Services Inc.                     Minnesota
American Express Property Casualty Insurance Agency
   of Pennsylvania, Inc.                                         Pennsylvania
Ameriprise Advisor Services, Inc.                                Michicgan
Ameriprise Auto & Home Insurance Agency, Inc.                    Wisconsin
Ameriprise Bank, FSB                                             USA
Ameriprise Captive Insurance Company                             Vermont
Ameriprise Capital Trusts I-IV                                   Delaware
Ameriprise Certificate Company                                   Delaware
Ameriprise Financial Services, Inc.                              Delaware
Ameriprise Holdings, Inc.                                        Delaware
Ameriprise India Private Ltd.                                    India
Ameriprise Insurance Agency of Massachusetts, Inc.               Massachusetts
Ameriprise Insurance Agency                                      Wisconsin
Ameriprise Trust Company                                         Minnesota
AMPF Holding Corporation                                         Michigan
AMPF Property Corporation                                        Michigan
AMPF Realty Corporation                                          Michigan
Brecek & Young Advisors, Inc.                                    California
Brecek & Young Financial Group Insurance Agency of Texas, Inc.   Texas
Brecek & Young Financial Services Group of Montana, Inc.         Montana
Boston Equity General Partner LLC                                Delaware
4230 W. Green Oaks, Inc.                                         Michigan
IDS Capital Holdings Inc.                                        Minnesota
IDS Futures Corporation                                          Minnesota
IDS Management Corporation                                       Minnesota
IDS Property Casualty Insurance Company                          Wisconsin
Investors Syndicate Development Corporation                      Nevada
J. & W. Seligman & Co. Incorporated                              New York
Kenwood Capital Management LLC (47.7% owned)                     Delaware
Realty Assets Inc.                                               Nebraska
RiverSource CDO Seed Investments, LLC                            Minnesota
RiverSource Distributors, Inc.                                   Delaware
RiverSource Fund Distributors, Inc.                              Delaware
RiverSource Investments, LLC                                     Minnesota
RiverSource Life Insurance Company                               Minnesota
RiverSource Life Insurance Co. of New York                       New York
RiverSource REO 1, LLC                                           Minnesota
RiverSource Service Corporation                                  Minnesota
RiverSource Services, Inc.                                       Delaware
RiverSource Tax Advantaged Investments, Inc.                     Delaware
Securities America Advisors, Inc.                                Nebraska
Securities America Financial Corporation                         Nebraska
Securities America, Inc.                                         Nebraska
Seligman Asia, Inc.                                              Delaware
Seligman Focus Partners LLC                                      Delaware
Seligman Health Partners LLC                                     Delaware
Seligman Health Plus Partners LLC                                Delaware
Seligman Partners LLC                                            Delaware
Threadneedle Asset Management Holdings SARL                      England


Item 29. Indemnification

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 30. Principal Underwriters

PRINCIPAL UNDERWRITERS.

RiverSource Distributors Inc. acts as principal underwriter, depositor or sponsor for:

RiverSource Variable Annuity Account 1
RiverSource Variable Annuity Account
RiverSource Account F
RiverSource Variable Annuity Fund A
RiverSource Variable Annuity Fund B
RiverSource Variable Account 10
RiverSource Account SBS
RiverSource MVA Account
RiverSource Account MGA
RiverSource Account for Smith Barney
RiverSource Variable Life Separate Account
RiverSource Variable Life Account
RiverSource of New York Variable Annuity Account 1
RiverSource of New York Variable Annuity Account 2
RiverSource of New York Account 4
RiverSource of New York Account 7
RiverSource of New York Account 8

(b) As to each director, officer or partner of the principal underwriter:

Name and Principal    Positions and Offices
Business Address*     with Underwriter
-------------------   ----------------------------------
Lynn Abbott           President

Gumer C. Alvero       Director and Vice President

Thomas R. Moore       Secretary

Jon Stenberg          Director

David K. Stewart      Chief Financial Officer

William F. Truscott   Chairman of the Board and
                      Chief Executive officer

John R. Woerner       Vice President

*     Business address is: 50611 Ameriprise Financial Center, Minneapolis,
      MN 55474


(c)

RiverSource Distributors, Inc., the principal underwriter during Registrant's last fiscal year, was paid the following commissions:

                             NET
                         UNDERWRITING
NAME OF                   DISCOUNTS       COMPENSATION
PRINCIPAL                    AND               ON          BROKERAGE       OTHER
UNDERWRITER              COMMISSIONS       REDEMPTION     COMMISSIONS   COMPENSATION
---------------------   --------------    ------------    -----------   ------------
RiverSource
Distributors, Inc.      $ 411,317,776      None            None          None

Item 31. Location of Accounts and Records

The accounts and records of the Registrant are located at the offices of the Depositor RiverSource Life Insurance Company at 70100 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

Item 32. Management Services

Not Applicable.

Item 33. Fee Representation

The Depositor represents that the fees and charges deducted under the policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, RiverSource Life Insurance Company, on behalf of the Registrant, has duly caused this Pre-Effective Amendment to its Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota on the 5th day of September, 2012.

                       RiverSource Variable Life Separate Account
                                    (Registrant)

                       By: RiverSource Life Insurance Company
                                    (Depositor)

                               By /s/ John R. Woerner*
                       ------------------------------------------
                                   John R. Woerner
                         Chairman of the Board and President

As required by the Securities Act of 1933, Amendment to this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2012.

/s/ Gumer C. Alvero*                            Director and Executive
-------------------------------------         Vice President - Annuities
    Gumer C. Alvero

/s/ Richard N. Bush*                     Senior Vice President - Corporate Tax
-------------------------------------
    Richard N. Bush

/s/ Brian J. McGrane*                          Director, Executive Vice
-------------------------------------    President and Chief Financial Officer
    Brian J. McGrane

/s/ Steve M. Gathje*                             Director, Senior Vice
-------------------------------------         President and Chief Actuary
    Steve M. Gathje

/s/ Bridget M. Sperl*                         Director and Executive Vice
-------------------------------------         President - Client Services
    Bridget M. Sperl

/s/ Bimal Gandhi*                               Senior Vice President -
-------------------------------------          Strategic Transformation
    Bimal Gandhi

/s/ James L. Hamalainen*                   Senior Vice President - Investments
-------------------------------------
    James L. Hamalainen

/s/ Jon Stenberg*                        Director and Executive Vice President -
-------------------------------------          Life & Disability Insurance
    Jon Stenberg

/s/ William F. "Ted" Truscott*                          Director
-------------------------------------
    William F. "Ted" Truscott

/s/ John R. Woerner*                       Chairman of the Board and President
-------------------------------------
    John R. Woerner

* Signed pursuant to Power of Attorney dated March 20, 2012, filed electronically as Exhibit (r) to Initial Registration Statement on Form N-6 on or about June 27, 2012,

by:

/s/ Dixie Carroll
--------------------------------------
    Dixie Carroll
    Assistant General Counsel and
    Assistant Secretary

     CONTENTS OF PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO.
                                   333-182361

This Pre-Effective Amendment is comprised of the following papers and documents:

The Cover Page.

Part A.

Prospectus for RiverSource(R) Variable Universal Life 5/RiverSource(R) Variable Universal Life 5 - Estate Series

Part B.

The Statement of Additional Information

Part C.

Other Information.

Signatures.

Exhibits.

                                  EXHIBIT INDEX

(a)(9) Board Resolution for establishment of 67 new subaccounts dated September 5, 2012

(k) Consent and Opinion of Counsel

(l) Actuarial Consent and Opinion

(m) Calculation of Illustrations for VUL 5 / VUL 5 - ES

(n) Consents of Independent Registered Public Accounting Firms